As filed with the Securities and Exchange Commission on February 11, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CarLotz, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5500 (Primary Standard Industrial Classification Code Number)	83-2456129 (I.R.S. Employer Identification Number)
611 Bainbridge Street, Suite 100
Richmond, Virginia 23224
Telephone: (804) 728-3833
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rebecca C. Polak
Chief Commercial Officer and General Counsel
611 Bainbridge Street, Suite 100
Richmond, Virginia 23224
Telephone: (804) 728-3833
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Valerie Ford Jacob
Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue
New York, New York 10022
Telephone: (212) 277-4000

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share(2)	12,500,000	$9.27(6)	$115,875,000.00(6)	$12,641.96
Class A common stock, par value $0.0001 per share(3)	59,399,700	$9.27(6)	$550,635,219.00(6)	$60,074.30
Class A common stock, par value $0.0001 per share(4)	6,074,310	$9.27(6)	$56,308,853.70(6)	$6,143.30
Class A common stock, par value $0.0001 per share(5)	10,185,774	$9.27(6)	$94,422,124.98(6)	$10,301.45
Warrants to purchase Class A common stock(4)	6,074,310	$—(7)	$—(7)	$—
TOTAL				$89,161.01

(1)
Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of the Registrant’s Class A common stock, as applicable.

(2)
Consists of an aggregate of 12,500,000 outstanding shares of the Registrant’s Class A common stock beneficially owned by a number of subscribers purchased from the Registrant, for a purchase price of $10.00 per share, pursuant to separate subscription agreements.

(3)
Consists of an aggregate of 59,399,700 shares of the Registrant’s Class A common stock, including (A) an aggregate of 51,760,370 shares of Class A common stock (including 1,887,571 shares of Class A common stock issuable upon the exercise of stock options, 191,422 shares of Class A common stock issuable upon the vesting of restricted stock units and 4,935,151 shares of Class A common stock issuable upon the satisfaction of certain conditions) beneficially owned by certain former stockholders of CarLotz Group, Inc., a Delaware corporation (f/k/a CarLotz, Inc.) (“Former CarLotz”), all of which shares were previously registered pursuant to the registration statement on Form S-4 (File No. 333-249723) filed on October 29, 2020 to report the business combination between the Registrant and Former CarLotz (the “Merger”) and which are subsequently being registered for resale on this Registration Statement and (B) 7,639,330 shares of Class A common stock issued upon conversion of the Registrant’s Class B common stock owned by Acamar Partners Sponsor I LLC (the “Sponsor”).

(4)
Consists of 6,074,310 shares of Class A common stock issuable upon exercise of private placement warrants that were purchased by the Sponsor in connection with the Registrant’s initial public offering. Each such warrant will become exercisable for one share of Class A common stock at a price of $11.50 per share beginning 30 days following the closing date of the Merger.

(5)
Consists of 10,185,774 shares of Class A common stock issuable upon exercise of warrants that were issued to stockholders in connection with the Registrant’s initial public offering. Each such warrant will become exercisable for one share of Class A common stock at a price of $11.50 per share beginning 30 days following the closing date of the Merger.

(6)
Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the Class A common stock quoted on the Nasdaq Global Market on February 9, 2021.

(7)
Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying Class A common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE
On January 21, 2020 (the “Closing Date”), CarLotz, Inc., a Delaware corporation (f/k/a Acamar Partners Acquisition Corp. (“Acamar Partners”)) (the “Company”), consummated the previously announced merger pursuant to that Agreement and Plan of Merger, dated as of October 21, 2020 (as amended by Amendment No. 1, dated December 16, 2020, the “Merger Agreement”), by and among Acamar Partners, Acamar Partners Sub, Inc., a Delaware corporation and wholly owned subsidiary of Acamar Partners (“Merger Sub”), and CarLotz Group, Inc., a Delaware corporation (f/k/a CarLotz, Inc.) (“Former CarLotz”).
Pursuant to the terms of the Merger Agreement, a business combination between the Company and Former CarLotz was effected through the merger of Merger Sub with and into Former CarLotz, with Former CarLotz surviving as the surviving company and as a wholly owned subsidiary of Acamar Partners (the “Merger”). On the Closing Date, the Company changed its name from Acamar Partners Acquisition Corp. to CarLotz, Inc.
As of the open of trading on January 22, 2021, the Class A common stock and warrants of the Company, formerly those of Acamar Partners, began trading on the Nasdaq Global Market (“Nasdaq”) under the symbols “LOTZ” and “LOTZW”, respectively.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS	Subject to Completion	February 11, 2021
88,159,784 Shares of Class A Common Stock
6,074,310 Warrants
This prospectus relates to the resale of shares of Class A common stock, par value $0.0001 per share (the “common stock”), of Former CarLotz and warrants to purchase shares of common stock (the “warrants”) as described herein. The securities offered hereunder include 88,159,784 shares of common stock, 64,885,556 of which are issued and outstanding, 6,074,310 of which are issuable upon exercise of private placement warrants (the “Private Placement Warrants”) that were purchased by Acamar Partners Sponsor I LLC (the “Sponsor”) in connection with Acamar Partners’ initial public offering, 10,185,774 of which are issuable upon exercise of public warrants (the “public warrants”) originally sold as part of the units in Acamar Partners’ initial public offering, 2,078,993 of which are issuable upon the exercise of stock options and the vesting of restricted stock units, and 4,935,151 of which are issuable upon the satisfaction of certain conditions. Each of the warrants will become exercisable for one share of common stock at a price of $11.50 per share beginning 30 days following the Closing Date.
We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. We will pay the expenses associated with registering the sales by the selling securityholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.
The selling securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell their securities in the section titled “Plan of Distribution” appearing elsewhere in this prospectus.
The selling securityholders may sell any, all or none of the securities, and we do not know when or in what amount the selling securityholders may sell their securities hereunder following the effective date of this registration statement.
Of the shares of common stock that may be offered or sold by selling securityholders identified in this prospectus, 59,399,700 of those shares are subject to certain lock-up restrictions as identified in the section titled “Certain Relationships and Related Party Transactions — Registration Rights and Lock-Up Agreement” and “Certain Relationships and Related Party Transactions — Sponsor Letter Agreement” appearing elsewhere in this prospectus.
Our common stock is listed on Nasdaq under the symbol “LOTZ”, and our warrants are listed on Nasdaq under the symbol “LOTZW”. On February 9, 2021, the last quoted sale price for the common stock as reported on Nasdaq was $9.77 per share, and the last quoted sale price for our public warrants as reported on Nasdaq was $2.48 per public warrant.
We are an “emerging growth company,” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 10 of this prospectus.
You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is           , 2021.

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us or on our behalf. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
This prospectus includes our trademarks and trade names, including but not limited to the CarLotz trademark, which are protected under applicable intellectual property laws and are our property. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

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PROSPECTUS SUMMARY
This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our common stock, especially “Risk Factors” and the financial statements and related notes thereto, and the other documents to which this prospectus refers. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements; Market, Ranking and Other Industry Data” for more information.
Unless expressly indicated or the context required otherwise, the terms “CarLotz,” the “Company,” the “Registrant,” “we,” “us” and “our” in this prospectus refer to the parent entity formerly named Acamar Partners Acquisition Corp., after giving effect to the Merger, and as renamed CarLotz, Inc. and, where appropriate, our wholly owned subsidiaries.
Overview
CarLotz is a leading consignment-to-retail used vehicle marketplace that provides our corporate vehicle sourcing partners and retail sellers of used vehicles with the ability to access the previously unavailable retail sales channel while simultaneously providing buyers with prices that are, on average, below those of traditional dealerships. Our mission is to create the world’s greatest vehicle buying and selling experience. We operate a technology-enabled buying, sourcing and selling model that offers a seamless omni-channel experience and comprehensive selection of vehicles while allowing for a fully contactless end-to-end e-commerce interface that enables no hassle buying and selling. Our proprietary technology provides our corporate vehicle sourcing partners with real-time performance metrics and data analytics along with custom business intelligence reporting that enables price and vehicle triage optimization between the wholesale and retail channels. Through our marketplace model, we generate significant value for both sellers and buyers through price, selection and experience.
We offer our products and services to (i) corporate vehicle sourcing partners, (ii) retail sellers of used vehicles and (iii) retail customers seeking to buy used vehicles. Our corporate vehicle sourcing partners include fleet leasing companies, rental car companies, banks, captive finance companies, third-party remarketers, wholesalers, corporations managing their own fleets and OEMs. We offer our corporate vehicle sourcing partners a pioneering, retail remarketing service that fully integrates with their existing technology platforms. For individuals who are our retail sellers, we offer a hassle-free selling experience while allowing them to generate, on average, $1,000 more for their vehicle, net of all fees and expenses, than when utilizing the alternative wholesale sales channel and stay fully informed by tracking the sale process through our easy to navigate online portal. We offer our retail customers a hassle-free vehicle buying experience at prices generally lower than our competitors. Buyers can browse our extensive, and growing, inventory online through our website or at our locations as well as select from our fully integrated financing and insurance products with ease.
We believe our marketplace model drives higher returns relative to our competition. Through the industry’s only consignment-to-retail sales model, CarLotz is able to obtain non-competitively sourced inventory to sell, with little to no capital tied up or at risk. Consigned vehicles represent on average approximately 75% of our vehicle inventory at our hubs after an initial ramp-up period following the opening of a new hub during which we have a higher portion of purchased vehicles to ensure a well-stocked inventory, with approximately 60% of our total vehicles sales originating from our growing relationships with corporate vehicle sourcing partners.
Founded in 2011, CarLotz currently operates ten retail hub locations in the U.S., initially launched in the Mid-Atlantic region and since expanded to the Southeast, Southcentral and Midwest regions of the United States. Our current facilities are located in Midlothian, Richmond and Chesapeake, VA, Greensboro and Charlotte, NC, Orlando and Tampa, FL, Chicago, IL, San Antonio, TX, and Seattle, WA.
Our hubs act as both physical showrooms with predictable retail sales volumes and as consignment centers where we can source, process and recondition newly acquired inventory. Our ability to source inventory through these locations is important to our asset-light business model. At these hubs, our vehicles undergo an extensive 133-point inspection and reconditioning in preparation for resale. Our hubs are more than just locations to buy, sell and repair vehicles and are crucial to the information and data-analytics that we make available to our corporate vehicle sourcing partners and retail customers. With experience from our initial locations, we have learned how to scale our hub and processing operations to drive efficiencies. As we continue to grow our physical and online footprint, these hubs and the vast amount of information they provide will continue to be an important source of value to our buyers, sellers and our business model.
For our corporate vehicle sourcing partners, we have developed proprietary technology that integrates with their internal systems and supports every step in the consignment, reconditioning and sales process. For our retail buyers, we have developed a fully digital, end-to-end e-commerce platform that includes every step in the vehicle selection, financing and check-out process. To supplement these systems, we have developed custom-built data analytics tools that provide real time information to our corporate vehicle sourcing partners, retail sellers, retail buyers and ourselves. Using this technology, we are able to lower the days-to-sale while assisting sellers to receive higher vehicle values and track every step of the sales process. For our retail buyers, we offer a fully digital and hassle-free process that offers our full range of services, from vehicle selection to at home, touchless delivery, as we continue to expand our technological solutions. Our strategy is to roll out a fully integrated mobile application while continuing to expand our digital car buying platform.
Our Strategy
We have an interconnected and executable growth strategy centered on (i) geographic expansion, (ii) further penetration of existing accounts and key vehicle channels, (iii) innovation and expansion of technological leadership, (iv) investments in additional reconditioning capacity, (v) addition of new corporate vehicle sourcing accounts, (vi) investment in brand and tactical marketing and (vii) increased service offerings and price optimization.
With a solid, profitable foundation, additional capital investments will enable us to accelerate our expansion into identified new locations and our investments in new technology. At the core of our growth strategy is our plan to develop a nationwide hub footprint during the next five years. CarLotz has grown from a single hub founded in 2011 to ten hubs today, extending geographically from the Mid-Alantic, Southeast, Southcentral, Midwest and West Coast regions of the continental United States with three hubs in those markets added in 2018 and two hubs added in 2021. As part of our expansion efforts, our strategy is to invest in an improved logistics and distribution network, vehicle sourcing and marketing and consumer vehicle purchase marketing. The merger transaction is expected to fund our expansion and growth initiatives, including investments in core technology and hub opening capital expenditures.
Expansion Into New Geographic Markets
We actively monitor attractive markets to evaluate whether it is a desirable market to invest in, and if so, our real estate team will scout for an available hub location. In identifying a specific hub location, we focus on highly concentrated or growing demographic areas and attractive start-up costs. Our hubs typically service a geographic area of around 300 miles, while some of our commercial accounts expand our coverage up to 1,000 miles, based on available inventory type.
The opening of new hub locations in Tampa and Chicago in 2018 highlight our ability to cost-effectively enter new markets and quickly achieve profitability. In Tampa, start-up costs prior to our first sale were less than $100,000, the location had its first sale four months after lease signing and the facility became profitable within 20 months. In Chicago, start-up costs prior to our first sale were approximately $150,000, the location had its first sale three months after lease signing and was profitable within 12 months.
Our real estate team has identified our first set of hub locations, including our newly opened Seattle and Orlando locations, in furtherance of our strategy of opening more than 10 new hubs in 2021 and more than 40 hubs by the end of 2023. We actively continue to monitor new markets and look to identify locations where we can establish quickly, typically within three to five months from the time we sign a lease to our first sale, and initial investment of approximately $750,000 or less. We focus on urban areas with high visibility locations around established automotive dealerships where we believe our model can scale quickly. Once a hub location has been selected, we look to recruit six to eight people to operate the new location along with a team from established locations to ensure a successful launch. As part of our current expansion, we are focused on locations that are more geographically distant from our current hubs, which will allow us to better serve our national corporate vehicle sourcing partners and add new accounts in locations where we do not yet have a physical presence.
We believe an expanded footprint will enable us to increase our vehicle sales and further penetrate our national corporate vehicle sourcing partners while also attracting new corporate vehicle sourcing accounts that were previously unavailable due to our geographic limitations. Consistent with precedent openings, we generally expect these key growth hubs to be EBITDA positive within two years of operations, driven by improving gross profits per unit and higher contribution from corporate vehicle sourcing partners. We currently expect to invest $21 million over the next two years as we expand to a true national model. As we increase the number of retail hubs, we expect to raise service levels, enabling increased per vehicle economics.
Further Penetration of Existing Accounts and Key Vehicle Channels
We believe that we can benefit from significant untapped opportunities with existing corporate vehicle sourcing partners and that our growing footprint will allow us to better serve our national accounts. Many of our existing partners still sell less than 5% of their vehicles through the retail channel as they typically are (i) still integrating retail remarketing into their programs, (ii) gaining further comfort with the expanding vehicle types, quality and condition available in the retail market and (iii) waiting for our hubs to be opened in key markets where their vehicles are turned in. We have a significant opportunity to further strengthen our relationships with these existing corporate vehicle sourcing partners. As retail remarketing continues to develop as a more established alternative and as CarLotz expands to service buyers and sellers nationwide, we anticipate substantial growth with our existing commercial sellers.
Innovation and Expanded Technological Leadership
We are constantly reviewing our technology platform in furtherance of our strategy to leverage our existing technological leadership through our end-to-end e-commerce platform designed to continually enhance both the car buying and selling experience, while providing insightful data analytics in real time. We expect our integrated mobile application to provide a seamless shopping experience while allowing CarLotz to source more vehicles from corporate vehicle sourcing partners and retail sellers. The scalable nature of this mobile, fully integrated, sourcing partner and customer experience will allow us to further leverage our expanding hub network and establish a larger footprint as we continue to grow our business. Our multi-platform compatible user interface enables anyone, anywhere to access our suite of products and become a vehicle consignor or satisfied customer. Over the next two years, we plan to further invest significantly in our core suite of technology to enhance the buyer and seller experience, improve our B2B vehicle sourcing and expand our business intelligence capabilities with increased machine learning and artificial intelligence. In addition, we plan to invest significant amounts for various retail and processing enhancements, the commercialization of our proprietary technology solutions for our corporate vehicle sourcing partners, and the creation of industry technology standards for retail remarketing communication and marketplace analytics.
Investments in Hubs and Technology Enhance Our Processing Capacity and Efficiency
Our processing centers allow us to add value by efficiently reconditioning vehicles and quickly moving them to market. Our processing centers support the reconditioning fees charged to our corporate vehicle sourcing partners and retail sellers in preparation of the vehicle for sale. Improving efficiencies in our vehicle processing, especially in our technology platforms capable of interfacing directly with our corporate vehicle sourcing partners, enhances our reputation and brand and improves volume and revenue generation. All of the cars we sell undergo a rigorous 133-point inspection, which ensures that the cars we sell meet our safety, reliability and physical appearance standards. Our reconditioning program is driven by years of expertise and allows us to cost-effectively repair, enhance and process a large number of vehicles. These processing centers are much more than simply vehicle repair and reconditioning service centers, they are crucial to the information and data-analytics that have made our model successful. Many of our sellers are also corporate vehicle sourcing partners and the information we gather during processing, such as mechanical failures, brake pad condition and cosmetic damage, allows them to better manage their current and future vehicle fleets and make more informed selling decisions.
As we scale our business, our plan is to invest in increased processing capacity. In addition to achieving cost savings and operational efficiencies, we aim to lower our days to sale. Going forward, we plan to make capital investments in additional processing centers by leveraging our data analytics and deep industry experience and taking into account a combination of factors, including proximity to buyers and sellers, transportation costs, access to inbound inventory and sustainable low-cost labor. All of these initiatives are designed to lower reconditioning costs per unit and thereby improve per unit economics.
Addition of New Corporate Vehicle Sourcing Accounts
We plan to leverage our national footprint in order to access new corporate vehicle sourcing partners, which may not have been accessible to the Company in the past due to geographic limitations. We believe there is substantial opportunity for consignments from corporate vehicle sourcing partners given the size of the total remarketing volume. Our potential vehicle sources include large corporate accounts that do not currently use our services. Additional vehicle volume from new accounts would allow us to improve our consigned vehicle market share at new and existing locations.
Investment in Brand and Tactical Marketing
To date, we have built our brand with a relatively limited marketing budget of less than $4 million annually, targeting local audiences with radio, digital and out-of-home advertising, such as billboards. With the additional capital we raised in the Merger and related transactions, we intend to ramp up our local advertising and begin to focus on a more national audience. Our plan includes analytics-driven, targeted marketing investments to accelerate growth while being accretive to margins, involving a budget of approximately $15 million for marketing that will focus on local advertising efforts and a nationwide campaign to expand our market reach and enhance our brand. We will also invest in a professional team that will be dedicated to developing and implementing our marketing strategy. With improved awareness of our brand and our services, we plan to identify, attract and convert new sourcing partners at optimized cost.
Increased Service Offerings and Price Optimization
As we further develop the CarLotz brand, we believe our enhanced platform will support increased fees and optimized vehicle pricing. We plan to enhance our service offerings to not only generate additional profit per vehicle but also to better serve our sellers and buyers. We believe that additional investment in targeted areas will support increased fees, gross profit per vehicle and overall lift by improving our days-to-sale and vehicle pricing. Areas of potential further investment in service offerings include (i) expansion of existing and new F&I products to cover appearance, roadside assistance, key insurance and wheel and tire protection, (ii) expansion of our digital wholesale remarketing alternatives for corporate vehicle sourcing partners by building an in-house wholesale vehicle market for those vehicles that we do not sell through our retail channel, and (iii) further development of a front-end digital solution to source more vehicles from consumers.
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we will take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:
•
not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002;

•
reduced disclosure obligations regarding executive compensation; and

•
not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

We will take advantage of these provisions for up to five years from Acamar Partners’ initial public offering or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
For additional details see “Risk Factors — We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with their public companies.”
Background
CarLotz was founded in 2011 and is a leading consignment-to-retail used vehicle marketplace that provides its corporate vehicle sourcing partners and retail sellers of used vehicles with the ability to access the previously unavailable retail sales channel while simultaneously providing buyers with prices that are, on average, below those of traditional dealerships. Acamar Partners was formed in November 2018 as a special purpose acquisition company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or assets. On January 21, 2021, Acamar Partners acquired CarLotz pursuant to the Merger and changed its name to CarLotz, Inc. in connection with the Merger. Prior to the Merger, Acamar Partners’ Class A common stock, units and warrants traded on the Nasdaq Capital Market under the symbols “ACAM”, “ACAMU” and “ACAMW”, respectively. Pursuant to the Merger, the Company continued the listing of its Class A common stock and warrants on the Nasdaq Global Market under the symbols “LOTZ” and “LOTZW”, respectively, effective January 22, 2021.
Presentation of Financial and Operating Data
The Merger is accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Acamar Partners, who was the legal acquirer in the Merger, is treated as the “acquired” company for financial reporting purposes and Former CarLotz is treated as the accounting acquirer. This determination was primarily based on Former CarLotz stockholders having the greatest voting interest in the Company at the effective time of the Merger (the “Effective Time”), the largest individual minority stockholder of the Company at the Effective Time being a Former CarLotz stockholder, Former CarLotz’ senior management comprising the senior management of the Company, the relative size of Former CarLotz compared to Acamar Partners and Former CarLotz’ operations comprising the ongoing operations of the Company. Accordingly, for accounting purposes, the Merger is treated as the equivalent of a capital transaction in which Former CarLotz issued stock for the net assets of Acamar Partners. The net assets of Acamar Partners are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are those of Former CarLotz.
Risk Factors
Investing in our securities entails a high degree of risk as more fully described in the “Risk Factors” section of this prospectus beginning on page 10. You should carefully consider such risks before deciding to invest in our securities.
Corporate Information
Our principal executive offices are located at 611 Bainbridge Street, Suite 100, Richmond, Virginia 23224, and our telephone number is (804) 728-3833. Our website address is www.carlotz.com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information contained on our website in deciding whether to purchase shares of our Class A common stock.

THE OFFERING
Shares of Common Stock Offered Hereunder
An aggregate of 64,885,556 outstanding shares of common stock, 7,889,544 of which are beneficially owned by the Sponsor (3,819,665 of which are subject to forfeiture if certain conditions are not met within 60 months of the Closing Date, the “Founder Shares Subject to Forfeiture”)), 12,500,000 of which (the “PIPE Shares”) are beneficially owned by certain subscribers (each, a “Subscriber”) who purchased such shares pursuant to separate subscription agreements and 44,746,227 of which are beneficially owned by certain other stockholders of the Company.
6,074,310 shares of common stock issuable upon exercise of the Private Placement Warrants and 10,185,774 shares of common stock issuable upon exercise of the public warrants. Each warrant will become exercisable for one share of common stock at a price of $11.50 per share beginning 30 days following the Closing Date.
2,078,993 shares of common stock issuable upon the exercise of stock options and the vesting of restricted stock units that were issued by the Company.
4,935,151 shares of common stock (“Earnout Shares”) issuable upon the satisfaction of certain conditions.
Warrants Offered by the Selling Securityholders Hereunder
6,074,310 Private Placement Warrants to purchase shares of common stock. Each Private Placement Warrant will become exercisable for one share of common stock at a price of $11.50 per share beginning 30 days following the Closing Date.
Use of proceeds
We will not receive any proceeds from the sale of our securities by the selling securityholders under this prospectus (the “Securities”). We will receive up to an aggregate of $186,990,966 from the exercise of warrants, assuming the exercise in full of all warrants for cash. We expect to use the net proceeds from the exercise of warrants for general corporate purposes. See the section titled “Use of Proceeds” appearing elsewhere in this prospectus for more information.
Common Stock Outstanding
113,670,060 shares of common stock (including Founder Shares Subject to Forfeiture) prior to any exercise of the warrants, any exercise of stock options, the vesting of any restricted stock units or the issuance of any Earnout Shares.
144,605,060 shares of common stock (including Founder Shares Subject to Forfeiture) after giving effect to the exercise of all outstanding warrants, the exercise of all outstanding stock options, the vesting of all restricted stock units and the issuance of all Earnout Shares.
Risk Factors
See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.
Nasdaq Symbols
“LOTZ” for our common stock and “LOTZW” for our public warrants.

Lock-Up Restrictions
Of the shares of common stock that may be offered or sold by selling securityholders identified in this prospectus, 63,905,345 of those shares are subject to certain lock-up restrictions as identified in the section titled “Certain Relationships and Related Party Transactions — Registration Rights and Lock-Up Agreement” and “Certain Relationships and Related Party Transactions — Sponsor Letter Agreement” appearing elsewhere in this prospectus.
There were 113,670,060 shares of common stock outstanding as of February 9, 2021, excluding the following:
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5,476,821 shares of common stock issuable upon the exercise of options under our 2011 Stock Incentive Plan and 2017 Stock Option Plan with a weighted average exercise price of $0.82 per share;

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7,500,000 shares of common stock issuable upon the satisfaction of certain conditions, consisting of 554,268 shares of common stock issuable upon the vesting of restricted stock units and 6,945,732 Earnout Shares;

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6,074,310 shares of common stock issuable upon the exercise of the Private Placement Warrants, which become exercisable beginning 30 days following the Closing Date at a price of $11.50 per share;

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10,185,774 shares of common stock issuable upon the exercise of the public warrants, which become exercisable beginning 30 days following the Closing Date at a price of $11.50 per share;

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1,926,695 shares issuable pursuant to unvested awards granted under our 2020 Incentive Award Plan (the “2020 Plan”) following the consummation of the Merger, consisting of 517,294 restricted stock units, the majority of which vest in four equal annual installments and certain of which vest upon the satisfaction of the same conditions as the Earnout Shares, and 1,409,401 shares issuable pursuant to stock options with an exercise price of $11.35 per share, which vest in for equal annual installments; and

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7,605,162 shares of common stock issuable and reserved for future issuance under the 2020 Plan.

FORWARD-LOOKING STATEMENTS; MARKET, RANKING AND OTHER INDUSTRY DATA
This prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of the Company. These statements are based on the beliefs and assumptions of our management team. Although we believe our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.
Forward-looking statements contained in this prospectus include, but are not limited to, statements about our ability to:
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realize the expected benefits from the Merger;

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execute our geographic expansion strategy;

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achieve the expected revenue growth and effectively manage growth;

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achieve and maintain profitability in the future;

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innovate and expand our technological leadership;

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invest in additional reconditioning capacity;

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further penetrate existing accounts and key vehicle channels;

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add new corporate vehicle sourcing accounts;

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increase our service offerings and price optimization;

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effectively promote our brand and increase brand awareness;

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expand our product offerings and introduce additional products and services;

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enhance future operating and financial results;

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acquire and protect intellectual property;

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attract, train and retain key personnel, including sales and customer service personnel;

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acquire and integrate other companies and technologies;

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remediate material weakness in internal control over financial reporting;

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comply with laws and regulations applicable to our business;

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successfully defend litigations; and

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successfully deploy the proceeds from the Merger.

Forward-looking statements are not guarantees of future performance. You should not place undue reliance on these statements, which speak only as of the date of this prospectus. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this prospectus, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements included in this prospectus:
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risks of the automotive and used vehicle industries;

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litigation, complaints, product liability claims or adverse publicity;

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the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

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new entrants in the consignment-to-retail used vehicle business;

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technological disruptions, privacy or data breaches, the loss of data or cyberattacks; and

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the ability to compete successfully with new and existing market participants.

In addition, the origination and retention of new corporate vehicle sourcing partners and further penetration of existing accounts will depend on various factors, including, but not limited to, expanding geographically, building brand awareness, local permitting, licensing and regulatory compliance and our ability to manage anticipated expansion and to hire, train and retain personnel, the ability to introduce new products and services and general economic conditions.
These and other factors that could cause actual results to differ from those implied by the forward-looking statements included in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our business, financial condition and results of operations.
New risks emerge from time to time and it is not possible to predict all such risks, nor can we assess the impact of those risks on our business or the extent to which any risk or combination of risks may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
In addition, statements of belief and similar statements reflect our beliefs on the applicable subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.
Market, ranking and industry data used throughout this prospectus are based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications, including reports by third party research analyses and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involved risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

RISK FACTORS
An investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our consolidated financial statements and related notes, before deciding to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business or results of operations.
SUMMARY RISK FACTORS
The following summary risk factors and other information included in this prospectus should be carefully considered. The summary risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem less significant may also affect our business operations or financial results. If any of the following risks actually occur, our stock price, business, operating results and financial condition could be materially adversely affected. For more information, see below for more detailed descriptions of each risk factor.
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General business and economic conditions, and risk to the larger automotive ecosystem, including consumer demand, could adversely affect the market for used vehicles.

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We may not be able to execute on our geographic expansion strategy.

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Vehicle sellers may not be willing to consign their vehicles with us for sale.

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We have a history of losses and may not be able to maintain profitability in the future.

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We may be unable to sustain our revenue growth and effectively manage growth.

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We participate in a highly competitive industry and face pressure from existing and new companies.

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Our advertising activities may fail to efficiently drive growth in units sourced from corporate vehicle sourcing partners and retail sellers as well as units sold to buyers.

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Our business, financial condition and results of operations have been and will continue to be adversely affected by the recent COVID-19 outbreak.

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Our ability to expand our product offerings and introduce additional products and services may be limited.

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We may experience damage or destruction to the vehicles consigned us, or our processing centers or retail hubs, business interruptions or other liabilities.

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Our business is sensitive to changes in the prices of new and used vehicles.

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Our transformation into a listed public company will increase costs and may disrupt the regular operations of our business.

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We may fail to adequately protect our intellectual property, technology and confidential information.

Risks Related to Our Business
General business and economic conditions, and risk to the larger automotive ecosystem, including consumer demand, could adversely affect the market for used vehicles, which could reduce our revenue and profitability.
The market for used vehicles in the U.S. is affected by general business and economic conditions, especially as a result of the COVID-19 pandemic. The U.S. economy is currently experiencing a period of instability, and this volatility may result in reduced demand for our services, consigned and purchased vehicles and value-added products, reduced spending on vehicles, the inability of customers to obtain credit to finance purchases of vehicles, and decreased consumer confidence to make discretionary purchases, which will generally correspond to decreased consignment of vehicles as most vehicles are consigned to us in connection with a purchase of a replacement vehicle by the seller. Consumer purchases of vehicles and the consignment of vehicles for sale generally decline during recessionary periods and other periods in which disposable income is adversely affected.
Purchases of used vehicles and the consignment of vehicles for sale are typically discretionary for consumers and have been, and may continue to be, affected by negative trends in the economy and other factors, including rising interest rates, the cost of energy and gasoline, the availability and cost of consumer credit and reductions in consumer confidence. Fears of recession, stock market volatility, increased regulation and increased unemployment as a result of the COVID-19 pandemic may reduce our revenue.
In the event of a sustained revenue decline suffered by participants in the automotive markets, our competitors and car manufacturers may attempt to increase their sales by offering increased trade-in values for vehicles, reducing prices or increasing marketing expenditures, each of which may cause potential vehicle sourcing partners to perceive that there are higher value alternatives to consigning their vehicles for sale by us. Additionally, increases in unemployment rates may increase the number of loan and lease defaults, leading to repossessions, which are typically then re-sold by lenders in the wholesale market, which also reduces vehicles available for consignment and may also depress used car values.
A prolonged economic downturn that results in reduced demand for our services, vehicles and product offerings could have a material adverse effect on our business, financial condition and results of operations.
Our ability to increase revenues and grow our business could be materially and adversely affected if we are unable to execute our geographic expansion strategy.
The geographic expansion of our physical footprint is a critical component of our plans to increase our revenues and grow our business. As part of our growth plan, we need to locate, lease and establish desirable locations for our new retail hubs. The success of our geographic expansion strategy depends on a number of factors, including the identification of desirable locations that meet our standards, negotiation of acceptable lease terms while securing those favorable locations, including desired term, rent and tenant improvement allowances, and if entering a new market, the timely achievement of brand awareness and proper evaluation of the market. If we are unable to open and operate new retail hubs, if it takes us longer than anticipated to open such hubs or if the retail hubs we open are unprofitable or otherwise unsuccessful, our ability to increase revenues and grow our business could be materially and adversely affected.
We participate in a highly competitive industry, and pressure from existing and new companies may adversely affect our business, financial condition and results of operations.
As described in greater detail in “Business”, our business is involved in the sourcing and sale of used vehicles. Used and new car dealerships, companies that provide listings, information and lead generation, as well as car-buying and car-selling services designed to help potential vehicle sellers and buyers and to enable dealers to reach these vehicle sellers and buyers, are sources of significant competition to our business. Some of these companies include:
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traditional used vehicle dealerships, including those that may increase investment in their technology and infrastructure in order to compete directly with our omni-channel consignment-to-retail business model;

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large national car dealers, such as CarMax and AutoNation, which are expanding into online sales, including omni-channel offerings;

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on-line and physical auction businesses, such as ADESA, Manheim, ACV, BackLotCars, TradeRev and several smaller independent auctions that compete with us for the supply of our vehicles;

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used car dealers or marketplaces with e-commerce business or online platforms such as Carvana, Vroom and Shift; and

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the peer-to-peer used vehicle sales market, utilizing sites such as Google, Facebook, Craiglist.com, eBay Motors and Nextdoor.com.

We also expect that new competitors will continue to enter the online and traditional automotive retail industry with competing brands, business models, products and services, which could have an adverse effect on our business, financial condition and results of operations.
Competitors may also attempt to replicate our business model and compete directly with us for the sourcing and sale of used vehicles. These competitors may have significantly greater financial, technical, marketing and other resources than we have, and the ability to devote greater resources to the development, promotion and support of their products and services. Additionally, they may have more extensive automotive industry relationships, longer operating histories and greater name recognition than we have. As a result, these competitors may be able to respond more quickly with new technologies and to undertake more extensive marketing or promotional campaigns. If we are unable to compete with these companies, the demand for our services could substantially decline.
Our business model relies on the willingness of sellers to consign their vehicles with us and in attracting effective sales and customer service professionals.
Our business depends on our ability to cost-effectively attract, retain and grow relationships with corporate vehicle sourcing partners and retail sellers, and in turn, on the supply of used vehicles sold through our marketplace. For the nine months ended September 30, 2020, three of our corporate vehicle sourcing partners, with whom we do not have long term consignment contracts, accounted for 49% of the cars we sold. To expand our consignment base, we must appeal to and contract with local and regional corporate accounts, as well as national accounts as we expand our geographic footprint, further penetrate existing corporate vehicle sourcing partners’ accounts and engage individuals who may be unfamiliar with our consignment-to-retail marketplace. Our strategy is to leverage our existing relationships to further penetrate existing corporate customers and rely on a variety of methods to scale our business in new markets, including traditional advertising, retail signage, targeted sales efforts and word-of-mouth. Although our strategy is to increase our brand marketing efforts as we expand geographically, we cannot be certain that these efforts will yield more corporate vehicle sourcing partners and retail sellers or be cost-effective.
To accomplish the foregoing goal, we rely on our sales and customer service employees to drive our supply of used vehicles by identifying, developing and maintaining relationships with our corporate vehicle sourcing partners. The process of identifying and hiring sales and customer service professionals with the combination of skills and attributes required can be difficult and require significant commitment of time. In addition, competition for qualified employees and personnel in the retail vehicle industry is intense and turnover among our sales and customer service professionals within a few years is not uncommon. Any shortage in sales and customer service professionals or delay in identifying and hiring quality sales and customer service professionals could have a negative impact on our business. If we are not successful in attracting and retaining effective sales and customer service professionals, the quantity and quality of our vehicle consignments may be negatively impacted, which could have a material adverse impact on our business, financial condition and results of operations.
We have a history of losses and we may not maintain profitability in the future.
We have experienced net losses of $12.7 million, $6.6 million and $2.5 million in the years ended December 31, 2019, 2018 and 2017, respectively. We expect to make significant investments to further develop and expand our business, and these investments may not result in increased revenue or growth on a timely basis or at all. We may encounter unforeseen operating expenses, difficulties, complications, delays and other unknown factors that may result in losses in future periods. If our revenue growth does not meet our expectations in future periods, our financial performance may be adversely affected, and we may not achieve or maintain profitability in the future. In addition, as a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. As a result of these increased expenditures, we will have to generate and sustain increased revenue to maintain profitability.
We may not be able to sustain our revenue growth rate or effectively manage growth.
Our revenue grew from $44.1 million for the year ended December 31, 2017 to $58.4 million for the year ended December 31, 2018 and $102.5 million for the year ended December 31, 2019. In the future, even if our revenue increases, our rate of growth may decline. In any event, we will not be able to grow as rapidly or at all if we do not:
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successfully open additional retail hubs and increase our geographic footprint;

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innovate and expand our technological leadership;

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further penetrate our existing accounts and key vehicle channels;

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add corporate vehicle sourcing partners;

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successfully market our brand; and

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increase our service offerings and price optimization.

We cannot assure you that we will be able to meet these objectives. As we continue to grow, we expect to invest substantial financial and other resources to:
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expand into new geographic markets;

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invest in our core suite of technology as well as various retail and processing enhancements;

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invest in brand marketing and advertising; and

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incur general administration, including legal, accounting and other compliance, expenses related to being a public company.

Our historical growth and projected growth will continue to place significant demands on our management and on our operational and financial resources. Our business strategy involves significant growth in number of hubs, geographic footprint and the number of corporate vehicle sourcing partners, retail sellers and customers selling and buying cars through our platform. We have hired and expect to continue hiring additional personnel to support our planned growth. Our organizational structure is becoming more complex as we add staff, and we will need to improve our operational, legal, financial and management controls as well as our reporting systems and procedures. We will require significant capital expenditures and the investment of valuable management resources to grow and develop in these areas without undermining our corporate culture of rapid innovation, teamwork and attention to the car buying and selling experience for our corporate vehicle sourcing partners, retail sellers and customers. A failure to manage our growth effectively to maintain the quality and efficiency of the car selling experience for our corporate vehicle sourcing partners, retail sellers and the quality of the vehicles we sell for our customers, could have a material adverse effect on our business, financial condition and results of operations.
Our business has grown rapidly as additional corporate vehicle sourcing partners and retail sellers have consigned cars to us and we have sold used cars and complementary products and services to customers through our platform. However, our business has operated at substantial scale for only a limited period of time. Given this limited history, it is difficult to predict whether we will be able to maintain or grow our business, and our historical revenue growth should not be considered indicative of our future performance. We also expect that our business will evolve in ways that may be difficult to predict. For example, over time our investments in new geographic markets and in our product offerings may be less productive than expected or be subject to unknown risks. An inability to adjust our strategy to meet changing market conditions could have an adverse effect on our business, financial condition and results of operations.
One or more of our corporate vehicle sourcing partners may represent 10% or more of our total vehicles consigned, and at times significantly more, in the normal course of our vehicle sourcing.
One or more of our corporate vehicle sourcing partners will often represent 10% or more of the vehicles we source over a particular period. For example, during the nine months ended September 30, 2020, we sourced 49% of our vehicles from three of our corporate vehicle sourcing partners. Over time, we may have concentrations of 10% or more for a number of reasons, and the concentrations will often vary among corporate vehicle sourcing partners. Some corporate vehicle sourcing partners may make a supply of vehicles available at certain times of a given year, while others may increase or decrease their flow of vehicles for a number of reasons, including the performance of their business or prevailing business considerations and economic conditions.

Furthermore, at times, we may source a significantly higher portion of our consigned vehicles from one or more corporate vehicle sourcing partners. For the six months in the period ended November 30, 2020, two of our corporate vehicle sourcing partners, with whom we do not have long-term consignment contracts, accounted for more than 50% of the cars we sold, and more than 50% of our revenues during this period was derived from the sale of these cars. Such concentrations can result from a variety of factors, some of which are beyond our control. During any given time period, we may elect to source a higher percentage of vehicles from one or more corporate vehicle sourcing partners for a variety of reasons, including the availability of specific vehicle makes and models.
Sourcing a significant portion of our consigned vehicles from a limited number of corporate vehicle sourcing partners exposes us to a number of risks. Our agreements with our corporate vehicle sourcing partners are generally subject to cancellation by either party upon 30 to 90 days’ notice. Generally, corporate vehicle sourcing partners make non-binding long-term commitments to us regarding consignment volumes. If a corporate vehicle sourcing partner from which we are sourcing a significant portion of our vehicles were to cease or significantly reduce making vehicles available to us, it could adversely affect our business, financial condition and results of operations as we would likely need to increase our sourcing of vehicles from other vehicle sourcing partners potentially on less favorable terms and conditions. Such an effort may take a number of months and may not precisely replicate the variety and quality of vehicles we have been sourcing from this single source. Further, we could be required to increase our purchasing of vehicles to maintain optimal inventory levels and mix as we work to increase vehicle supply from other vehicle sourcing partners, which could negatively affect our margins and gross profit per vehicle.
Our advertising activities may fail to efficiently drive growth in units sourced from corporate vehicle sourcing partners and retail sellers as well as units sold to buyers.
Our future growth and success will depend in large part upon the effectiveness and efficiency of our advertising, promotion, public relations and marketing programs, and we plan to increase our investment in these activities as we expand geographically. These brand promotion activities may not yield increased revenue, and the efficacy of these activities will depend on a number of factors, including our ability to do the following:
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determine the effective creative message and media mix for advertising, marketing and promotional expenditures;

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select the right markets, media and specific media vehicles in which to advertise;

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identify the most effective and efficient level of spending for each market, media and specific media vehicle; and

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effectively manage marketing costs, including creative and media expenses, to maintain acceptable corporate vehicle sourcing partner, retail seller and buyer acquisition costs.

We expect to increase advertising spending in future periods to continue driving our growth. Increases in the pricing of one or more of our marketing and advertising channels could increase our marketing and advertising expenses or cause us to choose less expensive but possibly less effective marketing and advertising channels. If we implement new marketing and advertising strategies, we may incur significantly higher costs than our current channels, which, in turn, could adversely affect our operating results.
Implementing new marketing and advertising strategies also could increase the risk of devoting significant capital and other resources to endeavors that do not prove to be cost effective. We also may incur marketing and advertising expenses significantly in advance of the time we anticipate recognizing revenue associated with such expenses, and our marketing and advertising expenditures may not generate sufficient levels of brand awareness or result in increased revenue. Even if our marketing and advertising expenses result in increased sales, the increase might not offset our related increased expenditures. If we are unable to maintain our marketing and advertising channels on cost-effective terms or replace or supplement existing marketing and advertising channels with similar or more effective channels, our marketing and advertising expenses could increase substantially, and thus our corporate vehicle sourcing partners, retail sellers and buyers could be adversely affected, and our business, financial condition and results of operations could be harmed.

Our business, financial condition and results of operations have been and will continue to be adversely affected by the recent COVID-19 outbreak.
In late 2019, a novel strain of coronavirus, now referred to as COVID-19, was identified in China. The virus has spread globally, resulting in governmental authorities implementing protective measures, such as travel restrictions, quarantines, shelter in place orders and shutdowns, in order to contain its spread and reduce its impact. This pandemic has significantly disrupted economies around the world, including the United States, and will likely continue to cause significant disruptions. While we believe our business is well positioned to take advantage of protective measures such as shelter in place orders and shutdowns, we saw a decrease in sales activity as consumers for the most part stayed home during the months of March through May of 2020 and could see additional decreases if additional restrictions are implemented. In addition, shutdowns that impact the ability of consumers to purchase vehicles, such as shutdowns of state Departments of Motor Vehicles, could result in decreased sales.
The COVID-19 outbreak has also significantly increased economic and demand uncertainty. For example, increases in unemployment and reduced access to financing and reductions in disposable income are likely to result in reduced consumer spending, including purchases of new and used cars. Additionally, disruption and volatility in the global capital markets can increase the cost of capital and adversely impact access to capital. It is also possible that the COVID-19 pandemic could result in additional changes that impact the market for vehicles generally. For example, to the extent COVID-19 results in more people working remotely on a long-term basis or moving out of densely populated urban areas, vehicle usage may decline, which could adversely impact the demand for vehicles and our services.
The extent to which the COVID-19 outbreak ultimately impacts our business, financial condition and results of operations will depend on future developments, which are highly uncertain and unpredictable, including new information that may emerge concerning the severity and duration of the COVID-19 outbreak and the effectiveness of actions taken to contain the COVID-19 outbreak or treat its impact, among others. Additionally, the COVID-19 outbreak may have the effect of heightening many of the other risks described in “Risk Factors,” including risks relating to general economic conditions.
Our ability to expand our product offerings and introduce additional products and services may be limited, which could have a material adverse effect on our business, financial condition and results of operations.
Currently, we offer third-party financing, insurance and vehicle protection products, which includes third-party financing of customers’ vehicle purchases, as well as other value-added products, such as vehicle service contracts. If we introduce new value-added products or expand existing offerings, we may incur losses or otherwise fail to enter these markets successfully. Entry into new markets may require us to compete with new companies, cater to new corporate vehicle sourcing partner, retail seller and customer expectations and comply with new complex regulations and licensing requirements, each of which will be unfamiliar. Accordingly, we could need to invest significant resources in market research, legal counsel and our organizational infrastructure, and a return on such investments may not be achieved for several years, if at all. Additionally, failure to comply with applicable regulations or to obtain required licenses could result in penalties or fines. Further, we may fail in demonstrating the value of any new value-added product to customers, which would compromise our ability to successfully create new revenue streams or receive returns in excess of investments. Any of these risks, if realized, could materially and adversely affect our business, financial condition and results of operations.
We may experience damage or destruction to the vehicles consigned to us, or our processing centers or retail hubs, business interruptions or other liabilities, which may adversely impact our business, financial condition and results of operations.
We store the vehicles consigned to us at our ten retail hubs until they are sold to purchasers. These vehicles may be subject to damage resulting from transportation to and out of our facilities, improper or incorrect reconditioning techniques, damage resulting from accidents during customer test drives or damage resulting from improper delivery of the vehicle to purchasers. Any damage or catastrophic loss of vehicles stored at our locations, due to natural disasters, like hail, or man-made disasters, such as theft or vandalism, arsons, accidents or otherwise, would result in liability to our corporate vehicle sourcing partners or retail sellers for the expected value of the damaged or destroyed vehicle and, depending on the scale of damage, a significant disruption to our business. In addition, we may be subject to claims by employees, corporate vehicle sourcing partners, retail sellers, customers and third parties for personal injury or property damage.
While we carry insurance for all of our vehicles and the facilities in which the vehicles are stored, the insurance we carry may not continue to be available on commercially reasonable terms and, in any event, may not be adequate to cover all possible losses that our business could suffer. In the event that we suffer a catastrophic loss to one or more of our retail hubs or to the vehicles stored at our retail hubs, our liabilities may exceed the maximum insurance coverage amount, which could materially adversely impact our business, financial condition and results of operations.
We enter into alternative fee arrangements with certain of our corporate vehicle sourcing partners, which may cause our gross profit per vehicle to fluctuate from period to period.
In addition to our flat fee pricing model, we enter into alternative fee arrangements with certain of our corporate vehicle sourcing partners, which can include arrangements where we share a percentage of vehicle sale proceeds or customer fees with our corporate sourcing partners. Under these sharing arrangements, our gross profit for a particular unit could be higher or lower than the gross profit per unit we would realize under our flat fee pricing model depending on the unit’s sale price and fees we are able to charge in connection with the sale. As we do not have binding long term contracts with our corporate vehicle sourcing partners and do not require them to make vehicles available to us, our mix of vehicles sourced under alternative fee arrangements is likely to fluctuate over time. Our gross profit per unit is therefore likely to fluctuate from period to period, perhaps significantly, due to our sourcing partner mix as well as due to the sales prices and fees we are able to collect on the vehicles we source under alternative fee arrangements.
Our business is sensitive to changes in the prices of new and used vehicles.
Significant changes in retail prices for new or used vehicles could have a material adverse effect on our business, financial condition and results of operations. For example, if retail prices for used vehicles rise relative to retail prices for new vehicles, it could make buying a new vehicle more attractive to our customers than buying a used vehicle, reducing demand for our services, which could have a material adverse effect on our business, financial condition and results of operations. Additionally, manufacturer incentives could contribute to narrowing the price gap between new and used vehicles. Lower used vehicle prices could reduce the consignment of vehicles with us for sale, reducing our revenues.
We face a variety of risks associated with our inspection and reconditioning operations.
We operate our processing centers at several locations across the United States. If we are unable to operate our processing centers efficiently, we could experience delivery delays, a decrease in the quality of our reconditioning services, delays in listing our inventory, additional expenses and loss of potential and existing corporate vehicle sourcing partners and retail sellers and subsequent revenues, which may materially and adversely affect our business, financial condition and results of operations.
Additionally, in certain locations, we outsource reconditioning services to third party providers. If we are unable to maintain our relationship with our third-party service providers, such service providers cease to provide the services we need or such service providers are unable to effectively deliver services to our standards on timelines and at the prices we have negotiated, and we are unable to contract with alternative vendors or replace such service providers with our in house reconditioning specialists, we could experience delivery delays, a decrease in the quality of our reconditioning services, delays in listing vehicles consigned to us for sale and increased time to sale, additional expenses and loss of potential and existing corporate vehicle sourcing partners and retail sellers and subsequent revenues, which may materially and adversely affect our business, financial condition and results of operations.
We rely on third-party carriers to transport vehicles to our customers, and we are subject to associated business risks and costs and with those of the transportation industry generally, many of which are out of our control.
We rely on third-party carriers to transport vehicles to our facilities as well as from our retail hubs to purchasers that elect to have their used vehicle delivered to them. As a result, we are exposed to risks associated with the transportation industry such as weather, traffic patterns, local and federal regulations, vehicular crashes, gasoline prices and lack of reliability of many independent carriers. Third-party carriers who deliver vehicles to our customers could adversely affect the customer experience if they do not perform to our standards of professionalism and courtesy, which could adversely impact our business (including our reputation), financial condition and results of operations.
Certain state laws prohibit or restrict vehicle consignment and, if additional states enact similar laws, our geographic expansion strategy and our business, financial condition and results of operations could be adversely affected.
Our consignment operations are prohibited under the laws of certain states, such as South Carolina, Ohio and Kentucky. If other states enact similar laws, we could be prevented from opening retail hubs in those states or, if we are already present in those states, we could be forced to cease operations in those states. In addition, we may face risks that state and national auto dealer associations lobby other state governments to enact similar vehicle consignment laws. If a significant number of states, in particular states where we have significant operations and consignment activity, were to enact similar laws, it could have a material adverse effect on our business, financial condition and results of operations.
We operate in a highly regulated industry that is subject to a range of federal, state and local laws and regulations, and if we fail to comply, our business, financial condition and results of operations could be adversely affected. In addition, some of these laws establish either a private right of action or permit private individuals and entities to enforce the same in the name of the relevant government entity.
Our business is and will continue to be subject to a wide range of federal, state and local laws and regulations, some of which are novel and without relevant precedent. Such laws and regulations include, but are not limited to:
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state and local licensing requirements;

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state and local titling and registration requirements;

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state laws regulating the sale of motor vehicles and related products and services;

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federal and state laws regulating vehicle financing;

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federal and state consumer protection laws; and

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federal and state data privacy laws.

The federal agencies that regulate our business and have the authority to enforce such regulations and laws against us include the U.S. Federal Trade Commission (the “FTC”), the U.S. Department of Transportation, the U.S. Occupational Health and Safety Administration, the U.S. Department of Justice and the U.S. Federal Communications Commission. For example, the FTC has jurisdiction to investigate and enforce our compliance with certain consumer protection laws and has brought enforcement actions against auto dealers relating to a broad range of practices, including the sale and financing of value-added or add-on products. We are also subject to a variety of federal laws that may require us to incur costs in order to be in compliance with such laws, including the Americans with Disabilities Act of 1990, or the ADA. Additionally, we are subject to regulation and audit by individual state dealer licensing authorities, state consumer protection agencies and state financial regulatory agencies and are subject to a variety of state laws. We are also subject to audit by such state regulatory authorities.
Our marketing and disclosure regarding the sale and servicing of vehicles is regulated by federal, state and local agencies, including the FTC and state attorneys general. Some of these authorities either establish a private right of action or permit a private individual or entity to enforce on behalf of a state entity (“private attorney general”). We have in the past been subject to claims under these laws, and we may experience additional claims in the future.
State dealer licensing authorities regulate the purchase and sale of used vehicles by dealers within their respective states. The applicability of these regulatory and legal compliance obligations to our e-commerce business is dependent on evolving interpretations of these laws and regulations and how our operations are, or are not, subject to them, and we may face regulatory action if regulators believe that we are not in compliance with such obligations. We are licensed as a dealer in each of the states in which operate one or more retail hubs, and all of our vehicle transactions are conducted under such licenses. We believe that our activities in other states are not currently subject to their vehicle dealer licensing laws, however regulators could seek to enforce those laws against us. In addition, if we determine or are instructed by state regulators that obtaining a license in another state is necessary, either due to expansion or otherwise, we may not be able to obtain such a license within the timeframe we expect or at all.
Some states regulate retail installment sales, including setting a maximum interest rate, caps on certain fees or maximum amounts financed. In addition, certain states require that retail installment sellers file a notice of intent or have a sales finance license or an installment sellers license in order to solicit or originate installment sales in that state. All vehicle sale transactions and applicable retail installment financings are conducted under our state dealer licenses. As we seek to expand our operations and presence into other states, we may be required to obtain additional finance or other licenses, and we may not be able to obtain such licenses within the timeframe we expect or at all.
Any failure to renew or maintain any of the foregoing licenses would materially and adversely affect our business, financial condition and results of operations. Many aspects of our business are subject to regulatory regimes at the state and local level, and we may not have all licenses required to conduct business in every jurisdiction in which we operate. Despite our belief that we are not subject to certain licensing requirements of those state and local jurisdictions, regulators may seek to impose punitive fines for operating without a license or demand we seek a license in those state and local jurisdictions, any of which may inhibit our ability to do business in those state and local jurisdictions, increase our operating expenses and adversely affect our business, financial condition and results of operations.
In addition to these laws and regulations that apply specifically to the purchase, consignment and sale of used vehicles, our facilities and business operations are subject to laws and regulations relating to environmental protection, occupational health and safety and other broadly applicable business regulations. Increased environmental regulation may in the future limit the sale of the used vehicles that we sell or make it more expensive and less desirable for customers. We also are subject to laws and regulations involving taxes, tariffs, privacy and data security, anti-spam, pricing, content protection, credit and financing, electronic contracts and communications, mobile communications, consumer protection, information reporting requirements, unencumbered internet access to our platform, the design and operation of websites and internet neutrality.
Following the completion of the Merger, we are now subject to laws and regulations affecting public companies, including securities laws and the Nasdaq listing rules. The violation of any of these laws or regulations could result in administrative, civil or criminal penalties or in a cease-and-desist order against our business operations, any of which could damage our reputation and have a material adverse effect on our business, financial condition and results of operations. We have incurred and will continue to incur capital and operating expenses and other costs to comply with these laws and regulations.
The foregoing description of laws and regulations to which we are or may be subject is not exhaustive, and the regulatory framework governing our operations is subject to evolving interpretations and continuous change.
If we do not adequately address the shift to mobile device technology by our corporate vehicle sourcing partners, retail sellers and customers, our operating results could be harmed and our growth could be negatively affected.
Our future success depends in part on our ability to provide adequate functionality for visitors who use mobile devices to shop for used cars and the number of transactions with us that are completed by those users on those devices. The shift to mobile technology by our corporate vehicle sourcing partners, retail sellers and customers may harm our business in the following ways:
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corporate vehicle sourcing partners, retail sellers and customers visiting our website from a mobile device may not accept mobile technology as a viable long-term platform to buy or sell a vehicle. This may occur for a number of reasons, including our ability to provide the same level of website functionality to a mobile device that we provide on a desktop computer, the actual or perceived lack of security of information on a mobile device and possible disruptions of service or connectivity;

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we may not continue to innovate and introduce enhanced products that can be suitably conveyed on mobile platforms;

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consumers using mobile devices may believe that our competitors offer superior products and features based in part on our inability to provide sufficient website functionality to convince a mobile device user to transact with us; or

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regulations related to consumer finance disclosures, including the Truth in Lending Act, may be interpreted, in the context of mobile devices, in a manner that could expose us to legal liability in the event we are found to have violated applicable laws.

If we do not develop suitable functionality for users who visit our website using a mobile device, our business, financial condition and results of operations could be harmed.
Our business is sensitive to conditions affecting automobile manufacturers generally, including vehicle recalls.
Adverse conditions affecting one or more automotive manufacturers could have a material adverse effect on our business, financial condition and results of operations and could impact the supply of vehicles. In addition, manufacturer recalls are a common occurrence that have accelerated in frequency and scope in recent years. Recalls and the increased regulatory scrutiny surrounding selling used vehicles with open safety recalls could adversely affect used vehicle sales or valuations, could cause us to temporarily remove vehicles from inventory, could force us to incur increased costs and could expose us to litigation and adverse publicity related to the sale of recalled vehicles, which could have a material adverse effect on our business, financial condition and results of operations.
We may require additional debt and equity capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and if such capital is not available, our business, financial condition and results of operations may be adversely affected.
We may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including to expand into additional markets, increase our marketing expenditures to improve our brand awareness, enhance our technology, develop new products or services or further improve existing products and services, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them on terms that are acceptable to us, or at all. In addition, any debt financing that we secure in the future could involve restrictive covenants, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. If we raise additional funds through further issuances of equity or convertible debt securities, our stockholders could experience significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, financial condition and results of operations could be adversely affected.
We face a variety of risks associated with identifying, leasing and dedicating capital expenditure for new locations.
We are required to obtain approvals, permits and licenses from state regulators and local municipalities to construct or renovate and operate our retail hubs. We may face delays in obtaining the requisite approvals, permits and licenses to renovate and operate our retail hubs or we may not be able to obtain them at all. If we encounter delays in obtaining or cannot obtain the requisite approvals, permits and licenses to renovate and operate our retail hubs in desirable locations, our business, financial condition and results of operations may be adversely affected.
A significant disruption in service on our website could damage our reputation and result in a loss of corporate vehicle sourcing partners, retail sellers and customers, which could harm our business, brand, financial condition and results of operations.
Our brand, reputation and ability to attract corporate vehicle sourcing partners, retail sellers and customers depend in large part on the reliable performance of our website and the supporting systems, technology and infrastructure. We may experience significant interruptions with our systems in the future. Interruptions in these systems, whether due to system failures, programming or configuration errors, computer viruses, or physical or electronic break-ins, could affect the availability of our inventory on our website and prevent or inhibit the ability of our corporate vehicle sourcing partners, retail sellers and customers to access our website. Problems with the reliability or security of our systems could harm our reputation, result in a loss of corporate vehicle sourcing partners, retail sellers and customers and result in additional costs.
The communications, network and hardware to operate our website are provided to us by a third-party service provider and exist in fully redundant environments. In addition, we do not own or control the operation of these facilities. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, earthquakes and similar events. The occurrence of any of these events could damage our systems and hardware or could cause them to fail.
Problems faced by our third party web hosting providers could adversely affect the experience of our corporate vehicle sourcing partners, retail sellers and customers. For example, our third party web hosting providers could close their facilities without adequate notice. Any financial difficulties, up to and including bankruptcy, faced by our third party web hosting providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict. If our third party web hosting providers are unable to keep up with our growing capacity needs, our business could be harmed.
Any errors, defects, disruptions, or other performance or reliability problems with our network operations could interrupt our customers’ access to inventory and cause delays and result in additional expense in arranging access to new facilities and services, any of which could harm our business, financial condition and results of operations.
We rely on third party technology to complete critical business functions, and if that technology fails to adequately serve our needs and we cannot find alternatives, it may negatively impact our operating results.
We rely on third party technology for certain of our critical business functions, including customer identity verification for financing, network infrastructure for hosting our website and inventory data, software libraries and development environments and tools, and services to allow corporate vehicle sourcing partners, retail sellers and customers to digitally sign contracts. If these technologies fail or we cannot maintain our relationships with the technology providers and we cannot find suitable alternatives, our business, financial condition and results of operations may be adversely affected.
We depend on key personnel to operate our business, and if we are unable to retain, attract and integrate qualified personnel, our ability to develop and successfully grow our business could be adversely affected.
We believe our success depends on the efforts and talents of our executives and employees. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. In addition, the loss of any of our key employees or senior management, including our Chief Executive Officer, Michael Bor, could materially adversely affect our ability to execute our business plan and strategy, and we may not be able to find adequate replacements on a timely basis, or at all. Most of our staff are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be difficult to replace. We do not, and do not currently expect to have in the future, “key person” insurance on the lives of any member of our senior management. We may not be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business could be materially and adversely affected.
We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to stockholders and otherwise disrupt our operations and adversely affect our operating results.
Our continued success will depend, in part, on our ability to grow our business in response to the demands of consumers and other constituents within the automotive industry as well as competitive pressures. In some circumstances, we may determine to do so through the acquisition of complementary businesses and technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:
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diversion of management time and focus from operating our business to addressing acquisition integration challenges;

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coordination of technology, research and development and sales and marketing functions;

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transition of the acquired company’s users to our website and mobile applications;

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retention of employees from the acquired company;

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cultural challenges associated with integrating employees from the acquired company into our organization;

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integration of the acquired company’s accounting, management information, human resources and other administrative systems;

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the need to implement or improve controls, policies and procedures at a business that prior to the acquisition may have lacked effective controls, policies and procedures;

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potential write-offs of intangibles or other assets acquired in such transactions that may have an adverse effect our operating results;

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liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

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litigation or other claims in connection with the acquired company, including claims from terminated employees, consumers, former stockholders or other third parties.

Our failure to address these risks or other problems encountered in connection with acquisitions and investments could result in our failure to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities and otherwise harm our business. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses or the write-off of goodwill, any of which could harm our financial condition. Also, the anticipated benefits of any acquisitions may not materialize. Any of these risks, if realized, could materially and adversely affect our business, financial condition and results of operations.
We are, and may in the future be, subject to legal proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business, financial condition and results of operations.
We may be subject to various litigation matters from time to time, which could have a material adverse effect on our business, financial condition and results of operations. Claims arising out of actual or alleged violations of law could be asserted against us by individuals, either individually or through class actions, by governmental entities in civil or criminal investigations and proceedings or by other entities. These claims could be asserted under a variety of laws, including but not limited to consumer finance laws, consumer protection laws, intellectual property laws, privacy laws, labor and employment laws, securities laws and employee benefit laws. These actions could expose us to adverse publicity and to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business.
If we fail to implement and maintain an effective system of internal control to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations as a public company or prevent fraud, and investor confidence and the trading prices of our securities may be materially and adversely affected.
Prior to the Merger, we have been a private company with internal accounting and financial reporting personnel and other resources with which we address our internal control over financial reporting. In connection with the audits of our consolidated financial statements as of December 31, 2019 and 2018 and for the years in the three year period ended December 31, 2019, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
The material weakness identified relates to our lack of sufficient accounting and financial reporting personnel with requisite knowledge and experience in application of GAAP and SEC rules. We are in the process of implementing a number of measures to address this material weakness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control Over Financial Reporting.” However, we cannot assure you that these measures will fully address the material weakness and deficiencies in our internal control over financial reporting or that we may conclude that they have been fully remediated.
We are a public company subject to the Sarbanes-Oxley Act of 2002, and specifically to Section 404 thereof, which will require that we include a certification from management on the effectiveness of our internal controls in our annual report on Form 10-K. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, as a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation on a timely basis or at all.
During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or audited from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, it could result in material misstatements in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition and results of operations may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from Nasdaq, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.
Insurance policies may not cover all of our operating risks and a casualty loss beyond the limits of our coverage could negatively impact our business.
We are subject to all of the operating hazards and risks normally incidental to the provision of auto sales. In addition to contractual provisions limiting our liability to our corporate vehicle sourcing partners, retail sellers, customers and third parties, we maintain insurance policies in such amounts and with such coverage and deductibles as required by law and that we believe are reasonable and prudent. Nevertheless, such insurance may not be adequate to protect us from all the liabilities and expenses that may arise from claims arising in the ordinary course of our business and current levels of insurance may not be able to be maintained or be available at economical prices. If a significant liability claim is brought against us that is not covered by insurance, then we may have to pay the claim with our own funds, which could have a material adverse effect on our business, financial condition and results of operations.
Certain of our third-party service providers are highly regulated financial institutions, and the federal and state laws related to financial services could have a direct or indirect material adverse effect on our business.
We have entered into agreements with various third-party financial institutions related to the financing by those institutions of our customers’ vehicle purchases as well as the provision of various value-added products. Our counterparties that are financial institutions are subject to extensive federal and state laws and regulations related to the provision of financial services, and their ability to provide financing and other products and services could be materially limited or eliminated as a result of financial regulatory or supervisory issues as well as changes in federal or state laws, regulations or guidance related to the provision of financial services. In the event of such disruptions, our business could be materially and adversely affected if we are unable, in a commercially reasonable manner, to identify and enter into alternative arrangements with other institutions on substantially similar terms as those that exist with our current providers.
Moreover, we are subject to contractual obligations requiring that we comply with, or help to facilitate compliance by our financial institution counterparties with, a broad range of regulatory requirements and obligations, including without limitation those related to sourcing partner and customer data, data security, privacy, anti-money laundering and the detection and prevention of financial crimes. The federal and state regulators responsible for implementing and enforcing these laws and regulations routinely examine our financial institution counterparties with respect to their compliance with such laws and regulations, including the extent to which these institutions’ third-party relationships may present compliance risks. Despite our best efforts to comply with all applicable regulatory and contractual obligations, it is possible that there could be some perceived or actual deficiency in our ability to adequately comply with financial regulatory requirements or to serve as a contractual counterparty to a regulated financial institution. Any such perceived or actual deficiency or risk to a regulated financial institution could result in a disruption of our relationship with that institution as well as with other lenders and other financial services counterparties, which could have a materially adverse impact on our business, financial condition and results of operations.
Increases in labor costs, including wages, could adversely affect our business, financial condition and results of operations.
The labor costs associated with our operations, including our retail hubs, are subject to many external factors, including unemployment levels, prevailing wage rates, minimum wage laws, potential collective bargaining arrangements, health insurance costs and other insurance costs and changes in employment and labor legislation or other workplace regulation. From time to time, legislative proposals are made to increase the federal minimum wage in the U.S., as well as the minimum wage in a number of states and municipalities, and to reform entitlement programs, such as health insurance and paid leave programs. As minimum wages increase or related laws and regulations change, our labor costs may increase, which could have an adverse effect on our business, financial condition and results of operations. Increases in labor costs could force us to increase prices or reduce margins, which could adversely affect our sales. If competitive pressures or other factors prevent us from offsetting increased labor costs by increases in prices, our profitability may decline and could have a material adverse effect on our business, financial condition and results of operations.
Seasonal and other fluctuations in our quarterly operating results are likely and may not fully reflect the underlying performance of our business.
We expect our quarterly results of operations, including our revenue, cash flow and net profit or loss, to vary significantly in the future based in part on, among other things, seasonal and cyclical patterns in vehicle sales in the United States. Vehicle sales generally exhibit seasonality, with sales increasing in the first calendar quarter and continuing through the end of the summer, before exhibiting a drop in the fall. This seasonality historically corresponds with the timing of income tax refunds, which can provide a primary source of funds for customers’ payments on used vehicle purchases. Used vehicle prices also exhibit seasonality, with used vehicle prices depreciating at a faster rate in the last two quarters of each year and a slower rate in the first two quarters of each year.
Additionally, a significant portion of our expenses are fixed and do not vary proportionately with fluctuations in revenues. Accordingly, our results in any quarter may not indicate the results we may achieve in any subsequent quarter or for the full year, and period-to-period comparisons of our operating results may not be meaningful.

We rely on Internet search engines to help drive traffic to our website, and if we fail to appear prominently in the search results or fail to drive traffic through paid advertising, our traffic would decline and our business would be adversely affected.
We depend in part on Internet search engines, such as Google, to drive traffic to our website. Our ability to maintain and increase the number of visitors directed to our website is not entirely within our control. Our competitors may increase their search engine optimization efforts and outbid us for search terms on various search engines, resulting in their websites receiving a higher search result page ranking than ours. Additionally, Internet search engines could revise their methodologies in a way that would adversely affect our search result rankings. If Internet search engines modify their search algorithms in ways that are detrimental to us, or if our competitors’ efforts are more successful than ours, overall growth in our corporate vehicle sourcing partner, retail seller and customer base could slow or our corporate vehicle sourcing partner, retail seller and customer base could decline. Internet search engine providers could provide automotive dealer and pricing information directly in search results, align with our competitors or choose to develop competing services. Our website has experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of users directed to our website through Internet search engines could harm our business, financial condition and results of operations.
We may be subject to adverse impacts from the existence of copycat websites that attempt to defraud our potential corporate vehicle sourcing partners, retail sellers or customers.
We have in the past, and may in the future, experience disruption in our business and adverse impacts to our brand from the posting by third parties of copycat websites that attempt to imitate the branding and functionality of our website and defraud our customers. If we become aware of such activities, we intend to employ technological or legal measures in an attempt to halt these operations. However, we may be unable to detect all such activities or operations in a timely manner and, even if we do detect such activities or operations, our attempts at implementing technological measures and seeking legal recourse from appropriate governmental authorities may be insufficient to halt these operations. In some cases, particularly in the case of entities operating outside of the U.S., our available remedies may not be adequate to protect us or our customers against the impact of the operation of such websites. Regardless of whether we can successfully enforce our rights against the operators of these websites, any measures that we may take could require us to expend significant financial or other resources, which could harm our business, financial condition and results of operations. In addition, to the extent that such activity creates confusion among customers, our brand and business could be materially harmed.
We operate a wholly-owned captive reinsurance subsidiary and participate in a reinsurance program for extended warranties. Our reinsurance program for extended warranties may not be successful or may incur larger losses than anticipated, which could harm our business and reputation.
We operate a wholly owned captive reinsurance subsidiary in connection with certain extended warranty contracts that we offer to our customers for sale by a third party servicer. Our captive reinsurance subsidiary then contracts with the third party servicer to reinsure the claims made under the extended warranties in exchange for which the third party servicer pays the premiums collected on the policies to the reinsurance subsidiary. The purpose of our reinsurance subsidiary is to absorb negative loss developments. Specifically, with product warranty programs, future developments regarding the products comprising the program and their attendant loss development remains uncertain. If future losses materially deviate from our current estimates, they may exceed the amounts collected for the payment of claims, which could render the reinsurance subsidiary unable to pay claims, which could result in our no longer being able to offer these products, subject us to third party claims and harm our reputation and ability to sell our other finance and insurance products, which could have a materially adverse effect on our business, financial condition and results of operations.
If our wholly owned captive insurance subsidiary becomes subject to a bankruptcy or similar proceeding, we may be liable for its outstanding obligations.
We have structured our wholly-owned captive reinsurance subsidiary to be bankruptcy remote with the intention that assets of CarLotz would not be available to satisfy creditors. We can provide no guarantees that, in the actual event of a bankruptcy or similar proceeding, the structure of our reinsurance subsidiary will operate as intended. In addition, existing or future laws and regulations may be interpreted differently and may limit the extent of bankruptcy protections provided to us by our subsidiary.
Risks Related to Intellectual Property and Data Privacy
If we fail to adequately protect our intellectual property, technology and confidential information, it could adversely affect our business, financial condition and results of operations.
Our business depends on our intellectual property, technology and confidential information, the protection of which is crucial to the success of our business. We attempt to protect our intellectual property, technology and confidential information by requiring certain of our employees and consultants to enter into confidentiality and assignment of inventions agreements and certain third parties to enter into nondisclosure agreements. These agreements may not effectively grant all necessary rights to any inventions that may have been developed by the employees and consultants. In addition, these agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our website features, software and functionality or obtain and use information that we consider proprietary. Changes in the law or adverse court rulings may also negatively affect our ability to prevent others from using our technology.
We currently hold rights to the “CarLotz.com” Internet domain name and various other related domain names. The regulation of domain names in the U.S. is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain all domain names that use the name CarLotz or are otherwise important for our business.
We collect, process, store, share, disclose and use personal information and other data relating to our customers and corporate vehicle sourcing partners and retail sellers, and our actual or perceived failure to protect such information and data could damage our reputation and brand and adversely affect our business, financial condition and results of operations.
We collect, process, store, share, disclose and use personal information and other data provided by our sourcing partners and customers. We rely on encryption and authentication technology licensed from third parties to effect secure transmission of such information. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Any failure or perceived failure to maintain the security of personal and other data that is provided to us by our sourcing partners, customers and vendors could harm our reputation and brand and expose us to a risk of loss or litigation and possible liability, any of which could adversely affect our business, financial condition and results of operations.
Additionally, concerns about our practices with regard to the collection, use or disclosure of personal information or other privacy related matters, even if unfounded, could harm our business, financial condition and results of operations.
There are numerous federal, state and local laws regarding privacy and the collection, processing, storing, sharing, disclosing, use and protection of personal information and other data, the scope of which are changing, subject to differing interpretations and that may be costly to comply with and may be inconsistent between jurisdictions or conflict with other rules. Federal and various state governmental bodies and agencies have adopted or are considering adopting laws and regulations limiting, or laws and regulations regarding, the collection, distribution, use, disclosure, storage and security of certain categories of information. Some of these requirements include obligations of companies to notify individuals of security breaches involving particular personal information, which could result from exploitation of a vulnerability in our systems or services or by our service providers and/or partners. For example, the State of California recently enacted the California Consumer Privacy ACT (the “CCPA”). The CCPA expands the scope of what is considered “personal information” and creates new data access and opt-out rights for consumers, which may create new requirements for us and other companies that operate in California. We are also subject to state and federal laws and regulations regarding telemarketing and other telephonic communications and state and federal laws regarding unsolicited commercial emails, as well as regulations relating to automated telemarketing calls, texts or SMS messages.
We generally comply with industry standards and are subject to the terms of our privacy policies and privacy-related obligations to third parties and may agree to additional contractual requirements addressing these matters from time to time. We strive to comply with applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection, to the extent possible. However, it is possible that these obligations may be interpreted and applied in new ways or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices or that new regulations could be enacted. Our compliance with these various requirements increases our operating costs, and additional laws, regulations, standards or protocols (or new interpretations of existing laws, regulations, standards or protocols) in these areas may further increase our operating costs and adversely affect our ability to effectively market our products and services. In view of new or modified legal obligations relating to privacy, data protection or information security, or any changes in their interpretation, we may find it necessary or desirable to change certain business activities and practices or to expend significant resources to modify our products and services and otherwise adapt to these changes. We may be unable to make such changes and modifications in a commercially reasonable manner or at all.
Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to our sourcing partners or customers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of sensitive information, which may include personally identifiable information or other sourcing partner or customer data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our sourcing partners, customers and vendors to lose trust in us, which could have an adverse effect on our business. Additionally, if vendors, developers or other third parties that we work with violate applicable laws or our policies, such violations may also put our sourcing partner, customer or vendors’ information at risk and could in turn harm our reputation, business, financial condition and results of operations.
We may in the future be subject to intellectual property disputes, which are costly to defend and could harm our business, financial condition and results of operations.
We may from time to time face allegations that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including from our competitors. We may be unaware of the intellectual property rights that others may claim over some or all of our technology or services. Patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict and may require us to stop offering some features, purchase licenses or modify our products and features while we develop non-infringing substitutes, or may result in significant settlement costs.
Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, financial condition and results of operations.
Risks Related to Ownership of Our Common Stock and Provisions of Our Certificate of Incorporation and Bylaws
Our stock price may fluctuate significantly and you could lose all or part of your investment as a result.
The trading price of our common stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of common stock at an attractive price due to a number of factors such as those listed in “— Risks Related to Our Business” and the following:
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results of operations that vary from the expectations of securities analysts and investors;

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results of operations that vary from those of our competitors;

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changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

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declines in the market prices of stocks generally;

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strategic actions by us or our competitors;

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announcements by us or our competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

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any significant change in our management;

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changes in general economic or market conditions or trends in our industry or markets;

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changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

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future sales of common stock or other securities;

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investor perceptions of the investment opportunity associated with our common stock relative to other investment alternatives;

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the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

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litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

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guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

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the development and sustainability of an active trading market for the common stock;

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actions by institutional or activist stockholders;

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changes in accounting standards, policies, guidelines, interpretations or principles; and

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other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of the common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of the common stock is low.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we are involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.
Because there are no current plans to pay cash dividends on the common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock at a price greater than what you paid for it.
We intend to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of common stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. As a result, you may not receive any return on an investment in the common stock unless you sell your common stock for a price greater than that which you paid for it.
Stockholders may experience dilution in the future.
The percentage of shares of common stock owned by current stockholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that we may grant to our directors, officers and employees, exercise of the warrants or meeting the conditions under the Earnout Shares. Such issuances may have a dilutive effect on our earnings per share, which could adversely affect the market price of the common stock.
If securities or industry analysts do not publish research or reports about our business, if they change their recommendations regarding the common stock or if our operating results do not meet their expectations, the common stock price and trading volume could decline.
The trading market for the common stock will depend in part on the research and reports that securities or industry analysts publish about us or our businesses. If no securities or industry analysts commence coverage of us, the trading price for the common stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our securities or publish unfavorable research about our businesses, or if our operating results do not meet analyst expectations, the trading price of the common stock would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for the common stock could decrease, which might cause the common stock price and trading volume to decline.
Future sales, or the perception of future sales, by us or our stockholders in the public market could cause the market price for the common stock to decline.
The sale of shares of common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
As of February 9, 2021, we had a total of 113,670,060 shares of common stock outstanding. All shares held by former Acamar Partners public stockholders and all of the shares issued in the Merger to Former CarLotz stockholders are freely tradable without registration under the Securities Act, and without restriction by persons other than our “affiliates” (as defined under Rule 144 of the Securities Act, “Rule 144”), including our directors, executive officers and other affiliates.
In connection with the Merger, certain Former CarLotz stockholders, agreed with us, subject to certain exceptions, not to dispose of or hedge any of their shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the Closing Date continuing through the earliest of: (i) the date that is 180 days from the Closing Date; (ii) the last consecutive trading day when the last reported sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date (the “Acceleration Date”); or (iii) such date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Reorganization”, and such date the “Reorganization Date”). Similarly, the Sponsor has agreed, subject to certain exceptions, not to dispose of or hedge any of its shares of common stock
a)
with respect to 50% of the shares, from the Closing Date until the earliest of (A) one year after the Closing Date, (B) the Acceleration Date and (C) the Reorganization Date, provided such Reorganization results in our common stockholders receiving at least $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like);

b)
with respect to 25% of the shares, the date on which the closing price of the common stock has exceeded $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) over any 20 trading days within any 30-trading day period commencing 150 days after the Closing Date; and

c)
with respect to 25% of the shares, the date on which the closing trading price of the common stock has exceeded $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) over any 20 trading days within any 30-trading day period commencing 150 days after the Closing Date;

d)
provided that, if any condition set forth in clause (b) or (c) above is not met before the first business day following 60 months from the Closing Date, the applicable portion of the shares will be forfeited. See “Certain Relationships and Related Party Transactions — Sponsor Letter Agreement.”

Pursuant to a Registration Rights and Lock-up Agreement, certain stockholders will have the right, subject to certain conditions, to require us to register the sale of their shares of common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of the common stock to decline.
As restrictions on resale end or if these stockholders exercise their registration rights, the trading price of shares of the common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of common stock or other securities.
In addition, the shares of common stock reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total number of shares representing 8% of the fully diluted shares of common stock immediately following consummation of the Merger (excluding the Earnout Shares and Earnout Acquiror RSUs) have been reserved for future issuance under our equity incentive plans. The number of shares available for issuance under the plans will be automatically increased on the first day of each fiscal year beginning with the 2022 fiscal year, in an amount equal to the lesser of (i) 2% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year and (ii) such number of shares determined by our board of directors. The compensation committee of our board of directors may determine the exact number of shares to be reserved for future issuance under our equity incentive plans at its discretion. We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of common stock or securities convertible into or exchangeable for shares of common stock issued pursuant to our equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. The initial registration statement on Form S-8 is expected to cover 8% of the fully diluted shares of common stock immediately following consummation of the Merger (excluding the Earnout Shares and Earnout Acquiror RSUs).
In the future, we may also issue securities in connection with investments or acquisitions. The amount of shares of common stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to stockholders.
We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. We may continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find securities issued by us less attractive because we rely on these exemptions. If some investors find those securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Anti-takeover provisions in our certificate of incorporation charter and bylaws and Delaware law could make an acquisition of us more difficult, limit attempts by stockholders to replace or remove our management and limit the market price of the common stock.
Our certificate of incorporation charter and bylaws and the Delaware General Corporation Law (“DGCL”) contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors. These provisions include, among others, the following:
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authorization of “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to the common stock;

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limited liability for, and providing indemnification to, our directors and officers;

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our board of directors is classified into three classes of directors with staggered three-year terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

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our directors may be removed only for cause by the affirmative vote of 66 2∕3% of the then-outstanding voting power of our voting stock;

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our board of directors is expressly authorized to adopt, alter, amend or repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware, and any adoption, alteration, amendment or repeal of our bylaws by stockholders will require the affirmative vote of the holders of at least 66 2∕3% of the voting power of the then-outstanding shares of common stock entitled to vote;

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no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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vacancies on our board of directors may be filled only by the majority of directors then in office, even though less than a quorum, and not by stockholders;

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a prohibition on the ability of stockholders to call special meetings;

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advance notice procedures will apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting;

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any action to be taken by stockholders is required to be effected at a duly called annual or special meeting and not by written consent;

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special meetings of stockholders can be called only by a majority of our board of directors, the chair of our board of directors or our Chief Executive Officer; and

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certain litigation against us can only be brought in the Court of Chancery in the State of Delaware (or, if such court does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) or, with respect to complaints asserting a cause of action arising under the Securities Act, the federal district courts.

We are also subject to the anti-takeover provisions contained in Section 203 of the DGCL, pursuant to which a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or longer or, among other exceptions, the board of directors has approved the transaction.
These provisions may frustrate or prevent any attempts by stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.
Provisions of our certificate of incorporation may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders.
Our certificate of incorporation requires that, unless we consent to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative actions brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees or stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or (4) any action asserting a claim governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery in the State of Delaware (or, if such court does not have jurisdiction, another state court in Delaware or the federal district court for the District of Delaware) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) that is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) any action arising under the federal securities laws, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. In addition, the provisions described above will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which federal courts have exclusive jurisdiction.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act claims. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.
Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our certificate of incorporation.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that stockholder finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition and results of operations.
Our certificate of incorporation provides that certain transactions are not “corporate opportunities” and that the parties to the Stockholders Agreement, or any of their principals, members, directors, partners, stockholders, officers, employees, or other representatives or affiliates (other than the Company and any entity that is controlled by the Company) are not subject to the doctrine of corporate opportunity.
Two of our directors, Mr. Steven G. Carrel and Mr. David R. Mitchell, are affiliates of TRP Capital Partners, LP (“TRP”). Our certificate of incorporation provides that, to the extent allowed by law, the doctrine of “corporate opportunity” will not apply to each of the stockholders party to the Stockholders Agreement, or any of their principals, members, directors, partners, stockholders, officers, employees, or other representatives or affiliates (other than the Company and any entity that is controlled by the Company) (“Identified Persons”). The doctrine of corporate opportunity generally provides that a corporate fiduciary may not develop an opportunity using corporate resources, acquire an interest adverse to that of the corporation or acquire property that is reasonably incident to the present or prospective business of the corporation or in which the corporation has a present or expectancy interest, unless that opportunity is first presented to the corporation and the corporation chooses not to pursue that opportunity. The doctrine of corporate opportunity is intended to preclude officers, directors or other fiduciaries from personally benefiting from opportunities that belong to the corporation.
Therefore, except as provided above, these Identified Persons (including Messrs. Carrel and Mitchell) have no duty to communicate or present corporate opportunities to us, have the right to either hold any corporate opportunity for their (and their affiliates’) own account and benefit or to recommend, assign or otherwise transfer such corporate opportunity to persons other than us, and are not be prohibited from operating or investing in competing businesses. We therefore may find ourselves in competition with one or more of these Identified Persons, and we may not have knowledge of, or be able to pursue, transactions that could potentially be beneficial to us. Accordingly, we may lose a corporate opportunity or suffer competitive harm, which could negatively affect our business or prospects.
We may redeem unexpired warrants held by former Acamar Partners stockholders prior to their exercise at a time that is disadvantageous for those stockholders, thereby making such warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of  $0.01 per warrant, provided that the last reported sales price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (1) exercise your warrants and pay the related exercise price at a time when it may be disadvantageous for you to do so; (2) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Placement Warrants will be redeemable by us for cash so long as they are held by the Sponsor or its permitted transferees.
In addition, we may redeem your warrants (including Private Placement Warrants) after they become exercisable for a number of shares of common stock determined based on the redemption date and the fair market value of the common stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money”, in which case you would lose any potential embedded value from a subsequent increase in the value of the common stock had your warrants remained outstanding. See “Description of Securities — Description of Warrants — Redemption of Warrants for Cash” and “— Redemption of Warrants for shares of common stock.”

BACKGROUND OF CARLOTZ
Merger
On the Closing Date, the Company consummated the previously announced Merger pursuant to the Merger Agreement.
Pursuant to the terms of the Merger Agreement, a business combination between Acamar Partners and Former CarLotz was effected through the merger of Merger Sub with and into Former CarLotz, with Former CarLotz surviving as the surviving company and as a wholly owned subsidiary of Acamar Partners. On the Closing Date, the Company changed its name from Acamar Partners Acquisition Corp. to CarLotz, Inc.
At the Effective Time:
(i) each share of common stock, par value $0.001 per share, of Former CarLotz (“Former CarLotz common stock”) (including shares of Former CarLotz common stock issued upon the exercise of options held by former service providers of Former CarLotz (the “non-service provider options”), the conversion of a convertible promissory note, dated December 20, 2019, held by Automotive Finance Corporation (the “Former CarLotz convertible note”) and the cashless exercise of the warrant, dated December 20, 2019, held by Automotive Finance Corporation (the “Former CarLotz warrant”)) issued and outstanding immediately prior to the Effective Time (other than shares owned by Former CarLotz as treasury stock or dissenting shares) was cancelled and converted into the right to receive a $4.946 in cash, 10.1927 shares of common stock and a contingent and non-assignable right to an additional 1.1242 shares of common stock;
(ii) each share of Former CarLotz Series A preferred stock, par value $0.001 per share (“ Former CarLotz preferred stock”), issued and outstanding immediately prior to the Effective Time was cancelled and converted into the right to receive the same consideration as each share of Former CarLotz common stock, plus $18.1775 in cash as payment of the per share liquidation preference obligation of Former CarLotz;
(iii) each vested or unvested option to acquire shares of Former CarLotz common stock (the “Former CarLotz options”) outstanding immediately prior to the Effective Time, other than the non-service provider options, was cancelled and converted into the right to receive a cash amount per option, a number of options, each exercisable into one share of common stock, and a number of restricted stock units with respect to shares of common stock that will vest if certain conditions are met (“Earnout Acquiror RSUs”).
On October 21, 2020, the Subscribers committed to purchase from the Company an aggregate of 12,500,000 shares of common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $125.0 million, pursuant the Subscription Agreements. Pursuant to the Subscription Agreements, the Company gave certain registration rights to the Subscribers with respect to the purchased shares. The sale of the shares was consummated concurrently with the Closing.
As of the open of trading on January 22, 2021, the common stock and public warrants of the Company, formerly those of Acamar Partners, began trading on Nasdaq under the symbols “LOTZ” and “LOTZW”, respectively.
The Merger is accounted for as a reverse recapitalization. Former CarLotz is deemed the accounting predecessor and the combined entity is the successor SEC registrant, meaning that Former CarLotz’ financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, Acamar Partners is treated as the acquired company for financial statement reporting purposes.
As a result of the Merger, the Company became the successor to an SEC-registered and Nasdaq-listed company, which will require the Company to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Company expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased personnel costs, audit and other professional service fees.
As of February 9, 2021, there were approximately 113,670,060 shares of common stock outstanding.

USE OF PROCEEDS
All of the Securities offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from the sale of the Securities hereunder. We will receive up to an aggregate of approximately $186,990,966 from the exercise of the warrants assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes.
With respect to the registration of the shares of our common stock and warrants offered by the selling securityholders pursuant to this prospectus, the selling securityholders will pay any underwriting commissions and discounts and the reasonable fees and expenses of counsel to the holders. We will bear all other costs, fees and expenses incurred in effecting the registration of the Securities covered by this prospectus.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information and Holders
Acamar Partners Class A common stock, public warrants and units (consisting of one share of Acamar Partners Class A common stock and one-third of one warrant) were historically quoted on the Nasdaq Capital Market under the symbols “ACAM”, “ACAMW” and “ACAMU”, respectively. At the Effective Time, the units automatically separated into the component securities and, as a result, no longer trade as a separate security. On January 22, 2021, the common stock and public warrants began trading on the Nasdaq Global Market under the new trading symbols “LOTZ” and “LOTZW”, respectively.
Dividends
The Company has not paid any cash dividends on the common stock to date and does not intend to pay cash dividends for the foreseeable future. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors at such time. Our ability to declare dividends will also be limited by restrictive covenants pursuant to any debt financing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of Former CarLotz’ consolidated results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors”. Actual results may differ materially from those contained in any forward-looking statements. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our” and the “Company” are intended to mean the business and operations of Former CarLotz and its consolidated subsidiaries.
Overview
CarLotz is a leading consignment-to-retail used vehicle marketplace that provides our corporate vehicle sourcing partners and retail sellers of used vehicles with the ability to access the previously unavailable retail sales channel while simultaneously providing buyers with prices that are, on average, below those of traditional dealerships. Our mission is to create the world’s greatest vehicle buying and selling experience. We operate a technology-enabled buying, sourcing and selling model that offers a seamless omni-channel experience and comprehensive selection of vehicles while allowing for a fully contactless end-to-end e-commerce interface that enables no hassle buying and selling. Our proprietary technology provides our corporate vehicle sourcing partners with real-time performance metrics and data analytics along with custom business intelligence reporting that enables price and vehicle triage optimization between the wholesale and retail channels. Through our marketplace model, we generate significant value for both sellers and buyers through price, selection and experience.
We offer our products and services to (i) corporate vehicle sourcing partners, (ii) retail sellers of used vehicles and (iii) retail customers seeking to buy used vehicles. Our corporate vehicle sourcing partners include fleet leasing companies, rental car companies, banks, captive finance companies, third-party remarketers, wholesalers, corporations managing their own fleets and OEMs. We offer our corporate vehicle sourcing partners a pioneering, retail remarketing service that fully integrates with their existing technology platforms. For individuals who are our retail sellers, we offer a hassle-free selling experience while allowing them to generate, on average, $1,000 more for their vehicle, net of all fees and expenses, than when utilizing the alternative wholesale sales channel and stay fully informed by tracking the sale process through our easy to navigate online portal. We offer our retail customers a hassle-free vehicle buying experience at prices generally lower than our competitors. Buyers can browse our extensive, and growing, inventory online through our website or at our locations as well as select from our fully integrated financing and insurance products with ease.
We believe our marketplace model drives higher returns relative to our competition. Through the industry’s only consignment-to-retail sales model, CarLotz is able to obtain non-competitively sourced inventory to sell, with little to no capital tied up or at risk. Consigned vehicles represent on average approximately 75% of our vehicle inventory at our hubs after an initial ramp-up period following the opening of a new hub during which we have a higher portion of purchased vehicles to ensure a well-stocked inventory, with approximately 60% of our total vehicles sales originating from our growing relationships with corporate vehicle sourcing partners.
Founded in 2011, CarLotz currently operates ten retail hub locations in the U.S., initially launched in the Mid-Atlantic region and since expanded to the Southeast, Southcentral, Midwest and West Coast regions of the United States. Our current facilities are located in Midlothian, Richmond and Chesapeake, VA, Greensboro and Charlotte, NC, Orlando and Tampa, FL, Chicago, IL, San Antonio, TX and Seattle, WA.
Our hubs act as both physical showrooms with predictable retail sales volumes and as consignment centers where we can source, process and recondition newly acquired inventory. Our ability to source inventory through these locations is important to our asset-light business model. At these hubs, our vehicles undergo an extensive 133-point inspection and reconditioning in preparation for resale. Our hubs are more than just locations to buy, sell and repair vehicles and are crucial to the information and data-analytics that we make available to our corporate vehicle sourcing partners and retail customers. With experience from our initial locations, we have learned how to scale our hub and processing operations to drive efficiencies. As we continue to grow our physical and online footprint, these hubs and the vast amount of information they provide will continue to be an important source of value to our buyers, sellers and our business model.
For our corporate vehicle sourcing partners, we have developed proprietary technology that integrates with their internal systems and supports every step in the consignment, reconditioning and sales process. For our retail buyers, we have developed a fully digital, end-to-end e-commerce platform that includes every step in the vehicle selection, financing and check-out process. To supplement these systems, we have developed custom-built data analytics tools that provide real time information to our corporate vehicle sourcing partners, retail sellers, retail buyers and ourselves. Using this technology, we are able to lower the days-to-sale while assisting sellers to receive higher vehicle values and track every step of the sales process. For our retail buyers, we offer a fully digital and hassle-free process that offers our full range of services, from vehicle selection to at home, touchless delivery, as we continue to expand our technological solutions. Our strategy is to roll out a fully integrated mobile application while continuing to expand our digital car buying platform.
Revenue Generation
CarLotz generates a significant majority of its revenue from contracts with customers related to the sales of vehicles. We sell used vehicles to our retail customers from our hubs in various cities. Consigned vehicles represent on average approximately 75% of our vehicle inventory at our hubs after an initial ramp-up period following the opening of a new hub during which we have a higher portion of purchased vehicles to ensure a well-stocked inventory. Customers also frequently trade-in their existing vehicle to apply toward the transaction price of a used vehicle, for which we generate revenue on the sale of a used vehicle to the customer trading-in their vehicle and on the traded-in vehicle when it is sold to a new owner. We also sell vehicles to wholesalers or other dealers, primarily at auctions, generally for vehicles acquired via trade-in or vehicles acquired via consignment that do not meet our quality standards for sale to retail customers or that remain unsold at the end of the consignment period. CarLotz also generates revenue from providing retail vehicle buyers with options for financing, insurance and extended warranties. CarLotz also offers retail vehicle customers with the option to lease a vehicle, in which case we obtain an operating lease from a third party lessor and enter into a corresponding operating lease with our customer at a higher interest rate, from which generate revenue on the spread between such interest rates. Our revenue for the nine months ended September 30, 2020 and 2019 was $81.6 million and $76.1 million, respectively. Our revenue for the years ended December 31, 2019, 2018 and 2017 was $102.5 million, $58.4 million and $44.1 million, respectively. Our strategy is to generate significant growth going forward by expanding into new geographic markets, innovating and expanding our technological leadership, further penetrating existing accounts and key vehicle channels, adding new corporate vehicle sourcing accounts, investing in brand and tactical marketing and increasing our service offerings and further optimizing our pricing.
Inventory Sourcing
We source vehicles from both corporate and consumer sellers. Through the industry’s only consignment to retail sales model, we have access to non-competitively sourced inventory, with little to no capital tied up or at risk. At our mature retail hubs (year three or later of operation), we generally source approximately 60% of our inventory non-competitively from our corporate vehicle sourcing partners, 15% non-competitively from consumers, 15% non-competitively from other sources and 10% is competitively sourced, meaning other buyers have the ability to purchase the same vehicle. We maintain stable long-term relationships with numerous key blue-chip national accounts with a robust sales pipeline of potential new accounts. We support our corporate vehicle sourcing partners by offering a 100% sell-through rate and our integrated technology platforms allow our supply partners to track the sale process of their vehicles in real-time, along with a custom system for managing customer leads and leads from third party providers.
Our proprietary application includes a suite of features tailored to create significant value for both buyers and sellers with tools for photographing, documenting and transmitting vehicle information. This includes a proprietary custom-built vehicle retailing and wholesaling platform that creates and verifies all documents for the purchase, sale and financing over the web or in-hub. This combines our proprietary algorithms with artificial intelligence to select, price and determine the best retail location for all vehicles. Our technology offers a custom system for managing customer leads, scheduling appointments and test drives from our applications and websites as well as from third party providers.
For the six months ended November 30, 2020, two of our corporate vehicle sourcing partners, with whom we do not have long-term consignment contracts, accounted for more than 50% of the cars we sold and more than 50% of our revenues during this period was derived from the sale of these cars. Such concentrations can result from a variety of factors, some of which are beyond our control, and we may elect to source a higher percentage of our vehicles from one or more corporate vehicle sourcing partners for a variety of reasons. If a corporate vehicle sourcing partner from which we are sourcing a significant portion of our vehicles was to cease or significantly reduce making vehicles available to us, we would likely need to increase our sourcing of vehicles from other vehicle sourcing partners potentially on less favorable terms and conditions. Such an effort may take a number of months and may not precisely replicate the variety and quality of vehicles that we have been sourcing from a single source.
In addition to our flat fee model, we also enter into alternative fee arrangements with certain corporate vehicle sourcing partners based on a return above a wholesale index or based on a profit share program. Under these alternative fee arrangements, our gross profit for a particular unit could be higher or lower than the gross profit per unit we would realize under our flat fee pricing model depending on the unit’s sale price and fees we are able to charge in connection with the sale. As we do not have long-term contracts with our corporate vehicle sourcing partners and do not require them to make vehicles available to us, our mix of vehicles under alternative fee arrangements is likely to fluctuate over time. Our gross profit per unit is therefore likely to fluctuate from period to period, perhaps significantly, due to mix of flat fee and alternative fee arrangements as well as due to the sales prices and fees we are able to collect on the vehicles we source under alternative fee arrangements.
Vehicle Processing Centers
Our vehicle processing centers allow us to add value by efficiently reconditioning vehicles and quickly move them to market. Our step-by-step process includes all aspects of preparing a vehicle for sale, including a 133-point inspection, mechanical and body reconditioning, paint, detail, merchandising and imaging. Our reconditioning program is driven by years of expertise that allows us to cost-effectively repair, enhance and process a large number of vehicles. As we scale our business, our plan is to invest in increased processing capacity. In addition to achieving cost savings and operational efficiencies, we aim to lower our days to sale. Going forward, our strategy is to make capital investments in additional processing centers by leveraging our data analytics and deep industry experience and taking into account a combination of factors, including proximity to buyers and sellers, transportation costs, access to inbound inventory and sustainable low-cost labor. All of these initiatives are designed to lower reconditioning costs per unit.
Regional Hub Network
Through our full service e-commerce website and ten regional hubs, we provide a seamless shopping experience for today’s modern vehicle buyer, allowing our nationwide retail customers to fully transact online, in-person or a combination of both (including contactless delivery). We have a full-spectrum of inventory, including high-value and commercial vehicles, available for delivery anywhere in the U.S., with sales completed in all 50 states. Our regional hubs allow for test drives and on-site purchase, which we plan to expand to nationwide coverage.
Finance and Insurance (F&I)
CarLotz also generates revenue from providing retail vehicle buyers with options for financing, insurance and extended warranties; these services are provided by third parties that pay CarLotz a commission based our customers’ purchases. Since we do not control these products before they are transferred to the consumer, we recognize commission revenue at the time of sale. We plan to expand our F&I product offering to drive additional gross profit.

Factors Affecting our Performance
Expansion into New Geographic Markets
We actively monitor attractive markets to enter, with a focus on highly concentrated or growing demographic areas and attractive start-up costs. Our real estate team has identified our first set of new hub locations, including our newly opened Seattle and Orlando locations, in furtherance of our strategy of opening more than 10 new hubs in 2021 and more than 40 hubs by the end of 2023. We believe an expanded footprint will enable us to increase our vehicle sales and further penetrate our national vehicle sourcing partners while also attracting new corporate vehicle sourcing partners that were previously unavailable due to our geographic limitations. Consistent with precedent openings, we expect these key growth hubs to be EBITDA positive within two years of operations, driven by improving gross profits per unit and higher contribution from corporate vehicle sourcing partners. As we increase the number of retail hubs, we expect to raise service levels, enabling increased per vehicle economics. The laws of certain states that we enter may currently or in the future restrict our operations or limit the fees we can charge for certain services. See “Risk Factors — Risks Related to CarLotz’ Business — Certain state laws prohibit or restrict vehicle consignment and, if additional states enact similar laws, our geographic expansion strategy and our business, financial condition and results of operations could be adversely affected.”
Further Penetration of Existing Accounts and Key Vehicle Channels
We believe that we can benefit from significant untapped volume with existing corporate vehicle sourcing partners and that our growing footprint will allow us to better serve our national accounts. Many of our existing sourcing partners still sell less than 5% of their volumes through the retail channel. As retail remarketing continues to develop as a more established alternative and as CarLotz expands to service buyers and sellers nationwide, we anticipate substantial growth with our existing commercial sellers.
Innovation and Expanded Technological Leadership
We are constantly reviewing our technology platform and our strategy is to leverage our existing technological leadership through our end-to-end e-commerce platform to continually enhance both the car buying and selling experience, while providing insightful data analytics in real time. Over the next two years, we plan to invest significantly in our core suite of technology to enhance the buyer and seller experience, improve our B2B vehicle sourcing and enhance our business intelligence capabilities with increased machine learning and artificial intelligence. In addition, we plan to invest significant amounts for various retail and processing enhancements, the commercialization of our proprietary technology solutions for our corporate vehicle sourcing partners and the creation of industry standards for retail remarketing communication and marketplace analytics.
Investments in Additional Processing Capacity
As we scale our business, our plan is to invest in increased processing capacity. In addition to achieving cost savings and operational efficiencies, we aim to lower our days to sale. Going forward, our strategy is to make capital investments in additional processing centers by leveraging our data analytics and deep industry experience and taking into account a combination of factors, including proximity to buyers and sellers, transportation costs, access to inbound inventory and sustainable low-cost labor. All of these initiatives are designed to lower reconditioning costs per unit and thereby improve per unit economics.
Addition of New Corporate Vehicle Sourcing Accounts
We plan to leverage our national footprint in order to access new corporate vehicle sourcing partners, which may not have been accessible in the past due to our current limited geographic reach. Additional vehicle volume from new accounts would allow us to improve our consigned vehicle market share at existing and new locations.
Investment in Brand and Tactical Marketing
With a portion of the additional capital we expect to raise in connection with the merger, we intend to ramp up our local advertising and begin to focus on a more national audience. Our plan includes analytics-driven, targeted marketing investments to accelerate growth while being accretive to margins. With improved awareness of our brand and our services, we plan to identify, attract and convert new sourcing partners at optimized cost.

Increased Service Offerings and Price Optimization
As we further develop the CarLotz brand, we believe our enhanced platform will support increased revenue from product sales and optimized vehicle pricing. Areas of potential further investment in service offerings include (i) expansion of existing and new F&I products to cover appearance, roadside assistance, key insurance and wheel and tire production, (ii) expansion of our digital wholesale remarketing alternatives for corporate vehicle sourcing partners by building an in-house wholesale vehicle market for those vehicles that we do not sell through our retail channel and (iii) further development of a front-end digital solution to source more vehicles from consumers.
Seasonality
Used vehicle sales exhibit seasonality with sales peaking late in the first calendar quarter and diminishing through the rest of the year, with the lowest relative level of vehicle sales expected to occur in the fourth calendar quarter. Due to our rapid growth, our overall sales patterns to date have not reflected the general seasonality of the used vehicle industry, but we expect this to change once our business and markets mature. Used vehicle prices also exhibit seasonality, with used vehicle prices depreciating at a faster rate in the last two quarters of each year and a slower rate in the first two quarters of each year. Historically, this has led our gross profit per unit to be higher on average in the first half of the year than in the second half of the year.
Impact of COVID-19
In March 2020, the World Health Organization declared the outbreak and spread of the COVID-19 virus a pandemic. COVID-19 impacted both sales and inventory count from March through September 2020. Unit volumes hit a trough in April 2020, with 40% year-over-year declines. We implemented proactive cost-structure optimization measures that helped ensure we maintained sufficient liquidity and we implemented a number of measures to protect the health and safety of our customers and our workforce. Our May 2020 sales grew over 40% month-over-month as travel restrictions began to ease. As wholesale prices skyrocketed, we used our asset-light, non-competitive vehicle sourcing model to defend and grow our margins. With our maintained focus, we delivered our most profitable months since our inception and we believe we are poised to return to industry-leading growth. Our retail vehicle units sold were 583 in October and 624 in November, with our starting inventory increasing to 2,172 vehicles as of November 1, 2020 and 2,273 as of December 1, 2020 as compared to 1,567 vehicles available for sale as of September 30, 2020, as we accelerated intake from a rapidly growing national OEM account.
Although the ultimate impacts of COVID-19 remain uncertain, recent surveys found that 55% of those surveyed are actively considering buying a car and 67% reported an increased reliance on personal vehicles, with 60% open to buying a car online as compared to 32% prior to the pandemic. Similarly, 61% expressed a preference for contactless services and 62% were more likely to complete the purchase steps for a vehicle online. Although we can provide no assurance that we will not see further negative impacts of the pandemic and related economic recession, we believe that these changing preferences will result in positive long-term trends for our business. However, we cannot provide assurance of the ultimate significance and duration of COVID-19’s disruption to our operations for several reasons, including, but not limited to, uncertainty regarding the duration of the pandemic and related disruptions, the impact of governmental orders and regulations that have been, and may in the future be, imposed, the impact of COVID-19 on our customers and corporate vehicle sourcing partners and the deterioration of economic conditions in the United States, as well as record high unemployment levels, which could have an adverse impact on discretionary consumer spending.
Key Operating Metrics
We regularly review a number of metrics, including the following key metrics, to evaluate our business, measure our progress and make strategic decisions. Our operating metrics (which may be changed or adjusted over time as our business scales up or industry dynamics change) measure the key drivers of our growth, including opening new hubs, increasing our brand awareness through unique site visitors and continuing to offer a full spectrum of used vehicles to service all types of customers.

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018	2017
Retail vehicles sold	4,400	4,821	6,435	4,077	3,412
Number of hubs	8	8	8	8	5
Average monthly unique visitors	54,294	58,962	57,151	39,781	26,591
Vehicles available for sale	1,567	1,098	1,061	1,067	587
Average days to sale	54	55	55	57	54
Retail gross profit per unit	$1,900	$1,444	$1,393	$1,602	$1,774
Customer acquisition cost per unit	$320	$636	$591	$459	$357
Contribution margin per unit	$1,580	$808	$802	$1,143	$1,417
Percentage of unit sales via consignment	63%	46%	46%	41%	52%
Retail Vehicles Sold
We define retail vehicles sold as the number of vehicles sold to customers in a given period, net of returns. We currently have a three-day, 500 mile return policy. The number of retail vehicles sold is the primary contributor to our revenues and, indirectly, gross profit, since retail vehicles enable multiple complementary revenue streams, including all finance and insurance products. We view retail vehicles sold as a key measure of our growth, as growth in this metric is an indicator of our ability to successfully scale our operations while maintaining product integrity and customer satisfaction.
Number of Hubs
We define a hub as a physical location at which we recondition and store vehicles purchased and sold within a market. Our hubs cover a geographic area of approximately 300 miles, while some of our commercial accounts expand our coverage up to 1,000 miles, based on available inventory type. This is a key metric as each hub expands our service area, vehicle sourcing, reconditioning and storage capacity.
Average Monthly Unique Visitors
We define a monthly unique visitor as an individual who has visited our website within a calendar month, based on data provided by Google Analytics. We calculate average monthly unique visitors as the sum of monthly unique visitors in a given period, divided by the number of months in that period. We view average monthly unique visitors as a key indicator of the strength of our brand, the effectiveness of our advertising and merchandising campaigns and consumer awareness.
Vehicles Available-for-Sale
We define vehicles available-for-sale as the number of vehicles listed for sale on our website on the last day of a given reporting period. Until we reach an optimal pooled inventory level, we view vehicles available-for-sale as a key measure of our growth. Growth in vehicles available-for-sale increases the selection of vehicles available to consumers in all of our markets simultaneously, which we believe will allow us to increase the number of vehicles we sell. Moreover, growth in inventory units available is an indicator of our ability to scale our vehicle sourcing, inspection and reconditioning operations.
Average Days to Sale
We define average days to sale as the number of days between our taking physical possession of a vehicle and sale of that vehicle to a retail customer, averaged across all retail vehicles sold in a period. We view average days to sale as a useful metric in understanding the health of our inventory.
Retail Gross Profit per Unit
We define retail gross profit per unit as the aggregate gross profit in a given period divided by retail vehicles sold during that period. Total retail gross profit per unit is driven by sales of used vehicles, each of which generates potential additional revenue from also providing retail vehicle buyers with options for financing, insurance and extended warranties. We believe gross profit per unit is a key measure of our growth and long-term profitability.
Customer Acquisition Cost
We define customer acquisition cost as our advertising and promotion-related expenses for total vehicles (retail and wholesale). Customer acquisition cost is a key metric because it is an important component of profit margin and our determination of our contribution margin per unit. We believe our customer acquisition cost is typically lower than our competitors due to our consignment-based model.
Contribution Margin per Unit
We define contribution margin per unit as retail gross profit per unit less customer acquisition cost. We present contribution margin per unit because it is used by our board of directors and management to evaluate our operating performance, and we consider it an important supplemental measure of our operating performance. We believe that contribution margin is useful to investors in analyzing the performance and value of our business. We believe our contribution margin per unit is typically higher than our competitors due to our consignment-based model.
Percentage of unit sales sourced via consignment
We define percentage of unit sales sourced via consignment as the percentage derived by dividing the number of vehicles sold during the period that were sourced via consignment divided by the total number of vehicles sold during the period. This is a key metric because the success of our business model depends on a high percentage of the vehicles we sell being sourced through consignment.
Components of Results of Operations
Revenues
Retail Vehicle Sales
CarLotz sells used vehicles to retail customers through its hubs in various cities throughout the continental U.S. Revenue from retail vehicle sales is recognized when the title to the vehicle passes to the customer, at which point the customer controls the vehicle. We recognize revenue based on the total purchase price stated in the contract, including any service fees. Our return policy allows customers to initiate a return until the earlier of the first three days or 500 miles after delivery.
Wholesale Vehicle Sales
We sell wholesale vehicles primarily through auction as wholesale vehicles acquired often do not meet our standards for retail vehicle sales. Revenue from wholesale vehicle sales is recognized when the vehicle is sold at auction or directly to a wholesaler and title to the vehicle passes to the customer.
Finance and Insurance, net
We provide customers with options for financing, insurance and extended warranties. Extended warranties sold beginning January 1, 2019 are serviced by a company owned by the holder of Former CarLotz preferred stock. All other such services are provided by third-party vendors with whom we have agreements giving us the right to offer such services directly. When a customer selects a service from these third-party vendors, we earn a commission based on the actual price paid or financed. We recognize finance and insurance revenue at the point in time when the customer enters into the contract.
Lease Income, net
When a customer requests a vehicle lease, we may enter into a lease with the customer for a vehicle owned by us. Income received for leases of owned vehicles under noncancelable operating leases is recorded in Lease income, net in the consolidated statements of operations.

Cost of Sales
Cost of sales includes the cost to acquire used vehicles and the related reconditioning costs to prepare the vehicles for resale. Vehicle reconditioning costs include parts, labor, inbound transportation costs and other costs such as mechanical inspection, vehicle preparation supplies and repair costs. Cost of sales also includes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value.
Selling, General and Administrative Expenses
Selling, general and administrative (“SGA”) expenses primarily include compensation and benefits, advertising, facilities cost, technology expenses, logistics and other administrative expenses. Advertising costs are expensed as incurred.
Depreciation and Amortization
Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which is: the lesser of 15 years or the underlying lease terms for leasehold improvements; one to five years for equipment, furniture and fixtures; and five years for corporate vehicles. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred. Major renewals and betterments are capitalized. Depreciation on vehicles leased to customers is calculated using the straight-line over the estimated useful life.
Non-Operating Expenses
Non-operating expenses primarily represent floor plan interest incurred on borrowings to finance the acquisition of used vehicle inventory under the Company’s $12 million revolving floor plan facility with Automotive Finance Corporation.
Results of Operations
The following table presents our consolidated statements of operations for the years and periods indicated:
	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(unaudited, $ in thousands)		(audited, $ in thousands)
Retail vehicle sales	$71,388	$66,914	$90,382	$53,448	$41,758
Wholesale vehicle sales	7,124	6,427	8,454	3,153	1,340
Finance and insurance, net	2,697	2,312	3,117	1,608	974
Lease income, net	373	416	533	142	—
Total revenues	81,582	76,069	102,486	58,351	44,072
Cost of sales (exclusive of depreciation)	72,805	69,341	93,780	52,708	38,519
Gross profit	8,777	6,728	8,706	5,643	5,553
Operating expenses:
Selling, general and administrative	11,173	13,629	18,305	11,661	7,254
Depreciation expense	269	412	504	338	218
Management fee expense – related party	195	186	250	250	73
Total operating expenses	11,637	14,227	19,059	12,249	7,545
Loss from operations	(2,860)	(7,499)	(10,353)	(6,606)	(1,992)
Interest expense	(360)	(518)	(651)	(466)	(414)
Other income (expense), net
Management fee income – related party	—	—	—	127	180

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(unaudited, $ in thousands)		(audited, $ in thousands)
Change in fair value of warrants liability	30	18	24	(2)	50
Change in fair value of redeemable convertible preferred stock tranche obligation	962	(336)	(1,396)	(272)	(79)
Other income (expense)	28	(227)	(291)	662	(210)
Total other income (expense), net	1,020	(545)	(1,663)	515	(59)
Loss before income tax expense	(2,200)	(8,562)	(12,667)	(6,557)	(2,465)
Income tax expense	12	7	11	3	4
Net loss	$(2,212)	$(8,569)	$(12,678)	$(6,560)	$(2,469)

Presentation of Results of Operations
We present operating results down to gross profit for our three distinct revenue channels along with our net lease income:
Retail Vehicle Sales:   Retail vehicle sales represent sales of vehicles to our retail customers through our hubs in various cities.
Wholesale Vehicle Sales:   Wholesale vehicle sales represent sales of vehicles to wholesalers, primarily at auctions.
Finance and Insurance:   Finance and insurance represents commissions earned on financing, insurance and extended warranty products that we offer to our retail vehicle buyers.
Lease Income, net:   Lease income, net represents revenue earned on the spread between the interest rate on leases we enter into with our lease customers and the related leases we enter into with third party lessors.
Nine Months Ended September 30, 2020 and 2019
The following table presents certain information from our condensed consolidated statements of operations by channel:
	Nine Months Ended September 30,
	2020	2019	Change
	($ in thousands, except per unit metrics)
Revenue:
Retail vehicle sales	$71,388	$66,914	6.7%
Wholesale vehicle sales	7,124	6,427	10.8%
Finance and insurance, net	2,697	2,312	16.7%
Lease income, net	373	416	(10.3)%
Total revenues	$81,582	$76,069	7.2%
Cost of sales:
Retail vehicle cost of sales	$65,723	$62,264	5.6%
Wholesale vehicle cost of sales	7,082	7,077	0.1%
Total cost of sales	$72,805	$69,341	5.0%
Gross profit:
Retail vehicle gross profit	$5,665	$4,650	21.8%

	Nine Months Ended September 30,
	2020	2019	Change
	($ in thousands, except per unit metrics)
Wholesale vehicle gross profit	42	(650)	106.5%
Finance and insurance gross profit	2,697	2,312	16.7%
Lease income, net	373	416	(10.3)%
Total gross profit	$8,777	$6,728	30.5%
Unit sales information:
Retail vehicles unit sales	4,400	4,821	(8.7)%
Wholesale vehicles unit sales	793	928	(14.5)%
Gross profit per unit(1):
Retail vehicles gross profit per unit	$1,900	$1,444	31.6%
Wholesale vehicles gross profit per unit	53	(700)	107.6%
Total gross profit per unit	$1,690	$1,170	44.4%

(1)
Gross profit per unit is calculated as gross profit for retail vehicles and finance and insurance, each of which is divided by the total number of retail vehicles sold in the period, and gross profit for wholesale vehicles, which is divided by the total number of wholesale vehicles sold in the period.

Retail Vehicle Sales
Retail vehicle sales revenue increased by $4.5 million, or 6.7%, to $71.4 million during the nine months ended September 30, 2020, from $66.9 million in the comparable period in 2019. The increase was primarily driven by an increase in average sale price per unit of $2,345 and partially offset by a decrease in retail vehicle unit sales to 4,400 retail vehicles in the nine months ended September 30, 2020, compared to 4,821 retail vehicles in the nine months ended September 30, 2019. The decrease in retail vehicle unit sales was primarily a result of lower inventory position and the impact of the COVID-19 pandemic on sales and the related government lockdown and travel restrictions imposed. Retail vehicle unit volumes hit a trough in April 2020 with 40% year-over-year declines, improving 40% month-over-month in May 2020 as restrictions began to ease.
Wholesale Vehicle Revenue
Wholesale vehicle revenue increased by $0.7 million, or 10.8%, to $7.1 million during the nine months ended September 30, 2020, from $6.4 million in the comparable period in 2019. The increase was primarily due to an increased average selling price of the wholesale vehicles sold in that period, partially offset by a decrease in wholesale vehicle unit sales.
Finance and Insurance (F&I)
F&I revenue increased by $0.4 million, or 16.7%, to 2.7 % million during the nine months ended September 30, 2020, from $2.3 million in the comparable period in 2019. This increase in F&I gross profit per unit was driven by improved sales of our F&I product offerings.
Lease Income, net
Lease income, net was unchanged at $0.4 million during the nine months ended September 30, 2020, as compared to $0.4 million during the nine months ended September 30, 2019, partially offset by a decrease in wholesale vehicle unit sales.
Cost of Sales
Cost of sales increased by $3.5 million, or 5.0%, to $72.8 million during the nine months ended September 30, 2020, from $69.3 million in the comparable period in 2019. The increase was primarily due to an increased average selling price of the percentage of vehicles we sold in that period, partially offset by a decrease in the number of vehicle sales on consignment.
Retail Vehicle Gross Profit
Retail vehicle gross profit increased by $1.0 million, or 21.8%, to $5.7 million during the nine months ended September 30, 2020, from $4.7 million in the comparable period in 2019. The increase was primarily driven by an increase in retail gross profit per unit to $1,900 per unit for the nine months ended September 30, 2020, from $1,444 per unit in the comparable period in 2019, which was partially offset by decreased unit sales due to the effects of the COVID-19 pandemic. The increase in retail gross profit per unit was driven by a shift in the sale of owned units to consigned units, which typically have higher margins, as well as increased sales of F&I products and financing.
Wholesale Vehicle Gross Profit
Wholesale vehicle gross profit (loss) improved by $0.7 million, or 106.5%, to $42,000 (actual) during the nine months ended September 30, 2020, from a loss of $(0.7) million in the comparable period in 2019. The improvement was primarily driven by a deliberate effort to sell aged and undesirable units through the wholesale channel, which typically brings lower proceeds, to make room for incoming consigned units.
F&I Gross Profit
F&I revenue consists of 100% gross margin products for which gross profit equals revenue. Therefore, changes in F&I gross profit and the associated drivers are identical to changes in F&I revenue and the associated drivers.
Components of SG&A
	Nine Months Ended September 30,
	2020	2019	Change
	($ in thousands)
Compensation and benefits(1)	$5,337	$6,548	(18.5)%
Marketing expense	1,406	3,064	(54.1)%
Other costs(2)	4,430	4,017	10.3%
Total selling, general and administrative expenses	$11,173	$13,629	(18.0)%

(1)
Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, and those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.

(2)
Other costs include all other selling, general and administrative expenses such as facilities costs, technology expenses, logistics and other administrative expenses.

Selling, general and administrative expenses decreased by $2.5 million, or (18.0)%, to $11.2 million during the nine months ended September 30, 2020, from $13.6 million in the comparable period in 2019. The decrease was primarily due to a decrease in compensation and benefits and marketing expense as compared to the same period in 2019.

Years Ended December 31, 2019, 2018 and 2017
The following table presents certain information from our consolidated statements of operations by channel for the periods indicated:
	Years Ended December 31,
	2019	2018	Change	2017	Change
	($ in thousands, except per unit metrics)
Revenue:
Retail vehicle sales	$90,382	$53,448	69.1%	$41,758	28.0%
Wholesale vehicle sales	8,454	3,153	168.1%	1,340	135.3%
Finance and insurance, net	3,117	1,608	93.8%	974	65.1%
Lease income, net	533	142	275.4%	—	NM%
Total revenues	$102,486	$58,351	75.6%	$44,072	32.4%
Cost of sales (exclusive of depreciation):
Retail vehicle cost of sales	$84,534	$48,523	74.2%	$36,680	32.3%
Wholesale vehicle cost of sales	9,246	4,185	120.9%	1,839	127.6%
Total cost of sales	$93,780	$52,708	77.9%	$38,519	36.8%
Gross profit:
Retail vehicle gross profit	$5,848	$4,925	18.7%	$5,078	(3.0)%
Wholesale vehicle gross profit	(792)	(1,032)	(23.3)%	(499)	106.8%
Finance and insurance gross profit	3,117	1,608	93.8%	974	65.1%
Lease income, net	533	142	275.4%	—	NM
Total gross profit	$8,706	$5,643	54.3%	$5,553	1.6%
Unit sales information:
Retail vehicles unit sales	6,435	4,077	57.8%	3,412	19.5%
Wholesale vehicles unit sales	1,159	610	90.0%	239	155.2%
Gross profit per unit(1):
Retail vehicles gross profit per unit	$1,393	$1,602	(13.1)%	$1,774	(9.7)%
Wholesale vehicles gross profit per unit	(683)	(1,692)	(59.6)%	(2,088)	(19.0)%
Total gross profit per unit	$1,146	$1,204	(4.8)%	$1,521	(20.8)%

(1)
Gross profit per unit is calculated as gross profit for retail vehicles and finance and insurance, each of which is divided by the total number of retail vehicles sold in the period, and gross profit for wholesale vehicles, which is divided by the total number of wholesale vehicles sold in the period.

Retail Vehicle Sales
2019 Versus 2018.   Retail vehicle sales revenue increased by $37.0 million, or 69.1%, to $90.4 million during 2019, from $53.4 million in 2018. The increase was primarily due to an increase in the number of retail vehicle unit sales as we sold 6,435 retail vehicles in 2019, compared to 4,077 retail vehicles in 2018 as well as an increase of the average sale price of $936. Our retail vehicle unit sale growth was primarily driven by scaling our business operations and growing our inventory levels across all markets. The increase in average sale price was primarily due to an increase in percentage of units sourced via consignment.
2018 Versus 2017.   Retail vehicle sales revenue increased by $11.6 million, or 28.0%, to $53.4 million during 2018, from $41.8 million in 2017. The increase was primarily due to an increase in retail vehicle unit sales as we sold 4,077 retail vehicles in 2018, compared to 3,412 retail vehicles in 2017 as well as an increase of the average sale price of $871. Our retail vehicle unit sales growth was primarily driven by the addition of two hubs and scaling our business operations. The increase in average sale price was primarily due to the maturation of our existing hubs.
Wholesale Vehicle Sales
2019 Versus 2018.   Wholesale vehicle sales revenue increased by $5.3 million, or 168.1%, to $8.5 million during 2019, from $3.2 million in 2018. The increase was primarily due to an increase in wholesale vehicle unit sales as we sold 1,159 wholesale vehicles in 2019, compared to 610 wholesale vehicles in 2018, as well as an increase in average sale price of $2,125.
2018 Versus 2017.   Wholesale vehicle sales revenue increased by $1.8 million, or 135.3%, to $3.2 million during 2018, from $1.4 million in 2017. The increase was primarily due to an increase in wholesale vehicle unit sales as we sold 610 wholesale vehicles in 2018, compared to 239 wholesale vehicles in 2017, which was partially offset by a decrease in average sale price of $438.
Finance and Insurance (F&I)
2019 Versus 2018.   F&I revenue increased by $1.5 million, or 93.8%, to $3.1 million during 2019, from $1.6 million in 2018. The increase was primarily due to an increase in retail vehicle unit sales as we sold 6,435 retail vehicles in 2019, compared to 4,077 retail vehicles in 2018.
2018 Versus 2017.   F&I revenue increased by $0.6 million, or 65.1%, to $1.6 million during 2018, from $1.0 million in 2017. The increase was primarily due to an increase in retail vehicle unit sales as we sold 4,077 retail vehicles in 2018, compared to 3,412 retail vehicles in 2017.
Lease Income, net
2019 Versus 2018.   Lease income, net was $0.5 million during 2019, as compared to $0.1 million during 2018.
2018 Versus 2017.   Lease income, net was $0.1 million during 2018, as compared to nil during 2017.
Cost of Sales
2019 Versus 2018.   Cost of sales increased by $41.1 million, or 77.9%, to $93.8 million during 2019, from $52.7 million in 2018. The increase was primarily due to an increase in unit sales as we sold 7,594 vehicles in 2019, compared to 4,687 vehicles in 2018.
2018 Versus 2017.   Cost of sales increased by $14.2 million, or 36.8%, to $52.7 million during 2018, from $38.5 million in 2017. The increase was primarily due to an increase in unit sales as we sold 4,687 vehicles in 2018, compared to 3,651 vehicles in 2017.
Retail Vehicle Gross Profit
2019 Versus 2018.   Retail vehicle gross profit increased by $0.9 million, or 18.7%, to $5.8 million during 2019, from $4.9 million in 2018. This increase was primarily driven by an increase in retail vehicle unit sales.
2018 Versus 2017.   Retail vehicle gross profit decreased by $0.2 million, or 3.0%, to $4.9 million during 2018, from $5.1 million in 2017. This decrease was primarily driven by a decrease in retail vehicle gross profit per unit.
Wholesale Vehicle Gross Profit
2019 Versus 2018.   Wholesale vehicle gross profit (loss) improved by $0.2 million, or 23.3%, to $(0.8) million during 2019, from $(1.0) million in 2018. This improvement was primarily driven by a decrease in negative gross profit per unit, which was partially offset by increased wholesale vehicle unit sales.
2018 Versus 2017.   Wholesale vehicle gross profit (loss) decreased by $0.5 million, or 106.8%, to $(1.0) million during 2018, from $(0.5) million in the comparable period in 2017. This decrease was primarily driven by an increase in wholesale vehicle unit sales at a negative gross profit per unit.

F&I Gross Profit
F&I revenue consists of 100% gross margin products for which gross profit equals revenue. Therefore, changes in F&I gross profit and the associated drivers are identical to changes in F&I revenue and the associated drivers.
Components of SG&A
	Years Ended December 31,
	2019	2018	Change	2017	Change
	($ in thousands)
Compensation and benefits(1)	$8,992	$6,418	40.1%	$4,138	55.1%
Marketing expense	3,803	1,871	103.3%	1,217	53.7%
Other costs(2)	5,510	3,372	63.4%	1,899	77.6%
Total selling, general and administrative expenses	$18,305	$11,661	57.0%	$7,254	60.8%

(1)
Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, and those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.

(2)
Other costs include all other selling, general and administrative expenses such as facilities costs, technology expenses, logistics and other administrative expenses.

2019 Versus 2018.   Selling, general and administrative expenses increased by $6.6 million, or 57.0%, to $18.3 million during 2019, from $11.7 million in 2018. The increase was due to the increase in compensation and benefits costs of $2.6 million, marketing expenses of $1.9 million and other costs of $2.1 million.
2018 Versus 2017.   Selling, general and administrative expenses increased by $4.4 million, or 60.8%, to $11.7 million during 2018, from $7.3 million in 2017. The increase was due to the increase in compensation and benefits costs of $2.3 million, increase in marketing expenses of $0.7 million and other costs of $1.5 million.
Liquidity and Capital Resources
Sources of liquidity
Our main source of liquidity is cash generated from financing activities, which primarily includes proceeds from the sale of Series A Preferred Stock (see Note 17 — Series A Preferred Stock in our audited consolidated financial statements), proceeds from our $12.0 million revolving floor plan facility with Automotive Finance Corporation (see Note 6 — Inventory and Floor Plan Notes Payable in our audited consolidated financial statements) and proceeds from the sale of $3.0 million of convertible notes to Automotive Finance Corporation in 2019 (see Note 9 — Long Term Debt in our audited consolidated financial statements).
Since inception, CarLotz has generally operated at a loss for most periods. CarLotz has recently achieved profitability for the month ended July 31, 2020 and expects that as it adds hubs as part of its planned expansion and brings them to maturity, it will be able to operate at a profit in future periods. However, in order to fund the planned expansions of its business and maintain profitability, CarLotz will need to secure additional debt or equity financing.
On October 21, 2020, Acamar Partners announced a public investment in private equity (“PIPE”) subscription agreement, which is expected to raise $125 million of additional capital and close concurrently with the merger. We currently expect that the proceeds from the PIPE Investment together with funds that will be available to us from the Trust Account will be sufficient to fully fund the planned expansion of our business. However, if there are significant redemptions by Acamar Partners public stockholders in connection with the merger, we may need to raise additional funds to fully fund our expansion strategy.

Furthermore, we cannot assure that the merger will occur. If the funds from the PIPE Investment and the Trust Account are not sufficient to fully fund the planned expansion of our business, we may need to engage in equity or debt financings to secure additional funds. We may also require additional funds to the extent our plans change, if we elect to acquire complementary businesses or due to unforseen circumstances. However, additional funds may not be available when we need them on terms that are acceptable to us, or at all.
Debt obligations
In December 2019, we entered into a note purchase agreement with Automotive Finance Corporation (“AFC”) under which AFC has agreed to purchase up to $5.0 million in notes, with the initial tranche equal to $3.0 million issued at closing and two additional tranches of at least $1.0 million on or prior to September 20, 2021, of which $0.5 million has been issued to date. For the initial tranche of $3.0 million, the note purchase agreement included provisions for equity warrants with an exercise price of $0.01 per share that equate to 0.60% ownership if exercised. For each advance of $1.0 million or portion thereof, the warrants will vest with respect to shares constituting 0.20% of the Company’s fully-diluted common stock. The warrants are only exercisable upon a sale or change of control, which would include an initial public offering. AFC has the right to convert the notes into a variable number of shares of the Company’s common stock at any time. The notes are due on demand and accrue interest at 6.0% on a 365-day basis and the outstanding interest payable as of September 30, 2020 was $0.2 million.
We have a $12.0 million revolving floor plan facility with AFC to finance the acquisition of used vehicle inventory available on a revolving basis to finance the purchase of used vehicles. CarLotz’ obligations under the facility are backed by joint and several personal guarantees provided by our founders. The facility is secured by all assets of CarLotz. As of September 30, 2020, we had total outstanding debt of $6.7 million under the facility. Borrowings under the facility accrue interest at a variable interest rate based on the most recent prime rate published in The Wall Street Journal plus 2.00% per annum, which was 5.25%, 6.75% and 7.50% as of September 30, 2020, December 31, 2019 and December 31, 2018, respectively.
In April 2020, we received a loan totaling approximately $1.7 million from the Small Business Administration under the Paycheck Protection Program (the “PPP”) to help us keep our workforce employed and avoid further headcount reduction during the COVID-19 crisis. The full amount of the PPP loan will be repaid in connection with the closing of the merger.
On December 2, 2020, CarLotz issued a promissory note (the “Note”) to Automotive Finance Corporation (“AFC”). Under the terms of the Note, AFC agrees to make one advance to CarLotz upon request of $3.0 million. Amounts due under the Note accrue interest at 6.0% per year on a 365-day basis. The Note is due and payable on the earlier of the Closing of the merger and December 2, 2022. Amounts drawn on the Note will be used for working capital purposes in the ordinary course of business.
Cash Flows — Nine Months Ended September 30, 2020 and 2019
The following table summarizes our cash flows for the periods indicated:
	Nine Months Ended September 30,
	2020	2019
	($ in thousands)
Cash Flow Data:
Net cash (used in) operating activities	$(1,039)	$(4,017)
Net cash (used in) investing activities	(1,059)	(309)
Net cash provided by financing activities	2,199	5,560
Operating Activities
For the nine months ended September 30, 2020, net cash provided by operating activities was $(1.0) million, primarily driven by net loss of $(2.2) million adjusted for non-cash charges of $(0.7) million and net changes in our operating assets and liabilities of $1.9 million. The non-cash adjustments primarily relate to a decrease in fair value of the preferred stock tranche obligation of $(1.0) million, partially offset by an increase in depreciation and amortization expense of property and equipment of $0.1 million and depreciation and amortization expense of lease vehicles of $0.1 million. The changes in operating assets and liabilities are primarily driven by an increase in accounts payable of $0.9 million, an increase in other long-term liabilities of $0.8 million and an increase in accrued expenses of $0.7 million, partially offset by a decrease in inventories of $(0.6) million and a decrease in other current assets of $(0.2) million.
For the nine months ended September 30, 2019, net cash used in operating activities was $(4.0) million, primarily driven by net loss of $(8.6) million adjusted for non-cash charges of $1.1 million and net changes in our operating assets and liabilities of $3.5 million. The non-cash adjustments primarily relate to an increase in fair value of the preferred stock tranche obligation of $0.3 million, an increase in loss due to sale of property and equipment of $0.3 million, an increase in depreciation and amortization expense of property and equipment of $0.2 million and depreciation and amortization expense of lease vehicles of $0.2 million. The changes in operating assets and liabilities were primarily driven by an increase in inventories of $2.5 million, an increase in accrued expenses of $0.8 million and an increase in accounts payable of $0.6 million.
Investing Activities
For the nine months ended September 30, 2020, net cash used in investing activities of $(1.0) million was primarily driven by purchases of marketable securities.
For the nine months ended September 30, 2019, net cash used in investing activities of $(0.3) million was primarily driven by purchases of property and equipment and lease vehicles.
Financing Activities
For the nine months ended September 30, 2020, net cash provided by financing activities was $2.2 million, primarily due to borrowings of long-term debt.
For the nine months ended September 30, 2019, net cash provided by financing activities was $5.6 million, primarily due to proceeds from the issuance of preferred stock of $8.0 million, partially offset by net payments on the floor plan facility of $(2.1) million.
Cash Flows — Annual Results
The following table summarizes our consolidated statements of cash flows for the periods indicated:
	Year Ended December 31,
	2019	2018	2017
	($ in thousands)
Cash Flow Data:
Net cash used in operating activities	$(5,473)	$(11,761)	$(5,323)
Net cash used in investing activities	(487)	(362)	(204)
Net cash provided by financing activities	8,492	4,503	12,709
Operating Activities
For the year ended December 31, 2019, net cash used in operating activities was $5.5 million, primarily driven by a net loss of $12.7 million adjusted for non-cash charges of $2.3 million and net changes in our operating assets and liabilities of $4.9 million. For the year ended December 31, 2019, the non-cash adjustments primarily related to change in fair value of redeemable convertible preferred stock tranche obligation of $1.4 million, depreciation and amortization of $0.5 million, loss due to disposition of property and equipment of $0.3 million and share-based compensation expense of $0.1 million. The changes in operating assets and liabilities are primarily driven by a decrease in inventories of $2.9 million, an increase in accounts payable of $1.4 million, an increase in accrued expenses of $0.5 million and an increase in other current and noncurrent liabilities of $0.8 million, partially offset by an increase in accounts receivable of $0.8 million.

For the year ended December 31, 2018, net cash used in operating activities was $11.8 million, primarily driven by a net loss of $6.6 million adjusted for non-cash gains of $0.1 million and net changes in our operating assets and liabilities of $(5.3) million. The non-cash adjustments primarily related to other charges of $0.6 million, partially offset by depreciation and amortization of $0.3 million and share-based compensation expense of $0.2 million. The changes in operating assets and liabilities are primarily driven by an increase in inventories of $4.8 million and an increase in accounts receivable of $0.7 million, partially offset by a $0.2 million increase in accounts payable and a $0.1 million increase in accrued expenses.
For the year ended December 31, 2017, net cash used in operating activities was $5.3 million, primarily driven by a net loss of $2.5 million adjusted for non-cash charges of $0.7 million and net changes in our operating assets and liabilities of $(3.5) million. The non-cash adjustments primarily related to depreciation and amortization of $0.2 million, other charges of $0.2 million and share-based compensation expense of $0.1 million. The changes in operating assets and liabilities are primarily driven by an increase in inventories of $2.9 million, an increase in accounts receivable of $0.6 million and an increase in other current and noncurrent assets of $0.1 million, partially offset by an increase in accrued expenses of $0.1 million and an increase in other liabilities of $0.1 million.
Investing Activities
For the year ended December 31, 2019, net cash used in investing activities was $0.5 million, driven by $0.2 million of purchases of property and equipment and $0.3 million of purchases of leased vehicles.
For the year ended December 31, 2018, net cash used in investing activities was $0.4 million, primarily driven by $0.5 million of purchases of property and equipment, partially offset by $0.1 million in proceeds from the sale of leased vehicles.
For the year ended December 31, 2017, net cash used in investing activities was $0.2 million, driven by $0.2 million of purchases of property and equipment.
Financing Activities
For the year ended December 31, 2019, net cash provided by financing activities was $8.5 million, primarily driven by $8.0 million in proceeds from the issuance of redeemable convertible preferred stock, $39.8 million in proceeds from borrowings under the floor plan facility and $3.0 million of borrowings on long-term debt, partially offset by repayment of borrowings under the floor plan facility of $41.7 million.
For the year ended December 31, 2018, net cash provided by financing activities was $4.5 million, primarily driven by $29.1 million in proceeds from borrowings under the floor plan facility, partially offset by repayment of borrowings under the floor plan facility of $24.6 million.
For the year ended December 31, 2017, net cash provided by financing activities was $12.7 million, primarily driven by $11.6 million in proceeds from the issuance of redeemable convertible preferred stock and $14.2 million in proceeds from the floor plan facility, partially offset by the purchase of treasury stock of $1.5 million and the repayment of borrowings under the floor plan facility of $11.5 million.

Contractual Obligations
The following table includes aggregated information about contractual obligations that affect our liquidity and capital needs. As of December 31, 2019, our contractual obligations were as follows:
	Payments Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 years
	($ in thousands)
Floor plan facility(1)	$6,739	$6,739	$—	$—	$—
Convertible note	3,000	3,000	—	—	—
Cumulative preferred dividends payable	2,900	2,900	—	—	—
Operating lease obligations	12,388	2,955	5,175	2,849	1,409
Total	$25,027	$16,094	$5,175	$2,849	$1,409

(1)
Represents the principal amount outstanding as of December 31, 2019. Due to the uncertainty of forecasting the timing of expected variable interest rate payments, interest payment amounts are not included in the table. Borrowings under the floor plan facility are payable when the underlying vehicle is sold, which is expected to be within one year.

On March 27, 2020, the U.S. federal government enacted the CARES Act, which includes a provision for the Paycheck Protection Program loans administered by the U.S. Small Business Administration. In April 2020, we entered into promissory notes as part of the PPP, the current total outstanding amount of which is approximately $1.7 million, the future principal and interest payments of which are not included in the above table. The loans bear interest at a 1.0% annual rate. Unless otherwise forgiven in whole or part in accordance with the CARES Act, the repayment schedules provide for payments to begin on the date on which the amount of forgiveness determined is remitted to the lender. The full amount of the PPP loan will be repaid in connection with the Closing of the merger.
Off-Balance Sheet Arrangements
We are not a party to any off-balance sheet arrangements, including guarantee contracts, retained or contingent interests, certain derivative instruments and variable interest entities that either have, or are reasonably likely to have, a current or future material effect on our consolidated financial statements.
Internal Control Over Financial Reporting
Prior to the Merger, we have been a private company with internal accounting and financial reporting personnel and other resources with which we address our internal control over financial reporting. In connection with the audits of our consolidated financial statements as of December 31, 2019 and 2018 and for the years in the three year period ended December 31, 2019, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
The material weakness identified primarily relates to our lack of sufficient accounting and financial reporting personnel with requisite knowledge and experience in application of `GAAP and SEC rules.
We are taking steps to remediate this material weakness through the implementation of appropriate segregation of duties, formalization of accounting policies and controls, hiring of Mr. Thomas W. Stoltz as our Chief Financial Officer and additional qualified accounting and finance personnel, including Mr. Robert Imhof, formerly our interim Chief Financial Officer, as Senior Vice President of Finance & Accounting, and engagement of financial consultants to enable the implementation of internal controls over financial reporting. We are also applying a more rigorous review of the monthly financial reporting processes to ensure that the performance of the control is evidenced through appropriate documentation that is consistently maintained and evaluating necessary changes to our formalized process to ensure key controls are identified, the control design is appropriate and the necessary evidentiary documentation is maintained throughout the process. We also plan to implement certain accounting systems to automate manual processes.
Except as disclosed above, there were no changes in our internal control over financial reporting that occurred during the year ended December 31, 2019 or the nine months ended September 30, 2020 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. See “Risk Factors — Risks Related to Our Business — If we fail to implement and maintain an effective system of internal control to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations as a public company or prevent fraud, and investor confidence and the trading prices of our securities may be materially and adversely affected.”
As a company with less than $1.07 billion in revenue for our last fiscal year that has not issued more than $1 billion in non-convertible debt in the past three years, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We will attempt to elect to take advantage of such exemptions. However, pursuant to Section 404 and the related rules adopted by the SEC, we, as a public company, will be required to maintain adequate internal control over financial reporting and include our management’s assessment of the effectiveness of our company’s internal control over financial reporting in our annual report.
Critical Accounting Policies and Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities in our consolidated financial statements and the related notes and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and related notes and the reported amounts of revenues and expenses during the reporting period. Management evaluates its accounting policies, estimates and judgments on an on-going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.
Critical accounting policies are those policies that management believes are very important to the portrayal of our financial position and results of operations, and that require management to make estimates that are difficult, subjective or otherwise complex. Based on these criteria, management has identified the following critical accounting policies:
Revenue
We recognize revenue upon transfer of control of goods or services to customers, in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. Control passes to the retail and wholesale vehicle sales customer when the title is delivered to the customer, who then assumes control of the vehicle.

Retail Vehicle Sales
We sell used vehicles to our retail customers through our hubs in various cities. The transaction price for used vehicles is a fixed amount as set forth in the customer contract. Customers frequently trade-in their existing vehicle to apply toward the transaction price of a used vehicle. Trade-in vehicles represent noncash consideration, which we measure at estimated fair value of the vehicle received on trade. We satisfy our performance obligation and recognize revenue for used vehicle sales at a point in time when the title to the vehicle passes to the customer, at which point the customer controls the vehicle. The revenue recognized by CarLotz includes the agreed upon transaction price, including any service fees. Revenue excludes any sales taxes, title and registration fees and other government fees that are collected from customers.
We receive payment for used vehicle sales directly from the customer at the time of sale or from third-party financial institutions within a short period of time following the sale if the customer obtains financing.
Our return policy allows customers to initiate a return during the first three days or 500 miles after delivery, whichever comes first. If the vehicle is returned, the sale and associated revenue recognition is reversed, and the vehicle is treated as a purchase of inventory.
Wholesale Vehicle Revenue
We sell vehicles through wholesalers, primarily at auction. These vehicles sold to wholesalers are primarily acquired from customers who trade-in their existing vehicles as part of a retail vehicle sale as described above or, from consignors, which do not meet our quality standards, or which remain unsold at the end of the consignment period. We satisfy our performance obligation and recognize revenue for wholesale vehicle sales at a point in time when the vehicle is sold at auction or directly to a wholesaler.
Finance and Insurance
We provide retail vehicle buyers with options for financing, insurance and extended warranties. Extended warranties sold beginning January 1, 2019 are serviced by a company owned by the former holder of our Series A preferred stock. All other services are provided by unrelated third-party vendors, and we have agreements with each of these vendors giving us the right to offer such services.
When a buyer selects a service from these providers, we earn a commission based on the actual price paid or financed. We concluded that we are an agent for these transactions because we do not control the products before they are transferred to the customer. Accordingly, we recognize commission revenue at the time of sale.
Lease Income, net
When a retail vehicle customer requests a vehicle lease, we obtain an operating lease from a third party lessor and then enter into a corresponding lease with our customer. The corresponding leases have terms that are identical except for the interest rate. We receive a rate of interest higher from our customer than the rate we pay to the third party lessor. We have determined that we are an agent in the transaction and recognize the difference in interest rate over the course of the lease.
Valuation of Inventory
All inventories, which are comprised of vehicles and parts held, for sale are reported at the lower of cost of net realizable value. Cost of vehicle inventory is determined on a specific identification basis. Vehicles held on consignment are not recorded in our inventory balance, as title on those vehicles, as well as the principal risks of ownership, remain with the consignors until a customer purchases the vehicle and the vehicle is delivered.
Income Taxes
CarLotz is treated as a C corporation under the Code. Under those provisions, this entity pays federal corporate income taxes on its taxable income. The entity is also liable for state franchise tax under multiple state provisions.

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences related primarily to depreciable assets (use of different depreciation methods and lives for financial statement and income tax purposes), contract expenses and certain accrued expenses. The deferred tax assets and liabilities represent future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.
Deferred income taxes are recorded using enacted tax rates based upon differences between financial statement and tax bases of assets and liabilities. A valuation allowance has been established for all deferred tax assets because we have incurred cumulative losses in recent years and we have not determined that the net deferred tax assets are more likely than not to be realized. In future periods, if we determine it is more likely than not that the deferred tax assets will be realized, the valuation may be reduced, and an income tax benefit recorded.
We have determined that we do not have any material unrecognized tax benefits or obligations as of September 30, 2020, December 31, 2019 and December 31, 2018.
Equity-Based Compensation
We classify equity-based awards granted in exchange for services as either equity awards or liability awards. The classification of an award as either an equity award or a liability award is generally based upon cash settlement options. Equity awards are measured based on the fair value of the award at the grant date. Liability awards are re-measured to fair value each reporting period. We recognize equity-based compensation on a straight-line basis over the award’s requisite service period, which is generally the vesting period of the award, less actual forfeitures. No compensation expense is recognized for awards for which participants do not render the requisite services. For equity and liability awards earned based on performance or upon occurrence of a contingent event, when and if the awards will be earned is estimated. If an award is not considered probable of being earned, no amount of equity-based compensation is recognized. If the award is deemed probable of being earned, related equity-based compensation is recorded over the estimated service period. To the extent the estimate of awards considered probable of being earned changes, the amount of equity-based compensation recognized will also change.
Recently Issued and Adopted Accounting Pronouncements
See the sections titled “Summary of Significant Accounting Policies  —  Recently Issued Accounting Pronouncements” in Note 2 in the “Notes to Consolidated Financial Statements” in our consolidated financial statements included elsewhere in this prospectus for additional information.
Quantitative and Qualitative Disclosures about Market Risk
Interest Rate Risk
Cash and cash equivalents include highly liquid investments that are due on demand or have a remaining maturity of three months or less at the date of purchase. As of September 30, 2020, and December 31, 2019, 2018 and 2017, cash and cash equivalents consisted of bank deposits and money market placements.
The cash and cash equivalents are held primarily for working capital purposes. These interest-earning instruments are subject to interest rate risk. To date, fluctuations in interest income have not been significant.
We also have exposure in changing interest rates in connection with the floor plan facility. Interest rate risk is highly sensitive due to many factors, including U.S. monetary and tax policies, U.S. and international economic factors and other factors beyond our control. Advances under the floor plan facility accrue interest at the most recent prime rate published in The Wall Street Journal plus 2.00% per annum and, as of September 30, 2020 and December 31, 2019, the prime rate as published in The Wall Street Journal was 3.25% and 4.75%, respectively. We believe a change to our interest rate of 1% applicable to our outstanding indebtedness would have an immaterial financial impact. As of September 30, 2020 and December 31, 2019, we had total outstanding debt of $6.7 million under the floor plan facility.

In April 2020, we entered into approximately $1.7 million of promissory notes as part of the PPP. The loan bore interest at a fixed 1.0% annual rate and did not bear any interest rate risk. The full amount of the PPP loan was repaid in connection with the closing of the Merger.
Credit Risk
Financial instruments that potentially subject us to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Substantially all of our cash and cash equivalents were deposited in accounts at one financial institution, and account balances may at times exceed federally insured limits. Management believes that we are not exposed to significant credit risk due to the financial strength of the depository institution in which the cash is held.
Concentrations of credit risk with respect to trade receivables are limited due to the large diversity and number of customers comprising our customer base.

BUSINESS
Overview
CarLotz is a leading consignment-to-retail used vehicle marketplace that provides our corporate vehicle sourcing partners and retail sellers of used vehicles with the ability to access the previously unavailable retail sales channel while simultaneously providing buyers with prices that are, on average, below those of traditional dealerships. Our mission is to create the world’s greatest vehicle buying and selling experience. We operate a technology-enabled buying, sourcing and selling model that offers a seamless omni-channel experience and comprehensive selection of vehicles while allowing for a fully contactless end-to-end e-commerce interface that enables no hassle buying and selling. Our proprietary technology provides our corporate vehicle sourcing partners with real-time performance metrics and data analytics along with custom business intelligence reporting that enables price and vehicle triage optimization between the wholesale and retail channels. Through our marketplace model, we generate significant value for both sellers and buyers through price, selection and experience.

COMPELLING VALUE PROPOSITION FOR SELLERS, BUYERS AND CARLOTZ

Value to seller

Seller lists cars via CarLotz

Higher average price to seller

No haggling or negotiating

Monitor your progress along the way

Value to CarLotz

CarLotz serves as a marketplace

Asset-light model

Minimal inventory held, leading to limited capital at risk

Non-competitively sourced inventory

Structurally lower CACs

Increased profits and lower risk

Increased profit by lowering costs, fast inventory turns and growing F&I profits

Value to buyer

Buyer chooses from nationwide inventory

Significant savings

Ease of shopping, financing and closing entirely online

Buying with confidence backed by CarLotz brand

Our Corporate Vehicle Sourcing Partners, Retail Sellers and Customers
We offer our products and services to (i) corporate vehicle sourcing partners, (ii) retail sellers of used vehicles and (iii) retail customers seeking to buy used vehicles.
Corporate Vehicle Sourcing Partners
Our corporate vehicle sourcing partners include fleet leasing companies, rental car companies, banks, captive finance companies, third-party remarketers, wholesalers, companies that manage their own fleets and original equipment manufacturers, or OEMs. We offer our corporate vehicle sourcing partners a pioneering, retail remarketing service that fully integrates with their existing technology platforms. For a per vehicle fee that is either flat, based on a return above a wholesale index or based on a profit share program depending on the partner, we provide our partners with access to the previously unavailable higher value retail market and our suite of custom-built data analytics. For corporate vehicle sourcing partners, our advanced vehicle triage data includes price optimization, custom-built intelligence reporting and asset management, providing them with data driven answers regarding vehicle pricing, condition and maintenance. This fully integrated system gives us improved visibility over our vehicle sourcing supply, vehicle type and the geographic location of our corporate vehicle sourcing partners’ fleets.

Retail Sellers
For individuals who are our retail sellers, we offer a hassle-free selling experience while allowing them to generate, on average, $1,000 more for their vehicle, net of all fees and expenses, than when utilizing the alternative wholesale sales channel (i.e., auction, trade-in, etc.) and stay fully informed by tracking the sale process through our easy to navigate online portal. While individual sellers have always had the option of trading in their vehicle or selling it in the peer-to-peer marketplace, we give them access to a true, omni-channel retail marketplace with nationwide coverage. For a flat fee, our experienced CarLotz teammates will advertise, merchandise and ultimately sell their vehicle through our national marketplace. On average, the entire process is completed within 30 to 45 days and our retail sellers completely avoid time-consuming interactions and negotiations with potential buyers.
Retail Customers
We offer our retail customers a hassle-free vehicle buying experience at prices generally lower than our competitors. Buyers can browse our extensive, and growing, inventory online through our website or at our locations as well as select from our fully integrated finance and insurance products with relative ease. We put our buyers in control of the sale, allowing them to choose, at any point in the process, if they want to interact in-person or use our full suite of fully on-line, touchless, paperless and hassle-free e-commerce tools. This fully omni-channel sales model means that once a potential customer begins the vehicle selection process, they can seamlessly move between our in-person and online options at every step of the transaction. For example, a customer could select their vehicle and financing options online, visit one of our hubs to meet our friendly Sales Coaches and test drive the car, with the transaction being finalized from their home with a scheduled delivery of their car. Unlike traditional dealerships, we use non-commissioned Sales Coaches to help buyers with vehicle selection. Once a vehicle is selected, either online or in-person, a buyer can navigate through the entire buying process in minutes, not hours. The end result is that we reduce our overhead and inventory costs, while cost savings are passed on to our buyers. This process allows our buyers to pay, on average, significantly below traditional dealership prices.
CarLotz: A true marketplace business
Our Marketplace
We believe our marketplace model drives higher returns relative to our competition. Through the industry’s only consignment-to-retail sales model, CarLotz is able to obtain non-competitively sourced inventory to sell, with little to no capital tied up or at risk. Following an initial ramp-up period following the opening of our hubs, consigned vehicles generally represent on average approximately 75% of our vehicle inventory, with approximately 60% of our total vehicle inventory originating from our growing relationships with corporate vehicle sourcing partners. During initial ramp-up, we have a higher portion of purchased vehicles to ensure a well-stocked inventory.

Our Retail Hubs
Founded in 2011, CarLotz currently operates ten retail hub locations. Initially launched in the Mid-Atlantic region, CarLotz has since expanded to the Southeast, Southcentral, Midwest and West Coast regions of the United States. Our current facilities are located in the following cities:
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Midlothian, VA (opened in 2011)

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Richmond, VA (2012)

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Chesapeake, VA (2012)

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Greensboro, NC (2016)

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Charlotte, NC (2016)

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Tampa, FL (2018)

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Chicago, IL (2018)

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San Antonio, TX (2018)

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Seattle, WA (2021)

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Orlando, FL (2021)

Our hubs act as both physical showrooms with predictable retail sales volumes and as consignment centers where we can source, process and recondition newly acquired inventory. Our ability to source inventory through these locations is important to our asset-light business model. At these hubs, our vehicles undergo an extensive 133-point inspection and reconditioning in preparation for resale. Our hubs are more than just locations to buy, sell and repair vehicles in preparation for resale but are also crucial to the information and data-analytics that we make available to our corporate vehicle sourcing partners and retail customers. With experience from our initial locations, we have learned how to scale our hub and processing operations to drive efficiencies. As we continue to grow our physical and online footprint, these hubs and the vast amount of information they provide will continue to be an important source of value to our buyers, sellers and our business model.
Our Technology
For our corporate vehicle sourcing partners, we have developed proprietary technology that integrates with their internal systems and supports every step in the consignment, reconditioning and sales process. For our retail buyers, we have developed a fully digital, end-to-end e-commerce platform that includes every step in the vehicle selection, financing and check-out process. To supplement these systems, we have developed custom-built data analytics tools that provide real time information to our corporate vehicle sourcing partners, retail sellers, retail buyers and ourselves. Using this technology, we are able to lower the days-to-sale while assisting sellers to receive higher vehicle values and track every step of the sales process. For our retail buyers, we offer a fully digital and hassle-free process that offers our full range of services, from vehicle selection to at home, touchless delivery, as we continue to expand our technological solutions. Our strategy is to roll out a fully integrated mobile application while continuing to expand our digital car buying platform.
Our Industry and Market Opportunity
The U.S. used vehicle market is very large and fragmented and ripe for disruption due to its high degree of customer dissatisfaction, limited e-commerce penetration and changing consumer buying patterns.
The U.S. Used Vehicle Market is Massive, Fragmented and Supports Multiple Winners.   The U.S. used vehicle market is the largest consumer product category in the United States, generating approximately $841 billion in sales from approximately 42 million units in 2019, according to Edmunds Used Vehicle Report 2019. There are over 42,000 automotive dealers and millions of peer-to-peer transactions across the United States each year, representing approximately 50% of all used vehicle sales (according to Manheim 2018 Used Car Market Report & Outlook). The largest U.S. used vehicle dealer had less than 2% market share in 2019. For comparison, CarLotz currently represents 0.02% of U.S. used car sales by volume.
Traditional used vehicle dealerships are ripe for service-focused disruptors.   The traditional used vehicle buying process suffers from poor customer experience as evidenced by the low NPS score of traditional automotive retailers (auto retailers averaging an NPS score of 7) as well as the lack of transparency, safety and logistics considerations inherent to the peer-to-peer market. Existing traditional used vehicle dealerships are notorious for high-pressure sales tactics, limited inventory selection and lack of transparent pricing. The peer-to-peer market is unlike a traditional retailer due to its lack of financing or warranty options, lack of verified vehicle condition and lack of secure payment methods. With these considerations in mind, consumers are inherently drawn to new entrants in the space that are focused on the customer experience.
Limited yet rapidly increasing e-commerce penetration in the U.S.   The used automotive market has one of the lowest e-commerce penetration levels relating to a consumer product, representing less than 1% share of all used automotive sales in 2019. Yet at the same time, 97% of customer automotive purchases involve online research and 82% of the population uses an online third-party website for car shopping, displaying the growing reliability on online sources. There is a clear growing consumer acceptance around vehicle e-commerce adoption. In a recent survey, 61% of respondents expressed a preference for contactless services and 62% were more likely to complete the purchase steps for a vehicle online.
Increasing reliance on personal vehicles and car ownership.   Since the beginning of the COVID-19 pandemic, both economically-conscious consumers and those focused on health and safety by avoiding public transportation and ride-sharing services have pivoted towards personal vehicles and car ownership. Although the ultimate impact of COVID-19 remains uncertain, recent surveys found that 55% of those surveyed are actively considering buying a car and 67% reported an increased reliance on personal vehicles. Furthermore, 60% of those surveyed were open to buying a car online as compared to 32% prior to the pandemic. Although we can provide no assurance that we will not see further negative impacts from the pandemic and related economic recession, we feel confident that these changing consumer preferences are permanent and will result in positive medium and long-term trends for our business.
Heightened demand for used cars, coupled with a low interest rate environment and shortages in new vehicle inventory, are increasing used vehicle pricing.   Manufacturing shutdowns due to the COVID-19 pandemic as well as increasing reliance on personal vehicles has contributed to shortages of new vehicle inventory, increasing demand and pricing for used vehicles. As near-term new vehicle supply shortages subside, we continue to believe that lower long-term interest rates and the consumer focus on incremental savings in purchasing used cars compared to new vehicles will continue to support strong demand and pricing for the used automotive industry.
Growing mix of pick-ups and SUVs where CarLotz has an inventory advantage.   Our focus is on the largest and most profitable market segments in the industry where we retain an outsized inventory mix in these categories compared to our e-commerce peers. We closely match the industry vehicle mix among cars, SUVs, pick-up trucks and vans, with a slight bias towards pick-up trucks and vans, which represent the most profitable and fastest growing segments. Of all new vehicle sales, 70% are pick-up trucks and SUVs, which will enter the used vehicle market increasingly over time. Our peers focus less on these vehicles given their higher average reconditioning costs compared to sedans. The following table shows the percentage of our vehicles that are pick-up trucks and vans as compared to our closest competitors:

(1)
Data as of August 10, 2020. Used vehicles industry based off Manheim auction sales mix.

Note: Manheim segments include: compact cars, midsize cars, luxury cars, pickups, SUV/CUV and vans.
Note: Consumer preferences data based on June 2020 Cars.com, CarGurus and Autotrader survey.
Our Key Strengths
We believe that we are well-positioned to benefit from these industry dynamics due to the following key strengths:
Pioneering vehicle sourcing, buying and selling platform
We have pioneered a scalable end-to-end e-commerce platform for buying, sourcing and selling vehicles that allows both our corporate vehicle sourcing partners and retail sellers to capture more value for their vehicles by accessing the previously unavailable retail sales channel.
Proprietary technological solutions
Our technology platform offers customizable business intelligence reporting and data-analytics that integrate directly with our corporate vehicle sourcing partners’ internal systems. This provides our partners with real-time performance metrics, which helps with price optimization and vehicle fleet management. At the same time, we can optimize our vehicle sourcing by tracking inventory.
Fully omni-channel buying experience
We empower our customers to control their vehicle buying process by allowing them to seamlessly move between our in-person and online buying options at each step of the transaction, from vehicle selection, to financing, to closing the deal.

Superior unit economics and capital efficiency
Our asset-light inventory sourcing model allows us to source 90% of our vehicles through non-competitive channels, which leads to limited capital risk and best-in-class unit economics with multiples that represent a meaningful discount to key peers. Our model has generally allowed us to have lower customer acquisition costs and investment in at-risk inventory while at the same time boasting higher contribution margin per unit than most of our competitors.
Focus on the most profitable segment of the used vehicle market
We focus on the largest and most profitable segments of the used car market. Generally, used cars that are six to 10 years old account for over half of all sales, followed by cars in the three- to five-year range, which account for an additional quarter of all sales. Over 75% of our sales are cars aged four or more years, which is considerably higher than the age of cars offered by our primary competitors. We closely match the industry vehicle mix among cars, SUVs, pick-up trucks and vans, with a slight bias towards pick-up trucks and vans, which represent the most profitable and fastest growing segments. We expect to continue seeing retail sales price increases, which are driven by our favorable used car mix and robust used car market dynamics.
Solid foundation with tremendous growth opportunity from additional investment
Our ten existing hubs serve as our sales, sourcing and processing centers. These hubs are a model for our national expansion efforts. With additional investment in new hubs, our strategy is to expand our inventory sourcing and reconditioning, further penetrate our existing accounts and leverage our national footprint to access new corporate vehicle sourcing accounts and the public generally, while improving our market share in consigned vehicles.
Visionary leadership team and strong corporate culture
We are led by a visionary founder who is passionate about the Company and a highly capable management team with deep automotive, sales and financial experience. The CarLotz culture is built on the pillars of (i) customer service — providing a world-class guest experience, (ii) integrity — delivering on promises and treating everyone with respect, (iii) transparency — believing that buyers and sellers should see the whole chessboard and both walk away winners and (iv) fun — passion to have fun with the team and guests. These cultural pillars are the foundation of our success.
Our Strategy
We have an interconnected and executable growth strategy centered on (i) geographic expansion, (ii) further penetration of existing accounts and key vehicle channels, (iii) innovation and expansion of technological leadership, (iv) investments in additional reconditioning capacity, (v) addition of new corporate vehicle sourcing accounts, (vi) investment in brand and tactical marketing and (vii) increased service offerings and price optimization.
With a solid, profitable foundation, additional capital investments will enable us to accelerate our expansion into identified new locations and our investments in new technology. At the core of our growth strategy is our plan to develop a nationwide hub footprint during the next five years. CarLotz has grown from a single hub founded in 2011 to ten hubs today, extending geographically from the Mid-Atlantic, Southeast, Southcentral, Midwest and West Coast regions of the continental United States with three hubs in those markets added in 2018 and two hubs added in 2021. As part of our expansion efforts, our strategy is to invest in an improved logistics and distribution network, vehicle sourcing and marketing and consumer vehicle purchase marketing. The Merger is expected to fund our expansion and growth initiatives, including investments in core technology and hub opening capital expenditures.
Expansion Into New Geographic Markets
We actively monitor attractive markets to evaluate whether it is a desirable market to invest in, and if so, our real estate team will scout for an available hub location. In identifying a specific hub location, we focus on highly concentrated or growing demographic areas and attractive start-up costs. Our hubs typically service a geographic area of around 300 miles, while some of our commercial accounts expand our coverage up to 1,000 miles, based on available inventory type.
The opening of new hub locations in Tampa and Chicago in 2018 highlight our ability to cost-effectively enter new markets and quickly achieve profitability. In Tampa, start-up costs prior to our first sale were less than $100,000, the location had its first sale four months after lease signing and the facility became profitable within 20 months. In Chicago, start-up costs prior to our first sale were approximately $150,000, the location had its first sale three months after lease signing and was profitable within 12 months.
Our real estate team has identified our first set of new hub locations, including our newly opened Seattle and Orlando locations, in furtherance of our strategy of opening more than 10 new hubs in 2021 and more than 40 hubs by the end of 2023. We actively continue to monitor new markets and look to identify locations where we can establish quickly, typically within three to five months from the time we sign a lease to our first sale, and initial investment of approximately $750,000 or less. We focus on urban areas with high visibility locations around established automotive dealerships where we believe our model can scale quickly. Once a hub location has been selected, we look to recruit six to eight people to operate the new location along with a team from established locations to ensure a successful launch. As part of our current expansion, we are focused on locations that are more geographically distant from our current hubs, which will allow us to better serve our national corporate vehicle sourcing partners and add new accounts in locations where we do not yet have a physical presence.
We believe an expanded footprint will enable us to increase our vehicle sales and further penetrate our national corporate vehicle sourcing partners while also attracting new corporate vehicle sourcing accounts that were previously unavailable due to our geographic limitations. Consistent with precedent openings, we generally expect these key growth hubs to be EBITDA positive within two years of operations, driven by improving gross profits per unit and higher contribution from corporate vehicle sourcing partners. We currently expect to invest $21 million over the two years following completion of the Merger as we expand to a true national model. As we increase the number of retail hubs, we expect to raise service levels, enabling increased per vehicle economics.
Further Penetration of Existing Accounts and Key Vehicle Channels
We believe that we can benefit from significant untapped opportunities with existing corporate vehicle sourcing partners and that our growing footprint will allow us to better serve our national accounts. Many of our existing partners still sell less than 5% of their vehicles through the retail channel as they typically are (i) still integrating retail remarketing into their programs, (ii) gaining further comfort with the expanding vehicle types, quality and condition available in the retail market and (iii) waiting for our hubs to be opened in key markets where their vehicles are turned in. We have a significant opportunity to further strengthen our relationships with these existing corporate vehicle sourcing partners. As retail remarketing continues to develop as a more established alternative and as CarLotz expands to service buyers and sellers nationwide, we anticipate substantial growth with our existing commercial sellers.
Innovation and Expanded Technological Leadership
We are constantly reviewing our technology platform in furtherance of our strategy to leverage our existing technological leadership through our end-to-end e-commerce platform designed to continually enhance both the car buying and selling experience, while providing insightful data analytics in real time. We expect our integrated mobile application to provide a seamless shopping experience while allowing CarLotz to source more vehicles from corporate vehicle sourcing partners and retail sellers. The scalable nature of this mobile, fully integrated, sourcing partner and customer experience will allow us to further leverage our expanding hub network and establish a larger footprint as we continue to grow our business. Our multi-platform compatible user interface enables anyone, anywhere to access our suite of products and become a vehicle consignor or satisfied customer. Over the next two years, we plan to further invest significantly in our core suite of technology to enhance the buyer and seller experience, improve our B2B vehicle sourcing and expand our business intelligence capabilities with increased machine learning and artificial intelligence. In addition, we plan to invest significant amounts for various retail and processing enhancements, the commercialization of our proprietary technology solutions for our corporate vehicle sourcing partners, and the creation of industry technology standards for retail remarketing communication and marketplace analytics.
Investments in Hubs and Technology Enhance Our Processing Capacity and Efficiency
Our processing centers allow us to add value by efficiently reconditioning vehicles and quickly moving them to market. Our processing centers support the reconditioning fees charged to our corporate vehicle sourcing partners and retail sellers in preparation of the vehicle for sale. Improving efficiencies in our vehicle processing, especially in our technology platforms capable of interfacing directly with our corporate vehicle sourcing partners, enhances our reputation and brand and improves volume and revenue generation. All of the cars we sell undergo a rigorous 133-point inspection, which ensures that the cars we sell meet our safety, reliability and physical appearance standards. Our reconditioning program is driven by years of expertise and allows us to cost-effectively repair, enhance and process a large number of vehicles. These processing centers are much more than simply vehicle repair and reconditioning service centers, they are crucial to the information and data-analytics that have made our model successful. Many of our sellers are also corporate vehicle sourcing partners and the information we gather during processing, such as mechanical failures, brake pad condition and cosmetic damage, allows them to better manage their current and future vehicle fleets and make more informed selling decisions.
As we scale our business, our plan is to invest in increased processing capacity. In addition to achieving cost savings and operational efficiencies, we aim to lower our days to sale. Going forward, we plan to make capital investments in additional processing centers by leveraging our data analytics and deep industry experience and taking into account a combination of factors, including proximity to buyers and sellers, transportation costs, access to inbound inventory and sustainable low-cost labor. All of these initiatives are designed to lower reconditioning costs per unit and thereby improve per unit economics.
Addition of New Corporate Vehicle Sourcing Accounts
We plan to leverage our national footprint in order to access new corporate vehicle sourcing partners, which may not have been accessible to the Company in the past due to geographic limitations. We believe there is substantial opportunity for consignments from corporate vehicle sourcing partners given the size of the total remarketing volume. Our potential vehicle sources include large corporate accounts that do not currently use our services. Additional vehicle volume from new accounts would allow us to improve our consigned vehicle market share at new and existing locations.
Investment in Brand and Tactical Marketing
To date, we have built our brand with a relatively limited marketing budget of less than $4 million annually, targeting local audiences with radio, digital and out-of-home advertising, such as billboards. With the additional capital we expect to raise in this transaction, we intend to ramp up our local advertising and begin to focus on a more national audience. Our plan includes analytics-driven, targeted marketing investments to accelerate growth while being accretive to margins, involving a budget of approximately $15 million for marketing that will focus on local advertising efforts and a nationwide campaign to expand our market reach and enhance our brand. We will also invest in a professional team that will be dedicated to developing and implementing our marketing strategy. With improved awareness of our brand and our services, we plan to identify, attract and convert new sourcing partners at optimized cost.
Increased Service Offerings and Price Optimization
As we further develop the CarLotz brand, we believe our enhanced platform will support increased fees and optimized vehicle pricing. We plan to enhance our service offerings to not only generate additional profit per vehicle but also to better serve our sellers and buyers. We believe that additional investment in targeted areas will support increased fees, gross profit per vehicle and overall lift by improving our days-to-sale and vehicle pricing. Areas of potential further investment in service offerings include (i) expansion of existing and new F&I products to cover appearance, roadside assistance, key insurance and wheel and tire protection, (ii) expansion of our digital wholesale remarketing alternatives for corporate vehicle sourcing partners by building an in-house wholesale vehicle market for those vehicles that we do not sell through our retail channel, and (iii) further development of a front-end digital solution to source more vehicles from consumers.
Marketing
Our current marketing plan revolves around targeted advertising in the geographic locations where we already have established hubs. When we enter a new market, we develop a locally-focused advertising plan to build our brand recognition and awareness. We focus on digital marketing, which we optimize for search engine results, as well as radio and out-of-home advertising. As we gain a foothold in new markets, we also rely on word of mouth praise and referrals from satisfied customers to further drive additional growth. Over time, these strategies allow us to identify, attract and convert new sourcing partners at a lower cost than many of our competitors. As part of our national expansion strategy, we plan to recruit an experienced chief marketing officer, significantly expand our marketing budget and engage in more sophisticated forms of marketing.
Technology
We have developed proprietary technology with an end-to-end e-commerce platform that improves the experience for both sellers and buyers. Our B2B portal and integration framework support the assignment, re-conditioning, sale and remittance of vehicles from our corporate vehicle sourcing partners. In addition, our custom-built automotive ERP integrates all technology with business analytics, AI and machine learning, workflow management, user and data security and content delivery platforms. This allows us to expand our competitive moat through higher returns, lower days-to-sell and deep technology integration for corporate vehicle sourcing partners.
Our proprietary application includes a suite of features tailored to create significant value for both buyers and sellers with tools for photographing, documenting and transmitting vehicle information. This includes a proprietary custom-built vehicle retailing and wholesaling platform that creates and verifies all documents for the purchase, sale and financing over the web or in-hub. This combines our proprietary algorithms with artificial intelligence to select, price and determine the best retail location for all vehicles. Our technology offers a custom system for managing customer leads, scheduling appointments and test drives from our applications and websites as well as from third party providers.
Seasonality
Used vehicle sales experience seasonality with sales peaking late in the first calendar quarter of each year and diminishing through the rest of the year, with the lowest relative level of vehicle sales expected to occur in the fourth calendar quarter. Due to our rapid growth, our overall sales patterns to date have not reflected the general seasonality of the used vehicle industry, but we expect this to change once our business and markets mature. Used vehicle prices also exhibit seasonality, with used vehicle prices depreciating at a faster rate in the last two quarters of each year and a slower rate in the first two quarters of each year. Historically, this has led our gross profit per unit to be higher on average in the first half of each year than in the second half of the year. It is not clear at this time whether seasonal trends will be affected by the impact of the COVID-19 pandemic.
Intellectual Property
The protection of our technology and other intellectual property is an important aspect of our business. We seek to protect our intellectual property (including our technology and confidential information) through a combination of trademark, trade secret and copyright law, as well as contractual commitments and security procedures. We generally require certain of our employees and consultants to enter into confidentiality and assignment of inventions agreements and certain third parties to enter into nondisclosure agreements. We regularly review our technology development efforts and branding strategy to identify and assess the protection of new intellectual property. We own certain trademarks important to our business, such as the CarLotz trademark.

We currently hold rights to the “CarLotz.com” Internet domain name and various other related domain names. The regulation of domain names in the United States is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain all domain names that use the name CarLotz or are otherwise relevant to or descriptive of our business.
While software can be protected under copyright law, we have chosen to rely primarily on trade secret law in order to protect our proprietary software and have chosen not to register any copyrights in these works. In the United States, copyright must be registered in order to enforce certain rights. Therefore, the remedies and damages available to us for unauthorized use of our software may be limited.
Intellectual property laws, contractual commitments and security procedures provide only limited protection, and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Further, trade secrets, know-how and other proprietary materials may be independently developed by our competitors or revealed to the public or our competitors and no longer provide protection for the related intellectual property. In addition, intellectual property laws vary from country to country, and we have not sought trademark registrations outside of the United States. We may therefore be unable to protect certain of our proprietary technology, brands or other intellectual property in other jurisdictions.
Government Regulation
Our business is and will continue to be subject to U.S. federal, state and local laws and regulations. The advertising, sale, purchase, financing and transportation of used vehicles is regulated by every state in which we operate and by the U.S. federal government. We also are subject to state laws related to titling and registration and wholesale vehicle sales, and our sale of value-added products is subject to state licensing requirements, as well as federal and state consumer protection laws. These laws can vary from state to state. The applicability of these regulatory and legal compliance obligations to our e-commerce business depends on evolving interpretations of these laws and regulations and how our operations are, or are not, subject to them, and we may face regulatory action if regulators believe that we are not in compliance with such obligations.
In addition, we are subject to regulations and laws specifically governing the internet and e-commerce and regulations and laws governing the collection, storage and use of personal information and other customer data. We are also subject to federal and state consumer protection laws, including the Equal Credit Opportunities Act and prohibitions against unfair or deceptive acts or practices. The federal governmental agencies that regulate our business and have the authority to enforce such regulations and laws against us include the FTC, the Department of Transportation, the Occupational Health and Safety Administration, the Department of Justice, the Federal Communications Commission and the Consumer Finance Protection Bureau. For example, the FTC has jurisdiction to investigate and enforce our compliance with certain consumer protection laws and has brought enforcement actions against auto dealers relating to a broad range of practices, including the sale and financing of value-added or add-on products and the collection, storage and use of consumer personal information. Additionally, we are subject to regulation by individual state dealer licensing authorities, state consumer protection agencies and state financial regulatory agencies. We also are subject to audit by such state regulatory authorities.
State dealer licensing authorities regulate the purchase and sale of used vehicles and add-on products, including financing, by dealers within their respective states. We are licensed as a dealer in Virginia, North Carolina, Florida, Illinois and Texas, and all of our transactions are conducted under our respective state licenses.
Some states regulate retail installment sales, including setting a maximum interest rate, caps on certain fees or maximum amounts financed. In addition, certain states require that retail installment sellers file a notice of intent or have a sales finance license or an installment sellers license in order to solicit or originate installment sales in that state. All vehicle sale transactions and applicable retail installment financings are conducted under our ten dealer licenses. As we seek to expand our operations and presence into other states, we may be required to obtain additional finance or other licenses, and we may not be able to obtain such licenses within the timeframe we expect or at all.

In addition to these laws and regulations that apply specifically to the sale and financing of used vehicles, our facilities and business operations are subject to laws and regulations relating to environmental protection, occupational health and safety and other broadly applicable business regulations. We also are subject to laws and regulations involving taxes, tariffs, privacy and data security, anti-spam, pricing, content protection, electronic contracts and communications, mobile communications, consumer protection, information-reporting requirements, unencumbered internet access to our platform, the design and operation of websites and internet neutrality. After the closing of the Merger, we are also subject to laws and regulations affecting public companies, including securities laws and exchange listing rules.
For a discussion of the various risks we face from regulation and compliance matters, see “Risk Factors — Risks Related to Our Business.”
Competition
The used vehicle market in the United States is highly competitive and fragmented. There are over 42,000 used vehicle dealers nationwide as well as a large number of transactions occurring in the peer-to-peer market. Competitors in the used vehicle market include:
•
traditional used vehicle dealerships, including those that may increase investment in their technology and infrastructure in order to compete directly with our omni-channel consignment-to-retail model;

•
large national car dealers, such as CarMax and AutoNation, which are expanding into online sales, including omni-channel offerings;

•
on-line and physical auction businesses, such as ADESA, Manheim, ACV, BackLotCars, TradeRev and several smaller independent auctions that compete with us for the supply of our vehicles;

•
sales by rental car companies directly to consumers of used vehicles that were previously utilized in rental fleets, such as Hertz Car Sales and Enterprise Car Sales;

•
car dealers or marketplaces with e-commerce business or online platforms such as Carvana, Vroom and Shift; and

•
the peer-to-peer market, utilizing sites as Facebook, Craiglist.com, eBay Motors and Nextdoor.com.

Our hybrid model offers the highest level of service, online or in-person. Buyers are not forced to decide how they want to interact with our platform before deciding to shop. Instead they have the option of switching back and forth between online and in person as they choose. Our non-commissioned sales model means that buyers feel comfortable asking for personal assistance when they want and trust that the Sales Coach who assists them is not motivated to do anything more than provide exceptional service. And because we source non-competitive inventory, our vehicle prices are, on average, up to $1,000 less than traditional dealership prices, while our asset-light approach leaves CarLotz with limited risk.
Insurance
We maintain insurance policies to cover directors’ and officers’ liability, fiduciary, crime, property, workers’ compensation, automobile, general liability and umbrella insurance in each of the states that we have operations.
All of our insurance policies are with third-party carriers with financial ratings of A or better. We and our insurance broker regularly review our insurance policies and believe the premiums, deductibles, coverage limits and scope of coverage under such policies are reasonable and appropriate for our business.
Human Capital Resources
As of February 1, 2021, we had approximately 175 teammates, 166 of which were full-time employees, 4 of which were part-time employees and 5 of which were interns. All of our teammates are paid via W-2 and none of our employees are represented by a labor union. We have a good relationship with our employees and have not experienced any interruptions of operations due to labor disagreements. Most of our staff are at-will employees that can terminate their employment relationship with us at any time, and their knowledge of our business and industry would be difficult to replace.
We believe our success depends on the efforts and talents of our executives and employees. We rely on our senior management to execute our business plan and we rely on our sales and customer service employees to drive our supply of used vehicles. Our ability to attract and retain qualified executives and effective sales and customer service professionals is material to our business.
Facilities
Our corporate headquarters is located in Richmond, Virginia. This location consists of approximately 5,463 square feet of office space under a lease that expires May 1, 2023. We also use this facility for finance and accounting, legal, talent management, technology, marketing, inventory, sales and other administrative functions.
We operate ten hubs throughout the Mid-Atlantic, Southeast, Southcentral, Midwest and West Coast regions. Our first hub, in Midlothian, Virginia, consists of 3,200 square feet of space under a lease that expires in November 2024. Our Richmond, Virginia hub consists of 800 square feet under a lease that expires in August 2024. Our Chesapeake, Virginia hub consists of 1,800 square feet under a lease that expires in October 2024. Our Greensboro, North Carolina hub consists of approximately 2,200 square feet under a lease that expires in January 2026. Our Monroe (Charlotte), North Carolina hub consists of approximately 11,000 square feet under a lease that expires in May 2024. Our Tampa, Florida hub consists of approximately 10,900 square feet under a lease that expires in October 2027. Our Downers Grove (Chicago), Illinois hub consists of approximately 29,000 square feet under a lease that expires in March 2023. Our San Antonio, Texas hub consists of approximately 22,000 square feet under a lease that expires in April 2023. Our Lynnwood (Seattle), Washington hub consists of approximately 33,700 square feet under a lease that expires in November. Our Merritt Island (Orlando), Florida hub consists of approximately 12,300 square feet under a lease that expires in March 2031. Our hubs in San Antonio, Downers Grove, Tampa, Greensboro , Lynnwood, Merritt Island and Monroe have integrated processing centers.
Legal Proceedings
From time to time, we are subject to various claims, charges and litigation matters that arise in the ordinary course of business. We believe these actions are a normal incident of the nature and kind of business in which we are engaged. While it is not feasible to predict the outcome of these matters with certainty, we do not believe that any asserted or unasserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations or prospects.

MANAGEMENT
Executive Officers and Directors
The following table sets forth the names, ages and positions of our executive officers and directors as of February 9, 2021.
Name	Age	Position
Michael W. Bor	46	Chief Executive Officer and Chairman (Class II Director)
John W. Foley II	44	Chief Operating Officer
Daniel A. Valerian	47	Chief Technology Officer
Elizabeth Sanders	30	Chief Administrative Officer
Rebecca C. Polak	50	Chief Commercial Officer and General Counsel
Thomas W. Stoltz	60	Chief Financial Officer
Michael Chapman	47	Chief Marketing Officer
David R. Mitchell	53	Class I Director
Luis Ignacio Solorzano Aizpuru	48	Class I Director
Kimberly H. Sheehy	56	Class I Director
Steven G. Carrel	46	Class II Director
James E. Skinner	67	Class II Director
Linda B. Abraham	58	Class III Director
Sarah M. Kauss	45	Class III Director
Michael W. Bor founded CarLotz in 2011 and has been our Chief Executive Officer since its inception and has served as the chairman of our board of directors since the Closing Date, having previously served on the Former CarLotz board of directors from its inception. Mr. Bor oversees the general strategy and vision of the Company, as well as managing growth, vehicle sourcing relationships and new hub openings. Before founding CarLotz, Mr. Bor worked at Harris Williams & Co. from 2003 to 2010, and served as a Director in the Transportation & Logistics M&A Investment Banking group and assisted with the firm’s international expansion into Europe, Asia and the Middle East. Prior to Harris Williams & Co., Mr. Bor worked in the Investment Banking Department at Lehman Brothers and at PricewaterhouseCoopers. Mr. Bor received his MBA from Harvard Business School and a BS in Finance from Lehigh University. Mr. Bor’s intimate knowledge of the Company and extensive knowledge of the automotive industry make him highly qualified to serve on our board of directors.
John W. Foley II joined CarLotz in 2014 and has been our Chief Operating Officer since December 2014. Mr. Foley oversees sales and processing center operations, inventory acquisition and shared services support team operations. He has led five hub openings across four states. Mr. Foley has more than 20 years of automotive retail experience. Previously, Mr. Foley worked at MileOne from July 2010 to November 2014 as General Manager of Hall Nissan Chesapeake. Mr. Foley attended Hampden-Sydney College.
Daniel A. Valerian has been with CarLotz since the Company was founded in 2011, currently serving as Chief Technology Officer since January 2015. Mr. Valerian oversees technology strategy, development and operations and keeps CarLotz at the forefront of new technology by utilizing cloud, API and RPA software. He developed all of the CarLotz proprietary technological infrastructure and supply partner integrations. Mr. Valerian has an extensive background in technology, previously serving as a Senior Manager at Accenture in the Global Business Solutions practice from 1997 to 2009. Mr. Valerian received his BS in Mechanical Engineering from Lehigh University.
Elizabeth Sanders has been our Chief Administrative Officer since early 2016 and oversees talent management, recruiting, training, facilities, insurance and legal operations. Ms. Sanders is heavily focused on talent acquisition, performance management, safety, training best practices and leads the Company’s diversity and inclusion initiatives. Prior to joining CarLotz, Ms. Sanders was lead recruiter at Robert Half

Technology beginning in 2014 and prior to that was assistant branch rental manager at Enterprise Rent-A-Car beginning in 2012. Ms. Sanders received her BA in Business Administration from James Madison University.
Rebecca (“Becca”) C. Polak has been our Chief Commercial Officer and General Counsel since November 2020. Prior to joining CarLotz, Ms. Polak was the Chief Legal Officer for KAR Auction Services, Inc. (NYSE:KAR) and President of Trade Rev from October 2017 to October 2019 and Secretary of KAR from April 2007 until October 2019. Ms. Polak previously served as Executive Vice President and General Counsel for KAR from April 2007 to October 2017, the Assistant General Counsel and Assistant Secretary of ADESA from February 2005 to April 2007 and as Vice President of ADESA from December 2006 to April 2007. Prior to joining ADESA, Ms. Polak practiced corporate and securities law with Krieg DeVault in Indianapolis from 2000 to 2005 and with Haynes and Boone in Dallas from 1995 to 1999. Ms. Polak received her JD from the Southern Methodist University Dedman School of Law and her BA in English from Indiana University Bloomington.
Thomas (“Tom”) W. Stoltz has been our Chief Financial Officer since November 2020. Prior to joining CarLotz, Mr. Stoltz was the Chief Financial Officer of Portillo’s Hotdogs from May 2015 until November 2020. Mr. Stoltz was the Chief Operating Officer and Chief Financial Officer of Body Central Corp. from September 2011 to July 2014, the Chief Financial Officer of Fanatics, Inc. from April 2008 to September 2011, the Chief Financial Officer of Cato Corporation from November 2006 to April 2008 and the Chief Financial Officer of Citi Trends, Inc. from September 2000 to November 2006. Mr. Stoltz has been a licensed CPA since 1985. Mr. Stoltz received his BS in Accounting and Finance from the University of North Carolina at Chapel Hill.
Michael Chapman has been our Chief Marketing Officer since December 2020. Prior to joining CarLotz, Mr. Chapman served in several roles at The Martin Agency over a 13 year period. From January 2019 until November 2020, Mr. Chapman served as the Chief Growth Officer and from June 2017 until January 2020, Mr. Chapman served as the Chief Strategy Officer for The Martin Agency. Mr. Chapman’s other positions at the Martin Agency included serving as the Senior Vice President and Managing Director for Strategic Planning from 2014 until 2017 and as the Senior Vice President and Group Planning Director from 2007 until 2014. Prior to that, Mr. Chapman served as a Senior Planner at McCann London. Mr. Chapman received his BS in Religious Studies from the University of Virginia, his Master’s in Communications from Virginia Commonwealth University and his MBA from the University of Virginia in 2013.
David R. Mitchell became a member of our board of directors on the Closing Date and previously served on the Former CarLotz board of directors. Mr. Mitchell has been with TRP since 2002, currently serving as a Managing Director. Prior to joining TRP, Mr. Mitchell spent 12 years in management consulting including experience as a Senior Manager with Deloitte Consulting in the automotive and manufacturing practice, and a Senior Consultant with Accenture. Mr. Mitchell previously served on the board of directors of Spy Optic, Inc. until October 2017. Mr. Mitchell holds a BS degree in Chemical Engineering from the University of Notre Dame and an MBA from the Stanford University Graduate School of Business. Mr. Mitchell’s years of management consulting experience and industry experience with TRP qualify him to serve on our board of directors.
James E. Skinner served on the Acamar Partners’ board of directors since February 2020 and continued as a member of our board of directors following the Closing Date. Mr. Skinner held various senior management positions with Neiman Marcus Group, Inc. and its related and predecessor companies from June 2001 until his retirement in February 2016, including serving as Vice Chairman between July 2015 and February 2016, Executive Vice President, Chief Operating Officer and Chief Financial Officer between October 2010 and July 2015, and serving as Executive Vice President and Chief Financial Officer from 2007 to 2010. Mr. Skinner served as Senior Vice President and Chief Financial Officer of CapRock Communications Corp. in 2000 and from 1991 until 2000, Mr. Skinner served in several positions with CompUSA Inc., including Executive Vice President and Chief Financial Officer beginning in 1994. Mr. Skinner also served as a partner with Ernst & Young from 1987 until 1991. Mr. Skinner serves on the board of directors of Ares Commercial Real Estate Corporation (NYSE: ACRE), a specialty finance company that originates and invests in commercial real estate loans and related investments. He formerly served as director of Fossil Group, Inc., a global design, marketing and distribution company of consumer fashion accessories, and Hudson Ltd., one of the largest travel retailers in North America. Mr. Skinner holds a B.B.A. from Texas Tech University and is a certified public accountant in Texas. Mr. Skinner provides the board of directors with extensive leadership experience obtained from his service as a chief financial officer of large organizations and his extensive knowledge in accounting, finance, capital markets, strategic planning and risk management. Mr. Skinner is well qualified to serve as a member of our board of directors based on his extensive background and investment experience in the consumer and retail sectors.
Steven G. Carrel became a member of our board of directors on the Closing Date and previously served on the Former CarLotz board of directors. Mr. Carrel has been with TRP from 1998 to 2002 and from 2004 to present, currently serving as a Managing Director at TRP. Before joining TRP, Mr. Carrel worked as an analyst in the Investment Banking Division of Merrill Lynch. Mr. Carrel earned his B.S. in Finance from the Pennsylvania State University and his MBA from Harvard Business School. Mr. Carrel’s years of investing and industry experience qualify him to serve on our board of directors.
Luis Ignacio Solorzano Aizpuru became a member of our board of directors on the Closing Date and previously served as Acamar Partners’ Chief Executive Officer and a member of the Acamar Partners board of directors since its inception in November 2018. Mr. Solorzano began his career with BankBoston Capital, where he spent four years making private equity investments and corporate loans across Latin America. In 2001, Mr. Solorzano joined Advent International becoming a Partner and Managing Director in 2008. He became head of the Mexico office in 2012 and served as Chairman of the Latin America’s Investment Committee from 2013 to 2017. He is a cofounder of Brabex Capital, an investment management firm. Mr. Solorzano obtained an Economics degree (cum laude) from the Instituto Tecnológico Autónomo de México (ITAM) and an MBA from Harvard Business School. Mr. Solorzano has served on the boards of various public and private companies, including Dufry, Grupo Aeroportuario del Centro Norte S.A.B. (OMA), Latin American Airport Holdings, Aerodom, InverCap Holdings, Grupo Financiero Mifel and Viakem. We believe that Mr. Solorzano is qualified to serve as a member of our board of directors because of his extensive investment experience across various sectors in the Americas and Europe, and his experience supporting portfolio companies in the design and implementation of strategic, operating and financial value creation initiatives
Linda B. Abraham became a member of our board of directors on the Closing Date. Ms. Abraham has served as Managing Director of Crimson Capital, which invests in and advises early stage technology companies spanning data/analytics, cybersecurity, machine learning, e-commerce, educational technology and virtual reality, since 2014. From 1999 to 2013, Ms. Abraham co-founded and served as Executive Vice President of comScore, which went public in 2007. Prior to co-founding comScore, Ms. Abraham co-founded Paragren Technologies, today owned by Oracle, and also served in various roles at Procter & Gamble and Information Resources, Inc., where she developed and commercialized a series of data-driven analytical products. Ms. Abraham, also serves on the board of directors of Site Centers Corp., as the Vice Chair of Upskill, a virtual reality company for large scale manufacturing enterprises and serves on the boards of the Data Science Institute at the University of Virginia, the International Women’s Forum of Northern California and Tiger 21. Ms. Abraham is an active member of the World Economic Forum and is a member of the Selection Committee for the Technology Pioneer program. Ms. Abraham received her BS in Quantitative Business Analysis from Penn State University. Ms. Abraham is qualified to serve as a member of our board of directors based on her extensive experience as a technology entrepreneur and as an expert in consumer analytics.
Sarah M. Kauss became a member of our board of directors on the Closing Date. Ms. Kauss is the founder of S’well, which manufactures reusable, insulated products for the retail and wholesale market and served as its Chief Executive Officer from 2010 to February 2020. She currently serves as Chairwoman. Prior to founding S’well, Ms. Kauss was a CPA at Ernst & Young. Ms. Kauss received her MBA from Harvard Business School and her BS in business and accounting from the University of Colorado at Boulder. Ms. Kauss is qualified to serve as a member of our board of directors based on her extensive experience in retail and founding and leading a successful retail company.
Kimberly H. Sheehy became a member of our board of directors on the Closing Date. Ms. Sheehy has served as Chief Financial Officer of ResMan, a privately-owned software company providing software solutions to multi-family residential property managers, since May 2019. Ms. Sheehy served as Chief Financial Officer of Lori’s Gifts Inc., a privately-owned retail company serving hospitals throughout the United

States, from March 2018 through April 2019. Ms. Sheehy previously served as Chief Financial Officer of StackPath LLC, provider of web services platform for security, speed and scale, from December 2015 through October 2017. Prior to joining StackPath, Ms. Sheehy served as Chief Financial & Administrative Officer of CyrusOne Inc., a real estate investment trust that invests in data centers, from November 2012 through September 2015. Prior to that, she held various roles between 1996 and 2012 at Cincinnati Bell Inc., including Treasurer and Vice President of Investor Relations from March 2011 through November 2012, Vice President of Finance and Treasurer from 2007 to 2011, and prior to 2007, she held positions including Vice President of Financial Planning and Analysis and Managing Director of Corporate Tax. Prior to joining Cincinnati Bell Inc., Ms. Sheehy held accounting and tax positions at Ernst & Young. Ms. Sheehy serves as a member of Switch, Inc’s. board of directors. Ms. Sheehy received her Bachelor’s Degree in Accounting from the University of Cincinnati and holds her Certified Public Accounting license in the state of Ohio. Ms. Sheehy is qualified to serve as a member of our board of directors based on her extensive executive finance and accounting expertise with publicly held companies.
Director Independence
Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors”, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship that, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Based on information provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of Luis Ignacio Solorzano Aizpuru, James E. Skinner, David R. Mitchell, Steven G. Carrel, Linda B. Abraham, Sarah M. Kauss and Kimberly H. Sheehy is an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances that our board of directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director (and related entities) and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.”
Role of Our Board of Directors in Risk Oversight
Our board of directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting to our board of directors by the audit committee. The audit committee represents our board of directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of our business and summarizes for our board of directors all areas of risk and the appropriate mitigating factors. In addition, our board of directors receives periodic detailed operating performance reviews from management.
Composition of Our Board of Directors
Our business and affairs are managed under the direction of our board of directors. We have a classified board of directors, with three directors in Class I (David R. Mitchell, Luis Ignacio Solorzano Aizpuru and Kimberly H. Sheehy), three directors in Class II (Michael W. Bor, Steven G. Carrel and James E. Skinner) and three directors in Class III (Linda B. Abraham, Sarah M. Kauss and a third director expected to be appointed within 12 months of the Closing Date by majority vote of the independent directors). See “Description of Securities.”
Board Committees
The standing committees of our board of directors consist of an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may from time to time establish other committees.

Our president and chief executive officer and other executive officers regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls.
Audit Committee
Our audit committee consists of Kimberly H. Sheehy, who serves as the chairperson, Sarah M. Kauss and James E. Skinner. Each proposed member of the audit committee qualifies as an independent director under the Nasdaq corporate governance standards and the independence requirements of Rule 10A-3 of the Exchange Act. Our board of directors has determined each member of our audit committee qualifies as “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq.
The purpose of the audit committee is to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our board of directors in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function and (5) the performance of our independent registered public accounting firm.
Our board of directors has adopted a written charter for the audit committee, which is available on our website.
Compensation Committee
Our compensation committee consists of Linda B. Abraham, who serves as the chairperson, Luis Ignacio Solorzano Aizpuru and Sarah M. Kauss.
The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.
Our board of directors has adopted a written charter for the compensation committee, which is available on our website.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of James E. Skinner, who serves as the chairperson, Luis Ignacio Solorzano Aizpuru and Kimberly H. Sheehy.
The purpose of our nominating and corporate governance committee is to assist our board of directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new board of directors members, consistent with criteria approved by our board of directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that our board of directors select, the director nominees for the next annual meeting of stockholders, (3) identifying board of directors members qualified to fill vacancies on any board of directors committee and recommending that our board of directors appoint the identified member or members to the applicable committee, (4) reviewing and recommending to our board of directors corporate governance principles applicable to us, (5) overseeing the evaluation of our board of directors and management and (6) handling such other matters that are specifically delegated to the committee by our board of directors from time to time.
Our board of directors has adopted a written charter for the nominating and corporate governance committee, which is available on our website.

Code of Business Conduct
Our board of directors has adopted a code of business conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which is available on our website. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.
Compensation Committee Interlocks and Insider Participation
No member of the compensation committee was at any time during 2020, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board of directors or member of our compensation committee.
Compensation of Directors and Officers
Overview
Our compensation policies and philosophies are designed to:
•
attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, creating and maintaining our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness and growth;

•
reward senior management in a manner aligned with our financial performance; and

•
align senior management’s interests with our stockholder’ long-term interests through equity participation and ownership.

Decisions with respect to the compensation of our executive officers, including our named executive officers, are made by the compensation committee of our board of directors.
Compensation for our executive officers has the following components: base salary; cash bonus opportunities; long-term incentive compensation; broad based employee benefits; supplemental executive perquisites; and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits are designed to attract and retain senior management talent. We also use annual cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of our named executive officers with the long-term interests of our equity-owners and to enhance executive retention.
Base Salary
Our named executive officers’ base salaries are described under “Executive Compensation” and are subject to immaterial increases made in connection with our annual review of our named executive officers’ base salaries, and are reviewed annually by the compensation committee.
Annual Bonuses
We expect to use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.
Stock-Based Awards
We expect to use stock-based awards in future years to promote our interest by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the executives’ interests with those of our stockholders. Stock-based awards will be awarded in future years under the 2020 Plan.
Other Compensation
We maintain various employee benefit plans, including medical, dental, vision, life insurance and 401(k) plans, paid vacation, sick leave and holidays and employee assistance program benefits in which the named executive officers participate. We also provide our named executive officers with specified perquisites and personal benefits that are not generally available to all employees. See “Executive Compensation.”
Director Compensation
Our non-employee directors receive varying levels of compensation for their services as directors and members of committees of our board of directors pursuant to the Director Compensation Policy described in “Executive Compensation.”

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. In 2020, our “named executive officers” and their positions were as follows:
•
Michael W. Bor, Chief Executive Officer;

•
John W. Foley II, Chief Operating Officer; and

•
Rebecca C. Polak, Chief Commercial Officer and General Counsel.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we may adopt in the future may differ materially from any currently planned programs summarized in this discussion.
Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2020 and 2019.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael W. Bor Chief Executive Officer	2020	345,457	—	—	—	—	—	27,957	382,989
	2019	334,793	—	—	—	—	—	24,975	359,768
John W. Foley II Chief Operating Officer	2020	206,731		—	—	18,750	—	20,478	245,959
	2019	168,269		—	10,490	25,500	—	17,106	221,365
Rebecca C. Polak Chief Commercial Officer and General Counsel	2020	55,385	120,000	—	—	—	—	—	175,385
	2019	—	—	—	—	—	—	—	—

(1)
Amounts represent the named executive officer’s base salary during the fiscal year covered.

(2)
Ms. Polak started her employment with us in October 2020. Shortly after, Ms. Polak received a signing bonus of $120,000.

(3)
Amounts reflect the full grant-date fair value of stock options granted during 2019 and 2020 computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. For the value of the stock option awards made to named executive officers in 2020, we assumed an expected volatility of 60%; an expected dividend yield of 0; an expected term of 5 years; and a risk-free interest rate between 0.26% and 0.37%. We provide information regarding the assumptions used to calculate the value of the stock option awards made to named executive officers in 2019 in Note 18 to the audited consolidated financial statements of Former CarLotz.

(4)
In 2019 and 2020, Mr. Foley received annual cash incentive payments of $25,500 and $18,750, respectively, based on the achievement of certain performance goals relating to sales operations, dealer inventory, organizational development and personal development.

(5)
The amounts in this column also include matching contributions to the Former CarLotz 401(k) plan in 2020 for Messrs. Bor and Foley in the amounts of $3,316 and $2,255, respectively.

The amounts also include Company-paid life insurance premiums equal to $4,536 on behalf of Mr. Bor in 2020.
In addition, the amounts include the cost of demonstration vehicles provided in 2020 to Messrs. Bor and Foley in the amounts of $20,105 and $18,223, respectively. Such costs consist of vehicle cost, maintenance and insurance.
NARRATIVE TO SUMMARY COMPENSATION TABLE
Base Salaries
The named executive officers receive a base salary to compensate them for services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The Company reviews salaries at least annually, taking into account, among other factors, Company and individual performance.
Bonuses
In 2020, Ms. Polak received a signing bonus of $120,000 in connection with the commencement of her employment in October 2020. In 2019, Mr. Foley received an annual cash incentive payment of $25,500 based on the achievement of certain performance goals relating to sales operations, dealer inventory, organizational development and personal development. In 2020, Mr. Foley received an annual cash incentive payment of $18,750 based on the achievement of the previously described performance goals. No bonus or annual cash incentive was paid with respect to 2019 or 2020 for Mr. Bor.
Equity Compensation
We maintain the CarLotz, Inc. 2011 Stock Incentive Plan, referred to as the 2011 Plan, and the CarLotz, Inc. 2017 Stock Option Plan, referred to as the 2017 Plan, which provide our employees (including the named executive officers), directors and consultants the opportunity to participate in the equity appreciation of our business through the receipt of stock options. We believe stock options function as a compelling retention tool.
The stock options outstanding under the 2011 Plan were originally scheduled to vest in equal annual installments over four years, subject to the option holder’s continuous employment with us through each of the applicable vesting dates. The stock options granted under the 2017 Plan were originally scheduled to vest only upon the achievement of certain internal rate of return or cash on cash return targets following a Change of Control (as defined in the 2017 Plan), subject to the option holder’s continuous employment through the date of such Change of Control. The consummation of the Merger did not constitute a Change of Control under the 2017 Plan, but our board of directors approved the acceleration of the vesting of all stock option awards, other than awards granted in August 2020, upon the consummation of the Merger. Each option issued under the 2011 Plan or the 2017 Plan that was outstanding immediately prior to the Effective Time, whether vested or unvested, was generally cancelled and automatically converted into: (i) the right to receive an amount in cash; (ii) a number of stock options; and (iii) a number of Earnout Acquiror RSUs that will vest when certain earnout requirements set forth in the Merger Agreement are met, in each case as determined under the Merger Agreement.
Our board of directors has adopted, and stockholders have approved, the CarLotz, Inc. 2020 Incentive Plan (the “2020 Plan”) to provide for equity award grants upon and following the consummation of the Merger. No further awards will be made under the 2017 Plan or the 2011 Plan.
The employment agreements with the named executive officers provided for equity awards under the 2020 Plan to be made in connection with the Closing Date.
The equity awards generally are subject to time-based vesting in equal annual installments over a four-year period. Ms. Polak’s earnout restricted stock units will vest on the same terms and conditions as apply to Earnout Acquiror RSUs and her continued employment through the applicable vesting date. All stock options have an exercise price equal to the closing price per share of the Class A common stock of Acamar Partners on the day immediately prior to the Closing Date ($11.35) and will expire on the tenth anniversary of the grant date.
The following table summarizes the awards granted to the executives based on the above provisions:
Name	Options	RSUs	Earnout RSUs
Michael W. Bor	128,218	88,106	—
John W. Foley	64,109	44,053	—
Rebecca C. Polak	303,700	127,175	86,175
Other Elements of Compensation
Retirement Plans
We currently maintain the CarLotz, Inc. 401(k) Plan, referred to as the 401(k) Plan, a tax-qualified defined contribution retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code of 1986, as amended, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. We believe that providing a vehicle for tax-deferred retirement savings through the 401(k) Plan adds to the overall desirability of our executive compensation package and further incentivizes our employees. Starting in 2021, we make matching contributions of up to 3% of each eligible employee’s gross wages. Prior to 2021, we made matching contributions of up to 1% of each eligible employee’s gross wages. The matching contributions vest based on years of service with the Company, with 25% of such contributions vesting for each year of service.
Employee Benefits
Health/Welfare Plans.   All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:
•
medical, dental and vision benefits;

•
health savings accounts;

•
short-term disability insurance;

•
life insurance; and

•
employee assistance program.

We believe the benefit plans described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.
No Tax Gross-Ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes with respect to any of the compensation or perquisites paid or provided by the Company.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of Former CarLotz common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Michael W. Bor	11/1/2015(1)	25,000	—	—	6.82	8/31/2022
	4/23/2018(2)	—	—	60,188	9.82	4/23/2028
	2/4/2020(2)	—	—	50,000	9.82	2/4/2030
John W. Foley II	2/1/2015(1)	5,000	—	—	6.82	8/31/2022
	6/1/2016(1)	2,500	—	—	6.82	8/31/2022
	1/1/2017 (1)	10,000	—	—	6.82	8/31/2022
	5/14/2018 (2)	—	—	60,188	9.82	5/14/2028
	11/1/2019 (2)	—	—	40,000	9.82	11/1/2029
Rebecca C. Polak	—	—	—	—	—	—

(1)
The stock options outstanding under the 2011 Plan were originally scheduled to vest in equal annual installments over four years, subject to the option holder’s continuous employment with us through each of the applicable vesting dates. The consummation of the Merger did not constitute a Change of Control under the 2011 Plan, but our board of directors approved the acceleration of the vesting of all stock option awards, other than certain awards granted in August 2020, upon the consummation of the Merger. Such awards were treated as described above in connection with the Merger.

(2)
The stock options granted under the 2017 Plan were originally scheduled to vest only upon the achievement of certain internal rate of return or cash on cash return targets following a Change of Control (as defined in the 2017 Plan), subject to the option holder’s continuous employment through the date of such Change of Control. The consummation of the Merger did not constitute a Change of Control under the 2017 Plan, but our board of directors approved the acceleration of the vesting of all stock option awards, other than certain awards granted in August 2020, upon the consummation of the Merger. Such awards were treated as described above in connection with the Merger.

Executive Compensation Arrangements
Original Michael W. Bor Employment Agreement
We entered into an employment agreement with Mr. Bor on September 18, 2017 (the “Original Bor Employment Agreement”), providing for his position as Chief Executive Officer. The Original Bor Employment Agreement has been superseded by the new employment agreement we entered into with Mr. Bor in connection with the Merger, as described below. The Original Bor Employment Agreement provided for an initial term through September 18, 2020, subject to automatic renewal for successive one-year periods thereafter unless either we or Mr. Bor provided three months’ notice of non-renewal. The Original Bor Employment Agreement provided for an initial annual base salary of $250,000 (which was subsequently increased and equaled $360,000 as of July 20, 2020). The Original Bor Employment Agreement provided that Mr. Bor may be eligible to receive additional bonus compensation at or around the end of the calendar year pursuant to a bonus plan to be established by our board of directors and based on the achievement of specific Company and personal performance thresholds to be determined by our board of directors, provided that he was employed by us on the last day of the calendar year and was not terminated for Due Cause (as defined in the Original Bor Employment Agreement) prior to the payment of any such bonus. No such bonus plan was established by our board of directors for Mr. Bor in 2019 or 2020.
Pursuant to the Original Bor Employment Agreement, upon a termination of employment by us for any reason other than Due Cause (and not due to death or disability), by Mr. Bor for Good Reason or due to a non-renewal of the term by us, Mr. Bor would receive, within 60 days following termination, a cash lump sum payment equal to his annual base salary at the time of termination, conditioned upon Mr. Bor agreeing to a general release of claims in favor of us. For purposes of the Original Bor Employment Agreement, Good Reason generally meant (i) a material breach by us of the terms of the Original Bor Employment Agreement relating to Mr. Bor’s salary and benefits, which breach was not cured within 10 days after Mr. Bor provided written notice to our directors describing such breach, (ii) a significant reduction of Mr. Bor’s responsibilities, (iii) a relocation of Mr. Bor’s place of employment and office more than 50 miles or (iv) a significant health problem that materially interfered with Mr. Bor’s ability to perform his responsibilities under the Original Bor Employment Agreement, subject to our ability to correct any event that gave rise to Mr. Bor’s ability to resign for Good Reason (other than the event described in (iv)) within 45 days of receiving notice from Mr. Bor of the existence of such event.
New Employment Agreements
Each of our named executive officers entered into an employment agreement (the “New Employment Agreements”) with us in connection with the Merger. The new employment agreements are dated December 11, 2020 for Messrs. Bor and Foley and December 14, 2020 for Ms. Polak, and became effective as of the Effective Time. Each employment agreement sets out the general terms and conditions of employment, including annual base salary and eligibility to participate in our employee benefit and health and welfare plans.
The New Employment Agreements for the named executive officers provide for the following economic terms:
Name	Annual Base Salary ($)	Target Bonus (%)
Michael W. Bor	600,000	100
John W. Foley	400,000	75
Rebecca C. Polak	400,000	75
Pursuant to the New Employment Agreements with the executives, upon a termination of employment by us for any reason other than for Cause (and not due to death or disability) or by the executive for Good Reason, if not in a Change in Control Period (as each such term is defined in the relevant New Employment Agreement), the executive will receive (i) an amount in cash equal to 12 months of such executive’s then-existing base salary, payable in regular installments over the 12-month period following termination of employment, and (ii) up to 12 months of continued health benefits at active employee rates and levels (or, at our discretion, reimbursement for continued coverage under our group health plan) and, in the case of Mr. Bor, both (i) a pro-rated portion of the bonus he would have earned had he remained employed through the end of the year of such termination and (ii) accelerated vesting and, if applicable, exercisability of the number of shares of common stock subject to his then outstanding equity awards that would otherwise have become vested during the 12-month period following the date of termination, with performance-based awards vesting based on actual performance.
Upon a termination of employment by us for any reason other than for Cause (and not due to death or disability) or by the executive for Good Reason, in each case in a Change in Control Period, the executive will receive (i) an amount in cash equal to 12 months of such executive’s then-existing base salary, payable in regular installments over the 12-month period following termination of employment, (ii) up to 12 months of continued health benefits at active employee rates and levels (or, at our discretion, reimbursement for continued coverage under our group health plan), (iii) a pro-rated portion of the bonus he or she would have earned had they remained employed through the end of the year and (iv) a full acceleration of equity awards, with performance-based awards vesting based on actual performance. In addition, Mr. Bor will receive cash in an amount equal to his full target bonus, payable in regular installments over the 12-month period following termination of employment.
Each of our named executive officers has entered into a restrictive covenant agreement with us. Messrs. Bor and Foley’s non-compete and non-solicit covenants apply for two years immediately following their respective dates of termination of employment in the event of a termination due to a Fault Event (as defined in the New Employment Agreement) or, in the event of a termination or expiration for any other reason, for a period of one year immediately following their respective dates of termination. Ms. Polak’s non-compete and non-solicit covenants apply for one year following the termination of her employment.
Incentive Arrangements
We currently maintain the 2011 Plan, the 2017 Plan and individualized agreements, and we have adopted the 2020 Plan in connection with the Merger, as described above.
Director Compensation
None of our non-employee directors has yet received any compensation for their service as a director. We have established a non-employee director compensation policy in connection with the Merger (the “Director Compensation Policy”). Pursuant to the Director Compensation Policy, each non-employee director who is not an affiliate of TRP or the Sponsor will receive an annual retainer of $40,000. In addition, the audit committee chair will receive an additional retainer of $15,000 and other audit committee members will receive an additional retainer of $7,500. The compensation committee chair will receive an additional retainer of $12,000 and other compensation committee members will receive an additional retainer of $6,000. The nominating and corporate governance committee chair will receive an additional retainer of $8,000 and other nominating and corporate governance committee members will receive an additional retainer of $4,000. Each non-employee director who is not an affiliate of TRP or the Sponsor will be granted an annual award of restricted stock units with a grant date value equal to $135,000 and will receive a prorated portion of such award in connection with the Merger.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In November 2018, the Sponsor purchased an aggregate of 8,625,000 shares of Acamar Partners Class B common stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.003 per share. On April 9, 2019, 985,670 Founder Shares were returned by the Sponsor to Acamar Partners for no consideration and cancelled because the underwriters’ over-allotment option in connection with Acamar Partners’ initial public offering was not exercised in full. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of Acamar Partners common stock.
The Sponsor purchased an aggregate of 6,074,310 Private Placement Warrants for a purchase price of $1.50 per warrant in a private placement that occurred simultaneously with the closing of Acamar Partners’ initial public offering. As such, the Sponsor’s interest in this transaction is valued at $9,111,465. Each Private Placement Warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as provided in the Warrant Agreement, dated February 21, 2019 (the “Warrant Agreement”) between Acamar Partners and American Stock Transfer & Trust Company, LLC with respect to the warrants. The Private Placement Warrants (including the shares of common stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the Closing Date.
Acamar Partners entered into an Administrative Services Agreement pursuant to which it paid Enso Advisory, an affiliate of the Sponsor, a total of $37,000 per month for office space, administrative support and salaries to be paid to employees of Enso Advisory for due diligence and related services in connection with Acamar Partners’ search for a target company. Mr. Solorzano is an advisor to Enso Advisory but was not paid from the monthly fee Acamar Partners paid to Enso Advisory. These monthly fees ceased upon the closing of the Merger.
The Sponsor (directly or through its affiliates) agreed to loan Acamar Partners up to $400,000 under an unsecured promissory note used for a portion of the expenses of Acamar Partners’ initial public offering. These loans were non-interest bearing, unsecured and were due at the earlier of June 30, 2019 and the closing of Acamar Partners’ initial public offering. These loans were repaid upon completion of Acamar Partners’ initial public offering.
Stockholders Agreement
On the Closing Date, the Company, TRP, the Sponsor and Michael W. Bor entered into a stockholders agreement (the “Stockholders Agreement”) pursuant to which (i) Michael W. Bor will be nominated to our board of directors so long as he is our chief executive officer or he, together with his affiliated family trusts, holds at least 10% of the outstanding shares of common stock, (ii) TRP will have the right to nominate two directors to our board of directors so long as it holds at least 10% of the outstanding shares of common stock, (iii) the Sponsor will have the right to nominate two directors to our board of directors, one of whom shall be an independent director, so long as the Sponsor holds at least 3% of the outstanding shares of common stock and (iv) all other directors (who will be independent) will be nominated by the nominating and corporate governance committee of our board of directors.
Registration Rights and Lock-up Agreement
On the Closing Date, the Company entered into a registration rights and lock-up agreement (the “Registration Rights and Lock-Up Agreement”) with the Sponsor and certain Former CarLotz stockholders (the “New Holders” and, collectively with the Sponsor, the “Holders”) requiring the Company to, among other things, file a registration statement to register the resale of certain shares of common stock held by the Holders within 45 days after the Closing Date and to use reasonable best efforts to cause such registration statement to be declared effective as soon as possible after such initial filing, but no later than the earlier of (i) the 90th day (or the 120th day if the SEC notifies that it will “review” such registration statement) following the Closing Date and (ii) the 10th business day after the date the SEC notified that such registration statement will not be “reviewed” or will not be subject to further review. In addition, pursuant to the terms of the Registration Rights and Lock-Up Agreement and subject to certain requirements and customary conditions, TRP, Michael W. Bor and the Sponsor (the “Demanding Holders”) each have two demand rights under which they may demand, at any time and from time to time, that the Company file a registration statement on Form S-3 (or Form S-1 if Form S-3 is not available) to register the securities of the Company held by such Demanding Holder, and each may specify that such demand registration take the form of an underwritten offering. Once the resale registration statement has been filed and declared effective, the Demanding Holders have unlimited rights to request that the Company register an underwritten offering pursuant to such registration statement. Holders also have “piggy-back” registration rights, subject to certain requirements and customary conditions. The Registration Rights and Lock-Up Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the Holders against (or make contributions in respect of) certain liabilities that may arise under the Securities Act. Pursuant to the Registration Rights and Lock-Up Agreement, we will be obligated to pay certain expenses relating to such registrations and indemnify the Holders against (or make contributions in respect of) certain liabilities that may arise under the Securities Act.
The Registration Rights and Lock-Up Agreement further provides for the securities of the Company held by certain of the New Holders to, subject to certain exceptions, be locked-up until the earliest of: (i) 180 days from the Closing Date; (ii) the last consecutive trading day where the last reported sale price of the common stock equals or exceeds $12.00 per share for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing Date; or (iii) such date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Indemnification Agreements
On the Closing Date, the Company entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements provide the directors and executive officers with contractual rights to indemnification and advancement for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Company’s request.
Subscription Agreements
In connection with the execution of the Merger Agreement, effective as of October 21, 2020, Acamar Partners entered into separate subscription agreements (each, a “Subscription Agreement”) with a number of purchasers of the PIPE Shares, pursuant to which the Subscribers agreed to purchase, and Acamar Partners agreed to sell to the Subscribers, the PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $125.0 million (the “PIPE Investment”). Pursuant to the terms of the Subscription Agreements and subject to certain requirements and customary conditions, the Company is required to file and maintain an effective registration statement with respect to the PIPE Shares for the benefit of the Subscribers.
As part of the PIPE Investment, TRP purchased 1,000,000 PIPE Shares for $10,000,000, Michael W. Bor purchased 166,000 PIPE Shares for $1,660,000, the Sponsor purchased 250,214 PIPE Shares for $2,502,140.
Commercial Agreements
In the normal course of business, Orange Grove Fleet Solutions, LLC (“Orange Grove”) may purchase vehicles from CarLotz, as well as sell off-lease vehicles through CarLotz. These transactions are handled as those with any other third party and on terms consistent with those agreed with other customers. Subsequent to CarLotz becoming the sole member of Orange Grove on September 13, 2018, such sales have been eliminated in consolidation.
Prior to the closing of the Merger, Former CarLotz incurred monthly management fees of $21,000 payable to TRP, of which $310,000, $250,000, $250,000 and $73,000 has been paid or accrued as of September 30, 2020 and for the years ended December 31, 2019, 2018 and 2017, respectively. The management fee expenses are reflected as Management Fee Expense — Related Party on the audited consolidated financial statements of Former CarLotz.
Former CarLotz had a payable to TRP, totaling $4.6 million, $3.1 million and $1.4 million as of September 30, 2020, December 31, 2019 and December 31, 2018, respectively, and has included this balance in accrued expenses on its consolidated balance sheet included in Former CarLotz’ consolidated financial statements.
Endurance Dealer Services LLC, which is owned by TRP, underwrites and administers contracts sold by CarLotz and ultimately reinsured by Orange Peel Protection Reinsurance, Ltd., a wholly-owned subsidiary of CarLotz.
In 2019, as part of its normal course of business, CarLotz entered into a Master Services Agreement with Flex Fleet Rental LLC, as one of the vehicle sourcing partners that CarLotz services. TRP is an investor in Flex Fleet Rental LLC.
Sponsor Letter Agreement
Pursuant to the terms of the Sponsor Letter Agreement entered into with Acamar Partners and Former CarLotz on October 21, 2020, the Sponsor agreed to vote any Founder Shares and any other shares of Acamar Partners common stock held by it in favor of the Merger and against any acquisition proposals other than the Merger.
The Sponsor also agreed that 50% of the Founder Shares (and shares of common stock issued upon conversion thereof) held by it will, subject to certain exceptions, be locked-up until the earliest of: (i) one year from the Closing Date; (ii) the last consecutive trading day where the sale price of the common stock equals or exceeds $12.00 per share for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing Date; or (iii) such date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all stockholders having the right to exchange their shares of common stock for cash, securities or other property.
In addition, the Sponsor agreed to subject the Founder Shares Subject to Forfeiture to a lockup. 50% of the Founder Shares Subject to Forfeiture will no longer be subject to the lockup on the date on which the closing trading price of the common stock has been greater than $12.50 per share (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the common stock) for any 20 trading days within any 30-trading day period commencing 150 days after the Closing Date within 60 months after the Closing Date and the other 50% of the Founder Shares Subject to Forfeiture will no longer be subject to the lockup on the date on which the closing trading price of the common stock has been greater than $15.00 per share (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the common stock) for any 20 trading days within any 30-trading day period commencing 150 days after the Closing Date within 60 months after the Closing Date. If any applicable lockup release condition set forth above is not met within 60 months after the Closing Date, the applicable Founder Shares Subject to Forfeiture will be forfeited. All of the Founder Shares Subject to Forfeiture will be released from lockup if there is a change of control of the Company that will result in the holders of common stock receiving a per share price equal to or in excess of $10.00 (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the common stock) prior to the end of the 60-month period beginning on the Closing Date. Prior to their forfeiture (if any), the Sponsor will have the right to vote and receive dividends with respect to its Founder Shares Subject to Forfeiture (and shares of Acamar Partners common stock issuable upon conversion thereof).
Stockholder Letter Agreements
On October 21, 2020, Former CarLotz representing approximately 67.7% shares of Former CarLotz stock delivered a Stockholder Letter Agreement, pursuant to which, among other things, such stockholders agreed to execute and deliver a written consent with respect to all of the shares of Former CarLotz stock that were owned by such stockholders in favor the Merger.

Procedures with Respect to Review and Approval of Related Person Transactions
In connection with the Merger, our board of directors adopted a written policy regarding the review, approval and ratification of transactions with related persons. This policy provides that the audit committee of our board of directors will review each transaction involving an amount exceeding $120,000 and in which any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are our directors, director nominees, executive officers and stockholders beneficially owning more than 5% of outstanding common shares and immediate family members of certain affiliated entities of any of the foregoing persons. The audit committee of our board of directors will approve or ratify only those transactions that are fair and reasonable to us and in our and our stockholders’ best interests.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information regarding the beneficial ownership of shares of our common stock immediately following the Merger by:
•
each person who is the beneficial owner of more than 5% of outstanding shares of the Company’s common stock;

•
each person who is a named executive officer or director of the Company; and

•
all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of the Company’s common stock is based on 113,670,060 shares issued and outstanding as of the Closing Date.
Unless otherwise stated, the business address for each of the persons listed below is c/o CarLotz., Inc., 611 Bainbridge Street, Suite 100, Richmond, Virginia 23224.
Name of Beneficial Owners	Shares	% total
Five Percent Stockholders
TRP(1)	21,739,678	19.1%
Acamar Partners Sponsor I LLC(2)	13,963,854	11.7%
KAR Auction Services, Inc.(3)	7,154,353	6.3%
Directors and Named Executive Officers
Michael W. Bor(4)	11,585,166	10.1%
John W. Foley II(5)	1,199,563	1.0%
Rebecca C. Polak	—	—
David R. Mitchell(1)	21,739,678	19.1%
Steven G. Carrel(1)	21,739,678	19.1%
Luis Ignacio Solorzano Aizpuru(2)	13,963,854	11.7%
James E. Skinner(6)	—	—
Linda B. Abraham	—	—
Sarah M. Kauss	—	—
Kimberly H. Sheehy	—	—
All Directors and Executive Officers as a Group (14 Individuals)(7)	50,068,132	40.4%

(1)
Does not include 2,287,420 Earnout Shares. TRP Capital Management, LLC (“TRP Capital”) is the general partner of TRP. Each of David R Mitchell, Steven G. Carrel, Michael A. DiRienzo and James A. Hislop have shared voting and investment power over Company securities held by TRP. TRP Capital and each of Messrs. Mitchell, Carrel, DiRienzo and Hislop may be deemed to own all of the outstanding shares of common stock held by TRP. Each of TRP Capital and Messrs. Mitchell, Carrel, DiRienzo and Hislop disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The business address of TRP Capital Partners, LP is 380 N. Old Woodward Ave., Suite 205, Birmingham, Michigan 48009.

(2)
Includes 3,819,665 Founder Shares Subject to Forfeiture and 6,074,310 shares underlying Private Placement Warrants that will become exercisable 30 days following the Closing Date. Each of Juan Carlos Torres Carretero, Luis Ignacio Solorzano Aizpuru, Raffaele R. Vitale, Joseba Asier Picaza Ucar and Juan Duarte Hinterholzer is a managing member of the Sponsor. Each such person may thus be deemed to have beneficial ownership of the securities held directly by the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein. The business address of the Sponsor is 1450 Brickell Avenue, Suite 2130, Miami, Florida 33131.
(3)
Reflects 4,299,911 shares of the Company’s common stock held by Automotive Finance Corporation (“AFC”), a subsidiary of KAR Auction Services, Inc. (“KAR”)(NYSE:KAR), and 2,854,442 shares held by KAR. Does not include 733,922 Earnout Shares, which may be issued upon the satisfaction of certain conditions. The address of AFC and KAR’s principal executive offices is 11299 N. Illinois Street, Carmel, Indiana 46032.

(4)
Consists of (a) 8,302,045 shares of the common stock held by Mr. Bor, (b) 952,593 shares of common stock held in trust by Katherine G. Bor, Trustee of the Michael W. Bor 2020 Irrevocable Family Trust dated October 16, 2020, (c) 952,593 shares of common stock held in trust by Michael W. Bor, Trustee of the Michael W. Bor 2020 Qualified Grantor Retained Annuity Trust dated October 16, 2020, and (d) 1,377,935 shares of common stock underlying vested stock options. Does not include 138,800 shares underlying Earnout Acquiror RSUs and 1,107,469 Earnout Shares, which may be issued upon the satisfaction of certain conditions.

(5)
Consists of 1,199,563 shares of common stock underlying stock options that are vested or that vest within 60 days of the Closing Date. Does not include 120,698 shares underlying Earnout Acquiror RSUs.

(6)
The person indicated has an indirect pecuniary interest the securities held by the Sponsor through his membership interest in the Sponsor, over which the person does not have voting or dispositive control.

(7)
Includes 4,157,372 shares of common stock underlying stock options that are vested or that vest within 60 days of the Closing Date and 6,074,310 shares underlying the Private Placement Warrants. Does not include 419,477 shares underlying Earnout Acquiror RSUs and 3,394,889 Earnout Shares, which may be issued upon the satisfaction of certain conditions.

SELLING SECURITYHOLDERS
On January 21, 2021, we consummated the Merger.
The selling securityholders may offer and sell, from time to time, any or all of the shares of common stock or warrants being offered for resale by this prospectus which consists of:
•
up to 7,639,330 shares of common stock issued upon conversion of an equal number of Founder Shares issued in a private placement to the Sponsor;

•
up to 6,074,310 Private Placement Warrants to purchase shares of common stock and the shares of common stock issuable upon exercise of the Private Placement Warrants issued in a private placement to the Sponsor; and

•
up to 64,260,370 shares of common stock held by other selling securityholders of the Company, including shares underlying Earnout Acquiror RSUs and the Earnout Shares.

In addition, this prospectus relates to the offer and sale of up to 10,185,774 shares of common stock that are issuable by us upon the exercise of the public warrants, which were previously registered.
The term selling securityholders includes the securityholders listed in the table below and their permitted transferees.
The table below provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock and warrants of each selling securityholder, the number of shares of common stock and warrants that may be sold by each selling securityholder under this prospectus and that each selling securityholder will beneficially own after this offering. We have based percentage ownership on 113,670,060 shares of common stock outstanding as of the Closing Date.
Because each selling securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering, none of the securities covered by this prospectus will be beneficially owned by the selling securityholders and further assumed that the selling securityholders will not acquire beneficial ownership of any additional securities during the offering, In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.
We may amend or supplement this prospectus from time to time in the future to update or change this selling securityholders list and the securities that may be resold.
Please see the section titled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.
	Securities Beneficially Owned Prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned After this Offering
Selling Securityholder	Shares of Class A Common Stock	Private Placement Warrants	Shares of Class A Common Stock	Private Placement Warrants	Shares of Class A Common Stock	%	Private Placement Warrants	%
Aaron S. Montgomery(1)	4,854,700	—	4,854,700	—	—	—	—	—
Acamar Partners Sponsor I LLC(2)	13,963,854	6,074,000	13,963,854	6,074,000	—	—	—	—
FIAM Target Date Blue Chip Growth Commingled Pool By: Fidelity Institutional Asset Management Trust Company, as Trustee(3)	96,724	—	96,724	—	—	—	—	—

	Securities Beneficially Owned Prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned After this Offering
Selling Securityholder	Shares of Class A Common Stock	Private Placement Warrants	Shares of Class A Common Stock	Private Placement Warrants	Shares of Class A Common Stock	%	Private Placement Warrants	%
Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund(3)	2,399,058	—	2,399,058	—	—	—	—	—
Fidelity Advisors Series I: Fidelity Advisor Series Growth Opportunities Fund(3)	97,941	—	97,941	—	—	—	—	—
Fidelity Blue Chip Growth Commingled Pool By: Fidelity Institutional Asset Management Trust Company, as Trustee(3)	33,932	—	33,932	—	—	—	—	—
Fidelity Blue Chip Growth Institutional Trust By: Its manager Fidelity Investments Canada ULC(3)	3,313	—	3,313	—	—	—	—	—
Fidelity NorthStar Fund, by its manager Fidelity Investments Canada ULC(3)	116,677	—	116,677	—	—	—	—	—
Fidelity Securities Fund: Fidelity Blue Chip Growth Fund(3)	1,101,428	—	1,101,428	—	—	—	—	—
Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund(3)	120,038	—	120,038	—	—	—	—	—
Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund(3)	1,992	—	1,992	—	—	—	—	—
Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund(3)	142,573	—	142,573	—	—	—	—	—
Fidelity Select Portfolios: Select Automotive Portfolio(3)	13,786	—	13,786	—	—	—	—	—
Fidelity U.S. Growth Opportunities Investment Trust(3)	21,198	—	21,198	—	—	—	—	—
G. Richard Wagoner, Jr.(4)	20,000	—	20,000	—	—	—	—	—
HBK Master Fund L.P.(5)	500,000	—	500,000	—	—	—	—	—
Jane Street Global Trading, LLC(6)	1,001,119	—	1,000,000	—	1,119	*	—	—
KAR Auction Services, Inc.(7)	7,888,275	—	7,888,275	—	—	—	—	—
Lugard Road Capital Master Fund, LP(8)	477,230	—	477,230	—	—	—	—	—
Luxor Capital Partners, LP(9)	470,276	—	470,276	—	—	—	—	—

	Securities Beneficially Owned Prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned After this Offering
Selling Securityholder	Shares of Class A Common Stock	Private Placement Warrants	Shares of Class A Common Stock	Private Placement Warrants	Shares of Class A Common Stock	%	Private Placement Warrants	%
Luxor Capital Partners Offshore Master Fund, LP(9)	300,673	—	300,673	—	—	—	—	—
Luxor Wavefront, LP(9)	251,821	—	251,821	—	—	—	—	—
McLarty Alternative Investments LLC(10)	50,000	—	50,000	—	—	—	—	—
Michael W. Bor(11)	12,831,435	—	12,831,435	—	—	—	—	—
Nineteen77 Global Merger Arbitrage Master Limited(12)	230,750	—	230,750	—	—	—	—	—
Nineteen77 Global Merger Arbitrage Opportunity Fund(12)	38,500	—	38,500	—	—	—	—	—
Nineteen77 Global Multi-Strategy Alpha Master Limited(12)	230,750	—	230,750	—	—	—	—	—
Scopus Fund Ltd(13)	33,230	—	33,230	—	—	—	—	—
Scopus Partners II, L.P.(13)	93,490	—	93,490	—	—	—	—	—
Scopus Partners, L.P.(13)	61,160	—	61,160	—	—	—	—	—
Scopus Vista Funds Ltd(13)	47,870	—	47,870	—	—	—	—	—
Scopus Vista Partners, L.P.(13)	764,250	—	764,250	—	—	—	—	—
Senator Global Opportunity Master Fund LP(14)	1,500,000	—	1,500,000	—	—	—	—	—
TRP Capital Partners, LP(15)	24,027,098	—	24,027,098	—	—	—	—	—
Variable Insurance Products Fund III: Growth Opportunities Portfolio(3)	365,126	—	365,126	—	—	—	—	—
William S. Boland(16)	3,824,862		3,824,862	—	—	—	—	—
Total Shares	77,975,129	6,074,000	77,974,010	6,074,000	1,119	*	—	—

*
Less than 1.0%.

(1)
Consists of (a) 3,166,658 shares of common stock held by Mr. Montgomery, (b) 952,593 shares of common stock held in trust by Nimisha M. Parikh, Trustee of the Aaron S. Montgomery 2020 Irrevocable Family Trust dated October 16, 2020 and (c) 254,818 shares of common stock underlying vested options, (d) 26,311 shares underlying Earnout Acquiror RSUs and (e) 454,320 Earnout Shares, which may be issued upon the satisfaction of certain conditions.

(2)
Includes 3,819,665 Founder Shares Subject to Forfeiture and 6,074,310 shares issuable upon exercise of the Private Placement Warrant, which will become exercisable 30 days following the Closing Date. Each of Juan Carlos Torres Carretero, Luis Ignacio Solorzano Aizpuru, Raffaele R. Vitale, Joseba Asier Picaza Ucar and Juan Duarte Hinterholzer is a managing member of the Sponsor. Each such person may thus be deemed to have beneficial ownership of the securities held directly by the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein. The business address of the Sponsor is 1450 Brickell Avenue, Suite 2130, Miami, Florida 33131.

(3)
Fidelity Management & Research Company carries out the voting of the reported shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The selling securityholder is managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The selling securityholder is an affiliate of registered broker-dealers.
(4)
Shares held by the G. Richard Wagoner Jr. Revocable Trust.

(5)
HBK Investments L.P. has shared voting and dispositive power over the shares held by HBK Master Fund L.P. pursuant to an Investment Management Agreement between HBK Investments L.P. and HBK Master Fund L.P. HBK Investments L.P. has delegated discretion to vote and dispose of these shares to HBK Services LLC. The following individuals may be deemed to have control over HBK Investments L.P. and HBK Services LLC: Jamiel A. Akhtar, David C. Haley, Jon L. Mosle III and Matthew Luth. The address of each of these entities and individuals is c/o HBK Services LLC, 2300 North Field Street, Suite 2200, Dallas, Texas 75201.

(6)
Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Jane Street Global Trading, LLC is under common control with the following registered broker-dealers: Jane Street Capital, LLC; Jane Street Options, LLC; and Jane Street Execution Services, LLC. The selling securityholder has certified that it bought the registrable securities in the ordinary course of business, and at the time of the purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the registrable securities. The address of these entities, Mr. Jenkins and Mr. Granieri is 250 Vesey Street, New York, NY 10281.

(7)
Consists of (i) 4,299,911 shares of common stock held by Automotive Finance Corporation (“AFC”), a subsidiary of KAR Auction Services, Inc. (NYSE:KAR), (ii) 2,854,442 shares held by KAR and (iii) 733,922 Earnout Shares. The address of AFC and KAR’s principal executive offices is 11299 N. Illinois Street, Carmel, Indiana 46032.

(8)
Jonathan Green may be deemed to have investment discretion and voting power over the securities held by the selling securityholder on behalf of Luxor Capital Group, LP, the investment manager of the selling securityholder and Lugard Road Capital GP, LLC, the general partner of the selling securityholder.

(9)
Christian Leone may be deemed to have investment discretion and voting power over the securities held by the selling securityholder on behalf of Luxor Capital Group, LP, the investment manager of the selling securityholder and LCG Holdings, LLC, the general partner of the selling securityholder.

(10)
Franklin McLarty is the managing member of McLarty Alternative Investments LLC. The address of McLarty Alternative Investments LLC is 1 Allied Drive, Suite 1705, Little Rock, AR 72202.

(11)
Consists of (i) 8,302,045 shares of common stock held by Mr. Bor, (b) 952,593 shares of common stock held in trust by Katherine G. Bor, Trustee of the Michael W. Bor 2020 Irrevocable Family Trust dated October 16, 2020, (c) 952,593 shares of common stock held in trust by Michael W. Bor, Trustee of the Michael W. Bor 2020 Qualified Grantor Retained Annuity Trust dated October 16, 2020, (iv) 1,377,935 shares of common stock underlying vested stock options, (v) 138,800 shares of common stock underlying Earnout Acquiror RSUs and 1,107,469 Earnout Shares.

(12)
Voting and investment power over the shares held by the selling securityholder resides with UBS O’Connor LLC, the investment manager of each entity. Kevin Russell may also be deemed to have voting and investment control over the shares held by the selling securityholder. The address for each entity is c/o UBS O’Connor LLC, One North Wacker Drive, 31st Floor, Chicago, IL 60606.

(13)
Scopus Asset Management, L.P. is the investment advisor for: Scopus Partners, L.P.; Scopus Partners II, L.P.; Scopus Vista Partners, L.P.; Scopus Fund Ltd.; and Scopus Vista Fund Ltd. Scopus Advisors, LLC is the general partner of Scopus Partners, L.P., Scopus Partners II, L.P. and Scopus Vista Partners, L.P. Scopus Capital, Inc. is the general partner of Scopus Asset Management, L.P. Alexander Mitchell holds 100% of the ownership interest of each of Scopus Capital, Inc. and Scopus Advisors, LLC. The address of each entity and Mr. Mitchell is c/o Scopus Asset Management, L.P., 717 Fifth Ave, 21st FL, New York, NY 10022.
(14)
Senator Investment Group LP, or Senator, is investment manager of the selling securityholder and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Silverman disclaims beneficial ownership of the shares held by the selling securityholder.

(15)
Includes 2,287,420 Earnout Shares. TRP Capital Management, LLC (“TRP Capital”) is the general partner of TRP Capital Partners, LP. Each of David R. Mitchell, Steven G. Carrel, Michael A. DiRienzo and James A. Hislop have shared voting and investment power over Company securities held by TRP. TRP Capital and each of Messrs. Mitchell, Carrel, DiRienzo and Hislop may be deemed to own all of the outstanding shares of common stock held by TRP. Each of TRP Capital and Messrs. Mitchell, Carrel, DiRienzo and Hislop disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The business address of TRP Capital Partners, LP is 380 N. Old Woodward Ave., Suite 205, Birmingham, Michigan 48009.

(16)
Consists of (i) 2,239,120 shares of common stock held by Mr. Boland, (b) 952,593 shares of common stock held in trust by Mary Virginia Boland, Trustee of the William S. Boland 2020 Irrevocable Family Trust dated October 16, 2020, (iii) 254,818 shares of common stock underlying vested options, (iv) 26,311 shares underlying Earnout Acquiror RSUs and (v) 352,020 Earnout Shares.

DESCRIPTION OF SECURITIES
The following is a summary of the rights of the Company’s securities and certain provisions of the Company’s certificate of incorporation and bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Company’s certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.
CarLotz’ purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. CarLotz’ authorized capital stock consists of 500,000,000 shares of Class A common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock will be issued or outstanding immediately after the merger. Unless our board of directors determines otherwise, we will issue all shares of its capital stock in uncertificated form.
Common Stock
Voting Rights:   Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election or removal of directors. The holders of common stock do not have cumulative voting rights in the election of directors.
Liquidation:   Upon CarLotz’ liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of common stock will be entitled to receive pro rata CarLotz’ remaining assets available for distribution.
Rights and Preferences:   Holders of common stock do not have preemptive, subscription, redemption or conversion rights. The common stock is not subject to further calls or assessment by CarLotz. There are no redemption or sinking fund provisions applicable to the common stock.
Fully Paid and Non-assessable:   All outstanding shares of common stock are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock will be subject to those of the holders of any shares of preferred stock that we may authorize and issue in the future.
Outstanding Shares:   At the Effective Time, CarLotz had 113,670,060 shares of common stock outstanding, excluding 5,025,464 shares of common stock issued in connection with the Merger and reserved as treasury stock to satisfy CarLotz’ obligations (on a net share settled basis and assuming a $10.00 price per share of common stock) underlying 5,478,164 stock options issued to Former CarLotz option holders at the Effective Time.
Preferred Stock
Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by Nasdaq, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors may determine, with respect to any series of preferred stock, the powers, including preferences and relative participations, optional or other special rights, and the qualifications, limitations or restrictions thereof, of that series, including, without limitation:
•
the designation of the series;

•
the number of shares of the series;

•
whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•
the dates at which dividends, if any, will be payable;

•
the redemption rights and price or prices, if any, for shares of the series;

•
the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•
the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of CarLotz’ affairs;

•
whether the shares of the series will be convertible into shares of any other class or series, or any other security, of CarLotz or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•
restrictions on the issuance of shares of the same series or of any other class or series; and

•
the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock.
Dividends
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant.
We have no current plans to pay dividends on the common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. Because CarLotz is a holding company and has no direct operations, CarLotz will only be able to pay dividends from funds it receives from its subsidiaries. In addition, CarLotz’ ability to pay dividends will be limited by covenants in its existing indebtedness and may be limited by the agreements governing other indebtedness that it or its subsidiaries incur in the future.
Annual Stockholder Meetings
Our bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.
Anti-Takeover Effects of the Our Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law
Our certificate of incorporation and bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire CarLotz. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of CarLotz by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by our stockholders.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares.
However, the listing requirements of Nasdaq require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
Our board of directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of CarLotz or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of CarLotz by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Undesignated Preferred Stock
The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of CarLotz. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of CarLotz.
Classified Board of Directors
Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our certificate of incorporation and bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors.
Delaware Anti-Takeover Statute
CarLotz is subject to Section 203 of the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with its affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to a transaction not approved in advance by our board of directors, such as discouraging takeover attempts that might result in payment of a premium over the market price of the common stock.

Removal of Directors; Vacancies
Under the DGCL, unless otherwise provided in our certificate of incorporation, a director serving on a classified board may be removed by stockholders only for cause. Our certificate of incorporation provides that directors may be removed only for cause upon the affirmative vote of the holders of at least 66 2∕3% of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.
In addition, our certificate of incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on our board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors (other than directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more series, as the case may be), even if less than a quorum, by a sole remaining director or by stockholders.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority of the shares of stock entitled to vote generally in the election of directors will be able to elect all CarLotz directors.
Stockholder Action; Special Stockholder Meetings
Our certificate of incorporation provides that stockholders are not be able to take any action by written consent for any matter and may only take action at an annual meeting or special meeting of stockholders. As a result, a holder of a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of stockholders called in accordance with our bylaws, unless previously approved by our board of directors. Our certificate of incorporation provides that special meetings of stockholders may be called at any time only by or at the direction of our board of directors or the chairperson of our board of directors. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Notification Requirements for Stockholder Proposals and Director Nominations
Our bylaws establish advance notice procedures with respect to stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of CarLotz.
Consent of Stockholders in Lieu of Meeting
Our certificate of incorporation precludes stockholder action by any consent in lieu of a meeting at any time.
Amendment of Certain Provisions of Our Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares then entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that the amendment of any of the foregoing provisions in our certificate of incorporation would require the affirmative vote of the holders of at least 66 2∕3% of the voting power of all the then outstanding shares of stock entitled to vote on such amendment, voting together as a single class.
Our certificate of incorporation and bylaws provide that our board of directors is expressly authorized to adopt, make, alter, amend or repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware. Furthermore, any adoption, alteration, amendment or repeal of our bylaws by stockholders will require the affirmative vote of the holders of at least 66 2∕3% of the voting power of all the then outstanding shares of stock entitled to vote on such matter, voting together as a single class.
The provisions of the DGCL, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the common stock that often result from actual or rumored hostile takeover attempts. It is possible that these provisions could make it more difficult to consummate transactions that stockholders may otherwise deem to be in their best interests.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, stockholders will have appraisal rights in connection with a merger or consolidation of CarLotz. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any stockholder may bring an action in CarLotz’ name to procure a judgment in CarLotz’ favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of shares of stock at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum
Our certificate of incorporation requires that, unless we consent to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative actions brought on behalf of CarLotz, (2) any action asserting a claim of breach of a fiduciary duty owed by any directors, officers, other employees or stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or (4) any action asserting a claim governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery in the State of Delaware (or, if such court does not have jurisdiction, another state court in Delaware or the federal district court for the District of Delaware) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) that is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) any action arising under the federal securities laws, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. In addition, the provisions described above will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, our certificate of incorporation will provides that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.
Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our certificate of incorporation.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of CarLotz and our stockholders, through stockholders’ derivative suits on CarLotz’ behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
Our bylaws provide that we must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. We are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.
These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit CarLotz and our stockholders. In addition, your investment may be adversely affected to the extent CarLotz pays the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any director, officer or employee for which indemnification is sought.
Description of Warrants
Pursuant to the Warrant Agreement, each whole warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing Date. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of common stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available, subject to us satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

We have agreed that as soon as practicable, but in no event later than 15 business days after the Closing Date, we will use our reasonable best efforts to file with the SEC, and within 60 business days following the Closing Date to have declared effective, a registration statement covering the issuance of the shares of common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed. Notwithstanding the above, if the common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, it will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants for Cash.    Once the warrants become exercisable, we may call the warrants for redemption:
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in whole and not in part;

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at a price of  $0.01 per warrant;

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upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

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if, and only if, the last reported sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants for cash unless a registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of Warrants for shares of common stock.    Commencing 90 days after the warrants become exercisable, we may redeem the outstanding warrants (including both public warrants and Private Placement Warrants):
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in whole and not in part;

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at a price equal to a number of shares of common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of the common stock (as defined below), except as otherwise described below;

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upon a minimum of 30 days’ prior written notice of redemption; and

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if, and only if, the last reported sale price of the common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The numbers in the table below represent the “redemption prices” or the number of shares of common stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of the shares of common stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.
Redemption Date (period to expiration of warrants)	Fair Market Value of Common Stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of common stock to be issued for each warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of the common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.277 shares of common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.298 shares of common stock for each whole warrant. Finally, as reflected in the table above, we can redeem the warrants for no consideration in the event that the warrants are “out of the money” (i.e., the trading price of the common stock is below the exercise price of the warrants) and about to expire.
Any warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such warrants so redeemed (“fair market value” for such warrants held by our officers or directors being defined as the last reported sale price of the warrants on such redemption date).
This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the common stock is trading at or above $10.00 per share, which may be at a time when the trading price of the common stock is below the exercise price of the warrants. Acamar Partners established this redemption feature to provide us with the flexibility to redeem the warrants for shares of common stock, instead of cash, for “fair value” without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants for Cash.” Holders of the warrants will, in effect, receive a number of shares representing fair value for their warrants based on a Black-Scholes option pricing model with fixed volatility input. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding warrants, in this case, for shares of common stock, and therefore have certainty as to (1) our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and (2) to the amount of cash provided by the exercise of the warrants and available to us and also provides a ceiling to the theoretical value of the warrants as it locks in the “redemption prices” we would pay to warrant holders if we chose to redeem warrants in this manner. We will effectively be required to pay fair value to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants for shares of common stock if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay fair value to the warrant holders. In particular, it would allow us to quickly redeem the warrants for shares of common stock, without having to negotiate a redemption price with the warrant holders, which in some situations, may allow us to more quickly and easily close a business combination. In addition, the warrant holders will have the ability to exercise the warrants prior to redemption if they should choose to do so.
As stated above, we can redeem the warrants when the common stock is trading at a price starting at $10.00, which is below the exercise price of  $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with fair value (in the form of shares of common stock). If we choose to redeem the warrants when the common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of common stock than they would have received if they had chosen to wait to exercise their warrants for shares of common stock if and when the common stock is trading at a price higher than the exercise price of $11.50.
No fractional shares of common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder. Any redemption of the warrants for shares of common stock will apply to both the public warrants and the Private Placement Warrants.
Redemption Procedures and Cashless Exercise.    If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of the warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Merger. If we call the warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments.   If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of the common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of  (1) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (2) one minus the quotient of  (x) the price per share of the common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for the common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “fair market” value means the volume weighted average price of the common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends (and in those other cases applicable per the terms of the Warrant Agreement), then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.
If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.
Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of CarLotz with or into another corporation (other than a consolidation or merger in which CarLotz is the continuing corporation and that does not result in any reclassification or reorganization of outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of CarLotz as an entirety or substantially as an entirety in connection with which CarLotz is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event, provided, however, that if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by CarLotz in connection with redemption rights held by stockholders as provided for in our certificate of incorporation) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement, provided, further, that, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.
The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. We believe the Black-Scholes model is a commonly accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The warrants were issued in registered form under a Warrant Agreement between the American Stock Transfer & Trust Company, as warrant agent, and Acamar Partners. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to CarLotz, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to vote on all matters to be voted on by stockholders.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 10,185,774 shares of our common stock issuable upon the exercise of the public warrants. We are registering the other Securities covered by this prospectus to permit the selling securityholders to conduct public secondary trading of these Securities from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the Securities offered by this prospectus. We will receive up to an aggregate of approximately $186,990,966 from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash. The aggregate proceeds to the selling securityholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Securities covered by this prospectus. The selling securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Securities to be made directly or through agents.
The Securities offered by this prospectus may be sold from time to time to purchasers:
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directly by the selling securityholders; or

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through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling securityholders or the purchasers of the Securities.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Securities by the selling securityholders.
The Securities may be sold in one or more transactions at:
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fixed prices;

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prevailing market prices at the time of sale;

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prices related to such prevailing market prices;

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varying prices determined at the time of sale; or

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negotiated prices.

These sales may be effected in one or more transactions:
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on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, including Nasdaq;

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in the over-the-counter market;

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in transactions otherwise than on such exchanges or services or in the over-the-counter market;

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any other method permitted by applicable law; or

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through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling securityholders, the aggregate amount of Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Securities by the selling securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.
The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each resale or other transfer. There can be no assurance that the selling securityholders will sell any or all of the Securities under this prospectus. Further, we cannot assure you that the selling securityholders will not transfer, distribute, devise or gift the Securities by other means not described in this prospectus. In addition, any Securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
The selling securityholders and any other person participating in the sale of the Securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular Securities being distributed. This may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.
We have agreed to indemnify or provide contribution to the selling securityholders and all of their officers, directors and control persons, as applicable, against certain liabilities, including certain liabilities under the Securities Act. The selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the Securities against certain liabilities, including liabilities arising under the Securities Act.
For additional information regarding expenses of registration, see the section titled “Use of Proceeds” appearing elsewhere in this prospectus.
Exercise of Warrants
A holder of warrants may exercise its warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, American Stock Transfer & Trust Company, LLC, the certificate evidencing such warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.
For additional information regarding the exercise of terms of the warrants, see the section titled “Description of Securities.”
Lock-Up Restrictions
Of the shares of common stock that may be offered or sold by selling securityholders identified in this prospectus, 59,399,700 of those shares are subject to certain lock-up restrictions as identified in the sections titled “Certain Relationships and Related Party Transactions — Registration Rights and Lock-Up Agreement” and “Certain Relationships and Related Party Transactions — Sponsor Letter Agreement.”

LEGAL MATTERS
The validity of the Securities offered hereby has been passed upon for us by Freshfields Bruckhaus Deringer US LLP.
EXPERTS
The financial statements of CarLotz, Inc. as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of Acamar Partners Acquisition Corp. as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and for the period from November 7, 2018 (inception) to December 31, 2018, have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Acamar Partners Acquisition Corp. to continue as a going concern, as described in Note 1 to the financial statements), appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock and the warrants to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Securities, you should refer to the registration statements and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.
We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Our website address is www.carlotz.com. The information on, or that can be accessed through, our website is not part of this prospectus.

INDEX TO FINANCIAL STATEMENTS
FORMER CARLOTZ FINANCIAL STATEMENTS
ACAMAR PARTNERS FINANCIAL STATEMENTS

Acamar Partners Acquisition Corp. Unaudited Combined Financial Information
Unaudited Pro Forma Combined Balance Sheet as of September 30, 2020	F-98
Unaudited Pro Forma Combined Statement of Operations for the nine months ended September 30, 2020	F-102
Unaudited Pro Forma Combined Statement of operations for the year ended December 30, 2019	F-103

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of CarLotz, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of CarLotz, Inc. and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows, for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan
October 29, 2020
We have served as the Company’s auditor since 2020.

CarLotz, Inc. and Subsidiaries — Consolidated Balance Sheets
December 31, 2019 and 2018
(In thousands, except share data)
	2019	2018
Assets
Current Assets:
Cash and cash equivalents	$3,214	$1,019
Restricted cash	888	551
Accounts receivable, net	3,256	2,412
Inventories	7,625	10,160
Other current assets	234	228
Total Current Assets	15,217	14,370
Property and equipment, net	631	1,030
Lease vehicles, net	444	731
Other assets	343	305
Total Assets	$16,635	$16,436
Liabilities, Redeemable Convertible Preferred Stock, Stockholders’ Equity (Deficit)
Current Liabilities:
Long-term debt, current	$2,825	$6
Floor plan notes payable	6,739	8,697
Promissory note	—	418
Accounts payable	2,134	742
Accrued expenses	1,576	1,051
Accrued expenses – related party	3,102	1,351
Other current liabilities	434	205
Total Current Liabilities	16,810	12,470
Long-term debt, less current portion	—	11
Redeemable convertible preferred stock tranche obligation	3,755	3,261
Other liabilities	931	301
Total Liabilities	21,496	16,043
Commitments and Contingencies (Note 16)	—	—
Redeemable Convertible Preferred Stock:
Series A Preferred Stock $0.001 stated value; authorized 3,052,127 shares; issued and outstanding 2,034,751 and 1,220,851 shares, as of December 31, 2019 and 2018, respectively; aggregate liquidation preference of approximately $34,300 and $19,931 as of December 31, 2019 and 2018, respectively	17,560	8,670
Stockholders’ Equity (Deficit):
Common stock, $0.001 par value; authorized 7,600,000 shares, issued 3,869,118 shares, and outstanding 3,716,526 shares	4	4
Additional paid-in capital	6,560	8,026
Accumulated deficit	(27,485)	(14,807)
Treasury stock, $0.001 par value; 152,592 shares	(1,500)	(1,500)
Total Stockholders’ Equity (Deficit)	(22,421)	(8,277)
Total Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)	$16,635	$16,436
See notes to consolidated financial statements.

CarLotz, Inc. and Subsidiaries — Consolidated Statements of Operations
Years Ended December 31, 2019, 2018, and 2017
(In thousands, except per share and share data)
	2019	2018	2017
Revenues:
Retail vehicle sales	$90,382	$53,448	$41,758
Wholesale vehicle sales	8,454	3,153	1,340
Finance and insurance, net	3,117	1,608	974
Lease income, net	533	142	—
Total Revenues	102,486	58,351	44,072
Cost of sales (exclusive of depreciation)	93,780	52,708	38,519
Gross Profit	8,706	5,643	5,553
Operating Expenses:
Selling, general and administrative	18,305	11,661	7,254
Depreciation expense	504	338	218
Management fee expense – related party	250	250	73
Total Operating Expenses	19,059	12,249	7,545
Loss from Operations	(10,353)	(6,606)	(1,992)
Interest Expense	651	466	414
Other Income (Expense), net
Management fee income – related party	—	127	180
Change in fair value of warrants liability	24	(2)	50
Change in fair value of redeemable convertible preferred stock tranche obligation	(1,396)	(272)	(79)
Other income (expense)	(291)	662	(210)
Total Other Income (Expense), net	(1,663)	515	(59)
Loss Before Income Tax Expense	(12,667)	(6,557)	(2,465)
Income Tax Expense	11	3	4
Net Loss	$(12,678)	$(6,560)	$(2,469)
Redeemable convertible preferred stock dividends (undeclared and cumulative)	(1,579)	(1,014)	(274)
Net loss attributable to common stockholders	$(14,257)	$(7,574)	$(2,743)
Net loss per share attributable to common stockholders, basic and diluted	$(3.84)	$(2.04)	$(0.75)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	3,716,526	3,716,526	3,660,679
See notes to consolidated financial statements.

CarLotz, Inc. and Subsidiaries — Consolidated Statements of Redeemable
Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Years Ended December 31, 2019, 2018, and 2017
(In thousands, except share data)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Treasury Stock		Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount			Shares	Amount
Balance January 1, 2017	—	$—	3,638,126	$4	$6,993	$(5,778)	—	$—	$1,219
Net loss	—	—	—	—	—	(2,469)	—	—	(2,469)
Purchase of treasury stock	—	—	—	—	—	—	(152,592)	(1,500)	(1,500)
Conversion of debt to equity	—	—	230,992	—	2,000	—	—	—	2,000
Redeemable convertible preferred stock issuance	1,220,851	8,670	—	—	—	—	—	—	—
Accrued dividends on redeemable convertible preferred stock	—	—	—	—	(274)	—	—	—	(274)
Stock-based compensation	—	—	—	—	170	—	—	—	170
Balance December 31, 2017	1,220,851	$8,670	3,869,118	$4	$8,889	$(8,247)	(152,592)	$(1,500)	$(854)
Net loss	—	—	—	—	—	(6,560)	—	—	(6,560)
Accrued dividends on redeemable convertible preferred stock	—	—	—	—	(1,014)	—	—	—	(1,014)
Stock-based compensation	—	—	—	—	151	—	—	—	151
Balance December 31, 2018	1,220,851	$8,670	3,869,118	$4	$8,026	$(14,807)	(152,592)	$(1,500)	$(8,277)
Net loss	—	—	—	—	—	(12,678)	—	—	(12,678)
Redeemable convertible preferred stock issuance	813,900	8,890	—	—	—	—	—	—	—
Accrued dividends on redeemable convertible preferred stock	—	—	—	—	(1,579)	—	—	—	(1,579)
Stock-based compensation	—	—	—	—	113	—	—	—	113
Balance December 31, 2019	2,034,751	$17,560	3,869,118	$4	$6,560	$(27,485)	(152,592)	$(1,500)	$(22,421)
See notes to consolidated financial statements.

CarLotz, Inc. and Subsidiaries — Consolidated Statements of Cash Flows
Years Ended December 31, 2019, 2018, and 2017
(In thousands, except share data)
	2019	2018	2017
Cash Flow from Operating Activities
Net loss	$(12,678)	$(6,560)	$(2,469)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation – property and equipment	260	253	218
Depreciation – lease vehicles	244	85	—
Loss on disposition of property and equipment	321	—	44
Gain on sale of lease vehicles	—	(16)	—
Provision for doubtful accounts	(14)	(30)	51
Share-based compensation expense	113	151	170
Change in fair value of warrants liability	(24)	2	(50)
Change in fair value of redeemable convertible preferred stock tranche obligation	1,396	272	79
Other	—	(599)	177
Change in Operating Assets and Liabilities:
Accounts receivable	(830)	(706)	(636)
Inventories	2,883	(4,810)	(2,855)
Other current assets	(6)	48	(63)
Other assets	(38)	(164)	(60)
Accounts payable	1,392	223	(79)
Accrued expenses	525	133	3
Accrued expenses – related party	172	(9)	72
Other current liabilities	229	20	(108)
Other liabilities	582	(54)	183
Net Cash Used in Operating Activities	(5,473)	(11,761)	(5,323)
Cash Flows from Investing Activities
Cash related to consolidation of Orange Grove	—	5	—
Purchase of property and equipment	(235)	(474)	(204)
Proceeds from sale of lease vehicles	—	119	—
Purchase of lease vehicles	(252)	(12)	—
Net Cash Used in Investing Activities	(487)	(362)	(204)
Cash Flows from Financing Activities
Issuance of redeemable convertible preferred stock, net	7,988	—	11,580
Purchase of treasury stock	—	—	(1,500)
Payments made on long-term debt	(8)	(4)	—
Borrowings on long-term debt	3,000	—	—
Payments of debt issuance costs	(112)	—	—
Payments on floor plan notes payable	(41,711)	(24,567)	(11,531)
Borrowings on floor plan notes payable	39,753	29,171	14,160
Payments made on promissory note	(418)	(97)	—
Net Cash Provided by Financing Activities	8,492	4,503	12,709
Net Change in Cash and Cash Equivalents and Restricted Cash	2,532	(7,620)	7,182
Cash and cash equivalents and restricted cash, beginning	1,570	9,190	2,008
Cash and cash equivalents and restricted cash, ending	$4,102	$1,570	$9,190
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$684	$436	$441
Supplementary Schedule of Non-cash Investing and Financing Activities:
Transfer from property and equipment to inventory	$53	$26	$—
Transfer from lease vehicles to inventory	$295	$—	$—
Redeemable convertible preferred stock distributions accrued	$1,579	$1,014	$274
Purchase of property and equipment with long-term debt	$—	$21	$—
Conversion from debt to equity	$—	$—	$2,000
Promissory note based on consolidation of Orange Grove	$—	$515	$—
Issuance of common stock warrants	$72	$—	$—
Settlement of redeemable convertible preferred stock tranche obligation	$(902)	$—	$—
Issuance date fair value of redeemable convertible preferred stock tranche obligation	$—	$—	$2,910
See notes to consolidated financial statements.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
Note 1 — Description of Business
CarLotz, Inc. and its wholly-owned subsidiaries (collectively, the “Company”) is a used vehicle consignment and retail marketing company based in Richmond, Virginia. The Company offers an innovative and one-of-a-kind consumer and commercial used vehicle consignment and sales business model, with an online marketplace and eight retail hub locations throughout the United States, including in Florida, Illinois, North Carolina, Texas, and Virginia.
CarLotz, Inc. was formed as a Delaware corporation and commenced operations in 2011.
Subsidiaries are consolidated when the parent is deemed to have control over the subsidiaries’ operations. Investments in which the Company has the ability to exercise significance influence, but does not have a controlling interest, are accounted for using the equity method.
Subsidiary Operations
CarLotz, Inc. owns 100% of Orange Grove Fleet Solutions, LLC (a Virginia LLC), 100% of Orange Peel Protection Reinsurance Co. Ltd. (a Turks and Caicos Islands, British West Indies company) and 100% of Orange Peel LLC (a Delaware LLC) which owns 100% of Orange Peel Reinsurance, Ltd. (a Turks and Caicos Islands, British West Indies company).
Orange Grove Fleet Solutions, LLC (“Orange Grove”)
Orange Grove is primarily engaged in the leasing of fleet vehicles to commercial customers and was originally established as a joint venture with a third party to expand Orange Grove’s products to the Company’s customer base.
On September 13, 2018, Orange Grove redeemed the 80% membership interest of its majority member (“redemption”). Prior to the redemption, CarLotz, Inc. had a 20% membership interest in Orange Grove and accounted for its investment using the equity method. As a result of the redemption, CarLotz, Inc. became the sole member of Orange Grove. Accordingly, CarLotz, Inc. accounted for the redemption as a business combination (step-acquisition with no consideration transferred) using the acquisition method of accounting under Accounting Standards Codification (“ASC”) 805 Business Combinations. The net assets acquired and liabilities assumed as of September 13, 2018 were not material. In accordance with ASC 805, the Company remeasured its 20% membership interest in Orange Grove at its acquisition date fair value and used the acquisition date fair value of its remeasured interest in determining the fair value of the consideration transferred when applying the acquisition method of accounting. The result of the remeasurement and application of acquisition method of accounting was an immaterial gain on the transaction that is recorded in Other income (expense) in the consolidated statements of operations. Subsequent to the redemption of the majority member interest, CarLotz, Inc. consolidated Orange Grove.
The results of operations of Orange Grove since September 13, 2018 are included in the Company’s consolidated statements of operations. The revenues and results of operations attributable to Orange Grove for the period from the date of acquisition, September 13, 2018, through December 31, 2018 were immaterial. The impact on the Company’s revenues and net loss for purposes of pro forma statements of operations for the years ended December 31, 2018 and 2017 were immaterial.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
Principles of Consolidation
The consolidated financial statements include the accounts of CarLotz, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities.
Estimating the change in fair value of the liability for stock warrants requires determining both the fair value valuation model to use and inputs to the valuation model. The stock warrants liability is valued using the Black Scholes pricing model, which is a commonly used valuation model for this type of financial instrument. Inputs that have a significant effect on the stock warrants liability valuation include the expected life of the stock warrants, the fair value per share of the Company’s common stock, volatility of the Company’s common stock fair value, and related dividend yield. See Note 4 — Fair Value of Financial Instruments and Note 10 — Long-term Debt for additional detail.
The fair value of the obligation to purchase future tranches of Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) was estimated by utilizing the Black Scholes pricing model and included the impact of the lack of marketability of the instruments. The key inputs for the fair value measurement include the fair value per share of the Company’s Series A Preferred Stock, expected volatility, the remaining years to liquidity, and the risk-free interest rate. The most significant input impacting the fair value of the Series A Preferred Stock tranche obligation is the fair value of the Series A Preferred Stock as of each remeasurement date. The determination of the fair value per share of the redeemable convertible preferred stock is estimated by taking into consideration the most recent sales of redeemable convertible preferred stock, results obtained from third-party valuations and additional factors that are deemed relevant. As a private company there is a lack of Company-specific historical and implied volatility information of the Company’s Series A Preferred Stock. Therefore, estimates of expected stock volatility are based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the obligations. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining years to liquidity. See Note 4 — Fair Value of Financial Instruments and Note 17 — Redeemable Convertible Preferred Stock for additional detail.
Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments that are due on demand or have a remaining maturity of three months or less at the date of purchase. The Company places its cash with financial institutions and has balances that generally exceed federally insured amounts.
Restricted Cash
As of December 31, 2019 and 2018, restricted cash was approximately $888 and $551, respectively. The restricted cash is legally and contractually restricted as collateral for two letters of credit issued on behalf of CarLotz, Inc. and of the reinsurance companies for the payment of claims.
Accounts Receivable, Net
Accounts receivable consist primarily of contracts in transit which represent amounts due from financial institutions on retail installment contracts from retail vehicle sales, and also includes receivables related to wholesale vehicle sales.
Concentration of Credit Risk
Concentrations of credit risk with respect to accounts receivables are limited due to the large diversity and number of customers comprising the Company’s customer base.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
Inventories
All inventories, which comprised of vehicles and parts held for sale are reported at the lower of cost or net realizable value. Cost of vehicle inventory is determined on a specific identification basis. Vehicles held on consignment are not recorded in the Company’s inventory balance, as title to those vehicles, as well as the principal risks of ownership, remain with the consignors until a customer purchases the vehicle and the vehicle is delivered.
Property and Equipment
Property and equipment are stated at cost. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred. Major renewals and betterments are capitalized. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets as follows:
Leasehold Improvements	Lesser of 15 years or underlying lease terms
Equipment, Furniture, and Fixtures	1 – 5 years
Corporate Vehicles	5 years
Lease Vehicles, net
The Company leases vehicles to customers with lease terms that are typically 1 – 4 years. The leases are accounted for as operating leases. Lease income is recorded on a straight line basis over the period the vehicle is rented. Depreciation on the lease vehicles is calculated using the straight-line method over the estimated useful life.
Reinsurance — Deferred Acquisition Costs
The Company defers certain costs of acquiring new contracts. These costs are limited to incremental direct costs that result from the successful acquisition of new contracts and would not have been incurred, had the acquisition of the contract not occurred. Deferred acquisition costs (“DAC”) consist primarily of amounts paid for ceding fees and premium taxes and are amortized over the term of the contracts in relation to premiums earned. Acquisition costs that do not result in the successful acquisition of new contracts, or that would have been incurred even if a new contract was not acquired, are expensed as incurred. DAC are included in other assets on the consolidated balance sheets.
Floor Plan Notes Payable
The Company classifies notes payable for inventory purchased as “Floor plan notes payable” on the accompanying consolidated balance sheets. The Company presents borrowings and repayments on Floor plan notes payable within Cash flows from financing activities on the consolidated statements of cash flows because the Company uses an unaffiliated third-party lender for its floor plan financing arrangement.
Classification and Accretion of Redeemable Convertible Preferred Stock
The Company has classified its Series A Preferred Stock outside of stockholders’ equity (deficit) because the shares contain certain redemption features that are not solely within the control of the Company. Costs incurred in connection with the issuance of Series A Preferred Stock, as well as the recognition of the preferred stock tranche obligation, are recorded as a reduction of gross proceeds from issuance. The Series A Preferred Stock is not currently redeemable because while the holders of the Series A Preferred Stock have the power to direct the Company’s actions through its control of the Company’s board of directors, the deemed liquidation provision is considered a substantive condition that is contingent on the identification of a market participant willing to purchase the Company’s assets for consideration in an amount sufficient to distribute the redemption amount to the holders of the Series A Preferred Stock. Since the Series A Preferred Stock is not currently redeemable and it is not currently probable that it will become redeemable

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
because a change of control feature is not considered probable until the change of control actually occurs, the net carrying value of Series A Preferred Stock is not accreted to its redemption value. See Note 17 — Redeemable Convertible Preferred Stock for additional details.
Reinsurance — Contract Reserves
The Company sells certain finance and insurance contracts that are underwritten by third parties. The Company, through its reinsurance subsidiaries, reinsures those contracts, thereby assuming the risk of loss on the underlying insurance contracts. The Company establishes insurance reserves in accordance with ASC 944, Financial Services — Insurance. These amounts are recorded as Other liabilities on the consolidated balance sheets.
Contract Reserves
Subsequent to the sale of a vehicle to a customer, the Company sells the related retail installment contracts to financial institutions on a non-recourse basis. The Company receives commissions from the financial institutions for these sales. The Company also receive commissions from other third-party providers for the arrangement of the sale of other products such as guaranteed vehicle protection insurance. The Company is subject to future chargebacks in the event of an early contract termination or payoff by customers. A reserve for future amounts estimated to be charged back is recorded as a reduction of Finance and insurance, net in the consolidated statements of operations, at the time of sale. The chargeback reserve is estimated based on the Company’s historical chargeback results and is recorded in Other liabilities on the consolidated balance sheets.
Legal Contingencies
The Company is involved in various claims and legal proceedings that arise in the normal course of business. The Company records an accrual for legal contingencies when it determines that it is probable that it has incurred a liability and it can reasonably estimate the amount of the loss. See Note 16 — Commitments and Contingencies for additional details.
Fair Value Measurements
Fair value as defined under U.S. GAAP is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:
Level 1:
Observable inputs such as quoted prices in active markets.

Level 2:
Inputs other than quoted prices in active markets that are either directly or indirectly observable.

Level 3:
Unobservable inputs about which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and affects how the measurement is classified within the fair value hierarchy levels.
See Note 4 — Fair Value of Financial Instruments for additional information.
Revenues
The Company adopted ASC 606, Revenue from Contracts with Customers on January 1, 2019, using the full retrospective method. ASC 606 prescribes a five-step model that includes: (1) identify the contract;

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
(2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) performance obligations are satisfied. Based on the way the Company historically recognized revenue, the adoption of ASC 606 did not have an impact on the amount or timing of its revenue recognition and the Company recognized no cumulative effect adjustment upon adoption.
In accordance with ASC 606, the Company recognizes revenue upon transfer of control of goods or services to customers, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Control passes to the retail and wholesale vehicle sales customer when the title is delivered to the customer, who then assumes control of the vehicle.
Cost of Sales
Cost of sales includes the cost to acquire used vehicles and the related reconditioning costs to prepare the vehicles for resale. Vehicle reconditioning costs include parts, labor, inbound transportation costs, and other costs such as mechanical inspection, vehicle preparation supplies and repair costs. Cost of sales also includes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value.
Sales Tax
The Company collects and remits sales tax on vehicle sales and sales of parts. Sales tax collected is not included in revenues and remittances are not included in cost of sales. Sales tax collected is recorded as a liability, with the liability relieved upon remittance of payments to tax authorities.
Selling, General, and Administrative Expenses
Selling, general and administrative expenses primarily include compensation and benefits, advertising, facilities cost, technology expenses, logistics, and other administrative expenses. Advertising costs are expensed as incurred and were $3,803, $1,871, and $1,217 for the years ended December 31, 2019, 2018, and 2017, respectively.
Equity-Based Compensation
The Company classifies equity-based awards granted in exchange for services as either equity awards or liability awards. The classification of an award as either an equity award or a liability award is generally based upon cash settlement options. Both equity and liability awards are measured based on the fair value of the award at the grant date, however, liability awards are then re-measured to fair value each reporting period. The Company recognizes equity-based compensation on a straight-line basis over the award’s requisite service period, which is generally the vesting period of the award, less actual forfeitures. For equity and liability awards earned based on performance or upon occurrence of a contingent event, when and if the awards will be earned is estimated. If an award is not considered probable of being earned, no amount of equity-based compensation is recognized. If the award is deemed probable of being earned, related equity-based compensation is recorded over the estimated service period. To the extent the estimate of awards considered probable of being earned changes, the amount of equity-based compensation recognized will also change. See Note 18 — Stock-Based Compensation Plan for additional information on equity-based compensation.
Redeemable Convertible Preferred Stock Tranche Obligation
The Company classified the Series A Preferred Stock tranche obligations for the future purchase, and option to purchase, three additional tranches of Series A Preferred Stock (See Note 4 — Fair Value of Financial Instruments and Note 17 — Redeemable Convertible Preferred Stock for additional detail) as a liability on its consolidated balance sheets as the Series A Preferred Stock tranche obligations are freestanding financial instruments that required the Company to transfer equity instruments upon future closings of the Series A Preferred Stock. The Series A Preferred Stock tranche obligations were initially recorded at fair

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
value upon the date of issuance and were subsequently remeasured to fair value at each reporting date. Changes in the fair value of the Series A Preferred Stock tranche obligation were recognized as a component of Other Income (Expense), net in the consolidated statements of operations. Changes in the fair value of the second Series A Preferred Stock tranche obligations were recognized until the tranche obligations were fulfilled in the first and second quarter of 2019.
Income Tax
Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods and lives for financial statement and income tax purposes), contract expenses, and certain accrued expenses. Deferred tax assets and liabilities represent future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.
Deferred income taxes are recorded using enacted tax rates based upon differences between financial statement and tax bases of assets and liabilities. A valuation allowance has been established for all deferred tax assets because the Company has incurred cumulative losses in recent years and the Company has not determined that the net deferred tax assets are more likely than not to be realized. In future periods, if the Company determines it is more likely than not that the deferred tax assets will be realized, the valuation allowance may be reduced, and an income tax benefit recorded.
Net Loss Per Share Attributable to Common Stockholders
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers its Series A Preferred Stock to be participating securities. Under the two-class method, net income is attributed to common stockholders and participating securities based on their participation rights. However, net loss is not allocated to the Series A Preferred Stock as the holders of the Company’s Series A Preferred Stock do not have a contractual obligation to share in the Company’s losses.
Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Net loss attributable to common stockholders is calculated by adjusting the net loss for the accrual of cumulative and undeclared dividends on Series A Preferred Stock outstanding during the period.
Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for all potentially dilutive common stock equivalents outstanding during the period. Potentially dilutive securities consist of Series A Preferred Stock, stock options, warrants, and convertible notes payable. Since the Company has reported net losses for all periods presented, the Company has excluded all potentially dilutive securities from the calculation of the diluted net loss per share attributable to common stockholders as their effect is antidilutive and accordingly, basic and diluted net loss per share attributable to common stockholders is the same for all periods presented. (See Note 20 — Net Loss Per Share Attributable to Common Stockholders for additional detail)
Segments
The Company’s chief operating decision maker (“CODM”) is its chief executive officer. The Company derives its revenue primarily from sales of automobiles via retail and wholesale channels. The CODM reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, the Company determined that it has one reportable segment.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
Recently Issued Accounting Pronouncements
In February 2016, the Financial accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The standard will affect all entities that lease assets and will require lessees to recognize a lease liability and a right-of-use asset for all leases (except for short-term leases that have a duration of less than one year) as of the date on which the lessor makes the underlying asset available to the lessee. For lessors, accounting for leases is substantially the same as in prior periods. In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases, to clarify how to apply certain aspects of the new leases standard. ASU 2016-02, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, and early adoption is permitted. For leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, lessees and lessors must apply a modified retrospective transition approach. While the Company expects the adoption of this standard to result in an increase to the reported assets and liabilities, it has not yet determined the full impact the adoption of this standard will have on its financial statements and related disclosures.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. ASU 2016-13, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates for fiscal years beginning after December 15, 2022 and for interim periods within those fiscal years. The Company is currently evaluating the impact of this standard to the consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates certain disclosure requirements for fair value measurements for all entities, requires public entities to disclose certain new information and modifies some disclosure requirements. ASU 2018-13 is effective for all entities for fiscal years beginning after December 15, 2019 and for interim periods within those fiscal years. An entity is permitted to early adopt either the entire standard or only the provisions that eliminate or modify requirements. The Company does not expect the adoption of this standard to have a material impact on the consolidated financial statements or related disclosures.
In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal — Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract. This standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. ASU 2018-15 is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2019, and interim periods within annual periods beginning after December 15, 2020, with early adoption permitted. The Company does not expect the adoption of this standard to have a material impact on the consolidated financial statements or related disclosures.
In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810), Targeted Improvements to Related Party Guidance for Variable Interest Entities, which addresses the cost and complexity of financial reporting associated with consolidation of variable interest entities (“VIE”). ASU 2018-17 is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2019, and interim periods within annual periods beginning after December 15, 2020, with early adoption permitted. The new guidance must be applied on a retrospective basis as a cumulative-effect adjustment as of the date of adoption. The Company does not expect the adoption of this standard to have a material impact on the consolidated financial statements or related disclosures because the Company does not currently have any indirect interests through related parties under common control for which it receives decision making fees.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, with early adoption permitted, including adoption in an interim period. The Company is currently evaluating the impact of this standard to the consolidated financial statements.
Note 3 — Revenue Recognition
Disaggregation of Revenue
The significant majority of the Company’s revenue is from contracts with customers related to the sales of vehicles. In the following tables, revenue is disaggregated by major lines of goods and services and timing of transfer of goods and services. The Company has determined that these categories depict how the nature, amount, timing, and uncertainty of its revenue and cash flows are affected by economic factors.
The tables below include disaggregated revenue:
	2019
	Vehicle Sales	Fleet Management	Total
Retail vehicle sales	$90,382	$—	$90,382
Wholesale vehicle sales	8,454	—	8,454
Finance and insurance, net	3,117	—	3,117
Lease income, net	—	533	533
Total Revenues	$101,953	$533	$102,486
	2018
	Vehicle Sales	Fleet Management	Total
Retail vehicle sales	$53,448	$—	$53,448
Wholesale vehicle sales	3,153	—	3,153
Finance and insurance, net	1,608	—	1,608
Lease income, net	—	142	142
Total Revenues	$58,209	$142	$58,351
	2017
	Vehicle Sales	Fleet Management	Total
Retail vehicle sales	$41,758	$—	$41,758
Wholesale vehicle sales	1,340	—	1,340
Finance and insurance, net	974	—	974
Lease income, net	—	—	—
Total Revenues	$44,072	$—	$44,072

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
The following table summarizes revenues and cost of sales for retail and wholesale vehicle sales for the years ended December 31, 2019, 2018, and 2017:
	2019	2018	2017
Retail vehicles:
Retail vehicle sales	$90,382	$53,448	$41,758
Retail vehicle cost of sales	84,534	48,523	36,679
Gross Profit – Retail Vehicles	$5,848	$4,925	$5,079
Wholesale vehicles:
Wholesale vehicle sales	$8,454	$3,153	$1,340
Wholesale vehicle cost of sales	9,246	4,185	1,840
Gross Profit – Wholesale Vehicles	$(792)	$(1,032)	$(500)
Retail Vehicle Sales
The Company sells used vehicles to retail customers through its several retail hub locations. The transaction price for used vehicles is a fixed amount as set forth in the customer contract, and the revenue recognized by the Company is inclusive of the agreed upon transaction price and any service fees. Customers frequently trade-in their existing vehicle to apply toward the transaction price of a used vehicle. Trade-in vehicles represent noncash consideration which the Company measures at estimated fair value of the vehicle received on trade. The Company satisfies its performance obligation and recognizes revenue for used vehicle sales at a point in time when the title to the vehicle passes to the customer, at which point the customer controls the vehicle.
The Company receives payment for used vehicle sales directly from the customer at the time of sale or from third-party financial institutions within a short period of time following the sale if the customer obtains financing.
The Company’s return policy allows customers to initiate a return during the first three days or 500 miles after delivery, whichever comes first. A return reserve is estimated based on the Company’s historical activity and is recorded in Other liabilities in the consolidated balance sheets.
Wholesale Vehicle Sales
The Company sells wholesale vehicles primarily through auction as wholesale vehicles often do not meet the Company’s standards for retail vehicle sales. The Company satisfies its performance obligation and recognizes revenue for wholesale vehicle sales at a point in time when the vehicle is sold at auction or directly to a wholesaler and title to the vehicle passes to the customer.
Finance and Insurance, net
The Company provides customers with options for financing, insurance, and extended warranties. Extended warranties sold beginning January 1, 2019 are serviced by a company owned by a holder of Series A Preferred Stock. All other services are provided by third-party vendors and the Company has agreements with each of these vendors giving the Company the right to offer such services.
When a customer selects a service from these third-party vendors, the Company earns a commission based on the actual price paid or financed. The Company concluded that it is an agent for these transactions because it does not control the products before they are transferred to the customer. Accordingly, the Company recognizes finance and insurance revenue at the point in time when the customer enters into the contract.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
Note 4 — Fair Value of Financial Instruments
Items Measured at Fair Value on a Recurring Basis
As of December 31, 2019 and 2018, the Company held certain assets and liabilities that were required to be measured at fair value on a recurring basis.
The following tables are summaries of fair value measurements and hierarchy level as of December 31, 2019 and 2018:
	2019
	Level 1	Level 2	Level 3
Assets:
Money market funds	$688	$—	$—
Liabilities:
Redeemable convertible preferred stock tranche obligation	—	—	3,755
Stock warrants liability	—	—	115
Total Liabilities:	$—	$—	$3,870
	2018
	Level 1	Level 2	Level 3
Assets:
Money market funds	$351	$—	$—
Liabilities:
Redeemable convertible preferred stock tranche obligation	—	—	3,261
Stock warrants liability	—	—	67
Total Liabilities:	$—	$—	$3,328
Money market funds consist of highly liquid investments with original maturities of three months or less and classified in restricted cash in the accompanying consolidated balance sheets.
The Company recognizes transfers between the levels as of the actual date of the event or change in circumstances that caused the transfer. There were no transfers between the levels for the years ended December 31, 2019 and 2018.
The following tables set forth a summary of changes in the estimated fair value of the Company’s Level 3 Series A Preferred Stock tranche obligation and Level 3 stock warrants liability for the years ended December 31, 2019 and 2018:
Year-ended December 31, 2019	January 1,	Issuances	Settlements	Change in Fair Value	December 31,
Redeemable convertible preferred stock tranche obligation	$3,261	$—	$(902)	$1,396	$3,755
Stock warrants liability	67	72	—	(24)	115
Total	$3,328	$72	$(902)	$1,372	$3,870
Year-ended December 31, 2018	January 1,	Issuances	Settlements	Change in Fair Value	December 31,
Redeemable convertible preferred stock tranche obligation	$2,989	$—	$—	$272	$3,261
Stock warrants liability	65	—	—	2	67
Total	$3,054	$—	$—	$274	$3,328

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
The fair value of the obligation to purchase future tranches of Series A Preferred Stock was estimated by utilizing the Black Scholes pricing model. The inputs into the Black Scholes pricing model included significant unobservable inputs. The table below summaries the significant inputs used when valuing the Series A Preferred Stock tranche obligation as of December 31, 2019 and 2018:
	2019	2018
Expected volatility	45.00%	60.00%
Expected dividend yield	0.00%	0.00%
Expected term (in years)	5 years	6 years
Risk-free interest rate	1.69%	2.55%
Marketability discount	50.00%	60.00%
Fair Value of Financial Instruments Not Measured at Fair Value on a Recurring Basis
The carrying amounts of restricted cash, accounts receivable, and accounts payable approximate fair value because their respective maturities are less than three months. The carrying value of the floor plan notes payable outstanding as of December 31, 2019 and 2018 approximates fair value due to its variable interest rate determined to approximate current market rates. The promissory note outstanding as of December 31, 2018 was issued on September 13, 2018 and had a maturity date within one year of the date of issuance. The promissory note was entered into at prevailing interest rates on the date of issuance. Given the short-term nature of the promissory note and the elapsed time period between the date of issuance and the year-ended December 31, 2018, its fair value was determined to approximate its carrying value as of December 31, 2018. The convertible note payable was issued on December 20, 2019 and was entered into at prevailing interest rates on the date of issuance. Given the proximity of the issuance of the convertible note payable to December 31, 2019, the fair value of the convertible note payable was determined to approximate carrying value as of December 31, 2019.
Note 5 — Accounts Receivable, Net
Accounts receivable consist of the following as of December 31, 2019 and 2018:
	2019	2018
Contracts in transit	$2,645	$2,098
Trade	202	261
Finance commission	87	69
Other	349	25
Total	3,283	2,453
Allowance for doubtful accounts	(27)	(41)
Total Accounts Receivable, net	$3,256	$2,412
Contracts in transit are typically collected within fifteen days. Other amounts due are from third parties as a result of vehicle sales and parts sold or services provided. Receivables also include commissions on aftermarket products. Receivables from the sale of vehicles are secured by the related vehicles. Receivables arising from the sale of parts and service are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date.
The carrying amount of receivables is reduced by an allowance for doubtful accounts that reflects management’s best estimate of the amounts that will not be collected. Management reviews each receivable balance monthly, and, based on historical bad debt experience and management’s evaluation of customer creditworthiness, estimates that portion, if any, of the balance that will not be collected. No interest is charged on delinquent receivables.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
Note 6 — Inventory and Floor Plan Notes Payable
Inventory consists of the following as of December 31, 2019 and 2018:
	2019	2018
Used vehicles	$7,592	$10,069
Parts	33	91
Total	$7,625	$10,160
As of December 31, 2019, the Company has a $12,000 revolving floor plan facility with Automotive Finance Corporation (“AFC”) to finance the acquisition of used vehicle inventory. Borrowings under this facility accrue interest at a variable rate based on the most recent prime rate plus 2.00% per annum. The weighted average interest rate on the floor plan notes payable was 6.75% and 7.50% as of December 31, 2019 and 2018, respectively.
Floor plan notes payable are generally due upon the sale of the related used vehicle inventory.
Note 7 — Property and Equipment, Net
Property and equipment consist of the following as of December 31, 2019 and 2018:
	2019	2018
Leasehold improvements	$688	$1,096
Furniture, fixtures, and equipment	715	723
Corporate vehicles	104	201
Total property and equipment	1,507	2,020
Less: accumulated depreciation	(876)	(990)
Property and Equipment, net	$631	$1,030
Depreciation expense for property and equipment was approximately $260, $253, and $218 for the years ended December 31, 2019, 2018, and 2017, respectively.
Note 8 — Lease Vehicles, Net
Lease vehicles, net consists of the following as of December 31, 2019 and 2018:
	2019	2018
Vehicles	$1,083	$1,333
Less: accumulated depreciation	(639)	(602)
Total Lease Vehicles, net	$444	$731
Depreciation expense for lease vehicles, net was approximately $244 and $85 for the years ended December 31, 2019, and 2018, respectively. There were no lease vehicles for the year ended December 31, 2017. Lease vehicles are leased to end customers under various noncancelable operating leases with terms ranging up to five years and payments varying from $298 to $805 (actual) per month.
When a customer requests a vehicle lease, the Company may enter into a lease with its customer for a vehicle owned by the Company. Income received for leases of owned vehicles under noncancelable operating leases is recorded in Lease income, net in the consolidated statements of operations.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
The following table summarizes minimum rental payments due to the Company on leases of owned vehicles under noncancelable operating leases having initial or remaining noncancelable terms in excess of one year as of December 31, 2019:
Year	Minimum Rental Receipts Under Operating Leases
2020	$149
2021	25
2022	8
2023	2
Total	$184
Note 9 — Other Assets
Other Assets consists of the following as of December 31, 2019 and 2018:
	2019	2018
Other Current Assets:
Lease receivable, net	$13	$41
Deferred acquisition costs	32	12
Prepaid expenses	189	175
Total Other Current Assets	$234	$228
Other Assets:
Lease receivable, net	$38	$39
Deferred acquisition costs	50	10
Security deposits	255	256
Total Other Assets	$343	$305
The following table summarizes deferred acquisition costs that the Company has deferred and is amortizing over the effective term of the related contracts as of December 31, 2019 and 2018:
	2019	2018
Beginning	$22	$22
Written	93	16
Amortized	(33)	(16)
Ending	82	22
Less: current portion	32	12
Non-current	50	10
Total Deferred Acquisition Costs	$82	$22

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
Note 10 — Long-term Debt
Long-term debt consists of the following as of December 31, 2019 and 2018:
	2019	2018
Term note payable	$9	$17
Convertible notes payable, net	2,816	—
	2,825	17
Current portion of long-term debt	(2,825)	(6)
Long-term Debt	$—	$11
Term Note Payable
The Company has a note payable to a financial institution due in monthly installments of approximately $1 including interest of 16.01% through December 2020. The note is secured by real property.
Convertible Notes Payable
On December 20, 2019, the Company entered into a note purchase agreement (“NPA”) with AFC. AFC’s parent company is also a common equity holder of the Company. Under this agreement, AFC agreed to purchase up to $5,000 in notes, with the initial tranche equal to $3,000 and up to two additional tranches of at least $1,000 on or prior to September 20, 2021. For each note of $1,000 or portion thereof that AFC purchases, AFC receives stock warrants constituting 0.20% of the Company’s fully-diluted common stock.
In December 2019, AFC purchased the initial tranche of $3,000 which were recorded as a convertible notes payable net of issuance costs totaling approximately $112 and net of the fair value of stock warrants issued of $72. The note accrues interest at 6.00% on a 365-day basis and the outstanding interest payable as of December 31, 2019 is approximately $6.
AFC has the right to convert this note into a variable number of shares of the Company’s common stock at any time. The note is due on demand and is reflected as Long-term debt, current on the accompanying consolidated balance sheets. Since the note has a conversion price that was not in the money at the date of issuance there was no beneficial conversion feature recorded. On the date of issuance, the Company also assessed the conversion feature for possible derivative treatment (under ASC 815 Derivatives and Hedging) and determined the conversion feature did not meet the definition of a derivative because the embedded conversion option requires physical settlement and the underlying shares to be delivered upon conversion are not readily convertible to cash.
For the initial tranche of $3,000, stock warrants were issued that equate to 0.60% ownership if exercised as noted in the NPA. The fair value of the stock warrants has been estimated using the Black-Scholes pricing model with the following weighted average assumptions:
Maturity	5 years
Risk-free interest rate	1.69%
Volatility	60.00%
Dividend yield	0.00%
Weighted average fair value per share	1.81
Management has determined that the stock warrants issued during 2019 had a total fair market value of approximately $72. The exercise price of the stock warrants is $0.01 per share (actual). The stock warrants are only exercisable upon a sale or change of control. No stock warrants were exercised during the year.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
The stock warrants met the definition of a derivative in accordance with ASC 815 and were classified as obligations because they permit a cash exercise which is considered a contractual net settlement provision. The fair value of the stock warrants has been included in Other liabilities in the consolidated balance sheets. Changes in the fair value of the stock warrants liability were recognized as a component of Other income (expense), net in the consolidated statements of operations.
The following is an analysis of stock warrants to purchase shares of the Company’s common stock issued and outstanding as of December 31, 2019 and 2018:
	2019	2018
Stock warrants outstanding	23,460	23,460
Stock warrants issued with convertible notes payable	45,121	—
Stock warrants cancelled	—	—
Stock warrants exercised	—	—
Stock warrants vested	68,581	23,460
Note 11 — Accrued Expenses
Accrued expenses consist of the following as of December 31, 2019 and 2018:
	2019	2018
License and title fees	$399	$203
Payroll and bonuses	388	308
Deferred rent	300	255
Other accrued expenses	489	285
Total Accrued Expenses	$1,576	$1,051
Note 12 — Promissory Notes
During 2018, Orange Grove issued a promissory note of approximately $515 to the former holder of the 80% membership interest in Orange Grove, with an interest rate of 8.00%, as part of the consideration for the redemption of such membership interest (See Note 1 — Description of Business). As of December 31, 2018, the promissory note balance was $418. The balance was paid in full during the year ended December 31, 2019. Interest expense for the years ended December 31, 2019 and 2018 was $19 and $11, respectively.
Note 13 — Other Liabilities
Other Liabilities consists of the following as of December 31, 2019 and 2018:
	2019	2018
Other Liabilities, Current
Unearned insurance premiums	$434	$205
Other Liabilities
Unearned insurance premiums	719	172
Other long-term liabilities	97	62
Stock warrants liability	115	67
Other Liabilities, Long-term	$931	$301
Note 14 — Lease Commitments
The Company leases its operating facilities from various third parties under noncancelable operating leases. The leases require various monthly rental payments ranging from approximately $3 to $36 with

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
various ending dates through August 2029. The leases are triple net, whereby the Company is liable for taxes, insurance, and repairs. Rent expense for all operating facility leases was approximately $2,000, $1,000, and $700 for the years ended December 31, 2019, 2018, and 2017, respectively. Most of these leases have escalating rent payments which are expensed on a straight-line basis and are included in deferred rent, within accrued expenses on the accompanying consolidated balance sheets.
The following is a table of facility lease commitments due for the next five years, and thereafter as of December 31, 2019:
Total Per Year
2020	$1,976
2021	1,963
2022	1,995
2023	1,830
2024	878
Thereafter	1,409
Total	$10,051
The Company also leases vehicles from an unrelated third party under noncancelable operating leases and leases these same vehicles to end customers with similar lease terms, with the exception of the interest rate. The leases require various monthly rental payments from the Company ranging from $291 to $1,770 (actual) with various ending dates through December 2023.
The following is a schedule of the approximate future minimum lease payments due to third parties and the related expected future receipts related to these lease vehicles as of December 31, 2019:
	Payments Due to Third Parties	Future Receipts
2020	$979	$1,609
2021	819	1,315
2022	398	634
2023	129	192
2024	12	18
Total	$2,337	$3,768
Note 15 — Related Party Transactions
During the normal course of business, Orange Grove may purchase used vehicles from CarLotz, Inc. as well as sell off-lease vehicles through CarLotz, Inc. These transactions were immaterial prior to the consolidation of Orange Grove, and the transactions were handled as any other third party with terms the same as other customers. Subsequent to the Company becoming sole member of Orange Grove on September 13, 2018, such sales have been eliminated in consolidation.
Prior to becoming the sole member of Orange Grove and as part of the arrangement with the previous majority owner, Orange Grove paid a management fee to CarLotz, Inc. and reimbursed CarLotz, Inc. for the salaries and expenses of the employees dedicated to the business of the fleet vehicle joint venture. For the years ended December 31, 2018 and 2017, management fee income received from Orange Grove was approximately $127 and $180, and expense reimbursements totaled approximately $250 and $73, respectively. The management fee and expense reimbursement ceased when CarLotz, Inc. became the sole member of Orange Grove.
The Company incurs monthly management fees of $21 payable to the holders of Series A Preferred Stock, of which $250, $250 and $73 has been paid or accrued for the years ended December 31, 2019, 2018,

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
and 2017, respectively. The management fee expenses are reflected as Management fee expense — related party on the accompanying consolidated statements of operations.
The Company has a payable to the holder of Series A Preferred Stock, totaling approximately $3,100 and $1,400 as of December 31, 2019 and 2018, respectively, which is included in Accrued expenses — related party on the accompanying consolidated balance sheets. These expenses were immaterial for the years ended December 31, 2019 and 2018.
Note 16 — Commitments and Contingencies
The Company sells retail installment contracts to financial institutions without recourse. Some buyers of the contracts retain portions of the finance commissions as reserves against early payoffs. The Company is subject to chargebacks against such income in the event of a cancellation or early payoff.
The Company’s facilities are subject to federal, state, and local provisions regulating the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net income, financial condition or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with the applicable federal and state requirements.
The Company is involved in certain legal matters that it considers incidental to its business. In management’s opinion, none of these legal matters will have a material effect on the Company’s financial position or the results of operations.
Note 17 — Redeemable Convertible Preferred Stock
The Amended and Restated Certificate of Incorporation of the Company provides for two classes of ownership: Common stock and Series A Preferred Stock. The holder of Series A Preferred Stock receives distribution priority in order of 1.5 times the sum of any unpaid returns and unreturned capital contributions. Preferred returns are calculated at an 8.00% annual rate. Unpaid cumulative distributions are approximately $2,900 and $1,300 as of December 31, 2019 and 2018, respectively. As of December 31, 2019 and 2018, the Series A Preferred Stock has a liquidation preference of $34,300 and $19,931, respectively. Upon liquidation of the Company, proceeds in excess of the Series A Preferred Stock would be shared pro rata among all stockholders based on the number of shares. The unpaid cumulative distributions are included as accrued expenses — Related Party on the accompanying consolidated balance sheets.
The Company’s Series A Preferred Stock is classified as temporary equity. ASC 480 Distinguishing Liabilities from Equity, Accounting Series Release 268 requires equity instruments with redemption features that are not solely within the control of the issuer to be classified outside of permanent equity, in temporary equity. The Series A Preferred Stock is redeemable for cash and other assets on the occurrence of a deemed liquidation event such as a change of control which is considered an event that is not solely within the control of the Company because the holders of the Series A Preferred Stock control the Company’s Board of Directors.
The Company’s September 2017 issuance and sale of Series A Preferred Stock is to be issued in four tranches on different dates. The first issuance of 1,220,851 preferred shares occurred in September 2017. The second tranche closing of 813,900 shares was contingent upon the achievement of certain performance conditions before December 31, 2020 (“Tranche Two Performance Date”) or the waiver of the performance conditions by the holders of the Series A Preferred Stock. The performance conditions are defined in the Series A Preferred Stock Purchase Agreement and are based on the achievement of operating metrics such as earnings before interest, taxes, depreciation, and amortization exceeding targets for existing stores, achievement of opening a minimum number of new stores and meeting financial targets for those new stores, corporate overhead goals, and commercial vehicle sales objectives. Upon the attainment or waiver of the performance conditions, the founding stockholders of the Company may cause the Company to issue and

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
sell to the Series A Preferred Stockholders the shares contemplated in the second tranche closing. The Company classified the obligation for the future purchase of additional shares under the second closing as a liability on the Company’s consolidated balance sheets as the obligation met the definition of a freestanding financial instrument. This Series A Preferred Stock tranche liability was initially recorded at a fair value of $482 upon the date of issuance and was subsequently remeasured to fair value at each reporting date using Level 3 fair value inputs. Changes in the fair value of the Series A Preferred Stock tranche obligation were recognized as a component of other income (expense), net in the consolidated statements of operations until the tranche obligation was fulfilled and extinguished. The second tranche was funded in two separate closings in January 2019 for 305,188 shares and May 2019 for 508,712 shares.
The 2017 Series A Preferred Stock Purchase Agreement contains two additional funding dates such that, contingent upon the Tranche Two Performance Date, the stockholders of the Series A Preferred Stock have the right, but not the obligation, to purchase an additional 508,688 shares in each tranche at a price equal to the original issuance purchase price. The third and fourth tranche obligations were initially recorded at a fair value of $1,214 each and were subsequently remeasured to fair value at each reporting date with changes in the fair value of the Series A Preferred Stock tranche obligation recognized in other income (expense), net in the consolidated statements of operations.
Significant terms of the outstanding Series A Preferred Stock are as follows:
1)   Conversion — Each share of Series A Preferred Stock may be converted into shares of common stock based upon dividing the original issue price of the Series A Preferred Stock by the conversion price. Conversion is (a) at the option of the preferred stockholders and (b) mandatory upon the closing of an initial public offering of the Company’s common stock, meeting certain minimum requirements with respect to net cash proceeds, and upon the consent of a majority of the outstanding shares of Series A Preferred Stock. In accordance with ASC 480, the conversion feature was determined to be clearly and closely related to the host contract and was not bifurcated from the equity-like host instrument and accounted for separately. In addition, the conversion feature was not determined to be a beneficial conversion feature because there was zero intrinsic value to the conversion option at the commitment date.
2)   Dividends — The holders of Series A Preferred Stock are entitled to receive, in any fiscal year, cumulative dividends which accrue at the rate of 8.00% of the original issuance price, plus all accrued but unpaid dividends, compounded quarterly. As of December 31, 2019 and 2018, the aggregate cumulative preferred dividends were approximately $2,900 and $1,300, respectively, or an amount per outstanding share of Series A Preferred Stock of $1.41 and $1.05, respectively.
3)   Liquidation — In the event of any liquidation, dissolution or winding-up of the Company, either voluntarily or involuntarily, the holders of Series A Preferred Stock are entitled to receive from the remaining assets of the Company available for distribution, before any payment shall be made in respect of the common stock, an amount equal to 1.5 times the sum of the per share original issuance price of Series A Preferred Stock, plus any dividends thereon declared but unpaid. If the assets of the Company available for distribution are not sufficient to pay the full amount of distribution, plus any dividends thereon declared but unpaid, such assets will be distributed ratably in proportion to the respective amounts per share that each holder is entitled to receive.
4)   Redemption — Shares of Series A Preferred Stock are not subject to mandatory redemption.
5)   Voting Rights — Each share of Series A Preferred Stock has voting rights equal to the number of common shares into which it is convertible. Additionally, upon the initial funding of the Series A Preferred Stock, the holders of the Series A Preferred Stock were entitled to elect three members to the Company’s Board of Directors. Upon the funding of the second tranche of the Series A Preferred Stock, the Series A holders were entitled to elect a total of five directors to the Company’s Board of Directors.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
6)   Other Rights — At any time from and after September 15, 2024, the holders of the Series A Preferred Stock may cause a Sale of the Company by means of an Initial Public Offering or a sale of all Series A Preferred Stock owned by the holders and an exercise of its drag-along rights, a controlled auction, or a negotiated sale to a third party. These rights are subject to right of first offer from the founding stockholders to purchase the Company in the event a sales process is initiated by the holders of the Series A Preferred Stock.
Note 18 — Stock-Based Compensation Plan
2011 Stock Option Plan
In March 2011, the Company adopted a stock incentive plan (the “2011 Stock Option Plan”) to promote the long-term growth and profitability of the Company. The 2011 Stock Option Plan does this by providing senior management and other employees with incentive to improve shareholder value and contribute to the growth and financial success of the Company by granting equity instruments to these stakeholders. In February 2012, the Company set aside 325,660 shares of common stock for the 2011 Stock Option Plan under an amended stock incentive plan.
The Company estimates the fair value of stock options related to the 2011 Stock Option Plan using the Black-Scholes pricing model. The Black-Scholes-Merton option-pricing model requires the use of subjective inputs such as stock price volatility. Changes in the inputs can materially affect the fair value estimates and ultimately the amount of stock-based compensation expense that is recognized. The weighted average inputs used and resulting fair values of the stock options for the 2011 Stock Option Plan were as follows, for the year ended December 31, 2017:
2017
Expected volatility	80.00%
Expected dividend yield	0.00%
Expected term (in years)	5 years
Risk-free interest rate	1.94%
During 2019 and 2018, there were no grants related to the 2011 Stock Option Plan.
No expected dividends or forfeitures were included in the model as no dividends have been paid or are expected to be paid and no options are expected to be forfeited.
The expected life input is based on the contractual term as per the agreements with employees, the risk-free interest rate input is based on U.S. Treasury instruments and the volatility input is calculated based on the implied volatility of publicly traded companies in a similar industry with adjustments for size, revenues, and business life cycle. The fair value of shares was estimated based on the Company’s per share price for common stock from the Company’s last financing round.
No options were exercised during 2019 or 2018 related to the 2011 Stock Option Plan. Share-based compensation expense totaled approximately $113, $151, and $170 for 2019, 2018, and 2017, respectively, and has been included in selling, general, and administrative expenses in the accompanying consolidated statements of operations.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
The following table summarizes the number of options outstanding and weighted average exercise price related to the shares set aside for the 2011 Stock Option Plan:
	Number of Options	Weighted Averaged Exercise Price
Balance (January 1, 2017)	145,000	$5.86
Granted	30,150	6.82
Forfeited	—	—
Balance (December 31, 2017)	175,150	5.99
Granted	—	—
Forfeited	(13,500)	5.56
Balance (December 31, 2018)	161,650	6.07
Granted	—	—
Forfeited	(7,500)	6.82
Balance (December 31, 2019)	154,150	6.03
Vested (as of December 31, 2019)	136,450	$5.93
The following summarizes certain information about stock options vested and expected to vest as of December 31, 2019 related to the 2011 Stock Option Plan:
	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
Outstanding	154,150	2.67 years	$6.03
Exercisable	136,450	2.67 years	$5.93
As of December 31, 2019, there was approximately $88 of total unrecognized compensation cost related to unvested stock based compensation arrangements, which is expected to be recognized over a weighted-average period of 1.07 years.
Aggregate intrinsic value represents the total pre-tax intrinsic value, which is computed based on the difference between the option exercise price and the estimated fair value of the Company’s common stock at the time such option exercises. This intrinsic value changes based on changes in the fair value of the Company’s underlying stock. There were no options exercised in the years ended December 31, 2019, 2018, or 2017. The aggregate intrinsic value for options outstanding and options exercisable as of December 31, 2019 is $0.
2017 Stock Option Plan
During the year ended December 31, 2017, the Company adopted a stock incentive plan (the “2017 Stock Option Plan”) to promote the long-term growth and profitability of the Company. The 2017 Stock Option Plan does this by providing senior management and other employees with incentive to improve shareholder value and contribute to the growth and financial success of the Company by granting various equity arrangements to these stakeholders. The Company set aside 601,875 shares of common stock for the 2017 Stock Option Plan. During 2019 and 2018, the Company granted employees a total of 154,000 and 261,552 stock options, respectively, related to the 2017 Stock Option Plan. There were no 2017 Stock Option Plan options granted in 2017.
The terms of the 2017 Stock Option Plan provide for vesting upon certain market and performance conditions including achieving certain triggering events including specified levels of return on investment

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
upon a sale of the Company. Because the 2017 Stock Option plan has a market-based vesting condition, an open-form valuation model was used to value the options. All options related to the 2017 Stock Option Plan have an exercise price of $9.82 per share. All options related to the 2017 Stock Option Plan expire 10 years after the grant date which ranges from March 2028 to October 2029.
The following summarizes the number of options outstanding and weighted average exercise price related to shares set aside for the 2017 Stock Option Plan:
	Number of Units	Weighted Averaged Exercise Price
Balance (January 1, 2018)	—	—
Granted	261,552	$9.82
Forfeited	(6,500)	9.82
Balance (December 31, 2018)	255,052	9.82
Granted	154,000	9.82
Forfeited	(129,876)	9.82
Balance (December 31, 2019)	279,176	$9.82
The weighted average grant date fair value of options granted during the year ended December 31, 2019, was $0.26.
As of December 31, 2019, there was approximately $73 of total unrecognized compensation cost related to unvested stock options related to the 2017 Stock Option Plan. Management determined no compensation expense was required for the 2017 Stock Option Plan during the years ended December 31, 2019 and 2018 as no triggering events have occurred or were determined to be probable of occurring.
Note 19 — Income Taxes
The Company’s income tax expense consisted of the following for the years ended December 31, 2019, 2018, and 2017:
	2019	2018	2017
Current Income Tax Expense:
Federal	$—	$—	$—
State and local	11	3	4
Total Current Income Tax Expense	11	3	4
Deferred Income Tax Expense:
Federal	—	—	—
State and local	—	—	—
Total Income Tax Expense	$11	$3	$4
Deferred income taxes are recorded using enacted tax rates based upon differences between financial statement and tax bases of assets and liabilities. The significant components of the Company’s estimated deferred tax assets and liabilities as of December 31, 2019 and 2018 are as follows:

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
	2019	2018
Deferred Tax Assets:
Net operating losses	$5,881	$3,259
Contract expense	262	307
Other	809	569
Total deferred tax assets	6,952	4,135
Less: valuation allowance	(6,910)	(3,986)
Net Deferred Tax Assets	42	149
Deferred Tax Liabilities
Fixed assets	(42)	(149)
Total deferred tax liabilities	(42)	(149)
Net Deferred Tax Liabilities	(42)	(149)
Net Deferred Tax Assets/Liabilities	$—	$—
A valuation allowance has been established for all deferred tax assets because the Company has incurred cumulative losses in recent years and the Company has not determined that the net deferred tax assets are more likely than not to be realized. In future periods, if the Company determines it is more likely than not that the deferred tax assets will be realized, the valuation allowance may be reduced, and an income tax benefit recorded. The following table presents the change in the deferred tax asset valuation allowance for the years ended December 31, 2019, 2018, and 2017:
	2019	2018	2017
January 1,	$3,986	$2,008	$2,116
Additions – Charged	2,924	1,731	—
Deductions – Charged	—	—	(108)
Other		247
December 31,	$6,910	$3,986	$2,008
As of December 31, 2019, the Company has Federal net operating loss carryforwards of approximately $23,500, of which $6,400 will expire at various dates from 2031 – 2038 and $17,000 will carryforward indefinitely but can only be used up to 80.00% of taxable income. Certain tax attributes of the net operating loss carryforwards may be subject to an annual limitation as a result of a change of ownership in prior years as defined under Internal Revenue Code Section 382.
The differences between income tax benefit expected at the U.S. federal statutory income tax rates of 21.00% (for 2019 and 2018) and 35.00% (for 2017) and the reported income tax expense are summarized as follows:

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
	2019	2018	2017
Loss Before Income Tax Expense	$(12,667)	$(6,557)	$(2,465)
Income tax benefit at federal statutory rates	(2,660)	(1,377)	(838)
State and local income taxes	(471)	(238)	(81)
Investment remeasurement	—	(126)	—
Valuation allowances	2,924	1,731	(108)
Impact of federal rate change	—	—	991
Change in fair value of redeemable convertible preferred stock tranche obligation	293	57	27
Other	(75)	(44)	13
Total Income Tax Expense	$11	$3	$4
Effective Tax Rate	(.09)%	(.05)%	(.16)%
On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a federal corporate tax rate decrease from 35.00% to 21.00% for tax years beginning after December 31, 2017, the transition of U.S international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the mandatory deemed repatriation of foreign earnings.
The Company recorded a provisional amount of approximately $991 for the enactment date income tax effects of the Tax Act at December 31, 2017. The Company completed the accounting for all enactment date income tax effects of the Tax Act with no changes to the provisional amount. The provisional amount relates to the remeasurement of deferred tax assets and liabilities, based on the rates at which they are expected to reverse in the future.
Income tax returns are filed in the U.S. including multiple state jurisdictions and are subject to examination by tax authorities in the jurisdictions where the Company operates. The Company has open tax years from 2017 to 2019. The Company has determined that it does not have any unrecognized tax benefits or obligations as of December 31, 2019 and 2018.
Note 20 — Net Loss Per Share Attributable to Common Stockholders
The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2019, 2018, and 2017:
	2019	2018	2017
Numerator:
Net loss	$(12,678)	$(6,560)	$(2,469)
Redeemable Convertible Preferred Stock dividends (undeclared and cumulative)	(1,579)	(1,014)	(274)
Net loss attributable to common stockholders	(14,257)	(7,574)	(2,743)
Denominator:
Weighted average shares outstanding, basic and diluted	3,716,526	3,716,526	3,660,679
Net loss per share attributable to common stockholders, basic and diluted	$(3.84)	$(2.04)	$(0.75)

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
The following table summarizes the outstanding potentially dilutive securities that were excluded from the computation of diluted net loss per share attributable to common stockholders because the impact of including them would have been antidilutive for the years ended December 31, 2019, 2018, and 2017:
	2019	2018	2017
Redeemable Convertible Preferred Stock outstanding	2,034,751	1,220,851	1,220,851
Convertible notes payable	282,211	—	—
Stock warrants	68,581	23,460	22,985
Stock options outstanding to purchase shares of common stock	433,326	416,702	175,150
Total	2,818,869	1,661,013	1,418,986
Note 21 — Concentrations
The suppliers who accounted for 10% or more of the Company’s total purchases and its outstanding balance of accounts payable are presented as follows:
	Total purchases from vendor to total purchases for the year ended December 31,
Vendor	2019	2018	2017
Vendor A	—%	—%	12%
Vendor B	12%	—%	—%
	Accounts payable to the vendor as of December 31,
Vendor	2019	2018
Vendor A	$—	$—
Vendor B	$257	$—
The Company believes there are other suppliers that could be substituted should the supplier become unavailable or non-competitive.
For the years ended December 31, 2019, 2018, and 2017, no customers accounted for more than 10% of the Company’s revenue.
Note 22 — Subsequent Events
In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through October 29, 2020, the date the financial statements were available to be issued.
Acamar Partners Acquisition Corp. Merger
On October 21, 2020, the Company entered into an Agreement and Plan of Merger (the “Agreement”) among the Company, Acamar Partners Acquisition Corp., (“Acamar”), an entity listed on the Nasdaq Capital Market (“Nasdaq”) under the trade symbol ACAM, Acamar Partners Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Acamar (“Merger Sub”), providing for, among other things, and subject to the conditions therein, the combination of the Company and Acamar pursuant to the proposed merger of Merger Sub with and into the Company with the Company continuing as the surviving entity (the “Merger”). As a result of the Merger, each outstanding share of the Company’s common stock will be converted into the right to receive newly issued shares of Acamar’s Class A common stock, as calculated pursuant to the terms of the Agreement.
COVID
Subsequent to the balance sheet date, the World Health Organization declared the outbreak and spread of the COVID-19 virus a pandemic. The outbreak is disrupting supply chains and impacting production

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
and sales across a wide range of industries. The full economic impact of this pandemic has not been determined, including the impact on the Company’s suppliers, customers, and credit markets.
In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was signed into law on March 27, 2020. The CARES Act provides for the establishment of the Payroll Protection Program (PPP), a new loan program under the Small Business Administration’s 7(a) program providing loans to qualifying businesses. Additionally, loans originated under this program may be forgiven, in whole or in part, if certain criteria are met.
The Company received a PPP loan totaling approximately $1,700. In order to be forgiven, funds from the loan may only be used for allowable expenses as defined in the PPP, which include various payroll costs and certain nonpayroll costs. The Company believes it has used the proceeds of the loan for qualifying expenses under the PPP. However, additional steps must be taken to apply for and receive forgiveness. Any unforgiven portion of the PPP loan is payable over two years and bears interest at 1.00%, with repayments deferred for six months from the date of the loan. The full amount of the PPP loan will be repaid in connection with the closing of the Merger.
Convertible Notes Payable
Subsequent to December 31, 2019, the Company entered into an Amendment to the Note and Warrant Purchase Agreement to allow for up to four additional tranches of $500 each instead of two additional tranches of at least $1,000 each as stated in the original note agreement. As a result, the Company issued a second tranche of convertible notes of $500 subsequent to December 31, 2019.

CarLotz, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except per share data)
	September 30, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$3,742	$3,214
Restricted cash	461	888
Marketable securities – at fair value	975	—
Accounts receivable, net	2,961	3,256
Inventories	8,426	7,625
Other current assets	481	234
Total Current Assets	17,046	15,217
Property and equipment, net	519	631
Lease vehicles, net	200	444
Other assets	315	343
Total Assets	$18,080	$16,635
Liabilities, Redeemable Convertible Preferred Stock, Stockholders’ Equity (Deficit)
Current Liabilities:
Long-term debt, current	$3,321	$2,825
Floor plan notes payable	6,696	6,739
Accounts payable	3,027	2,134
Accrued expenses	2,347	1,576
Accrued expenses – related party	4,576	3,102
Other current liabilities	319	434
Total Current Liabilities	20,286	16,810
Long-term debt, less current portion	1,749	—
Redeemable convertible preferred stock tranche obligation	2,793	3,755
Other liabilities	1,672	931
Total Liabilities	26,500	21,496
Commitments and Contingencies (Note 16)	—	—
Redeemable Convertible Preferred Stock:
Series A Preferred Stock $0.001 stated value; authorized 3,052,127 shares; issued and outstanding 2,034,751, as of September 30, 2020 and December 31, 2019; aggregate liquidation preference of $36,388 and $34,300 as of September 30, 2020 and December 31, 2019, respectively	17,560	17,560
Stockholders’ Equity (Deficit):
Common stock, $0.001 par value; authorized 7,600,000 shares, issued 3,869,118 shares, and outstanding 3,716,526 shares	4	4
Additional paid-in capital	5,198	6,560
Accumulated deficit	(29,698)	(27,485)
Accumulated other comprehensive income	16	—
Treasury stock, $0.001 par value; 152,592 shares	(1,500)	(1,500)
Total Stockholders’ Equity (Deficit)	(25,980)	(22,421)
Total Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)	$18,080	$16,635
See notes to condensed consolidated financial statements.

CarLotz, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share data)
	Nine Months Ended September 30,
	2020	2019
Revenues:
Retail vehicle sales	$71,388	$66,914
Wholesale vehicle sales	7,124	6,427
Finance and insurance, net	2,697	2,312
Lease income, net	373	416
Total Revenues	81,582	76,069
Cost of sales (exclusive of depreciation)	72,805	69,341
Gross Profit	8,777	6,728
Operating Expenses:
Selling, general and administrative	11,173	13,629
Depreciation expense	269	412
Management fee expense – related party	195	186
Total Operating Expenses	11,637	14,227
Loss from Operations	(2,860)	(7,499)
Interest Expense	360	518
Other Income (Expense), net
Change in fair value of warrants liability	30	18
Change in fair value of redeemable convertible preferred stock tranche obligation	962	(336)
Other income (expense)	28	(227)
Total Other Income (Expense), net	1,020	(545)
Loss Before Income Tax Expense	(2,200)	(8,562)
Income Tax Expense	12	7
Net Loss	$(2,212)	$(8,569)
Redeemable convertible preferred stock dividends (undeclared and cumulative)	(1,399)	(1,128)
Net loss attributable to common stockholders	$(3,611)	$(9,697)
Net loss per share attributable to common stockholders, basic and diluted	$(0.97)	$(2.61)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	3,716,526	3,716,526
See notes to condensed consolidated financial statements.

CarLotz, Inc. and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(In thousands, except share data)
	Nine Months Ended September 30,
	2020	2019
Net loss	$(2,212)	$(8,569)
Other comprehensive income, net of tax:
Unrealized gains on marketable securities arising during the period	14	—
Tax effect	—	—
Unrealized gains on marketable securities arising during the period, net of tax	14	—
Reclassification adjustment for realized losses	2	—
Tax effect	—	—
Reclassification adjustment for realized losses, net of tax	2	—
Other Comprehensive Income, net of tax	16	—
Total Comprehensive Income	$(2,196)	$(8,569)
See notes to condensed consolidated financial statements.

CarLotz, Inc. and Subsidiaries
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Nine Months Ended September 30, 2020 and 2019
(Unaudited)
(In thousands, except share data)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Treasury Stock		Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount				Shares	Amount
Balance December 31, 2019	2,034,751	$17,560	3,869,118	$4	$6,560	$(27,485)	$—	(152,592)	$(1,500)	$(22,421)
Net loss	—	—	—	—	—	(2,212)		—	—	(2,212)
Other comprehensive income, net of tax	—	—	—	—	—	—	16	—	—	16
Accrued dividends on redeemable convertible preferred stock	—	—	—	—	(1,399)	—	—	—	—	(1,399)
Stock-based compensation	—		—	—	37	—	—	—	—	37
Balance September 30, 2020	2,034,751	$17,560	3,869,118	$4	$5,198	$(29,697)	$16	(152,592)	$(1,500)	$(25,979)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Treasury Stock		Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount				Shares	Amount
Balance December 31, 2018	1,220,851	$8,670	3,869,118	$4	$8,026	$(14,807)	$—	(152,592)	$(1,500)	$(8,277)
Net loss	—	—	—	—	—	(8,569)	—	—	—	(8,569)
Redeemable convertible preferred stock issuance	813,900	8,890	—	—	—	—	—	—	—	—
Accrued dividends on redeemable convertible preferred stock	—	—	—	—	(1,128)	—	—	—	—	(1,128)
Stock-based compensation	—	—	—	—	45	—	—	—	—	45
Balance September 30, 2019	2,034,751	$17,560	3,869,118	$4	$6,943	$(23,376)	$—	(152,592)	$(1,500)	$(17,929)

See notes to condensed consolidated financial statements.

CarLotz, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands, except share data)
	Nine Months Ended September 30,
	2020	2019
Cash Flow from Operating Activities
Net loss	$(2,212)	(8,569)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation – property and equipment	148	205
Depreciation – lease vehicles	121	207
Loss on disposition of property and equipment	—	276
Gain on marketable securities	(13)	—
Provision for doubtful accounts	5	11
Share-based compensation expense	37	45
Change in fair value of warrants liability	(30)	(18)
Amortization of debt issuance costs and stock warrant	18	—
Change in fair value of redeemable convertible preferred stock tranche obligation	(962)	336
Change in Operating Assets and Liabilities:
Accounts receivable	290	(916)
Inventories	(602)	2,497
Other current assets	(247)	(55)
Other assets	28	(85)
Accounts payable	893	582
Accrued expenses	771	822
Accrued expenses – related party	75	—
Other current liabilities	(115)	182
Other liabilities	756	463
Net Cash Used in Operating Activities	(1,039)	(4,017)
Cash Flows from Investing Activities
Purchase of property and equipment	(37)	(180)
Purchase of marketable securities	(999)	—
Proceeds from sales of marketable securities	53	—
Purchase of lease vehicles	(76)	(129)
Net Cash Used in Investing Activities	(1,059)	(309)
Cash Flows from Financing Activities
Issuance of redeemable convertible preferred stock	—	7,988
Payments made on long-term debt	(7)	(336)
Borrowings on long-term debt	2,249	—
Payments on floor plan notes payable	(16,877)	(32,581)
Borrowings on floor plan notes payable	16,834	30,489
Net Cash Provided by Financing Activities	2,199	5,560
Net Change in Cash and Cash Equivalents Including Restricted Cash	101	1,234
Cash and cash equivalents and restricted cash, beginning	4,102	1,570
Cash and cash equivalents and restricted cash, ending	$4,203	$2,804
See notes to condensed consolidated financial statements.

CarLotz, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands, except share data)
Supplemental disclosure of Cash Flow information
	2020	2019
Cash paid for interest	$248	$374
Supplementary Schedule of Non-cash Investing and Financing Activities:
Transfer from property and equipment to inventory	$—	$14
Transfer from lease vehicles to inventory	$199	$164
Redeemable convertible preferred stock distributions accrued	$1,399	$1,128
Issuance of common stock warrants	$15	—
Settlement of redeemable convertible preferred stock tranche obligation	$—	$(902)
See notes to condensed consolidated financial statements.

CarLotz, Inc. and Subsidiaries — Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share data)
Note 1 — Description of Business
CarLotz, Inc. and its wholly-owned subsidiaries (collectively, the “Company”) is a used vehicle consignment and retail remarketing company based in Richmond, Virginia. The Company offers an innovative and one-of-a-kind consumer and commercial used vehicle consignment and sales business model, with an online marketplace and eight retail hub locations throughout the United States, including in Florida, Illinois, North Carolina, Texas, and Virginia.
CarLotz, Inc. was formed as a Delaware corporation and commenced operations in 2011.
Subsidiaries are consolidated when the parent is deemed to have control over the subsidiaries’ operations. Investments in which the Company has the ability to exercise significant influence, but does not have a controlling interest, are accounted for using the equity method.
Subsidiary Operations
CarLotz, Inc. owns 100% of Orange Grove Fleet Solutions, LLC (a Virginia LLC), 100% of Orange Peel Protection Reinsurance Co. Ltd. (a Turks and Caicos Islands, British West Indies company) and 100% of Orange Peel LLC (a Virginia LLC) which owns 100% of Orange Peel Reinsurance, Ltd. (a Turks and Caicos Islands, British West Indies company).
Basis of Presentation
The accompanying interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and applicable rules and regulations of the U.S. Securities and Exchange Commission regarding interim financial reporting. Certain information and note disclosures normally included in annual financial statements have been condensed or omitted pursuant to such rules and regulations. Therefore, these interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes as of December 31, 2019, and 2018 for the years ended December 31, 2019, 2018, and 2017 (audited consolidated financial statements). The condensed consolidated balance sheet as of December 31, 2019, included herein, was derived from the audited consolidated financial statements as of that date.
The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements, and in management’s opinion, include all adjustments, which consist of only normal recurring adjustments necessary for the fair statement of the Company’s condensed consolidated balance sheet as of September 30, 2020 and its results of operations for the nine months ended September 30, 2020 and 2019. The results for the nine months ended September 30, 2020 are not necessarily indicative of the results expected for the current fiscal year or any other future periods.
Note 2 — Summary of Significant Accounting Policies
For a detailed discussion about the Company’s significant accounting policies and for further information on accounting updates adopted in the prior year, see Note 2 to the audited consolidated financial statements.
During the nine months ended September 30, 2020, there were no significant revisions to the Company’s significant accounting policies, other than those indicated herein.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities.

CarLotz, Inc. and Subsidiaries — Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share data)
Estimating the change in fair value of the liability for stock warrants requires determining both the fair value valuation model to use and inputs to the valuation model. The stock warrants liability is valued using the Black-Scholes pricing model, which is a commonly used valuation model for this type of financial instrument. Inputs that have a significant effect on the stock warrants valuation include the expected life of the stock warrants, the fair value per share of the Company’s common stock, volatility of the Company’s common stock fair value and related dividend yield. See Note 5 — Fair Value of Financial Instruments.
The fair value of the obligation to purchase future tranches of Series A redeemable convertible preferred stock (“Series A Preferred Stock”) was estimated by utilizing the Black-Scholes pricing model and included the impact of the lack of marketability related to the instruments. The key assumptions for the fair value measurement include the fair value per share of the underlying shares of the Company’s Series A Preferred Stock, expected volatility, the remaining years to liquidity and the risk-free interest rate. The most significant input impacting the fair value of the Series A Preferred Stock tranche obligation is the fair value of the Series A Preferred Stock as of each remeasurement date. The determination of the fair value per share of the underlying Series A Preferred Stock is estimated by taking into consideration the most recent sales of the Series A Preferred Stock, results obtained from third-party valuations and additional factors that are deemed relevant. As a private company, there is a lack of Company-specific historical and implied volatility information of the Company’s Series A Preferred Stock. Therefore, estimates of expected stock volatility are based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the obligations. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining years to liquidity. See Note 5 — Fair Value of Financial Instruments for additional detail.
Beginning in the first quarter of 2020, the World Health Organization declared the outbreak and spread of the COVID-19 virus a pandemic. The outbreak is disrupting supply chains and impacting production and sales across a wide range of industries. The full economic impact of this pandemic has not been determined, including the impact on the Company’s suppliers, customers and credit markets. Due to the evolving and uncertain nature of COVID-19, it is reasonably possible that it could materially impact the Company’s estimates, particularly those noted above that require consideration of forecasted financial information, in the near to medium term. The ultimate impact will depend on numerous evolving factors that the Company may not be able to accurately predict, including the duration and extent of the pandemic, the impact of federal, state, local and foreign governmental actions, consumer behavior in response to the pandemic and other economic and operational conditions the Company may face.
Restricted Cash
As of September 30, 2020 and December 31, 2019, restricted cash includes approximately $461 and $888, respectively. The restricted cash is legally and contractually restricted as collateral for two letters of credit issued on behalf of CarLotz, Inc. and of the reinsurance companies for the payment of claims.
Marketable Securities
The Company’s reinsurance subsidiaries invest excess cash in marketable securities in the ordinary course of conducting their operations and maintain a portfolio of marketable securities primarily comprised of equity and fixed income debt securities. The Company’s investments in marketable securities are classified as available-for-sale securities and are reported at fair value. Unrealized gains and losses related to changes in the fair value of equity securities are recognized in other income (expense) in the Company’s condensed consolidated statements of operations. Unrealized gains and losses related to changes in the fair value of debt securities are recognized in Accumulated Other Comprehensive Income in the Company’s condensed consolidated balance sheets. Changes in the fair value of available-for-sale debt securities impact the Company’s net income only when such securities are sold or when other-than-temporary impairment is recognized. Realized gains and losses on the sale of securities are determined by specific identification of each security’s cost basis and are recognized on the trade date.

CarLotz, Inc. and Subsidiaries — Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share data)
Management determines the appropriate classification of its investments at the time of purchase and re-evaluates the designations at each balance sheet date. The Company may sell certain of the Company’s marketable securities prior to their stated maturities for strategic reasons including, but not limited to, anticipation of credit deterioration and duration management. The Company reviews its fixed income debt securities on a regular basis to evaluate whether or not any security has experienced an other-than-temporary decline in fair value. The Company considers factors such as the length of time and extent to which the market value has been less than the cost, the financial condition and near-term prospects of the issue and the Company’s intent to sell, or whether it is more likely than not the Company will be required to sell the investment before recovery of the investment’s amortized cost basis. If the Company believes that an other-than-temporary decline exists in one of these securities, the Company will write down these investments to fair value through earnings.
Advertising Costs
The Company expenses advertising costs as they are incurred. Advertising costs are included in selling, general, and administrative expenses on the accompanying condensed consolidated statements of operations. Advertising expenses were approximately $1,406 and $3,064 for the nine months ended September 30, 2020 and 2019, respectively.
Concentration of Credit Risk
Concentrations of credit risk with respect to accounts receivables are limited due to the large diversity and number of customers comprising the Company’s customer base.
Recently Issued Accounting Pronouncements
In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. Subsequently, the FASB issued ASU 2018-03, Technical Corrections and Improvements to Financial Instruments-Overall. ASU 2016-01 requires equity investments except those under the equity method of accounting to be measured at fair value with the changes in fair value recognized in net income. ASU 2016-01 is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company adopted ASU 2016-01 on January 1, 2019 for annual periods and on January 1, 2020 for interim periods within annual periods. The adoption of ASU 2016-01 did not have a material impact on the Company’s condensed consolidated financial statements because the Company did not make its first investment in securities impacted by the standard until the first quarter of the year ending December 31, 2020.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The standard will affect all entities that lease assets and will require lessees to recognize a lease liability and a right-of-use asset for all leases (except for short-term leases that have a duration of less than one year) as of the date on which the lessor makes the underlying asset available to the lessee. For lessors, accounting for leases is substantially the same as in prior periods. In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases, to clarify how to apply certain aspects of the new leases standard. ASU 2016-02, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, and early adoption is permitted. For leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, lessees and lessors must apply a modified retrospective transition approach. While the Company expects the adoption of this standard to result in an increase to the reported assets and liabilities, it has not yet determined the full impact the adoption of this standard will have on its financial statements and related disclosures.

CarLotz, Inc. and Subsidiaries — Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share data)
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. ASU 2016-13, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates for fiscal years beginning after December 15, 2022 and for interim periods within those fiscal years. The Company is currently evaluating the impact of this standard to the condensed consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates certain disclosure requirements for fair value measurements for all entities, requires public entities to disclose certain new information and modifies some disclosure requirements. ASU 2018-13 is effective for all entities for fiscal years beginning after December 15, 2019 and for interim periods within those fiscal years, and early adoption is permitted. An entity is permitted to early adopt either the entire standard or only the provisions that eliminate or modify requirements. The Company adopted ASU 2018-13 on January 1, 2020 and the adoption of this standard did not have a material impact on the condensed consolidated financial statements or related disclosures.
In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other- Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract. This standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. ASU 2018-15 is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2019, and interim periods within annual periods beginning after December 15, 2020, with early adoption permitted. The Company adopted ASU 2018-15 on January 1, 2020 for annual periods and the adoption of this standard did not have a material impact on the condensed consolidated financial statements or related disclosures.
In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810), Targeted Improvements to Related Party Guidance for Variable Interest Entities, which addresses the cost and complexity of financial reporting associated with consolidation of variable interest entities (“VIE”). ASU 2018-17 is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2019, and interim periods within annual periods beginning after December 15, 2020, with early adoption permitted. The new guidance must be applied on a retrospective basis as a cumulative-effect adjustment as of the date of adoption. The Company adopted ASU 2018-17 on January 1, 2020 and the adoption of this standard did not have a material impact on the consolidated financial statements or related disclosures because the Company does not currently have any indirect interests through related parties under common control for which it receives decision making fees.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, with early adoption permitted, including adoption in an interim period. The Company is currently evaluating the impact of this standard on the condensed consolidated financial statements.
Note 3 — Revenue Recognition
Disaggregation of Revenue
The significant majority of the Company’s revenue is derived from contracts with customers related to the sales of vehicles. In the following tables, revenue is disaggregated by major lines of goods and services

CarLotz, Inc. and Subsidiaries — Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share data)
and timing of transfer of goods and services. The Company has determined that these categories depict how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors.
The tables below include disaggregated revenue under ASC 606 (Revenue from Contracts with Customers):
	Nine Months Ended September 30, 2020
	Vehicle Sales	Fleet Management	Total
Retail vehicle sales	$71,388	$—	$71,388
Wholesale vehicle sales	7,124	—	7,124
Finance and insurance, net	2,697	—	2,697
Lease income, net	—	373	373
Total Revenues	$81,209	$373	$81,582
	Nine Months Ended September 30, 2019
	Vehicle Sales	Fleet Management	Total
Retail vehicle sales	$66,914	$—	$66,914
Wholesale vehicle sales	6,427	—	6,427
Finance and insurance, net	2,312	—	2,312
Lease income, net	—	416	416
Total Revenues	$75,653	$416	$76,069
The following table summarizes revenues and cost of sales for retail and wholesale vehicle sales for the nine months ended September 30, 2020 and 2019:
	2020	2019
Retail vehicles:
Retail vehicle sales	$71,388	$66,914
Retail vehicle cost of sales	65,723	62,264
Gross Profit – Retail Vehicles	$5,665	$4,650
Wholesale vehicles:
Wholesale vehicle sales	$7,124	$6,427
Wholesale vehicle cost of sales	7,082	7,077
Gross Profit – Wholesale Vehicles	$42	$(650)
Retail Vehicle Sales
The Company sells used vehicles to retail customers through its several retail hub locations. The transaction price for used vehicles is a fixed amount as set forth in the customer contract, and the revenue recognized by the Company is inclusive of the agreed upon transaction price and any service fees. Customers frequently trade-in their existing vehicle to apply toward the transaction price of a used vehicle. Trade-in vehicles represent noncash consideration, which the Company measures at estimated fair value of the vehicle received on the trade. The Company satisfies its performance obligation and recognizes revenue for used vehicle sales at a point in time when the title to the vehicle passes to the customer, at which point the customer controls the vehicle.
The Company receives payment for used vehicle sales directly from the customer at the time of sale or from third-party financial institutions within a short period of time following the sale if the customer obtains financing.

CarLotz, Inc. and Subsidiaries — Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share data)
The Company’s return policy allows customers to initiate a return during the first three days or 500 miles after delivery, whichever comes first. A return reserve is estimated based on the Company’s historical activity and is recorded in Other liabilities in the condensed consolidated balance sheets.
Wholesale Vehicle Sales
The Company sells wholesale vehicles primarily through auction as wholesale vehicles often do not meet the Company’s standards for retail vehicle sales. The Company satisfies its performance obligation and recognizes revenue for wholesale vehicle sales when the vehicle is sold at auction or directly to a wholesaler and title to the vehicle passes to the customer.
Finance and Insurance, net
The Company provides customers with options for financing, insurance and extended warranties. Extended warranties sold beginning January 1, 2019 are serviced by a company owned by a holder of Series A Preferred Stock. All other services are provided by third-party vendors and the Company has agreements with each of these vendors giving the Company the right to offer such services.
When a customer selects a service from these third-party vendors, the Company earns a commission based on the actual price paid or financed. The Company concluded that it is an agent for these transactions because it does not control the products before they are transferred to the customer. Accordingly, the Company recognizes finance and insurance revenue at the point in time when the customer enters into the contract.
Note 4 — Marketable Securities
The Company began investing in debt securities with fixed maturities and equity securities during February 2020 and did not hold any investment securities as of December 31, 2019.
The following table summarizes amortized cost, gross unrealized gains and losses and estimated fair values of the Company’s investments in fixed maturity debt securities as of September 30, 2020:
	Amortized Cost/ Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasuries	$240	$7	$—	$247
Corporate bonds	261	6	(1)	266
U.S. states, territories, and political subdivisions	142	4	—	146
Total Fixed Maturity Debt Securities	$643	$17	$(1)	$659
The amortized cost and estimated fair value of the Company’s fixed maturity debt securities at September 30, 2020 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
	Amortized Cost	Fair Value
Due in one year or less	$77	$78
Due after one year through five years	353	361
Due after five years through ten years	213	220
Total	$643	$659

CarLotz, Inc. and Subsidiaries — Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share data)
The following table summarizes the Company’s gross unrealized losses in fixed maturity securities as of September 30, 2020:
	Less Than 12 Months		12 Months or More		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Corporate bonds	$59	$(1)	$—	$—	$59	$(1)
Total Fixed Maturity Debt Securities	$59	$(1)	$—	$—	$59	$(1)
Unrealized losses shown in the table above are believed to be temporary. Fair value of investments in fixed maturity debt securities change are based primarily on market rates. At September 30, 2020, the Company’s fixed maturity portfolio had no securities with gross unrealized losses that were in excess of 12 months and 3 securities with gross unrealized losses totaling $1 that were less than 12 months. No single issuer had a gross unrealized loss position greater than $63 (actual), or 0.34%, of its amortized cost.
The following table summarizes cost and estimated fair values of the Company’s investments in equity securities as of September 30, 2020:
	Cost	Estimated Fair Value
Equity securities	$301	$316
Proceeds from sales and maturities, gross realized gains, gross realized losses and net realized gains (losses) from sales and maturities of fixed maturity securities for the nine months ended September 30, 2020 consist of the following:
	Proceeds	Gross Realized Gains	Gross Realized Losses	Net Realized Losses
Fixed maturity debt securities	$18	$—	$—	$—
Equity securities	35	—	(2)	(2)
Total Marketable Securities	$53	$—	$(2)	$(2)
Note 5 — Fair Value of Financial Instruments
Items Measured at Fair Value on a Recurring Basis
As of September 30, 2020 and December 31, 2019, the Company held certain assets and liabilities that were required to be measured at fair value on a recurring basis.
The following tables are summaries of fair value measurements and hierarchy level as of:
	September 30, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$261	$—	$—	$261
Equity securities	316	—	—	316
Fixed maturity debt securities	247	412		659
Total Assets:	$824	$412	$—	$1,236
Liabilities:
Redeemable convertible preferred stock tranche obligation	$—	$—	$2,793	$2,793
Stock warrants liability	—	—	100	100
Total Liabilities:	$—	$—	$2,893	$2,893

CarLotz, Inc. and Subsidiaries — Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share data)
	December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$688	$—	$—	$688
Liabilities:
Redeemable convertible preferred stock tranche obligation	$—	$—	$3,755	$3,755
Stock warrants liability	—	—	115	115
Total Liabilities:	$—	$—	$3,870	$3,870
Money market funds consist of highly liquid investments with original maturities of three months or less and classified in restricted cash in the accompanying condensed consolidated balance sheets.
The Company recognizes transfers between the levels as of the actual date of the event or change in circumstances that caused the transfer. There were no transfers between the levels during the nine months ended September 30, 2020 and 2019.
The following tables set forth a summary of changes in the estimated fair value of the Company’s Level 3 redeemable convertible preferred stock tranche obligation and Level 3 stock warrants liability for the nine months ended September 30, 2020 and 2019:
	January 1, 2020	Issuances	Settlements	Change in fair value	September 30, 2020
Redeemable convertible preferred stock tranche obligation	$3,755	$—	$—	$(962)	$2,793
Stock warrants liability	115	15	—	(30)	100
Total	$3,870	$15	$—	$(992)	$2,893
	January 1, 2019	Issuances	Settlements	Change in fair value	September 30, 2019
Redeemable convertible preferred stock tranche obligation	$3,261	$—	$(902)	$336	$2,695
Stock warrants liability	67	—	—	(18)	49
Total	$3,328	$—	$(902)	$318	$2,744
The fair value of the obligation to purchase future tranches of Series A Preferred Stock was estimated by utilizing the Black-Scholes pricing model. The inputs into the Black-Scholes pricing model included significant unobservable inputs. The table below summaries the significant inputs used when valuing the redeemable convertible preferred stock tranche obligation as of:
	September 30, 2020	December 31, 2019
Expected volatility	45.00%	45.00%
Expected dividend yield	0.00%	0.00%
Expected term (in years)	4.25 years	5 years
Risk-free interest rate	0.24%	1.69%
Marketability discount	50.00%	50.00%
Fair Value of Financial Instruments Not Measured at Fair Value on a Recurring Basis
The carrying amounts of restricted cash, accounts receivable and accounts payable approximate fair value because their respective maturities are less than three months. The carrying value of the floor plan notes payable outstanding as of September 30, 2020 and December 31, 2019 approximates value due to its

CarLotz, Inc. and Subsidiaries — Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share data)
variable interest rate determined to approximate current market rates. The convertible note payable was issued on December 20, 2019 and was entered into at prevailing interest rates on the date of issuance. Given the proximity of the issuance of the convertible note payable to December 31, 2019, the fair value of the convertible note payable was determined to approximate carrying value as of December 31, 2019. The fair value of the convertible note is $3,272 versus a carrying value of $3,319 at September 30, 2020. The difference between the carrying value and the fair value of the Paycheck Protection Program (PPP) loan of $1,749 as of September 30, 2020 is immaterial.
Note 6 — Accounts Receivable, Net
The following table summarizes accounts receivable as of:
	September 30, 2020	December 31, 2019
Contracts in transit	$2,208	$2,645
Trade	196	202
Finance commission	85	87
Other	504	349
Total	2,993	3,283
Allowance for doubtful accounts	(32)	(27)
Total Accounts Receivable, net	$2,961	$3,256
Note 7 — Inventory and Floor Plan Notes Payable
The following table summarizes inventory as of:
	September 30, 2020	December 31, 2019
Used vehicles	$8,417	$7,592
Parts	9	33
Total	$8,426	$7,625
As of September 30, 2020, the Company has a $12,000 revolving floor plan facility with Automotive Finance Corporation (“AFC”) to finance the acquisition of used vehicle inventory. Borrowings under this facility accrue interest at a variable rate based on the most recent prime rate plus 2.00% per annum, which was 5.25% and 6.75% as of September 30, 2020 and December 31, 2019, respectively.
Floor plan notes payable are generally due upon the sale of the related used vehicle inventory.
Note 8 — Property and Equipment, Net
The following table summarizes property and equipment as of:
	September 30, 2020	December 31, 2019
Leasehold improvements	$695	$688
Furniture, fixtures and equipment	722	715
Corporate vehicles	120	104
Total property and equipment	1,537	1,507
Less: accumulated depreciation	(1,018)	(876)
Property and Equipment, net	$519	$631

CarLotz, Inc. and Subsidiaries — Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share data)
Depreciation expense for property and equipment was approximately $148 and $205 for the nine months ended September 30, 2020 and 2019, respectively.
Note 9 — Lease Vehicles, Net
The following table summarizes lease vehicles, net as of:
	September 30, 2020	December 31, 2019
Vehicles	$687	$1,083
Less: accumulated depreciation	(487)	(639)
Total Lease Vehicles, net	$200	$444
Depreciation expense for lease vehicles, net was approximately $121 and $207 for the nine months ended September 30, 2020 and 2019, respectively. Lease vehicles are leased to end customers under various noncancelable operating leases with terms ranging up to five years and payments varying from $223 to $780 (actual) per month.
When a customer requests a vehicle lease, the Company may enter into a lease with its customer for a vehicle owned by the Company. Income received for leases of owned vehicles under noncancelable operating leases is recorded in Lease income, net in the condensed consolidated statements of operations.
The following table summarizes minimum rental payments due to the Company on leases of owned vehicles under noncancelable operating leases having initial or remaining noncancelable terms in excess of one year as September 30, 2020:
Year	Minimum Rental Receipts Under Operating Leases
2020 (remaining)	$33
2021	12
2022	6
Total	$51
Note 10 — Other Assets
The following table summarizes other assets as of:
	September 30, 2020	December 31, 2019
Other Current Assets:
Lease receivable, net	$19	$13
Deferred acquisition costs	71	32
Prepaid expenses	391	189
Total Other Current Assets	$481	$234
Other Assets:
Lease receivable, net	$17	$38
Deferred acquisition costs	46	50
Security deposits	252	255
Total Other Assets	$315	$343

CarLotz, Inc. and Subsidiaries — Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share data)
Note 11 — Long-term Debt
The following table summarizes long-term debt as of:
	September 30, 2020	December 31, 2019
Term note payable	$2	$9
Convertible notes payable, net	3,319	2,816
Paycheck protection program loan	1,749	—
	5,070	2,825
Current portion of long-term debt	(3,321)	(2,825)
Long-term Debt	$1,749	$—
Term Note Payable
The Company has a note payable to a financial institution due in monthly installments of approximately $1 including interest of 16.01% per annum through December 2020. The note is secured by real property.
Convertible Notes Payable
On December 20, 2019, the Company entered into a note purchase agreement (“NPA”) with AFC. AFC’s parent company is also a common stockholder of the Company. Under this agreement, AFC agreed to purchase up to $5,000 in convertible notes, with the initial tranche equal to $3,000 and up to two additional tranches of at least $1,000 on or prior to September 20, 2021. For each convertible note of $1,000 or portion thereof that AFC purchases, AFC receives warrants constituting 0.20% of the Company’s fully-diluted common stock.
On April 8, 2020, the Company entered into an Amendment to the Note and Warrant Purchase Agreement to allow for up to four additional tranches of $500 each instead of two additional tranches of at least $1,000 each as stated in the NPA. As a result, the Company issued a second tranche of convertible notes of $500 in the second quarter of 2020.
AFC has the right to convert this note into a variable number of shares of the Company’s common stock at any time. The note is due on demand and is reflected as long-term debt, current on the accompanying condensed consolidated balance sheets. Since the note has a conversion price that was not in the money at the date of issuance, there was no beneficial conversion feature recorded. On the date of issuance, the Company also assessed the conversion feature for possible derivative treatment (under ASC 815 Derivatives and Hedging) and determined the conversion feature did not meet the definition of a derivative because the embedded conversion feature requires physical settlement and the underlying shares to be delivered upon conversion are not readily convertible to cash.
The fair value of the stock warrants has been estimated using the Black-Scholes pricing model with the following weighted average assumptions:
Maturity	4.25 years
Risk-free interest rate	0.24%
Volatility	60.00%
Dividend yield	0.00%
Weighted average fair value per share	1.32
The exercise price of the stock warrants is $0.01 per share (actual). The stock warrants are only exercisable upon a sale or change of control, which would include an initial public offering. There were no tax implications for the Company. No stock warrants were exercised during the year.

CarLotz, Inc. and Subsidiaries — Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share data)
The stock warrants met the definition of a derivative in accordance with ASC 815 and were classified as obligations because they permit a cash exercise, which is considered a contractual net settlement provision. The fair value of the stock warrants has been included in Other liabilities in the condensed consolidated balance sheets. Changes in the fair value of the stock warrants liability were recognized as a component of Other income (expense), net in the condensed consolidated statements of operations.
The following is an analysis of warrants to purchase shares of the Company’s stock issued and outstanding during the nine months ended September 30, 2020 and 2019:
	September 30, 2020	September 30, 2019
Stock warrants outstanding	63,297	23,460
Stock warrants issued with convertible notes payable	12,903	—
Stock warrants cancelled	—	—
Stock warrants exercised	—	—
Stock warrants vested	76,200	23,460
Payroll Protection Program Loan
In April 2020, the Company received a PPP loan, a new loan program under the Small Business Administration’s 7(a) program providing loans to qualifying businesses, totaling approximately $1,749. In order to be forgiven, funds from the loan may only be used for allowable expenses as defined in the PPP, which include various payroll costs and certain nonpayroll costs. The Company believes it has used the proceeds of the loan for qualifying expenses under the PPP. However, additional steps must be taken to apply for and receive forgiveness. Any unforgiven portion of the PPP loan is payable over two years and bears interest at 1.00% per annum, with repayments deferred for nine months from the date of the loan. The full amount of the PPP loan will be repaid in connection with the closing of the merger with Acamar Partners Acquisition Corp (“Acamar”). See Note 22 — Subsequent Events for additional details about the merger with Acamar.
Note 12 — Accrued Expenses
The following table summarizes accrued expenses as of:
	September 30, 2020	December 31, 2019
License and title fees	$528	$399
Payroll and bonuses	597	388
Deferred rent	337	300
Other accrued expenses	885	489
Total Accrued Expenses	$2,347	$1,576

CarLotz, Inc. and Subsidiaries — Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share data)
Note 13 — Other Liabilities
The following table summarizes other liabilities as of:
	September 30, 2020	December 31, 2019
Other Liabilities, Current
Unearned insurance premiums	$319	$434
Other Liabilities
Unearned insurance premiums	1,459	719
Other long-term liabilities	113	97
Stock warrants liability	100	115
Other Liabilities, Long-term	$1,672	$931
Note 14 — Lease Commitments
The Company leases its operating facilities from various third parties under noncancelable operating leases. The leases require various monthly rental payments ranging from approximately $3 to $36 with various ending dates through August 2029. The leases are triple net, whereby the Company is liable for taxes, insurance and repairs. Rent expense for all operating facility leases was approximately $1,414 and $1,462 for the nine months ended September 30, 2020 and 2019, respectively. Most of these leases have escalating rent payments, which are being expensed on a straight-line method basis and are included in deferred rent, within Accrued expenses.
The following is a table of facility lease commitments due for the next five years, and thereafter as of September 30, 2020:
Total Per Year
2020 (remaining)	$502
2021	1,963
2022	1,995
2023	1,830
2024	878
Thereafter	1,409
Total	$8,577
The Company also leases vehicles from a third party under noncancelable operating leases and leases these same vehicles to end customers with similar lease terms, with the exception of the interest rate. The leases require various monthly rental payments from the Company ranging from $291 to $1,770 (actual) with various ending dates through December 2023.
The following is a schedule of the approximate future minimum lease payments due to third parties and the related expected future receipts related to these lease vehicles as of September 30, 2020:
	Payments Due to Third-Parties	Future Receipts
2020 (remaining)	$381	$465
2021	1,356	1,639
2022	865	1,045
2023	455	540
2024	94	112
Total	$3,151	$3,801

CarLotz, Inc. and Subsidiaries — Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share data)
Note 15 — Related Party Transactions
The Company incurs monthly management fees of $21, or approximately $250 per year, payable to the holder of Series A Preferred Stock, of which $310 and $64 is accrued as of September 30, 2020 and 2019, respectively. The management fee expenses are reflected as Management fee expense — related party on the accompanying condensed consolidated statements of operations.
The Company has a payable to the holder of Series A Preferred Stock, totaling $4,576 and $3,102 as of September 30, 2020 and December 31, 2019, respectively, and has included this balance in Accrued expenses — related party on the accompanying condensed consolidated balance sheets.
Note 16 — Commitments and Contingencies
The Company sells retail installment contracts to financial institutions without recourse. Some buyers of the contracts retain portions of the finance commissions as reserves against early payoffs. The Company is subject to chargebacks against such income in the event of a cancellation or early payoff.
The Company’s facilities are subject to federal, state and local provisions regulating the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net income, financial condition or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with the applicable federal and state requirements.
The Company is involved in certain legal matters that it considers incidental to its business. In management’s opinion, none of these legal matters will have a material effect on the Company’s financial position or results of operations.
Note 17 — Redeemable Convertible Preferred Stock
The Amended and Restated Certificate of Incorporation of the Company provides for two classes of ownership: common stock and Series A Preferred Stock. The holder of Series A Preferred Stock receives distribution priority in order of 1.5 times the sum of any unpaid returns and unreturned capital contributions. Preferred returns are calculated at an 8.00% annual rate. Unpaid cumulative distributions are approximately $4,300 and $2,900 as of September 30, 2020 and December 31, 2019, respectively. As of September 30, 2020 and December 31, 2019, the Series A Preferred Stock has a liquidation preference of $36,388 and $34,300, respectively. Upon liquidation of the Company, proceeds in excess of the Series A Preferred Stock would be shared pro rata among all stockholders based on the number of shares. The unpaid cumulative distributions are included as accrued expenses — Related Party on the accompanying condensed consolidated balance sheets.
Note 18 — Stock-Based Compensation Plan
The Company has two stock incentive plans, the “2011 Stock Option Plan” and the “2017 Stock Option Plan” to promote the long-term growth and profitability of the Company. The 2011 Stock Option Plan does this by providing senior management and other employees with incentive to improve shareholder value and contribute to the growth and financial success of the Company by granting equity instruments to these stakeholders.
The terms of the 2017 Stock Option Plan provide for vesting upon certain market and performance conditions including achieving certain triggering events including specified levels of return on investment upon a sale of the Company. Because the 2017 Stock Option Plan has a market-based vesting condition, an open-form valuation model was used to value the options. All stock options related to the 2017 Stock Option Plan have an exercise price of $9.82 per share. All stock options related to the 2017 Stock Option Plan expire 10 years after the grant date, which ranges from March 2028 to October 2029

CarLotz, Inc. and Subsidiaries — Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share data)
The Company estimates the fair value of stock options related to the 2011 Stock Option Plan using the Black-Scholes pricing model. The Black-Scholes pricing model requires the use of subjective inputs such as stock price volatility. Changes in the inputs can materially affect the fair value estimates and ultimately the amount of stock-based compensation expense that is recognized.
During the nine months ended September 30, 2020 and 2019, there were no grants related to the 2011 Stock Option Plan.
Share-based compensation expense for the nine months ended September 30, 2020 and 2019 was approximately $37 and $45, respectively.
A summary of activity for the nine months ended September 30, 2020 and 2019 for the 2011 Stock Option Plan is as follows:
	Number of Stock Options	Weighted Average Exercise Price
Balance (December 31, 2019)	154,150	$6.03
Granted	—	—
Forfeited	—
Balance (September 30, 2020)	154,150	6.03
Vested (as of September 30, 2020)	146,613	$5.99
	Number of Stock Options	Weighted Average Exercise Price
Balance (December 31, 2018)	161,650	$6.07
Granted	—	—
Forfeited	(7,500)	6.82
Balance (September 30, 2019)	154,150	6.03
Vested (as of September 30, 2019)	136,450	$5.93
The following summarizes certain information about stock options vested and expected to vest as of September 30, 2020 related to the 2011 Stock Option Plan:
	Number of Stock Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
Outstanding	154,150	1.92 years	$6.03
Exercisable	146,613	1.92 years	$5.99
Aggregate intrinsic value represents the total pre-tax intrinsic value, which is computed based on the difference between the option exercise price and the estimated fair value of the Company’s common stock at the time such option exercises. This intrinsic value changes based on changes in the fair value of the Company’s underlying common stock. The aggregate intrinsic value for options outstanding and options exercisable as of September 30, 2020 and December 31, 2019 is $0.

CarLotz, Inc. and Subsidiaries — Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share data)
A summary of activity for the nine months ended September 30, 2020 and 2019 for the 2017 Stock Option Plan is as follows:
	Number of Units	Weighted Averaged Exercise Price
Balance (December 31, 2019)	279,176	$9.82
Granted	109,500	9.82
Forfeited	—	—
Balance (September 30, 2020)	388,676	$9.82
	Number of Units	Weighted Averaged Exercise Price
Balance (December 31, 2018)	255,052	$9.82
Granted	9,000	9.82
Forfeited	(4,500)	—
Balance (September 30, 2019)	259,552	$9.82
As of September 30, 2020, there was approximately $48 of total unrecognized compensation cost related to unvested options related to the 2017 Stock Option Plan. Management determined no compensation expense was required for the 2017 Stock Option Plan during the nine months ended September 30, 2020 and 2019 as no triggering events have occurred or were determined to be probable of occurring.
Note 19 — Income Taxes
The Company computes income taxes using the liability method. This method requires recognition of deferred tax assets and liabilities, measured by enacted rates, attributable to temporary differences between the financial statements and the income tax basis of assets and liabilities. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that certain deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in those specific jurisdictions prior to the dates on which such net operating losses expire. The Company maintained a full valuation allowance against its net deferred tax assets because the Company has determined that is it more likely than not that these assets will not be fully realized based on a current evaluation of expected future taxable income and the Company is in a cumulative loss position.
The Company’s effective tax rate for the nine months ended September 30, 2020 and 2019 was (0.52)% and (0.09)% respectively. The effective tax rate is different from the statutory tax rate because of the valuation allowance recorded on deferred tax assets.
Income tax returns are filed in the U.S. including multiple state jurisdictions and are subject to examination by tax authorities in the jurisdictions where the Company operates. The Company has open tax years from 2017 to 2019. The Company has determined that it does not have any unrecognized tax benefits or obligations as of September 30, 2020 or December 31, 2019.

CarLotz, Inc. and Subsidiaries — Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share data)
Note 20 — Net Loss Per Share Attributable to Common Shareholders
The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders for the nine months ended September 30, 2020 and 2019:
	2020	2019
Numerator:
Net loss	$(2,212)	$(8,569)
Redeemable convertible preferred stock dividends undeclared and cumulative	(1,399)	(1,128)
Net loss attributable to common stockholders	(3,611)	(9,697)
Denominator:
Weighted average common shares outstanding, basic and diluted	3,716,526	3,716,526
Net loss per share attributable to common stockholders, basic and diluted	$(0.97)	$(2.61)
The following table summarizes the outstanding potentially dilutive securities that were excluded from the computation of diluted net loss per share attributable to common stockholders because the impact of including them would have been antidilutive for the nine months ended September 30, 2020 and 2019:
	2020	2019
Series A Preferred Stock outstanding	2,034,751	2,034,751
Convertible notes payable	343,754	—
Stock warrants	76,200	23,460
Stock options outstanding to purchase shares of common stock	542,826	413,702
Total	2,997,531	2,471,913
Note 21 — Concentrations
The suppliers who accounted for 10% or more of the Company’s total purchases and its outstanding balance of accounts payable are presented as follows:
	Total purchases from vendor to total purchases for the nine months period ended September 30,
Vendor	2020	2019
Vendor A	23%	—%
Vendor B	15%	12%
Vendor C	11%	—%
	Accounts payable to the vendor as of,
Vendor	September 30, 2020	December 31, 2019
Vendor A	$634	$—
Vendor B	95	257
Vendor C	93	—
Note 22 — Subsequent Events
In preparing these condensed consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through December 23, 2020, the date the financial statements were available to be issued.

CarLotz, Inc. and Subsidiaries — Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share data)
Acamar Partners Acquisition Corp. Merger
On October 21, 2020, the Company entered into an Agreement and Plan of Merger (the “Agreement”) among the Company, Acamar (an entity listed on the Nasdaq Capital Market (“Nasdaq”) under the trade symbol ACAM) and Acamar Partners Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Acamar (“Merger Sub”), providing for, among other things, and subject to the conditions therein, the combination of the Company and Acamar pursuant to the proposed merger of Merger Sub with and into the Company with the Company continuing as the surviving entity and a wholly-owned subsidiary of Acamar (the “Merger”). As a result of the Merger, each outstanding share of the Company’s common stock will be converted into the right to receive newly issued shares of Acamar’s Class A common stock, as calculated pursuant to the terms of the Agreement.
As part of the Merger, CarLotz equityholders will receive net consideration representing an enterprise value of $750.0 million, comprised of (i) $33.0 million in cash payable to CarLotz equityholders, (ii) $37.0 million in cash payable to the holder of the redeemable convertible preferred stock as liquidation preference amount and (iii) $680.0 million payable in newly issued shares of Acamar Class A common stock at a price of $10.00 per share. The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Acamar, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and CarLotz will be treated as the accounting acquirer. This determination was primarily based on an evaluation of the following facts and circumstances:
•
The Company’s existing stockholders will have the greatest voting interest in the combined entity;

•
The largest individual minority stockholder of the combined entity is an existing stockholder of the Company;

•
The Company’s senior management will be the senior management of the combined entity;

•
The Company is the larger entity based on historical total assets and revenues; and

•
The Company’s operations will comprise the ongoing operations of the combined entity.

Accordingly, for accounting purposes, the Merger will be treated as the equivalent of a capital transaction in which the Company is issuing stock for the net assets of Acamar. The net assets of Acamar will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to Merger will be those of the Company.
On October 21, 2020, in connection with the execution of the Agreement, Acamar entered into subscription agreements with certain accredited and strategic investors pursuant to which such investors have committed to purchase 12,500,000 shares of Acamar’s Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $125.0 million (the “PIPE Investment”). The closing of the PIPE Investment is conditioned on all conditions set forth in the Agreement having been satisfied or waived and other customary closing conditions. The consummation of the PIPE Investment is a closing condition under the Agreement.
Treatment of Outstanding Company Stock Option Awards
In connection with the Merger, each outstanding Company stock option, whether vested or unvested, will be cancelled and automatically converted into the right to receive an amount of cash, the right to receive certain options (“Base Acquiror Options”) exercisable into one share of Acamar Class A common stock and a number of restricted stock units subject to vesting upon certain earnout conditions. These awards were converted to awards of the combined company and adjusted to maintain the intrinsic value of those awards before and after the date of the Merger.

CarLotz, Inc. and Subsidiaries — Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except share data)
The Base Acquiror Options will be fully-vested, except for a small number of Base Acquiror Options to be received in respect of certain recently granted Company stock option awards, which effectively accelerates the vesting of all unvested Company stock option awards other than the small number of recently granted awards that will remain subject to time vesting. The unrecognized compensation cost that will be accelerated and any incremental compensation cost is not expected to be material.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
Acamar Partners Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Acamar Partners Acquisition Corp. (the “Company”) as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows, for the year ended December 31, 2019 and for the period from November 7, 2018 (inception) to December 31, 2018 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and the period from November 7, 2018 (inception) to December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete a Business Combination by February 26, 2021, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2018.
New York, New York
March 27, 2020

ACAMAR PARTNERS ACQUISITION CORP.
BALANCE SHEETS
	December 31, 2019	December 31, 2018
ASSETS
Current assets
Cash	$1,600,833	$12,000
Prepaid income taxes	120,579	—
Prepaid expenses	96,208	—
Total Current Assets	1,817,620	12,000
Deferred offering costs	—	294,004
Cash and marketable securities held in Trust Account	309,840,375	—
Total Assets	$311,657,995	$306,004
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$214,813	$—
Promissory note – related party	—	283,754
Total Current Liabilities	214,813	283,754
Deferred underwriting fee payable	10,695,063	—
Total Liabilities	10,909,876	283,754
Commitments and contingencies (Note 5)
Common stock subject to possible redemption, 29,574,811 shares at $10.00 per share as of December 31, 2019	295,748,110	—
Stockholders’ Equity
Preferred stock, $0.0001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 982,511 and no shares issued and outstanding (excluding 29,574,811 and no shares subject to possible redemption) as of December 31, 2019 and 2018, respectively	98	—
Class B common stock, $0.0001 par value; 15,000,000 shares authorized; 7,639,330 and 8,625,000(1) shares issued and outstanding at December 31, 2019 and 2018, respectively	764	863
Additional paid in capital	1,523,695	24,137
Retained earnings/(Accumulated deficit)	3,475,452	(2,750)
Total Stockholders’ Equity	5,000,009	22,250
Total Liabilities and Stockholders’ Equity	$311,657,995	$306,004

(1)
Includes an aggregate of up to 1,125,000 shares of Class B common stock subject to forfeiture if the option to purchase additional units is not exercised in full or in part by the underwriters

The accompanying notes are an integral part of the financial statements.

ACAMAR PARTNERS ACQUISITION CORP.
STATEMENTS OF OPERATIONS
	Year Ended December 31, 2019	For the Period From November 7, 2018 (Inception) Through December 31, 2018
Operating costs	$932,834	$2,750
Loss from operations	(932,834)	(2,750)
Other income:
Interest earned on marketable securities held in Trust Account	5,531,557	—
Income (loss) before provision for income taxes	4,598,723	(2,750)
Provision for income taxes	(1,120,521)	—
Net income (loss)	$3,478,202	$(2,750)
Weighted average shares outstanding of Class A redeemable common stock	30,479,514	—
Basic and diluted net income per share, Class A	$0.14	—
Weighted average shares outstanding of Class B non-redeemable common stock	7,601,435	7,500,000
Basic and diluted net loss per share, Class B	$(0.10)	$(0.00)
The accompanying notes are an integral part of the financial statements.

ACAMAR PARTNERS ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – November 7, 2018 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor			8,625,000	863	24,137	—	25,000
Net loss			—	—	—	(2,750)	(2,750)
Balance – December 31, 2018	—	—	8,625,000	863	24,137	(2,750)	22,250
Sale of 30,557,322 Units, net of underwriting discount and offering costs	30,557,322	3,056	—	—	288,133,146	—	288,136,202
Sale of 6,074,310 Private Placement Warrants	—	—	—	—	9,111,465	—	9,111,465
Forfeiture of Class B common stock by Sponsor	—	—	(985,670)	(99)	99	—	—
Common stock subject to possible redemption	(29,574,811)	(2,958)	—	—	(295,745,152)	—	(295,748,110)
Net income	—	—	—	—	—	3,478,202	3,478,202
Balance – December 31, 2019	982,511	$98	7,639,330	$764	$1,523,695	$3,475,452	$5,000,009
The accompanying notes are an integral part of the financial statements.

ACAMAR PARTNERS ACQUISITION CORP.
STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2019	For the Period From November 7, 2018 (Inception) Through December 31, 2018
Cash Flows from Operating Activities:
Net income (loss)	$3,478,202	$(2,750)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(5,531,557)	—
Changes in operating assets and liabilities:
Prepaid income taxes	(120,579)	—
Prepaid expenses	(96,208)	—
Accrued expenses	214,813	—
Net cash used in operating activities	(2,055,329)	(2,750)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(305,573,220)	—
Cash withdrawn from Trust Account	1,264,402	—
Net cash used in investing activities	(304,308,818)	—
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	299,461,755	—
Proceeds from sale of Private Placement Warrants	9,111,465	—
Repayment of advances from related party	(77,389)	—
Proceeds from promissory note – related party	79,500	70,000
Repayment of promissory note – related party	(400,000)	—
Payment of offering costs	(222,351)	(80,250)
Net cash provided by financing activities	307,952,980	14,750
Net Change in Cash	1,588,833	12,000
Cash – Beginning of period	12,000	—
Cash – End of period	$1,600,833	$12,000
Supplemental cash flow information:
Cash paid for income taxes	$1,241,100	—
Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$292,267,800	$—
Change in value of common stock subject to possible redemption	$3,480,310	$—
Deferred underwriting fee payable	$10,695,063	$—
Payment of offering costs through promissory note and advances	$114,135	$213,754
The accompanying notes are an integral part of the financial statements.

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Acamar Partners Acquisition Corp. (the “Company”) was incorporated in Delaware on November 7, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the consumer and retail sectors. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2019, the Company had not commenced any operations. All activity for the period from November 7, 2018 (inception) through December 31, 2019 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on February 21, 2019. On February 26, 2019, the Company consummated the Initial Public Offering of 30,000,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $300,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,000,000 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrants in a private placement to Acamar Partners Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $9,000,000, which is described in Note 4.
Following the closing of the Initial Public Offering on February 26, 2019, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) which has been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.
On April 9, 2019, in connection with the underwriters’ election to partially exercise their option to purchase additional Units, the Company sold an additional 557,322 Units at $10.00 per Unit and sold an additional 74,310 Private Placement Warrants at $1.50 per Private Placement Warrant, generating total gross proceeds of $5,684,685. Following such closing, an additional $5,573,220 of net proceeds ($10.00 per Unit) was deposited in the Trust Account, resulting in $305,573,220 ($10.00 per Unit) held in aggregate deposited into the Trust Account.
Offering costs amounted to $17,437,018, consisting of $6,111,465 of underwriting fees, $10,695,063 of deferred underwriting fees and $630,490 of other offering costs. As of December 31, 2019, $1,600,833 of cash was held outside of the Trust Account (as defined below) and is available for working capital purposes.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete a Business Combination with one or more target businesses that together

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors (the “Initial Stockholders”) have agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to an aggregate of 10% or more of the Public Shares, without the prior consent of the Company.
The Initial Stockholders have agreed (a) to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
The Company will have until February 26, 2021 to complete a Business Combination (the “Combination Period”). However, if the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders or any of their respective affiliates acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, except as to any claims by a third party that executed a waiver of any and all rights to funds held in the Trust Account (whether or not such waiver is enforceable) and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until February 26, 2021 to consummate a business combination. It is uncertain that the Company will be able to consummate a business combination by this time. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 26, 2021.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging growth company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019 and 2018.

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
Common stock subject to possible redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2019, the 29,574,811 shares of Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $17,437,018 were charged to stockholders’ equity upon the completion of the Initial Public Offering.
Income taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Income (Loss) Per Common Share
Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 16,260,084 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive under the treasury stock method.
The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to redemption in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account of $5,531,557 (net of applicable franchise and income taxes of approximately $1,321,000 for the year ended December 31, 2019) by the weighted average number of shares

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
of Class A redeemable common stock outstanding since original issuance. Net loss per common share, basic and diluted for Class B non-redeemable common stock is calculated by dividing the net income (loss), less income attributable to Class A redeemable common stock, by the weighted average number of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2019 and 2018, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair value of financial instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
Recently issued accounting standards
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 30,557,322 Units at a purchase price of $10.00 per Unit, inclusive of 557,322 Units sold to the underwriters on April 9, 2019 upon the underwriters’ election to partially exercise their option to purchase additional Units. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).
NOTE 4.   RELATED PARTY TRANSACTIONS
Founder Shares
On November 15, 2018, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares will automatically convert into Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 6.
The Founder Shares included an aggregate of up to 1,125,000 shares subject to forfeiture to the extent that the underwriters’ option to purchase additional Units was not exercised in full or in part, so that the Initial Stockholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Initial Stockholders did not purchase any Public Shares in the Initial Public Offering). On April 9, 2019, as a result of the underwriters’ election to partially exercise their option to purchase additional Units, 985,670 Founder Shares were forfeited and 139,330 Founder Shares are no longer subject to forfeiture, resulting in an aggregate of 7,639,330 Founder Shares issued and outstanding.
The Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Private Placement
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $9,000,000. On April 9, 2019, in connection with the underwriters’ election to partially exercise their option to purchase additional Units, the Company sold an additional 74,310 Private Placement Warrants to the Sponsor, at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $111,465. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.
Advance from Related Party
The Sponsor advanced the Company an aggregate of $77,389 to cover expenses related to the Initial Public Offering. The advances were non-interest bearing and due on demand. The advances were repaid on February 27, 2019.
Promissory Note — Related Party
On November 19, 2018, the Sponsor agreed to loan the Company an aggregate of up to $400,000 to cover expenses related to the Initial Public Offering (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of June 30, 2019 or the completion of the Initial Public Offering. The borrowings outstanding under the Promissory Note of $400,000 were repaid on February 27, 2019.
Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Units sold in the Initial Public Offering except that the warrants underlying such units would be identical to the Private Placement Warrants. As of December 31, 2019, the Company had no outstanding balance under the Working Capital Loans.

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
Administrative Support Agreement
The Company entered into an agreement whereby, commencing on the February 21, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company agreed to pay an affiliate of the Sponsor a total of  $37,000 per month for office space, administrative support and salaries to be paid to employees of such affiliate for due diligence and related services in connection with the Company’s search for a target company (although no salaries or fees will be paid from the monthly fee to members of the Company’s management team). For the year ended December 31, 2019, the Company incurred $370,000 in fees for these services. At December 31, 2019, $37,000 of such fees is included in accrued expenses in the accompanying balance sheet.
NOTE 5.   COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on February 21, 2019, the holders of the Founder Shares, Private Placement Warrants and securities that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 4,500,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On April 9, 2019, the underwriters elected to partially exercise their option to purchase 557,322 Units at a purchase price of $10.00 per Unit.
In connection with the closing of the Initial Public Offering and the option to purchase additional Units, the underwriters were paid a cash underwriting discount of $0.20 per Unit, or $6,111,465 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $10,695,063 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. Of such amount, up to approximately $0.10 per Unit, or up to $3,055,732, may be paid to third parties not participating in the Initial Public Offering (but who are members of FINRA) that assist the Company in consummating a Business Combination. The election to make such payments to third parties will be solely at the discretion of the Company, and such third parties will be selected by the Company in its sole discretion.
NOTE 6.   STOCKHOLDERS’ EQUITY
Preferred Stock
The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
Common Stock
Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 982,511 and -0- of Class A common stock issued or outstanding, excluding 29,574,811 and -0- shares of Class A common stock subject to possible redemption, respectively.
Class B Common Stock — The Company is authorized to issue 15,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 7,639,330 and 8,625,000 shares of Class B common stock issued and outstanding, respectively. As of December 31, 2018, 1,125,000 shares were subject to forfeiture.
Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement securities issued upon conversion of loans made to the Company. Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its reasonable best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
In addition, if the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “newly issued price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.
Redemptions of Warrants for Cash —Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of Warrants for Shares of Class A Common Stock — Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants (including both Public Warrants and Private Placement Warrants):
•
in whole and not in part;

•
at a price equal to a number of shares of Class A common stock to be determined, based on the redemption date and the fair market value of the Company’s Class A common stock;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable for cash so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 7.   INCOME TAX
The Company’s net deferred tax assets are as follows:
December 31, 2019
Deferred tax asset
Organizational costs/Startup expenses	$153,773
Total deferred tax asset	153,773
Valuation allowance	(153,773)
Deferred tax asset, net of allowance	$—
The income tax provision consists of the following:
December 31, 2019
Federal
Current	$1,120,521
Deferred	(153,773)
State
Current	—
Deferred	—
Change in valuation allowance	153,773
Income tax provision	$1,120,521
As of December 31, 2019, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2019, the change in the valuation allowance was $153,773.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 is as follows:
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in valuation allowance	3.3%
Income tax provision	24.3%
The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.
NOTE 8.   FAIR VALUE MEASUREMENTS
The Company classifies its U. S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.
At December 31, 2019, assets held in the Trust Account were comprised of $152,096 in cash and $309,688,279 in U.S. Treasury Bills, which are held at amortized cost.
The gross holding losses and fair value of held-to-maturity securities at December 31, 2019 are as follows:
	Held-To-Maturity	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2019	U.S. Treasury Securities (Mature on 2/6/2020)	$309,688,279	$2,018	$309,690,297
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 9.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ACAMAR PARTNERS ACQUISITION CORP.
CONDENSED BALANCE SHEETS
	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash	$429,605	$1,600,833
Prepaid income taxes	154,720	120,579
Prepaid expenses	35,271	96,208
Total Current Assets	619,596	1,817,620
Cash and marketable securities held in Trust Account	310,896,645	309,840,375
Total Assets	$311,516,241	$311,657,995
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities — Accrued expenses	$84,206	$214,813
Deferred underwriting fee payable	10,695,063	10,695,063
Total Liabilities	10,779,269	10,909,876
Commitments and Contingencies
Common stock subject to possible redemption, 29,573,697 and 29,574,811 shares as of September 30, 2020 and December 31, 2019, respectively (at $10.00 per share)	295,736,970	295,748,110
Stockholders’ Equity
Preferred stock, $0.0001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 983,625 and 982,511 shares issued and outstanding (excluding 29,573,697 and 29,574,811 subject to possible redemption) as of September 30, 2020 and December 31, 2019, respectively	98	98
Class B common stock, $0.0001 par value; 15,000,000 shares authorized; 7,639,330 shares issued and outstanding at September 30, 2020 and December 31, 2019	764	764
Additional paid-in capital	1,534,835	1,523,695
Retained earnings	3,464,305	3,475,452
Total Stockholders’ Equity	5,000,002	5,000,009
Total Liabilities and Stockholders’ Equity	$311,516,241	$311,657,995
The accompanying notes are an integral part of the unaudited condensed financial statements.

ACAMAR PARTNERS ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating costs	$255,207	$268,252	$1,444,905	$658,473
Loss from operations	(255,207)	(268,252)	(1,444,905)	(658,473)
Other income:
Interest earned on marketable securities held in Trust Account	98,485	1,683,965	1,775,617	4,144,082
(Loss) income before income taxes	(156,722)	1,415,713	330,712	3,485,609
Provision for income taxes	(10,473)	(343,567)	(341,859)	(839,471)
Net (loss) income	$(167,195)	$1,072,146	$(11,147)	$2,646,138
Weighted average shares outstanding of Class A redeemable common stock	30,557,322	30,557,322	30,557,322	30,446,374
Basic and diluted net income per share, Class A	$0.00	$0.04	$0.04	$0.10
Weighted average shares outstanding of Class B non-redeemable common stock	7,639,330	7,639,330	7,639,330	7,588,618
Basic and diluted net loss per share, Class B	$(0.03)	$(0.03)	$(0.17)	$(0.07)
The accompanying notes are an integral part of the unaudited condensed financial statements.

ACAMAR PARTNERS ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance — January 1, 2020	982,511	$98	7,639,330	$764	$1,523,695	$3,475,452	$5,000,009
Change in value of common stock subject to possible redemption	(1,124)	—	—	—	(11,240)	—	(11,240)
Net income	—	—	—	—	—	11,236	11,236
Balance — March 31, 2020	981,387	98	7,639,330	764	1,512,455	3,486,688	5,000,005
Change in value of common stock subject to possible redemption	(14,481)	(1)	—	—	(144,809)	—	(144,810)
Net income	—	—	—	—	—	144,812	144,812
Balance — June 30, 2020	966,906	97	7,639,330	764	1,367,646	3,631,500	5,000,007
Change in value of common stock subject to possible redemption	16,719	1	—	—	167,189	—	167,190
Net loss	—	—	—	—	—	(167,195)	(167,195)
Balance — September 30, 2020	983,625	$98	7,639,330	$764	$1,534,835	$3,464,305	$5,000,002
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019
	Common Stock Class A		Class B Common Stock (1)		Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance — January 1, 2019	—	$—	8,625,000	$863	$24,137	$(2,750)	$22,250
Sale of 30,000,000 Units, net of underwriting discount and offering costs	30,000,000	3,000	—	—	282,866,510	—	282,869,510
Sale of 6,000,000 Private Placement Warrants	—	—	—	—	9,000,000	—	9,000,000
Common stock subject to possible redemption	(28,729,792)	(2,873)	—	—	(287,295,047)	—	(287,297,920)
Net income	—	—	—	—	—	406,165	406,165
Balance — March 31, 2019	1,270,208	127	8,625,000	863	4,595,600	403,415	5,000,005
Sale of 557,322 Units, net of underwriting discount and offering costs	557,322	56	—	—	5,266,636	—	5,266,692
Sale of 74,310 Private Placement Warrants	—	—	—	—	111,465	—	111,465
Forfeiture of Class B common stock by Sponsor	—	—	(985,670)	(99)	99	—	—
Change in value of common stock subject to possible redemption	(654,598)	(66)	—	—	(6,545,914)	—	(6,545,980)
Net income	—	—	—	—	—	1,167,827	1,167,827
Balance — June 30, 2019	1,172,932	117	7,639,330	764	3,427,886	1,571,242	5,000,009
Change in value of common stock subject to possible redemption	(107,215)	(10)	—	—	(1,072,141)	—	(1,072,151)
Net income	—	—	—	—	—	1,072,146	1,072,146
Balance — September 30, 2019	1,065,717	$107	7,639,330	$764	$2,355,745	$2,643,388	$5,000,004
The accompanying notes are an integral part of the unaudited condensed financial statements.

ACAMAR PARTNERS ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended September 30,
	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$(11,147)	$2,646,138
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,775,617)	(4,144,082)
Changes in operating assets and liabilities:
Prepaid income taxes	(34,141)	(114,106)
Prepaid expenses	60,937	(126,084)
Accrued expenses	(130,607)	153,297
Net cash used in operating activities	(1,890,575)	(1,584,837)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(305,573,220)
Cash withdrawn from Trust Account for franchise and income taxes	719,347	969,147
Net cash provided by (used in) investing activities	719,347	(304,604,073)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	299,461,755
Proceeds from sale of Private Placement Warrants	—	9,111,465
Repayment of advances from related party	—	(77,389)
Proceeds from promissory note — related party	—	79,500
Repayment of promissory note — related party	—	(400,000)
Payment of offering costs	—	(222,351)
Net cash provided by financing activities	—	307,952,980
Net Change in Cash	(1,171,228)	1,764,070
Cash — Beginning of period	1,600,833	12,000
Cash — End of period	$429,605	$1,776,070
Supplemental cash flow information:
Cash paid for income taxes	$376,000	$953,577
Non-cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$—	$292,267,800
Change in value of common stock subject to possible redemption	$(11,140)	$2,648,251
Deferred underwriting fee payable	$—	$10,695,063
Payment of offering costs through promissory note and advances	$—	$114,135
The accompanying notes are an integral part of the unaudited condensed financial statements.

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Acamar Partners Acquisition Corp. (the “Company”) was incorporated in Delaware on November 7, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the consumer and retail sectors. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of September 30, 2020, the Company had not commenced any operations. All activity through September 30, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of CarLotz, Inc., a Delaware corporation (“CarLotz”) (see Note 5). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on February 21, 2019. On February 26, 2019, the Company consummated the Initial Public Offering of 30,000,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $300,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,000,000 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrants in a private placement to Acamar Partners Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $9,000,000, which is described in Note 4.
Following the closing of the Initial Public Offering on February 26, 2019, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) which has been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.
On April 9, 2019, in connection with the underwriters’ election to partially exercise their option to purchase additional Units, the Company sold an additional 557,322 Units at $10.00 per Unit and sold an additional 74,310 Private Placement Warrants at $1.50 per Private Placement Warrant, generating total gross proceeds of $5,684,685. Following such closing, an additional $5,573,220 of net proceeds ($10.00 per Unit) was deposited in the Trust Account, resulting in $305,573,220 ($10.00 per Unit) held in aggregate deposited into the Trust Account.
Offering costs amounted to $17,437,018, consisting of $6,111,465 of underwriting fees, $10,695,063 of deferred underwriting fees and $630,490 of other offering costs. As of September 30, 2020, cash of $429,605 was held outside of the Trust Account (as defined below) and is available for working capital purposes.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
The Company must complete a Business Combination with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors (the “Initial Stockholders”) have agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to an aggregate of 10% or more of the Public Shares, without the prior consent of the Company.
The Initial Stockholders have agreed (a) to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
The Company will have until February 26, 2021 to complete a Business Combination (the “Combination Period”). However, if the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders or any of their respective affiliates acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, except as to any claims by a third party that executed a waiver of any and all rights to funds held in the Trust Account (whether or not such waiver is enforceable) and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by February 26, 2021, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern . No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 26, 2021.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 27, 2020, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The interim results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
Use of Estimates
The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2020 and December 31, 2019.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2020 and December 31, 2019, the 29,573,697 and 29,574,811, respectively, shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $17,437,018 were charged to stockholders’ equity upon the completion of the Initial Public Offering.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of September 30, 2020 and December 31, 2019, the Company had a deferred tax asset of approximately $426,000 and $154,000, respectively, which had a full valuation allowance recorded against it of approximately $426,000 and $154,000, respectively.

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
The Company’s currently taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three and nine months ended September 30, 2020, the Company recorded income tax expense of approximately $10,000 and $342,000, respectively, primarily related to interest income earned on the Trust Account. During the three and nine months ended September 30, 2019, the Company recorded income tax expense of approximately $344,000 and $839,000, respectively, primarily related to interest income earned on the Trust Account. The Company’s effective tax rate for the three and nine months ended September 30, 2020 was approximately 7% and (103%), respectively, and for each of the three and nine months ended September 30, 2019 was approximately (24%), which differs from the expected income tax rate due to the start-up costs (discussed above) which are not currently deductible.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Income (Loss) Per Common Share
Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 16,260,084 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive under the treasury stock method.
The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to redemption in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account of $98,485 and $1,683,965 for the three months ended September 30, 2020 and 2019, respectively (net of applicable franchise and income taxes of $60,473 and $393,567 for the three months ended September 30, 2020 and 2019, respectively) by the weighted average number of shares of Class A redeemable common stock outstanding for the periods. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account of $1,775,617 and $4,144,082 for the nine months ended September 30, 2020 and 2019, respectively (net of applicable franchise and income taxes of $492,009 and $990,003 for the nine months ended September 30, 2020 and 2019, respectively) by the weighted average number of shares of Class A redeemable common stock outstanding for the periods. Net loss per common share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net income (loss), less income attributable to Class A redeemable common stock, net of applicable franchise and income taxes, by the weighted average number of Class B non-redeemable common stock outstanding for the periods. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
Coverage of $250,000. At September 30, 2020 and December 31, 2019, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.
Recently Issued Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 30,557,322 Units at a purchase price of $10.00 per Unit, inclusive of 557,322 Units sold to the underwriters on April 9, 2019 upon the underwriters’ election to partially exercise their option to purchase additional Units. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).
NOTE 4.   RELATED PARTY TRANSACTIONS
Founder Shares
On November 15, 2018, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares will automatically convert into Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 6.
The Founder Shares included an aggregate of up to 1,125,000 shares subject to forfeiture to the extent that the underwriters’ option to purchase additional Units was not exercised in full or in part, so that the Initial Stockholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Initial Stockholders did not purchase any Public Shares in the Initial Public Offering). On April 9, 2019, as a result of the underwriters’ election to partially exercise their option to purchase additional Units, 985,670 Founder Shares were forfeited and 139,330 Founder Shares are no longer subject to forfeiture, resulting in an aggregate of 7,639,330 Founder Shares issued and outstanding.
The Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Private Placement
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
purchase price of $9,000,000. On April 9, 2019, in connection with the underwriters’ election to partially exercise their option to purchase additional Units, the Company sold an additional 74,310 Private Placement Warrants to the Sponsor, at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $111,465. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.
Advance from Related Party
The Sponsor advanced the Company an aggregate of $77,389 to cover expenses related to the Initial Public Offering. The advances were non-interest bearing and due on demand. The advances were repaid on February 27, 2019.
Promissory Note — Related Party
On November 19, 2018, the Sponsor agreed to loan the Company an aggregate of up to $400,000 to cover expenses related to the Initial Public Offering (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of June 30, 2019 or the completion of the Initial Public Offering. The borrowings outstanding under the Promissory Note of $400,000 were repaid on February 27, 2019.
Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Units sold in the Initial Public Offering except that the warrants underlying such units would be identical to the Private Placement Warrants. As of September 30, 2020 and December 31, 2019, the Company had no outstanding balance under the Working Capital Loans.
Administrative Support Agreement
The Company entered into an agreement whereby, commencing on the February 21, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company agreed to pay an affiliate of the Sponsor a total of  $37,000 per month for office space, administrative support and salaries to be paid to employees of such affiliate for due diligence and related services in connection with the Company’s search for a target company (although no salaries or fees will be paid from the monthly fee to members of the Company’s management team). For each of the three months September 30, 2020 and 2019, the Company incurred $111,000 in fees for these services. For the nine months ended September 30, 2020 and 2019, the Company incurred $333,000 and $259,000 in fees for these services, respectively.

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
NOTE 5.   COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration rights agreement entered into on February 21, 2019, the holders of the Founder Shares, Private Placement Warrants and securities that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
In connection with the closing of the Initial Public Offering and the option to purchase additional Units, the underwriters were paid a cash underwriting discount of $0.20 per Unit, or $6,111,465 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $10,695,063 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. Of such amount, up to approximately $0.10 per Unit, or up to $3,055,732, may be paid to third parties not participating in the Initial Public Offering (but who are members of FINRA) that assist the Company in consummating a Business Combination. The election to make such payments to third parties will be solely at the discretion of the Company, and such third parties will be selected by the Company in its sole discretion.
NOTE 6.   STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At September 30, 2020 and December 31, 2019, there were 983,625 and 982,511 of Class A common stock issued or outstanding, excluding 29,573,697 and 29,574,811 shares of Class A common stock subject to possible redemption, respectively.
Class B Common Stock — The Company is authorized to issue 15,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
each share. At September 30, 2020 and December 31, 2019, there were 7,639,330 shares of Class B common stock issued and outstanding.
Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement securities issued upon conversion of loans made to the Company. Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its reasonable best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
In addition, if the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “newly issued price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.
Redemptions of Warrants for Cash — Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of Warrants for Shares of Class A Common Stock — Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants (including both Public Warrants and Private Placement Warrants):
•
in whole and not in part;

•
at a price equal to a number of shares of Class A common stock to be determined, based on the redemption date and the fair market value of the Company’s Class A common stock;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable for cash so long as they

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 7.   FAIR VALUE MEASUREMENTS
The Company classifies its U. S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed balance sheets and adjusted for the amortization or accretion of premiums or discounts.
At September 30, 2020 and December 31, 2019, assets held in the Trust Account were comprised of $25,013,852 and $152,096 in cash and cash equivalents and $285,882,793 and $309,688,279, respectively, in U.S. Treasury Bills, which are held at amortized cost. Through September 30, 2020, the Company withdrew $1,983,749 of interest earned on the Trust Account to pay for its franchise and income tax obligations, of which $719,347 was withdrawn during the nine months ended September 30, 2020.
The gross holding losses and fair value of held-to-maturity securities at September 30, 2020 and December 31, 2019 are as follows:
	Held-To-Maturity	Amortized Cost	Gross Holding (Loss) Gain	Fair Value
September 30, 2020	U.S. Treasury Securities (Matures on 11/17/2020)	$285,882,793	$(7,102)	$285,875,691
December 31, 2019	U.S. Treasury Securities (Matured on 2/6/2020)	$309,688,279	$2,018	$309,690,297
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

NOTE 8.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.
Merger Agreement
On October 21, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Acamar Partners Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of the Company (“Merger Sub”), and CarLotz, providing for, among other things, and subject to the terms and conditions therein, a business combination between CarLotz and the Company pursuant to the proposed merger of Merger Sub with and into CarLotz, with CarLotz continuing as the surviving entity (the “Merger”).
Pursuant to the Merger Agreement, at the effective time of the Merger:
(a)
each outstanding share of CarLotz common stock (the “CarLotz Common Stock”) (including CarLotz Common Stock resulting from the exercise and conversion of certain CarLotz securities exercisable or convertible into CarLotz Common Stock as of immediately prior to the closing of the Merger (the “Closing”)) that is outstanding as of immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive: (i) an amount of cash calculated pursuant to the terms of the Merger Agreement (the “Closing Per Share Cash Consideration”); (ii) newly issued shares of the Company’s Class A common stock (the “Company Common Stock”), calculated pursuant to the terms of the Merger Agreement (the “Closing Per Share Stock Consideration”); and (iii) a contingent and non-assignable right to a number of shares of Company Common Stock (the “Earnout Shares”) calculated pursuant to the terms of the Merger Agreement;

(b)
each outstanding share of CarLotz Series A preferred stock (the “CarLotz Preferred Stock,” and together with the CarLotz Common Stock, the “CarLotz Stock”)) that is outstanding as of immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive: (i) an amount of cash in respect of the liquidation preference of the CarLotz Preferred Stock calculated pursuant to the terms of the Merger Agreement; (ii) an amount of cash equal to the Closing Per Share Cash Consideration; (iii) a number of newly issued shares of Company Common Stock equal to the Closing Per Share Stock Consideration; and (iv) a contingent and non-assignable right to a number of Earnout Shares calculated pursuant to the terms of the Merger Agreement;

(c)
each option to acquire CarLotz Common Stock (the “CarLotz Option”) that is outstanding immediately prior to the effective time of the Merger (other than those held by individuals that are no longer service providers of CarLotz), whether vested or unvested, will be cancelled and converted into (i) the right to receive an amount in cash calculated pursuant to the terms of the Merger Agreement (defined as the “Closing Per Option Cash Consideration” in the Merger Agreement), (ii) a number of options to acquire shares of Company Common Stock, with the number of options and the exercise price per option, in each case, calculated pursuant to the terms of the Merger Agreement, and otherwise on the same terms and conditions as were applicable to such CarLotz Option (defined as the “Base Acquiror Options” in the Merger Agreement), and (iii) a number of options to acquire an additional number of shares of Company Common Stock, with the number of additional shares and the exercise price per option, in each case, calculated pursuant to the terms of the Merger Agreement, and otherwise on the same terms and conditions as were applicable to such CarLotz Option (defined as the “Earnout Acquiror Options” in the Merger Agreement), subject to forfeiture if the First Threshold or the Second Threshold (as defined below) is not met prior to the Forfeiture Date (as defined below)

If at any time during the 60 months following the Closing (the first business day following the end of such period, the “Forfeiture Date”), the closing trading price of the Company Common Stock is greater

ACAMAR PARTNERS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
than $12.50 over any 20 trading days within any 30 trading day period (the “First Threshold”), the Company shall promptly issue 50% of the Earnout Shares to the holders of CarLotz Stock as of immediately prior to the effective time of the Merger. Each such holder of CarLotz Stock will be entitled to receive a number of Earnout Shares calculated pursuant to the terms of the Merger Agreement.
If at any time prior to the Forfeiture Date, the closing trading price of the Company Common Stock is greater than $15.00 over any 20 trading days within any 30 trading day period (the “Second Threshold”), the Company shall promptly issue 50% of the Earnout Shares to the holders of CarLotz Stock as of immediately prior to the effective time of the Merger. Each such holder of CarLotz Stock will be entitled to receive a number of Earnout Shares calculated pursuant to the terms of the Merger Agreement. If either the First Threshold or the Second Threshold is not met on or before the Forfeiture Date, the applicable portion of the Earnout Shares otherwise issuable by the Company will be forfeited.
If, prior to the Forfeiture Date, there is a Change of Control (as defined in the Merger Agreement) that will result in the holders of Company Common Stock receiving a per share price equal to or in excess of $10.00 (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Company Common Stock after the date of the Merger Agreement), then the Company shall promptly issue all of the Earnout Shares not previously issued to each holder of CarLotz Stock as of immediately prior to the effective time of the Merger. Each such holder of CarLotz Stock will be entitled to receive a number of Earnout Shares calculated pursuant to the terms of the Merger Agreement.
Redemption Offer
Pursuant to the Company’s amended and restated certificate of incorporation and in accordance with the terms of the Merger Agreement, the Company will be providing its public stockholders with the opportunity to redeem all or a portion of their shares of Company Common Stock upon the completion of Merger at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Merger, including interest (which interest shall be net of taxes payable) earned on the funds held in the trust account, divided by the total number of then-outstanding shares of Company Common Stock.
The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the Closing is subject to certain conditions as further described in the Merger Agreement.
The PIPE Investment
In connection with the execution of the Merger Agreement, the Company entered into subscription agreements with respect to the PIPE Investment. Pursuant to the subscription agreements, certain accredited and strategic investors have committed to purchase 12,500,000 shares of Company’s Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $125,000,000 (the “PIPE Investment”). The closing of the PIPE Investment is subject to all conditions set forth in the Merger Agreement having been satisfied or waived. The consummation of the PIPE Investment is a closing condition under the Merger Agreement. The PIPE Investment will be taken into account when assessing if the Minimum Cash Condition under the Merger Agreement is met, meaning no less than $50 million must remain in the Trust Account following any redemptions by the Company’s public stockholders (assuming no cash will remain outside of the Trust Account). As part of the PIPE Investment, Acamar Partners Sponsor I LLC has committed to purchase 250,000 of Company’s Class A common stock for $2,500,000.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Introduction
The unaudited pro forma combined balance sheet as of September 30, 2020 gives pro forma effect to the merger as if it had been consummated as of that date. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 give pro forma effect to the Merger as if it had occurred as of January 1, 2019. This information should be read together with Former CarLotz’ and Acamar Partners’ respective audited and unaudited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.
The unaudited pro forma combined balance sheet as of September 30, 2020 has been prepared using the following:
•
Former CarLotz’ unaudited historical condensed consolidated balance sheet as of September 30, 2020, as included elsewhere in this prospectus; and

•
Acamar Partners’ unaudited historical condensed balance sheet as of September 30, 2020, as included elsewhere in this prospectus.

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2020 has been prepared using the following:
•
Former CarLotz’ unaudited historical condensed consolidated statement of operations for the nine months ended September 30, 2020, as included elsewhere in this prospectus; and

•
Acamar Partners’ unaudited historical statement of operations for the nine months ended September 30, 2020, as included elsewhere in this prospectus.

The unaudited pro forma combined statement of operations for the year ended December 31, 2019 has been prepared using the following:
•
Former CarLotz’ audited historical consolidated statement of operations for the year ended December 31, 2019, as included elsewhere in this prospectus; and

•
Acamar Partners’ audited historical statement of operations for the year ended December 31, 2019, as included elsewhere in this prospectus.

Description of the Transactions
On January 21, 2021, CarLotz consummated the previously announced Merger pursuant to the Merger Agreement providing for, among other things, and subject to the conditions therein, the Merger. As a result of the Merger, each outstanding share of Former CarLotz common stock and preferred stock was converted into the right to receive cash, newly issued shares of the Company’s common stock and contingent consideration in the form of Earnout Shares, as calculated pursuant to the terms of the Merger Agreement.
Former CarLotz equityholders received net consideration representing an enterprise value of $750.0 million, comprised of (i) $33.0 million in cash to Former CarLotz equityholders, (ii) $37.0 million in cash to the holder of Former CarLotz preferred stock as liquidation preference amount and (iii) the Stock Merger Consideration of $680.0 million of newly issued shares of the Company’s common stock at a price of $10.00 per share. In addition, certain options held by Former CarLotz employees, officers and directors were exchanged for 5,532,881 new options over the Company’s common stock, on a value neutral basis. The Company’s obligations under such new options have been initially hedged by keeping a portion of the Stock Merger Consideration (5,080,181 shares of the Company’s common stock, equivalent to such new options’ intrinsic value, assuming a price per share of the Company’s common stock of $10.00 and calculated on a net share settled basis) as treasury stock.
Former CarLotz stock and option holders may also receive up to 7,500,000 Earnout Shares (including the 554,268 shares issuable upon vesting of Earnout Acquiror RSUs) as contingent consideration in the Merger. 50% of these shares will be issued (or, with respect to shares subject to the Earnout Acquiror RSUs, vest) if the reported closing trading price of the Company’s common stock exceeds $12.50 per share (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Company’s common stock) for 20 out of any 30 consecutive trading days during the 60 months following the Closing Date (the “Earnout Period”) and the other 50% of these shares will be issued (or, with respect to shares subject to the Earnout Acquiror RSUs, vest) if the reported closing trading price of the Company’s common stock exceeds $15.00 per share (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Company’s common stock) for 20 out of any 30 consecutive trading days during the Earnout Period. All of such shares will be issued (or, with respect to shares subject to the Earnout Acquiror RSUs, vest) if there is a change of control of the Company that will result in the holders of the Company’s common stock receiving a per share price equal to or in excess of $10.00 (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Company’s common stock) prior to the end of the Earnout Period.
More specifically, at the Effective Time:
(i)
each share of Former CarLotz common stock (including shares of Former CarLotz common stock issued upon the exercise of the non-service provider options, 347,992 shares of Former CarLotz common stock issued upon the conversion of the Former CarLotz convertible note immediately prior to the Effective Time (calculated by dividing the amount outstanding on the Former CarLotz convertible note by the conversion price thereof) and 73,786 shares of Former CarLotz common stock issued upon the cashless exercise of the Former CarLotz warrant immediately prior to the Effective Time pursuant to the terms of the Former CarLotz warrant and a conversion agreement entered into between Former CarLotz and the warrant holder (other than shares owned by Former CarLotz as treasury stock or dissenting shares)) were cancelled and converted into the right to receive a per share cash consideration, a per share stock consideration and a contingent and non-assignable right to receive additional shares of the Company’s common stock, in each case, determined in accordance with the terms and conditions of the Merger Agreement. Each share of Former CarLotz common stock received $4.946 in cash, 10.1927 shares of the Company’s common stock and a contingent and nonassignable right to an additional 1.1242 shares of the Company’s common stock;

(ii)
each share of Former CarLotz preferred stock issued and outstanding immediately prior to the Effective Time of the merger was cancelled and converted into the right to receive the same consideration as each share of Former CarLotz common stock, plus $18.1775 in cash as payment of the per share liquidation preference obligation of Former CarLotz;

(iii)
each Former CarLotz option outstanding immediately prior to the Effective Time, other than the non-service provider options, was cancelled and converted into (1) the right to receive a cash amount per option, (2) a number of Base Acquiror Options and a number of Earnout Acquiror RSUs. By way of example, for a Former CarLotz option to purchase one share of Former CarLotz common stock with an exercise price of $6.82, the Closing Per Option Cash Consideration was $4.631, the holder of such option received 10.1927 Base Acquiror Options, each with an exercise price of $1.0524 and exercisable for one share of the Company’s common stock, and a number of Earnout Acquiror RSUs; and

(iv)
each non-service provider option was cancelled and automatically converted into the applicable number of shares of Former CarLotz common stock on a net share settled basis.

In connection with the Merger, there was a PIPE Investment of $125 million. As such, on or about the date of the Merger Agreement, Acamar Partners entered into Subscription Agreements with the Subscribers for the sale of 12,500,000 shares of Acamar Partners Class A common stock to the Subscribers upon the completion of the Merger.
Copies of the Merger Agreement and Amendment No. 1 thereto are attached as Exhibits 2.1 and 2.1.1, respectively, to the registration statement of which this prospectus forms a part.

Accounting for the Merger
The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Acamar Partners, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Former CarLotz will be treated as the accounting acquirer. This determination was primarily based on an evaluation of the following facts and circumstances:
•
Former CarLotz’ stockholders had the greatest voting interest in the combined entity as of the Effective Time (excluding the Earnout Shares, the Founder Shares Subject to Forfeiture, warrants or options to purchase the Company’s common stock and any equity awards issued under the 2020 Plan following the Merger) with an approximately 55.4% voting interest;

•
the largest individual minority stockholder of the Company as of the Effective Time was a Former CarLotz stockholder;

•
Former CarLotz’ senior management are the senior management of the Company;

•
Former CarLotz was the larger entity based on historical total assets and revenues; and

•
Former CarLotz’ operations comprise the ongoing operations of the Company.

Accordingly, for accounting purposes, the Merger will be treated as the equivalent of a capital transaction in which Former CarLotz issued stock for the net assets of Acamar Partners. The net assets of Acamar Partners will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to Merger will be those of Former CarLotz.
Accounting for the Earnout Shares
As the Merger is accounted for as a reverse recapitalization, the issuance of the Earnout Shares to Former CarLotz’ equityholders, on a pro rata (as-converted-to-Former CarLotz-common stock) ownership basis, would be accounted for as an equity transaction (as a deemed dividend) if the contingency is met. Before the contingency is met, the Earnout Shares will be classified as a liability under the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 815, so changes in the fair value of the Earnout Shares in future periods will be recognized in the statement of operations.
Since the Earnout Shares are payable to the Former CarLotz equityholders (i.e., the accounting acquirer in the Merger), the accounting for the Earnout Shares arrangement does not fall under ASC Topic 805.
The accounting for the Earnout Shares was also evaluated under ASC Topic 480 to determine if the arrangement should be classified as a liability. As part of that analysis, it was determined that the Earnout Shares are freestanding and not liability classified. It was next evaluated whether the Earnout Shares represent a derivative instrument pursuant to ASC Topic 815. Paragraph ASC 815-10-15-74(a) states that a reporting entity shall not consider contracts that are both (a) indexed to an entity’s own stock and (b) classified in stockholders equity in its statement of financial position to be derivative instruments. In order to conclude that the Earnout Shares meet this scope exception and whether they should be accounted for as equity under ASC 815-40, it was evaluated whether the Earnout Shares meet both of these requirements. The Merger Agreement contains a change in control provision that could impact the settlement of the Earnout Shares and therefore results in the Earnout Shares being classified as a liability pursuant to ASC 815. The fair value of the Earnout Shares has been reflected in the unaudited pro forma combined financial information under note 8 to the pro forma adjustments to the unaudited combined balance sheet.
Basis of Pro Forma Presentation
The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the Company upon consummation of the Merger.
The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the Company will experience. Former CarLotz and Acamar Partners have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma combined financial information reflects the actual redemption into cash of 2,493 shares of Acamar Partners Class A common stock at $10.174 per share.
Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are 62,921,183 shares of Acamar Partners Class A common stock issued to Former CarLotz stockholders on the Closing Date, the Founder Shares (including those subject to forfeiture) and the PIPE Shares. The shares outstanding do not include 5,080,181 issued and reserved as treasury stock on the Closing Date to satisfy the Company’s obligations under 5,532,881 options (on a net share settled basis, assuming a price per share of the Company’s common stock of $10.00 per share).
As a result of the Merger and immediately following the Closing, excluding the Earnout Shares, the Earnout Acquiror RSUs, warrants to purchase the Company’s common stock and any equity awards issued under the 2020 Plan following the Merger), Former CarLotz equityholders owned approximately 55.4% of the Company’s outstanding common stock, the Subscribers owned approximately 11.0% of the Company’s outstanding common stock, the Sponsor and Acamar Partners’ former officers, directors and affiliates owned approximately 6.7% of the Company’s common stock and the former Acamar Partners stockholders (excluding the Sponsor) owned approximately 26.9% of the Company’s outstanding common stock (in each case, not giving effect to any shares issuable to them upon exercise of warrants). As a result, Former CarLotz stockholders, as a group, collectively owned more shares of the Company’s common stock than any single stockholder upon consummation of the Merger, with no former stockholder of Acamar Partners owning more than 10% of the issued and outstanding capital stock of the Company

PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2020
(UNAUDITED)
(in thousands)
	(A) Former CarLotz	(B) Acamar Partners	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash and cash equivalents	$3,742	$430	$310,901	(1)
			125,000	(2)
			(10,695)	(3)
			(39,225)	(4)
			(25)	(5)
			(71,736)	(6)	$318,391
Restricted cash	461	—	—		461
Marketable securities	975	—	—		975
Accounts receivable, net	2,961	—	—		2,961
Inventories	8,426	—	—		8,426
Other current assets	481	190	—		671
Total current assets	17,046	620	314,220		331,885
Cash and marketable securities held in trust account	—	310,897	(310,897)	(1)	—
Property and equipment, net	519	—	—		519
Lease vehicles, net	200	—	—		200
Other assets	315	—	—		315
Total assets	$18,080	$311,516	$3,323		$332,919
Liabilities, Redeemable Convertible Preferred Stock, Stockholders’ Equity (Deficit)
Current liabilities:
Long-term debt, current	$3,321	$—	$(3,321)	(6)	$—
Floor plan notes payable	6,696	—	—		6,696
Accounts payable	3,027	—	—		3,027
Accrued expenses	2,347	84	—		2,431
Accrued expenses – related party	4,576	—	(4,266)	(6)	310
Income taxes payable	—	—	—		—
Other current liabilities	319	—	—		319
Total current liabilities	20,286	84	(7,587)		12,783
Long term debt, less current portion	1,749	—	(1,749)	(6)	—
Deferred underwriting fee payable	—	10,695	(10,695)	(3)	—
Earnout consideration	—	—	81,672	(8)	81,672
Redeemable convertible preferred stock tranche obligation	2,793	—	(2,793)	(6)	—
Other liabilities	1,672	—	(101)	(6)	1,571
Total liabilities	26,500	10,779	58,747		96,026

	(A) Former CarLotz	(B) Acamar Partners	Pro Forma Adjustments		Pro Forma Balance Sheet
Commitments and contingencies
Redeemable convertible preferred stock	17,560	—	(17,560)	(6)	—
Redeemable common stock	—	295,737	(295,737)	(5)	—
Stockholders’ equity (deficit)
Common stock	4	—	(4)	(6)	—
Class A common stock	—	0	—	(1)
			1	(2)
			3	(5)
			6	(6)
			1	(7)	11
Class B common stock	—	1	(1)	(7)
Additional paid-in capital, common stock	5,198	1,535	—	(1)
			124,999	(2)
			(3,154)	(4)
			295,709	(5)
			(39,980)	(6)	384,307
Retained earnings (accumulated deficit)	(29,698)	3,464	4	(1)
			(36,070)	(4)
			(0)	(5)
			(81,672)	(8)
			(3,468)	(6)	(147,441)
Accumulated other comprehensive income	16	—	—		16
Treasury stock	(1,500)	—	1,500	(6)	—
Total stockholders’ equity (deficit)	(25,980)	5,000	257,873		236,893
Total liabilities, redeemable convertible preferred stock, stockholders’ equity (deficit)	$18,080	$311,516	$3,323		$332,920

Pro Forma Adjustments to the Unaudited Combined Balance Sheet
(in thousands)
(A)
Derived from the unaudited condensed consolidated balance sheet of Former CarLotz as of September 30, 2020. See Former CarLotz’ financial statements and the related notes appearing elsewhere in this prospectus.

(B)
Derived from the unaudited balance sheet of Acamar Partners as of September 30, 2020. See Acamar Partners’ financial statements and the related notes appearing elsewhere in this prospectus.

(1)
Reflects the increase of cash in the Trust Account (interest earned) from September 30, 2020 to January 21, 2021 (the Closing Date) and the release of all cash in the Trust Account on the Closing Date.

(2)
Reflects the proceeds received from the PIPE Investment with the corresponding 12,500,000 shares of the Company’s common stock at $10.00 per share.

(3)
Reflects payment of Acamar Partners’ deferred underwriting fee of $10,695.

(4)
Reflects payment of fees and expenses related to legal, financial advisory, accounting and other professional fees. Expenses of $3,154 attributable to the PIPE Investment are reflected as an adjustment to additional paid in capital. The direct, incremental costs of the Merger related to the legal, financial advisory, accounting and other professional fees of $36,070 (including a $1,500 transaction bonus to Former CarLotz management) is reflected as an adjustment to accumulated deficit.
(5)
Reflects redemption of 2,493 shares by Acamar Partners stockholders for total consideration of $25. At the Effective Time, the redeemable common stock of $295,737, net of redemptions, was transferred to permanent equity.

(6)
Reflects the recapitalization of the Company through: (a) the contribution of all share capital in Former CarLotz to Acamar Partners in the amount of $680,013 through the issuance of 68,001,364 shares of common stock at a price of $10.00 per share of Acamar Partners Class A common stock, (b) minus 5,080,181 shares of Acamar Partners Class A common stock, at $10.00 per share issued at the Effective Time and reserved as treasury stock to satisfy the Company’s obligations under stock options (on a net share settled basis and assuming a price of $10.00 per share of common stock), (c) the payment of $36,987 to the holder of the Former CarLotz preferred stock (the fixed amount of cash consideration payable to the holder of the Former CarLotz preferred stock, which will be applied towards the payment of the liquidation preference payable in respect of the Former CarLotz preferred stock at the Effective Time, which amount represented Former CarLotz’ obligations under the Former CarLotz preferred stock through December 15, 2020), (d) the elimination of the redeemable convertible preferred stock accrued PIK dividends of $4,266 and tranche obligation of $2,793 recorded on the balance sheet as of September 30, 2020 which were either repaid or eliminated per the Merger Agreement, (e) the payment of $33,000 to the Former CarLotz equityholders (the fixed amount of cash consideration payable to all Former CarLotz equityholders pursuant to the Merger Agreement), (f) the repayment of Former CarLotz’ indebtedness of $1,749, (g) the conversion of the Former CarLotz convertible note into shares of Former CarLotz common stock immediately prior to the Effective Time (classified as $3,321 of long-term debt, current on the Former CarLotz balance sheet) and the cashless exercise of the Former CarLotz warrant into shares of Former CarLotz common stock by the holder thereof immediately prior to the Effective Time pursuant to an agreement with Former CarLotz (classified on the Former CarLotz balance sheet as $101 in other liabilities), (h) the elimination of the historical retained earnings of Acamar Partners, the legal acquiror, in the amount of $3,468 and (i) the cancellation of Former CarLotz treasury stock in the amount of $1,500.

The following table presents the components of the $(39,980) adjustment to Additional paid-in-capital, common stock:
Redeemable convertible preferred stock liquidation preference(c)(d)	$(12,368)(*)
Cash payment to Former CarLotz equityholders(e)	(33,000)
Conversion of Former CarLotz convertible note(g)	3,321
Cashless exercise of Former CarLotz warrant(g)	101
Company common stock	(6)
Former CarLotz common stock elimination	4
Retained earnings elimination(h)	3,468
Treasury stock elimination(i)	(1,500)
Adjustment to Additional paid in capital, common stock	$(39,980)

(*)
The following table presents the components of the $(12,368) adjustment for the redeemable convertible preferred stock liquidation preference. The amount consists of adjustments to balance the $36,987 adjustment to cash and cash equivalents to reflect the fixed amount of cash consideration payable to the holder of the redeemable convertible preferred stock described above in clause (c).

Cash payment to holder of redeemable convertible preferred stock Less:	$36,987
Redeemable convertible preferred stock balance recorded on the balance sheet	(17,560)
Redeemable convertible preferred stock tranche obligation recorded on the balance sheet	(2,793)
Redeemable convertible preferred stock accrued PIK dividends recorded on the balance sheet	(4,266)
Redeemable convertible preferred stock liquidation preference	$12,368

(7)
Reflects the conversion of 7,639,330 shares of Acamar Partners Class B common stock into 7,639,330 shares of Acamar Partners Class A common stock, on a 1-to-1 basis, at the consummation of the Merger.

(8)
Please refer to “— Accounting for the Earnout Shares” for a full description of the accounting treatment of the Earnout Consideration. Adjustment represents the liability associated with the Earnout Consideration to be issued if the Company’s common stock trades above certain share price targets or if a change of control occurs prior to the end of the Earnout Period. The liability is accounted for under ASC 815 and the fair value of the Earnout Consideration was determined as of the Closing Date using a Monte Carlo Simulation model assuming a reference price of $11.35, a risk free rate of 0.45% and a volatility of 80%. The adjustment is recorded as a reduction of retained earnings since it would be considered a deemed dividend if the contingency is met. No adjustments are included in the statement of operations because any future movement in the Earnout Consideration would not be determinable.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020
(in thousands, except share and per share data)
	(A) Former CarLotz	(B) Acamar Partners	Pro Forma Adjustments		Pro Forma Income Statement
Total revenues	$81,582	$—	$—		$81,582
Cost of sales	72,805	—	—		72,805
Gross profit	8,777	—	—		8,777
Selling, general and administrative expenses	11,173	1,445	—		—
			3,293	(4)	15,911
Depreciation expense	269	—	—		269
Management fee – related party	195	—	—		195
Total loss from operations	(2,860)	(1,445)	(3,293)		(7,598)
Interest expense	360	—	—		360
Other income (expense), net
Change in fair value of warrants liability	30	—	(30)	(1)	—
Change in fair value of redeemable convertible preferred stock tranche obligation	962	—	(962)	(1)	—
Interest earned on marketable securities	—	1,776	(1,776)	(2)	—
Other income (expense)	28	—	—		28
Total other income (expense), net	1,020	1,776	(2,768)		28
(Loss) income before income tax expense	(2,200)	331	(6,061)		(7,930)
Income tax expense	12	342	(342)	(3)	12
Net (loss) income	(2,212)	(11)	(5,719)		(7,942)
Redeemable convertible preferred stock dividends	1,399	—	(1,399)	(1)	—
Net loss attributable to common stockholders	$(3,611)	$(11)	$(4,320)		$(7,942)
Basic and diluted net income (loss) attributable to common stockholders per share	$(0.97)
Weighted average shares outstanding of common stock, basic and diluted	3,716,526
Basic and diluted net income (loss) per Class A share		$0.04			$(0.07)
Weighted average Class A shares outstanding, basic and diluted		30,557,322	83,058,020	(5)	113,615,342
Basic and diluted net income (loss) per Class B share		$(0.17)
Weighted average Class B shares outstanding, basic and diluted		7,639,330

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands, except share and per-share data)
	(C) Former CarLotz	(D) Acamar Partners	Pro Forma Adjustments		Pro Forma Income Statement
Total revenues	$102,486	$—	$—		$102,486
Cost of sales (exclusive of depreciation)	93,780	—	—		93,780
Gross profit	8,706	—	—		8,706
Selling, general and administrative expenses	18,305	933	—		—
			4,390	(4)	23,628
Depreciation expense	504	—	—		504
Management fee – related party	250	—	—		250
Total loss from operations	(10,353)	(933)	(4,390)		(15,676)
Interest expense	651	—	—		651
Other income (expense), net
Change in fair value of warrants liability	24	—	(24)	(1)	—
Change in fair value of redeemable convertible preferred stock tranche obligation	(1,396)	—	1,396	(1)	—
Interest earned on marketable securities	—	5,532	(5,532)	(2)	—
Other income (expense)	(291)	—	—		(291)
Total other income (expense), net	(1,663)	5,532	(4,160)		(291)
(Loss) income before income tax expense	(12,667)	4,599	(8,550)		(16,618)
Income tax expense	11	1,121	(1,121)	(3)	11
Net (loss) income	(12,678)	3,478	(7,429)		(16,629)
Redeemable convertible preferred stock dividends	1,579	—	(1,579)	(1)	—
Net income (loss) attributable to common stockholders	$(14,257)	$3,478	$(5,850)		$(16,629)
Basic and diluted net income (loss) attributable to common stockholders per share	$(3.84)
Weighted average shares outstanding of common stock, basic and diluted	3,716,526
Basic and diluted net income (loss) per Class A share		$0.14			$(0.15)
Weighted average Class A shares outstanding, basic and diluted		30,479,514	83,135,828	(5)	113,615,342
Basic and diluted net income (loss) per Class B share		$(0.10)
Weighted average Class B shares outstanding, basic and diluted		7,601,435

Pro Forma Adjustments to the Unaudited Combined Statements of Operations
(A)
Derived from the unaudited condensed consolidated statement of operations of Former CarLotz for the nine months ended September 30, 2020. See Former CarLotz’ financial statements and the related notes appearing elsewhere in this prospectus.

(B)
Derived from the unaudited statement of operations of Acamar Partners for the nine months ended September 30, 2020. See Acamar Partners’ financial statements and the related notes appearing elsewhere in this prospectus.

(C)
Derived from the audited consolidated statement of operations of Former CarLotz for the year ended December 31, 2019. See Former CarLotz’ financial statements and the related notes appearing elsewhere in this prospectus.

(D)
Derived from the audited statement of operations of Acamar Partners for the year ended December 31, 2019. See Acamar Partners’ financial statements and the related notes appearing elsewhere in this prospectus.

(1)
Represents an adjustment to eliminate the change in fair value associated with the tranche rights on the redeemable convertible preferred stock and the stock warrants, as well as the redeemable convertible preferred stock dividends recorded for the period. These securities were either repaid or converted into equity at the Effective Time.

(2)
Represents an adjustment to eliminate interest income on the marketable securities held in the Trust Account as of the beginning of the period.

(3)
Represents an adjustment to record a normalized blended statutory income tax benefit rate of 21% for pro forma financial presentation purposes resulting in the recognition of an income tax benefit, which has been offset by a full valuation allowance as the Company expects to incur continuing losses.

(4)
Represents an adjustment to record the stock compensation expense associated with equity awards granted under the 2020 Plan to certain members of management and non-employee directors in connection with the Merger. A Black-Scholes model was used to value the 468,081 restricted stock units and 1,409,401 options granted at the Effective Time. All employee awards vest over a four-year period. The non-employee director awards vest over one year. See “Executive Compensation.”

(5)
The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that Acamar Partners’ initial public offering occurred as of January 1, 2019. In addition, as the Merger is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Merger for the entire period.

The following presents the calculation of basic and diluted weighted average common shares outstanding, including the Founder Shares Subject to Forfeiture:
Weighted average shares calculation, basic and diluted
Acamar Partners public shares	30,554,829
Acamar Partners Sponsor shares(a)	7,639,330
Acamar Partners shares issued to PIPE investors	12,500,000
Acamar Partners shares issued to Former CarLotz stockholders on the Closing Date(b)	62,921,183
Weighted average shares outstanding(c)	113,615,342
Percent of shares owned by Former CarLotz stockholders (excluding shares acquired in the PIPE Investment)(c)	55.4%
Percent of shares owned by Acamar Partners (excluding the Sponsor)(c)	26.9%
Percent of shares owned by PIPE investors(c)	11.0%

Percent of shares owned by the Sponsor (including shares subject to forfeiture and excluding shares acquired in the PIPE Investment)(c)	6.7%

(a)
Includes shares subject to forfeiture.

(b)
Does not include 5,080,181 shares of the Company’s common stock reserved as treasury stock in order to satisfy the Company’s obligations under 5,532,881 options received by Former CarLotz option holders.

(c)
The pro forma basic and diluted shares of the Company’s common stock exclude the following, as the effect of such contingently issued shares would be anti-dilutive:

•
5,532,881 shares of the Company’s common stock underlying options;

•
7,500,000 shares of the Company’s common stock that may be issued as Earnout Shares and shares underlying the Earnout Acquiror RSUs if certain earnout and vesting conditions are met;

•
10,185,774 shares of the Company’s common stock that may be issued upon exercise of public warrants; and

•
6,074,310 shares of the Company’s common stock that may be issued upon exercise of the Private Placement Warrants.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.    Other Expenses of Issuance and Distribution
The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates.
SEC registration fee		$89,353.38
FINRA filing fee		123,350.66
Legal fees and expenses		*
Accounting fees and expenses		*
Printing expenses		*
Transfer agent fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14.    Indemnification of Directors and Officers
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certification of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the registrant and its stockholders, through stockholders’ derivative suits on the registrant’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
Our bylaws provide that the registrant must indemnify and advance expenses to the registrant’s directors and officers to the fullest extent authorized by the DGCL. The registrant also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for the registrant’s directors, officers and certain employees for some liabilities. The registrant believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in our certificate of incorporation and our bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty.
These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit the registrant and its stockholders. In addition, your investment may be adversely affected to the extent the registrant pays the costs of settlement and damage awards against its directors and officers pursuant to these indemnification provisions.
The registrant has entered into indemnification agreements with each of its current directors and executive officers. These agreements require the registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The registrant also intends to enter into indemnification agreements with future directors and executive officers.
Item 15.    Recent Sale of Unregistered Securities
In connection with the execution of the Merger Agreement, effective as of October 21, 2020, Acamar Partners entered into separate subscription agreements (each, a “Subscription Agreement”) with a number of purchasers of the PIPE Shares, pursuant to which the Subscribers agreed to purchase, and Acamar Partners agreed to sell to the Subscribers, the PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $125.0 million. The PIPE Shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The Subscribers are accredited investors for purposes of Rule 501 of Regulation D.
On November 15, 2018, the Sponsor purchased an aggregate of 8,625,000 shares (the “Founder Shares”) of Acamar Partners Class B common stock for an aggregate purchase price of $25,000 at an average purchase price of approximately $0.003 per share (up to 1,125,000 of which were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ option to purchase additional Acamar Partners units was exercised. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of Acamar Partners’ outstanding shares of common stock upon completion of Acamar Partners’ initial public offering. On April 9, 2019, as a result of the underwriters’ election to partially exercise their option to purchase additional units, 985,670 Founder Shares were forfeited and 139,330 Founder Shares are no longer subject to forfeiture, resulting in an aggregate of 7,639,330 Founder Shares that were issued and outstanding. The Founder Shares automatically converted into shares of the Company’s common stock upon the consummation of the Merger. The Founder Shares were issued in connection with Acamar Partners’ organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The Sponsor is an accredited investor for purposes of Rule 501 of Regulation D.
On February 21, 2019, the Sponsor entered into a purchase agreement with Acamar Partners to purchase from Acamar Partners an aggregate of 6,000,000 warrants (the “Private Placement Warrants”) (or 6,600,000 Private Placement Warrants if the underwriters’ option to purchase additional Acamar Partners units in Acamar Partners’ IPO was exercised in full) at $1.50 per warrant (for an aggregate purchase price of $9,000,000 or $9,900,000 of the underwriters’ option to purchase additional shares was exercised in full) in a private placement that closed simultaneously with Acamar Partners’ initial public offering. Each Private Placement Warrant is exercisable to purchase one whole share of the Company’s common stock at $11.50 per share, subject to adjustment as provided in the warrant agreement attached as Exhibit 4.1 hereto and incorporated by reference herein. On February 26, 2019, the Sponsor purchased 6,000,000 Private Placement Warrants for $9,000,000. On April 9, 2019, in connection with the underwriters’ of Acamar Partners’ initial public offering election to partially exercise their option to purchase additional Acamar Partners units, the Sponsor purchased an additional 74,310 Private Purchase Warrants for $111,465. The Private Placement Warrants were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
Exhibit Index
Item 16.    Exhibits and Financial Statement Schedules
		Incorporated by reference				Filed or furnished herewith
Exhibit No.	Exhibit title	Form	File No.	Exhibit No.	Filing date
2.1	Agreement and Plan of Merger, dated as of October 21, 2020, by and among Acamar Partners Acquisition Corp., Acamar Partners Sub, Inc. and CarLotz, Inc.	8-K	001-38818	2.1	10/22/2020

		Incorporated by reference				Filed or furnished herewith
Exhibit No.	Exhibit title	Form	File No.	Exhibit No.	Filing date
2.1.1	Amendment No. 1 to Agreement and Plan of Merger, dated as of December 16, 2020, by and among Acamar Partners Acquisition Corp., Acamar Partners Sub, Inc. and CarLotz, Inc.	8-K	001-38818	2.1	12/16/2020
3.1	Second Amended and Restated Certificate of Incorporation of the Company					X
3.2	Amended and Restated Bylaws of the Company	8-K	001-38818	3.2	01/27/2021
4.1	Warrant Agreement, dated February 21, 2019, by and between the Company and American Stock Transfer & Trust Company, LLC, as warrant agent	8-K	001-38818	4.1	2/26/2019
4.2	Specimen Common Stock Certificate of the Company	S-4/A	333-249723	4.5	12/16/2020
4.3	Specimen Warrant Certificate of the Company	S-4/A	333-249723	4.6	12/16/2020
5.1*	Opinion of Freshfields Bruckhaus Deringer US LLP
10.1	Registration Rights and Lock-Up Agreement among the Company and the holders party thereto	8-K	001-38818	10.1	01/27/2021
10.2	Form of Subscription Agreement	8-K	001-38818	10.3	10/22/2020
10.3	Stockholders Agreement, dated as of January 21, 2020, by and among TRP Capital Partners, LP, Acamar Partners Sponsor I LLC, Michael W. Bor and the Company	8-K	001-38818	10.3	01/27/2021
10.4	Amended and Restated Executive Employment Agreement, dated September 18, 2017, between CarLotz, Inc. and Michael W. Bor	S-4/A	333-249723	10.29	12/16/2020
10.5	Employment Agreement, dated as of December 11, 2020, between CarLotz, Inc. and Michael W. Bor	S-4/A	333-249723	10.15	12/16/2020
10.6	Letter Agreement, dated October 16, 2017, between CarLotz, Inc. and John W. Foley II	S-4/A	333-249723	10.30	12/16/2020
10.7	Employment Agreement, dated as of December 11, 2020, between CarLotz, Inc. and John W. Foley II	S-4/A	333-249723	10.16	12/16/2020
10.8	Letter Agreement, dated January 1, 2015, between CarLotz, Inc. and Daniel A. Valerian	S-4/A	333-249723	10.31	12/16/2020

		Incorporated by reference				Filed or furnished herewith
Exhibit No.	Exhibit title	Form	File No.	Exhibit No.	Filing date
10.9	Employment Agreement, dated as of December 11, 2020, between CarLotz, Inc. and Daniel A. Valerian	S-4/A	333-249723	10.17	12/16/2020
10.10	Employment Agreement, dated as of December 11, 2020, between CarLotz, Inc. and Rebecca C. Polak	S-4/A	333-249723	10.22	12/16/2020
10.11	Employment Agreement, dated as of December 11, 2020, between CarLotz, Inc. and Thomas W. Stoltz	S-4/A	333-249723	10.23	12/16/2020
10.12	2020 Incentive Award Plan of the Company	8-K	001-38818	10.12	01/27/2021
10.13	Form of 2020 Incentive Award Plan RSU Award Agreement	S-4/A	333-249723	10.18	12/16/2020
10.14	Form of 2020 Incentive Award Plan Option Award Agreement	S-4/A	333-249723	10.19	12/16/2020
10.15	Form of Indemnification Agreement by and between the Company and its directors and officers	8-K	001-38818	10.15	01/27/2021
10.16	Demand Promissory Note and Security Agreement, dated January 22, 2016, between CarLotz, Inc. and Automotive Finance Corporation	S-4/A	333-249723	10.21	12/16/2020
10.16.1	Amendment to Demand Promissory Note and Security Agreement, dated January 25, 2019, between CarLotz, Inc. and Automotive Finance Corporation	S-4/A	333-249723	10.21.1	12/16/2020
10.17	Non-Employee Director Compensation Policy	8-K	001-38818	10.17	01/27/2021
10.18	CarLotz, Inc. 2011 Stock Incentive Plan	S-4/A	333-249723	10.25	12/16/2020
10.18.1	First Amendment to CarLotz, Inc. 2011 Stock Incentive Plan	S-4/A	333-249723	10.25.1	12/16/2020
10.19	CarLotz, Inc. 2017 Stock Incentive Plan	S-4/A	333-249723	10.26	12/16/2020
10.20	Form of 2011 CarLotz Stock Incentive Plan Agreement	S-4/A	333-249723	10.27	12/16/2020
10.21	Form of 2017 CarLotz Stock Option Agreement	S-4/A	333-249723	10.28	12/16/2020
21.1	List of Subsidiaries	8-K	001-38818	21.1	01/27/2021
23.1	Consent of WithumSmith+Brown, PC					X
23.2	Consent of Deloitte & Touche LLP					X

		Incorporated by reference				Filed or furnished herewith
Exhibit No.	Exhibit title	Form	File No.	Exhibit No.	Filing date
23.3*	Consent of Freshfields Bruckhaus Deringer US LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature pages)					X
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

*
To be filed by amendment

Item 17.    Undertakings
The undersigned registrant hereby undertakes:
A.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
E.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.
That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on February 11, 2020.
CARLOTZ, INC.
By:
/s/ Michael W. Bor

Name: Michael W. Bor
Title: Chief Executive Officer and Chairman
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael W. Bor and Rebecca C. Polak, and each of them acting individually, as true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post- effective amendments) to this registration statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933 relating thereto and to file the same, with all exhibits thereto, and other prospectus in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Michael W. Bor Michael W. Bor	Chief Executive Officer and Chairman (Principal Executive Officer)	February 11, 2021
/s/ Thomas W. Stoltz Thomas W. Stoltz	Chief Financial Officer (Principal Financial and Accounting Officer)	February 11, 2021
/s/ David R. Mitchell David R. Mitchell	Director	February 11, 2021
/s/ Luis Ignacio Solorzano Aizpuru Luis Ignacio Solorzano Aizpuru	Director	February 11, 2021
/s/ Kimberly H. Sheehy Kimberly H. Sheehy	Director	February 11, 2021

Signature	Title	Date
/s/ Steven G. Carrel Steven G. Carrel	Director	February 11, 2021
/s/ James E. Skinner James E. Skinner	Director	February 11, 2021
/s/ Linda B. Abraham Linda B. Abraham	Director	February 11, 2021
/s/ Sarah M. Kauss Sarah M. Kauss	Director	February 11, 2021